Exhibit 2.1

EXECUTION VERSION

INVESTMENT AGREEMENT

BY AND AMONG

CD&R LANDSCAPES HOLDINGS, L.P.,

CD&R LANDSCAPES BIDCO, INC.,

CD&R LANDSCAPES MERGER SUB, INC.,

CD&R LANDSCAPES MERGER SUB 2, INC.,

JDA HOLDING LLC,

DEERE & COMPANY,

AND

JOHN DEERE LANDSCAPES LLC

DATED AS OF October 26, 2013

TABLE OF CONTENTS

ARTICLE I THE INVESTMENT		3
1.1	The JDA Merger	3
1.2	The Company Merger	4
1.3	Effects of the Mergers on Common Stock and Membership Interests	4
1.4	LESCO Shares Purchase	5
1.5	Closing	5
1.6	Closing Date	6
1.7	Cash Merger Consideration Adjustment	6
1.8	Withholding	8
1.9	Tax Treatment of the Mergers	9
1.10	Additional Action	9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER AND DEERE		10
2.1	Incorporation and Authority	10
2.2	Capitalization and Subsidiaries; Registration Rights; Voting Rights	11
2.3	No Conflict	12
2.4	Consents and Approvals	12
2.5	Financial Statements	13
2.6	No Undisclosed Material Liabilities	14
2.7	Litigation	14
2.8	Employee Benefits	14
2.9	Taxes	17
2.10	Absence of Certain Changes or Events	19
2.11	Title to Assets; Sufficiency of Assets	19
2.12	Real Property	20
2.13	Intellectual Property	20
2.14	Contracts	22
2.15	Compliance with Laws; Permits	23
2.16	Insurance	24
2.17	Environmental Matters	24
2.18	Financial Advisors	26
2.19	Transactions with Affiliates	26
2.20	Customers and Suppliers	26
2.21	Government Contracts	27
2.22	Investment Intent	27
2.23	Deere Acknowledgment	27
2.24	Operations of JDA	28
2.25	John Deere Credit Lawn & Grounds Care Revolving Plan	28
2.26	No Other Representations or Warranties	28

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BIDCO AND INVESTOR		29
3.1	Incorporation and Authority	29

i

3.2	No Conflict	29
3.3	Consents and Approvals	30
3.4	Litigation	30
3.5	Financial Advisors	30
3.6	Financing	31
3.7	Guarantee	32
3.8	Operations of Investor	32
3.9	Investor Acknowledgment	32
3.10	Parent Capitalization	32
3.11	No Other Representations or Warranties	34

ARTICLE IV CERTAIN COVENANTS		35
4.1	Conduct of Business Prior to the Closing	35
4.2	Cooperation	37
4.3	Access to Information; Other Contacts	40
4.4	Books and Records; Access; Assistance	40
4.5	Confidentiality	41
4.6	Employees	42
4.7	WARN Act; Certain Labor Matters	47
4.8	Letters of Credit; Guaranties	48
4.9	Intercompany Arrangements	48
4.10	Shared Contracts	49
4.11	Insurance	50
4.12	Financing	51
4.13	Debt Financing Cooperation	53
4.14	Intellectual Property Assignments and Releases	56
4.15	Intercompany Trademark License	57
4.16	Internal IT Systems and Data Separation	57
4.17	Preferred Shares Certificate of Designations; Charter and By-Laws	57
4.18	Certain Payments	57
4.19	Further Action	58
4.20	Investor Actions	58
4.21	Data Room	58
4.22	Equityholder Approvals	58
4.23	Transition Plan and Transition Services Agreement	58
4.24	Transfer of Membership Interests	59
4.25	New Jersey Industrial Site Recovery Act	59
4.26	Greenery Litigation Settlement Payment	59

ARTICLE V TAX MATTERS		59
5.1	Tax Indemnification	59
5.2	Procedures Relating to Certain Tax Indemnification	60
5.3	Tax Returns	61
5.4	Transaction Taxes	63
5.5	Records Retention	63
5.6	Tax Sharing Agreements	63
5.7	Closing of Tax Years; Straddle Period	64

5.8	Waiver of Loss Carrybacks	64
5.9	Consolidated Return Elections	64
5.10	No Section 108(i) Election	64
5.11	Computational Matters; Indemnification Cap	65
5.12	Certain Tax Elections	65
5.13	Exclusivity	65

ARTICLE VI CONDITIONS TO THE CLOSING		65
6.1	Conditions to Obligations of Deere	65
6.2	Conditions to Obligations of Investor and Merger Sub	66
6.3	Frustration of Closing Conditions	68

ARTICLE VII DELIVERIES		68
7.1	Deliveries by Deere	68
7.2	Deliveries by Investor	68
7.3	Deliveries by the Company or JDA	69

ARTICLE VIII CERTAIN RESTRICTIONS		69
8.1	Non-Competition	69
8.2	Non-Solicitation	70
8.3	Specific Performance	71
8.4	Severability	71
8.5	Use of Intellectual Property	71
8.6	Intellectual Property License	74
8.7	No Liquidation	75

ARTICLE IX INDEMNIFICATION		75
9.1	Indemnification by Investor	75
9.2	Indemnification by Deere	75
9.3	Indemnification by the Surviving Company	76
9.4	Limitations on Indemnification	77
9.5	Computation of Indemnity Payments	80
9.6	Procedures for Indemnification	81

ARTICLE X TERMINATION AND WAIVER		83
10.1	Termination	83
10.2	Effect of Termination	83
10.3	Enforcement	86
10.4	Waiver	87

ARTICLE XI GENERAL PROVISIONS		87
11.1	Expenses	87
11.2	Notices	87
11.3	Severability	89
11.4	Entire Agreement	90
11.5	Assignment	90
11.6	No Third-Party Beneficiaries	90

11.7	Amendment	90
11.8	Governing Law; Jurisdiction	91
11.9	Public Announcements	91
11.10	Waiver of Jury Trial	92
11.11	Disclosure Generally	92
11.12	Waiver of Conflicts; Attorney-Client Privilege	93
11.13	No Presumption Against Drafting Party	93
11.14	Time Periods	93
11.15	Execution of Agreement	94
11.16	Deere; Investor and Parent	94

ARTICLE XII CERTAIN DEFINITIONS		94
12.1	Certain Defined Terms	94
12.2	Interpretation	110

EXHIBIT A – FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT B – FORM OF STOCKHOLDERS AGREEMENT

EXHIBIT C – FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT D – FORM OF TRANSITION SERVICES AGREEMENT

EXHIBIT E – FORM OF CD&R CONSULTING AGREEMENT

EXHIBIT F – FORM OF DEERE CONSULTING AGREEMENT

EXHIBIT G – FORM OF CD&R INDEMNIFICATION AGREEMENT

EXHIBIT H – FORM OF SELLER INDEMNIFICATION AGREEMENT

EXHIBIT I – FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”) is made and entered into this 26th day of October, 2013, by and among CD&R LANDSCAPES HOLDINGS, L.P., a Cayman Islands exempted limited partnership (“Investor”), CD&R LANDSCAPES BIDCO, INC. (“Bidco”), CD&R LANDSCAPES MERGER SUB, INC., a Delaware corporation (“Merger Sub”), CD&R LANDSCAPES MERGER SUB 2, INC., a Delaware corporation (“Merger Sub 2”), DEERE & COMPANY, a Delaware corporation (“Deere”), JDA HOLDING LLC, a Delaware limited liability company (“JDA”) and JOHN DEERE LANDSCAPES LLC, a Delaware limited liability company (the “Company”).

WITNESSETH

WHEREAS, Deere is the sole member and owns all of the limited liability company interests of JDA (the “Membership Interests”);

WHEREAS, JDA is the sole member and owns all of the limited liability company membership interests of the Company (the “Company Interests”);

WHEREAS, Merger Sub is, and immediately prior to the Closing will be, a wholly-owned subsidiary of Bidco, and Bidco is, and immediately prior to Closing will be, a wholly-owned subsidiary of CD&R Landscapes Midco, Inc., a Delaware corporation (“Midco”), and Midco is, and immediately prior to Closing will be, a wholly-owned subsidiary of CD&R Landscapes Parent, Inc., a Delaware Corporation (“Parent”);

WHEREAS, Merger Sub 2 is, and immediately prior to the Closing will be, a wholly-owned subsidiary of Merger Sub;

WHEREAS, immediately prior to the Closing, Parent shall issue to Investor and Investor shall purchase from Parent (the “Investor Preferred Share Purchase”) the Investor Preferred Shares for $174,000,000 (the “Investor Equity Contribution Amount”);

WHEREAS, immediately prior to the Closing but after consummation of the Investor Preferred Share Purchase, the capitalization of Parent shall consist solely of (i) 174,000 shares (the “Investor Preferred Shares”) of cumulative convertible participating preferred stock designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the “Preferred Shares”), owned by Investor, having the terms, rights, obligations and preferences set forth in the Certificate of Designation (the “Preferred Stock COD”) in substantially the form attached as Exhibit A hereto, and (ii) 1,160,000 shares (the “Common Stock Consideration”) of Parent’s common stock, par value $0.01 per share (the “Common Shares”);

WHEREAS, Parent desires to acquire 100% of the issued and outstanding Membership Interests on the terms and subject to the conditions set forth herein;

WHEREAS, the Company desires to acquire the LESCO Shares on the terms and subject to the conditions set forth herein (the “LESCO Shares Purchase”);

WHEREAS, (i) the board of directors of Bidco, (ii) the board of directors of Deere, (iii) the board of managers of JDA, (iii) the board of directors of Merger Sub, (iv) the board of directors of Merger Sub 2 and (v) the board of managers of the Company, in each case, have approved and declared advisable this Agreement (and the transactions contemplated hereby) and the merger of Merger Sub with and into JDA (the “JDA Merger”) and the merger of Merger Sub 2 with and into the Company (the “Company Merger” and, together with the JDA Merger, the “Mergers”) and the LESCO Shares Purchase, in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, (i) the board of directors of Merger Sub, (ii) the board of directors of Merger Sub 2, (iii) the board of managers of JDA and (iv) the board of managers of the Company, in each case, have unanimously recommended the adoption of this Agreement by the sole stockholder of Merger Sub (in the case of Merger Sub), by the sole stockholder of Merger Sub 2 (in the case of Merger Sub 2), by the sole member of JDA (in the case of JDA) or by the sole member of the Company (in the case of Company);

WHEREAS, promptly following the execution of this Agreement, JDA expects to deliver to Investor the action by written consent of its sole member to adopt this Agreement and approve the JDA Merger pursuant to the DLLA signed by the sole member (the “JDA Consent”);

WHEREAS, promptly following the execution of this Agreement, the Company expects to deliver to Investor the action by written consent of its member to adopt this Agreement and approve the Company Merger pursuant to the DLLA signed by the sole member (the “Company Consent”);

WHEREAS, promptly following the execution of this Agreement, Merger Sub expects to deliver to Deere the action by written consent of its stockholders in lieu of a meeting to adopt this Agreement and approve the JDA Merger pursuant to the DGCL signed by the sole stockholder (the “Merger Sub Consent”);

WHEREAS, promptly following the execution of this Agreement, Merger Sub 2 expects to deliver to Deere the action by written consent of its stockholders in lieu of a meeting to adopt this Agreement and approve the Company Merger pursuant to the DGCL signed by the sole stockholder (the “Merger Sub 2 Consent”);

WHEREAS, in connection with the transactions contemplated hereby, Deere and the Company desire to enter into at the Closing a transition services agreement to provide for certain services and other arrangements among Deere and/or the Non-Company Affiliates, on the one hand, and the Company and/or the Company Subsidiaries, on the other hand, all as more fully described herein and therein; and

WHEREAS, in connection with the Mergers, Investor and Deere desire to enter into a stockholders agreement (the “Stockholders Agreement”) with Parent in substantially the form attached as Exhibit B hereto and a registration rights agreement with Parent in substantially the form attached as Exhibit C hereto (the “Registration Rights Agreement”) to set forth certain terms and conditions regarding the ownership of Preferred Shares by Investor and the ownership of Common Shares by Deere and to provide for, among other things, preemptive rights, corporate governance rights, consent rights, registration rights and other obligations and rights, in each case, on the terms and conditions contained in the Stockholders Agreement and the Registration Rights Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

THE INVESTMENT

1.1 The JDA Merger.

(a) The JDA Merger. Subject to the terms and conditions of this Agreement, on the Closing Date, JDA and Merger Sub shall cause to be filed a properly executed certificate of merger conforming to the requirements of the DGCL and the DLLA (the “Certificate of JDA Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLA (the date and time of such filing of the Certificate of JDA Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of JDA Merger) being the “Effective Time”).

(b) Effect of the JDA Merger. At the Effective Time, Merger Sub shall be merged with and into JDA, whereupon the separate corporate existence of Merger Sub shall cease and JDA shall continue as the surviving limited liability company (the “Surviving JDA Company”) and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the DGCL and the DLLA.

(c) Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of JDA as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of JDA (except with respect to the name of the Surviving JDA Company, which name shall be mutually agreed upon by the Investor and Deere prior to Closing) until amended in accordance with applicable Law.

(d) Officers and Managers. The individuals set forth on Schedule 1.1(d)(i) shall be the initial officers of the Surviving JDA Company and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the limited liability company agreement of the Surviving JDA Company or as otherwise provided by Law, or until their earlier death, resignation or removal. The individuals set forth on Schedule 1.1(d)(iii) shall be the initial members of the board of managers of the Surviving JDA Company and will serve until their successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the Surviving JDA Company or as otherwise provided by Law, or until their earlier death, resignation or removal.

1.2 The Company Merger.

(a) The Company Merger. Subject to the terms and conditions of this Agreement, at the Effective Time and immediately after the filing of the Certificate of JDA Merger, Merger Sub 2 and the Company shall cause to be filed a properly executed certificate of merger conforming to the requirements of the DGCL and the DLLA (the “Certificate of Company Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLA.

(b) Effect of the Company Merger. At the Effective Time, Merger Sub 2 shall be merged with and into the Company, whereupon the separate corporate existence of the Merger Sub 2 shall cease and the Company shall continue as the surviving limited liability company (the “Surviving Company”) and shall succeed to and assume all of the rights and obligations of Merger Sub 2 in accordance with the DGCL and the DLLA.

(c) Limited Liability Company Agreement. At the Effective Time, the limited liability company agreement of the Company as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until amended in accordance with applicable Law.

(d) Officers and Managers. The individuals set forth on Schedule 1.1(d)(i) shall be the initial officers of the Surviving Company and will hold office until their successors are duly elected or appointed and qualified in the manner provided in the limited liability company agreement of the Surviving Company or as otherwise provided by Law, or until their earlier death, resignation or removal. The individuals set forth on Schedule 1.1(d)(iii) shall be the initial members of the board of managers of the Surviving Company and will serve until their successors are duly elected or appointed and qualify in the manner provided in the limited liability company agreement of the Surviving Company or as otherwise provided by Law, or until their earlier death, resignation or removal.

1.3 Effects of the Mergers on Common Stock and Membership Interests.

Subject to the provisions of this Article I, by virtue of the Mergers and without any further action on the part of Investor, Merger Sub, Merger Sub 2, Deere, JDA or the Company:

(a) Conversion of Merger Sub Common Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be automatically converted into and exchanged for one newly and validly issued, fully paid and non-assessable limited liability company interest of the Surviving JDA Company, and such limited liability company interest shall represent all of the issued and outstanding limited liability company interests of the Surviving JDA Company.

(b) Conversion of JDA Membership Interests. The Membership Interests issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be automatically converted into and exchanged for the right of Deere to receive (i) an amount in cash equal to the Estimated Cash Merger Consideration, (ii) the Common Stock Consideration, free and clear of all Encumbrances other than restrictions on transfer arising under applicable Securities Laws and the Ancillary Agreements and (iii) an amount in cash equal to the Post-Closing Payment, if any.

(c) Conversion of Merger Sub 2 Common Stock. Each share of capital stock of Merger Sub 2 issued and outstanding immediately prior to the Effective Time shall be cancelled and shall be automatically converted into and exchanged for one newly and validly issued, fully paid and non-assessable limited liability company interest of the Surviving Company, and such limited liability company interest shall represent all of the issued and outstanding limited liability company interests of the Surviving Company.

(d) Conversion of Company Membership Interests. The Company Interests issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and no consideration shall be delivered in exchange therefor.

1.4 LESCO Shares Purchase

Immediately after the Effective Time, on the terms and subject to the conditions of this Agreement, at the Closing, Deere shall sell, assign, transfer, convey and deliver to the Surviving Company, and the Surviving Company shall purchase, acquire and receive from Deere the LESCO Shares, free and clear of all Encumbrances.

1.5 Closing

(a) On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby, including delivery of the closing deliveries required by Sections 7.1, 7.2, and 7.3, shall take place at a closing at the offices of Debevoise & Plimpton LLP, located at 919 Third Avenue, New York, New York, 10022 (the “Closing”). The date on which the Closing actually occurs shall be called the “Closing Date”.

(b) At the Closing, but immediately prior to the Effective Time, Investor shall pay, or cause to be paid, to Parent the Investor Equity Contribution Amount, and Parent shall issue to Investor the Investor Preferred Shares in exchange therefor.

(c) At the Closing, Merger Sub shall (i) pay, or cause to be paid, to Deere (as holder of all the outstanding Membership Interests), by wire transfer of immediately available funds to an account designated by Deere at least two Business Days prior to the Closing Date an amount equal to the Estimated Cash Merger Consideration, and (ii) distribute to Deere (as holder of all the outstanding Membership Interests) the Common Stock Consideration.

(d) At the Closing, the Company shall make the payments required by Section 4.18.

(e) At the Closing (i) Deere shall deliver or cause to be delivered the items specified in Section 7.1, (ii) Investor shall deliver or cause to be delivered the items specified in Section 7.2, and (iii) the Company shall deliver or cause to be delivered the items specified in Section 7.3.

(f) At the Closing, the Surviving Company shall pay or cause to be paid to Deere immediately after the Effective Time $8,000,000 (the “LESCO Purchase Price”), by wire transfer of immediately available funds to the account designated in writing by Deere at least two Business Days prior to the Closing.

1.6 Closing Date

The Closing Date shall be the date that is three Business Days after satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions); provided, that, notwithstanding the foregoing, the Closing shall not occur until December 16, 2013 or an earlier date specified by Bidco on three Business Days’ written notice to Deere (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso).

1.7 Cash Merger Consideration Adjustment

(a) Not more than 15 and not less than five Business Days prior to the Closing Date, Deere shall deliver to Bidco Deere’s (i) reasonable good faith estimate of the Closing Working Capital, prepared in accordance with the Calculation Principles (“Estimated Closing Working Capital”), (ii) reasonable good faith estimate of the Closing Cash (“Estimated Closing Cash”), and (iii) reasonable good faith estimate of the Closing Indebtedness (“Estimated Closing Indebtedness”). For illustrative purposes only, contained in Schedule 1.7(a) is an example calculation of the Closing Working Capital assuming the Closing Date occurred on July 31, 2013 and based on information available as of the date of this Agreement.

(b) The “Pre-Closing Adjustment Amount”, shall be an amount equal to the following:

(1) the amount of Estimated Closing Cash, less

(2) the amount of Estimated Closing Indebtedness, plus

(3) if the Estimated Closing Working Capital is greater than the Reference Amount, an amount equal to such excess, and less

(4) if the Estimated Closing Working Capital is less than the Reference Amount, an amount equal to such deficit.

(c) Within 75 calendar days after the Closing, Bidco shall prepare and deliver to Deere a statement (the “Post-Closing Statement”), prepared in accordance with the Calculation Principles, setting forth (i) the Post-Closing Adjustment Amount, (ii) Closing Working Capital, (iii) Closing Cash, (iv) Closing Indebtedness and (v) a detailed calculation of each of the aforementioned, which shall include a full balance sheet of the Company and the Company Subsidiaries on a combined basis together with detailed information and supporting schedules. The Post-Closing Statement shall not introduce any new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those utilized in preparing the Audited Financial Statements other than those set forth in the Calculation Principles.

(d) Bidco shall (i) permit Deere and its representatives to have reasonable access to the books, records and other documents (including schedules, financial statements and memoranda) pertaining to or used in connection with the preparation of the Post-Closing Statement and the calculation of the Post-Closing Adjustment Amount, Closing Working Capital, Closing Cash, and Closing Indebtedness and provide Deere with copies thereof and (ii) provide Deere and its representatives reasonable access to Bidco’s and the Company’s and the Company Subsidiaries’ employees and accountants as reasonably requested by Deere to verify the accuracy of the Post-Closing Statement. Deere shall notify Bidco in writing of its acceptance or dispute of any amounts reflected on the Post-Closing Statement within 45 calendar days after Deere’s receipt of such statement; Deere shall be deemed to have agreed with all items and amounts included in the Post-Closing Statement delivered pursuant to Section 1.7(c) if no Notice of Disagreement is delivered within such 45 calendar day period. Any such notice of disagreement (the “Notice of Disagreement”) shall specify those items or amounts as to which Deere disagrees and describe the basis of such disagreement (and shall include Deere’s proposed changes to the calculation of Closing Working Capital, Closing Cash, and/or Closing Indebtedness, as applicable). Deere shall be deemed to have agreed with all items and amounts included in the Post-Closing Statement delivered pursuant to Section 1.7(c) and not specifically identified in the Notice of Disagreement.

(e) In the event of a dispute with respect to the Post-Closing Statement, Bidco and Deere shall negotiate in good faith to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Bidco and Deere are unable to reach a resolution to such effect within 30 calendar days after Bidco’s receipt of the Notice of Disagreement, Bidco and Deere shall submit the amounts remaining in dispute for resolution to the New York, New York office of KPMG LLP or such other independent accounting firm of international reputation as is mutually agreed to and appointed by Deere and Bidco (such independent accounting firm being herein referred to as the “Accounting Firm”). Deere and Bidco shall use their commercially reasonable efforts to cause the Accounting Firm to, as soon as practicable but in any event within 30 calendar days after such submission, determine and report to the parties upon the remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties, within the range of the difference between Bidco’s position with respect thereto and Deere’s position with respect thereto, and such resolution shall be based solely on the written materials submitted by the parties and the Calculation Principles and not on independent review. The Company shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total dollar amount of changes proposed to the Post-Closing Statement by Deere that are successful, and Deere shall bear and pay a percentage of the fees and disbursements of the Accounting Firm that is equal to the percentage of the total dollar amount of changes proposed to the Post-Closing Statement by Deere that are not successful, in each case as determined by the Accounting Firm.

(f) The “Post-Closing Adjustment Amount”, shall be an amount equal to the following:

(1) the amount, if any, by which Closing Working Capital exceeds Estimated Closing Working Capital, minus

(2) the amount, if any, by which Estimated Closing Working Capital exceeds Closing Working Capital, plus

(3) the amount, if any, by which Closing Cash exceeds Estimated Closing Cash, minus

(4) the amount, if any, by which Estimated Closing Cash exceeds Closing Cash, plus

(5) the amount, if any, by which Estimated Closing Indebtedness exceeds Closing Indebtedness, and minus

(6) the amount, if any, by which Closing Indebtedness exceeds Estimated Closing Indebtedness.

The Estimated Cash Merger Consideration as adjusted by the Post Closing Adjustment Amount shall equal the “Cash Merger Consideration.”

(g) No later than five Business Days after the Post-Closing Adjustment Amount shall be finally determined in accordance with Sections 1.7(c), (d) and (e), (i) if the Post-Closing Adjustment Amount is greater than zero, the Surviving JDA Company shall pay to Deere (as sole holder of the Membership Interests) the Post-Closing Adjustment Amount by wire transfer of immediately available funds to an account designated by Deere at least two Business Days in advance, or (ii) if the Post-Closing Adjustment Amount is less than zero, Deere (as sole holder of the Membership Interests) shall pay to the Surviving JDA Company the absolute value of the Post-Closing Adjustment Amount by wire transfer of immediately available funds to an account designated by the Surviving JDA Company at least two Business Days in advance. Any payment made as a result of the prior sentence shall be increased by interest on such amount for the period commencing on the Closing Date through the date on which such payment of the Post-Closing Adjustment Amount is made calculated at the Prime Rate, calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(h) Any payment to be made as a result of the calculation of the Pre-Closing Adjustment Amount or the Post-Closing Adjustment Amount shall be deemed to be an adjustment to the Cash Merger Consideration.

1.8 Withholding

All payments required to be made by Merger Sub or the Surviving JDA Company pursuant to this Agreement shall be made net of any applicable withholding Tax in accordance with this Section 1.8. No later than ten Business Days after the date hereof, Deere shall provide

Bidco written notice of any withholding Taxes applicable to the payment of the Estimated Merger Consideration and the Common Stock Consideration of which it is aware and no later than twenty Business Days (i) prior to Closing in the case of any payment of the Estimated Merger Consideration and the Common Stock Consideration and (ii) prior to the payment date in the case of any payment made pursuant to Sections 1.7(f) and 1.7(g), Bidco shall provide to Deere, with supporting documentation, the calculation of the amount of Tax, if any, that it, Merger Sub or the Surviving JDA Company, as applicable, intends to withhold from such payment and remit to any Tax Authority. Deere shall promptly review such supporting documentation and calculation, and if Deere on the one hand and Merger Sub, Bidco or the Surviving JDA Company, as applicable, on the other hand do not initially agree as to the amount of such Tax to be withheld, or if at any time Merger Sub, Bidco or the Surviving JDA Company, as applicable, become aware of any withholding Tax not so agreed, then the parties shall cooperate in good faith to determine the correct amount and to reduce or eliminate any withholding Tax to the extent permitted by Law, provided that nothing shall prevent Merger Sub or the Surviving JDA Company from withholding what it determines in good faith is the correct amount of such Tax. Any such withholding shall not be subject to a gross-up. Bidco or the Surviving JDA Company, as applicable, shall timely remit any such Tax to the applicable Tax Authority and, within five Business Days of payment of any such withholding Tax pursuant to this Section 1.8, Bidco or the Surviving JDA Company, as applicable, shall deliver to Deere the official receipt or Tax Return or copies thereof related to such payment.

1.9 Tax Treatment of the Mergers

For U.S. federal, and applicable state and local, income tax purposes, Bidco and Deere agree to, and to cause their respective Affiliates to, treat the Mergers as the sale by Deere to Bidco of the stock of JDA in exchange for the cash consideration described in Section 1.3(b), as adjusted pursuant to this Agreement, and the Common Stock Consideration. The parties hereto acknowledge and expressly agree that the value of the Common Stock Consideration is $78,000,000. Deere and Bidco agree to, and to cause their respective Affiliates to (i) file their U.S. income Tax Returns and all other applicable Tax Returns in a manner that reflects the agreed treatment of the Mergers set forth in this Section 1.9, and (ii) not take any position inconsistent with the agreed treatment of the Mergers set forth in this Section 1.9 on any of their respective Tax Returns, in any refund claim, in any litigation or otherwise.

1.10	Additional Action.

The Surviving JDA Company may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of JDA, in order to consummate the transactions contemplated by this Agreement. The Surviving Company may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company, in order to consummate the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER AND DEERE

Except as set forth on the Schedules attached hereto (collectively, the “Schedules”), Deere hereby represents and warrants to Investor, Bidco, Merger Sub and Merger Sub 2 as of the date hereof and as of the Closing Date (except in each case to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) as follows, provided, however, that disclosure in any section or subsection of the Schedules shall apply to any other section or subsection of the Schedules solely to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of the Schedules:

2.1 Incorporation and Authority

Each of Deere, JDA, the Company and each Company Subsidiary is an entity duly organized, validly existing and (where such concept is applicable) in good standing (or local equivalent) under the Laws of its jurisdiction of organization, formation or incorporation, as applicable, and has all requisite corporate power and authority to conduct its business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary is duly qualified as a foreign corporation for the transaction of business and is (where such concept is applicable) in good standing (or local equivalent) under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. Deere has delivered to Investor complete copies of the respective articles of incorporation or bylaws (or similar organizational documents) of the Company and each Company Subsidiary as in effect as of the date hereof. None of the Company or any Company Subsidiary is in violation of any provision of such articles of incorporation or bylaws (or similar organizational documents). Deere, JDA and the Company have all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by Deere, JDA and the Company of this Agreement and by Deere, JDA and the Company of the Ancillary Agreements to which it will be a party, and the consummation by Deere, JDA and the Company of the transactions contemplated on its part hereby and thereby, have been duly authorized by all necessary company action on the part of Deere, JDA and the Company. This Agreement has been, and, to the extent Deere, JDA or the Company is a party thereto, the Ancillary Agreements will at the Closing be, duly executed and delivered by Deere, JDA and/or the Company, as applicable, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes, and when executed and delivered, to the extent Deere, JDA or the Company is a party thereto, the Ancillary Agreements will constitute, legal, valid and binding obligations of Deere, JDA and/or the Company, as applicable, enforceable against Deere, JDA and/or the Company, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2 Capitalization and Subsidiaries; Registration Rights; Voting Rights

(a) Deere is the sole member of JDA and all of the equity interests of JDA are held by Deere. JDA is the sole member of the Company and all of the equity interests of the Company are held by JDA. Except for the foregoing, as of the Closing, (i) there shall not be issued or authorized for issuance any voting or equity interests in JDA, the Company, or any securities convertible into or exchangeable for voting or equity interests in JDA, the Company, (ii) there shall not be reserved for issuance any voting or equity interests in JDA, the Company, or any securities convertible into or exchangeable or exercisable for voting or equity interests in JDA, the Company, and (iii) there shall not have been repurchased or redeemed, or authorizations to repurchase or redeem, any voting or equity interests in JDA or the Company, or any securities convertible into or exchangeable or exercisable for voting or equity interests in JDA or the Company. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the equity holders of JDA or the Company may vote (“Voting Debt”) are issued and outstanding. Except as specifically provided by this Agreement, neither JDA nor the Company has and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character, in any such case, calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any voting or equity interests in JDA or the Company or Voting Debt, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any voting or equity interests in JDA or the Company (including any rights plan or agreement).

(b) Except as provided pursuant to the Debt Financing, (i) none of JDA, the Company and the Company Subsidiaries have granted any right that will remain in effect as of the Closing Date or agreed to grant any right that will be effective at any time on or after the Closing Date, to require registration under the Securities Act, or under any applicable state securities or blue sky laws, of any of JDA’s, the Company’s or the Company Subsidiaries’ presently outstanding securities or any of their respective securities that may be issued subsequently, and (ii) none of Deere, JDA, the Company or any of the Company Subsidiaries is bound by any agreement with respect to the capital stock of or other voting or equity securities of JDA, the Company or the Company Subsidiaries.

(c) Schedule 2.2(c) sets forth an accurate and complete list as of the Closing of the authorized capital stock (or other equity interests, as applicable) of each Company Subsidiary, the outstanding shares of capital stock (or other equity interests, as applicable) of each Company Subsidiary and the legal ownership thereof. After giving effect to the transactions described in Schedule 4.9(c), (i) JDA will not have any Subsidiaries or own or hold any equity interest in any other Person other than the Company and (ii) the Company will not have any Subsidiaries or own or hold any equity interest in any other Person other than John Deere Landscapes Ltd. Except as set forth on Schedule 2.2(c), as of the Closing Date, (i) there shall not be issued or authorized for issuance any shares of capital stock of or other voting or equity interests in any Company Subsidiary, or any securities convertible into or exchangeable for shares of capital stock of or other voting or equity interests in any such Company Subsidiary, and (ii) there shall not be reserved for issuance any shares of capital stock of or other voting or equity interests in such Company Subsidiary, or any securities convertible into or exchangeable or exercisable for shares of capital stock of or other voting or equity interests in any such Company Subsidiary. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the stockholders of any Company Subsidiary may vote (“Subsidiary Voting Debt”) are issued and outstanding. No Company Subsidiary has and no Company Subsidiary is bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character, in any such case, calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of capital stock of or other voting or equity interests in such Company Subsidiary or Subsidiary Voting Debt, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of or other voting or equity interests in such Company Subsidiary (including any rights plan or agreement).

2.3 No Conflict

The execution, delivery and performance of their respective obligations hereunder and thereunder by Deere, JDA and the Company of this Agreement and the Ancillary Agreements to which they will be a party do not and will not: (a) conflict with or violate the respective articles of incorporation, bylaws or limited liability company agreement (or similar organizational documents) of Deere, JDA, the Company or any Company Subsidiary; or (b) assuming all Consents referred to in Section 2.4 have been obtained, (i) conflict with or violate any Law applicable to Deere (solely as it relates to assets of the Business), JDA, the Company or any Company Subsidiary, or to any of their respective assets, properties or rights; (ii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, rescission, acceleration or cancellation of, or any right of Consent with respect to, any Contract, Permit, franchise or other instrument to which the Company or any Company Subsidiary is a party or by which any of the assets, properties or rights of the Company, any Company Subsidiary or Deere, JDA (or any Affiliate thereof) is bound or affected (but with respect to Deere and its Affiliates, only such assets, properties or rights relating to the Business); or (iii) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any Assets, except, in the case of clause (b), where such conflicts, violations, rescissions, accelerations, breaches, defaults, terminations, cancellations or failures to obtain such Consents would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.4 Consents and Approvals

The execution and delivery by Deere, JDA and the Company of this Agreement does not, and the execution and delivery by Deere, JDA and the Company of the Ancillary Agreements, to the extent each is a party thereto, will not, and the performance of its obligations hereunder and thereunder by Deere, JDA and the Company of this Agreement and by Deere, JDA and the Company of the Ancillary Agreements, to the extent a party thereto, and the consummation of the transactions contemplated hereby and thereby will not, require Deere, JDA, the Company or any Company Subsidiary to seek or obtain any Consent from, or make any filing or notification with, any Governmental Body, except for (i) those Consents set forth on Schedule 2.4(a)(i), (ii) compliance with the applicable requirements of the HSR Act, (iii) for the filing of the Certificate of Merger in connection with the Merger with the Delaware Secretary of State and (iv) those Consents from and filings or notifications the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.5 Financial Statements

(a) The audited special purpose combined balance sheets of the Company and the Company Subsidiaries as at October 31, 2011 and October 31, 2012, and the related audited special purpose combined statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the years ended October 31, 2010, October 31, 2011 and October 31, 2012, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively, the “Audited Financial Statements”) and the unaudited special purpose combined balance sheet of the Company and the Company Subsidiaries as at July 31, 2013, and the related special purpose combined statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the nine-month period ended July 31, 2013, together with all related notes and schedules thereto (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”) are included in Schedule 2.5. The Financial Statements (i) have been prepared based on the separate books and records of the Company and Deere (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP except as set forth in the Basis of Presentation Agreement (subject, in the case of unaudited statements, to normal year-end adjustments which will not be material in nature or amount to the Company and the Company Subsidiaries taken as a whole) and (iii) present fairly in all material respects the combined financial position, the results of operations and cash flows of the Company and the Company Subsidiaries as operated as subsidiaries of Deere as of the respective dates thereof and for the respective periods indicated therein. The Financial Statements include allocations of certain charges for services and other costs of Deere attributable to or incurred on behalf of the Company and the Company Subsidiaries; provided, however, that Deere makes no representation that such charges and costs reflect the costs that would have been incurred by the Company and the Company Subsidiaries if the Company had been operated as an entity unaffiliated with Deere.

(b) The Company and the Company Subsidiaries maintain, and have maintained since January 1, 2010, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the special purpose combined financial statements in accordance with GAAP except as set forth in the Basis of Presentation Agreement. Deere has disclosed, based on the most recent evaluation undertaken in connection with Deere’s financial statements and the materiality standards applicable to Deere, to its external accountants (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s or the Company Subsidiaries’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that, to the Knowledge of Deere, involves management or other employees who have a significant role in JDA’s, the Company’s or the Company Subsidiaries’ internal controls over financial reporting.

(c) Since January 1, 2010, no director, officer, external auditor or external accountant of Deere, JDA, the Company or any Company Subsidiary or, to the Knowledge of Deere, any employee (other than officers) or representative of Deere, the Company or any Company Subsidiary, has received or otherwise been made aware of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices.

2.6 No Undisclosed Material Liabilities

Neither the Company nor any Company Subsidiary has any Liabilities, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case that are required under GAAP except as set forth in the Basis of Presentation Agreement to be reflected in the Financial Statements or disclosed in the notes thereto, except (a) as set forth in Schedule 2.6, (b) Liabilities disclosed or reserved against in the Financial Statements as at the Balance Sheet Date or specifically disclosed in the notes thereto, (c) Liabilities that have arisen after the Balance Sheet Date in the ordinary course of business, (d) Liabilities which, individually or in the aggregate, would not be material to the Company and the Company Subsidiaries, taken as a whole, and (e) Liabilities that are specifically contemplated by this Agreement and incurred after the date hereof. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

2.7 Litigation

Except as set forth in Schedule 2.7, as of the date hereof, there is no suit, action or proceeding (administrative or judicial) by or before any Governmental Body (“Proceeding”) pending or, to the Knowledge of Deere, threatened against Deere (or any Affiliate thereof), JDA, the Company or any Company Subsidiary, or any of their respective assets, properties or rights which (i) bring into question the validity of this Agreement or (ii) that relate to the Company, any Company Subsidiary or the Business and seek equitable relief or damages in excess of $100,000.00. There are no Governmental Orders seeking or purporting to enjoin or restrain the execution, delivery and performance of their respective obligations hereunder and thereunder by Deere, JDA or the Company of this Agreement or the consummation by Deere (or any Affiliate thereof including JDA, the Company and the Company Subsidiaries) of the transactions contemplated hereby or that would reasonably be expected to have a Material Adverse Effect.

2.8 Employee Benefits

(a) Schedule 2.8(a) lists, as of the date of this Agreement, each material Employee Plan (other than any Seller Benefit Plan and any Non-U.S. Employee Plan) that the Company or Company Subsidiaries sponsor or maintain, or are required to maintain for the benefit of any current or former Business Employee (without regard to materiality, the “Company Benefit Plans”). No Company Benefit Plan provides benefits to any individual other than current or former employees of the Company or the Company Subsidiaries, current and former Persons who provided services in respect of the Business and any beneficiaries and dependents of the foregoing. For the avoidance of doubt, the term “Company Benefit Plans” does not include any plan or arrangement that constitutes a Seller Benefit Plan.

(b) Schedule 2.8(b) lists, as of the date of this Agreement, each material Employee Plan (other than any Non-U.S. Employee Plan) that Deere or any of the Non-Company Affiliates sponsors, maintains or contributes to, or is required to sponsor, maintain or contribute to as of the date hereof for the benefit of any current or former Business Employee (without regard to materiality, the “Seller Benefit Plans”, and, together with the Company Benefit Plans, the “Business Benefit Plans”).

(c) With respect to each Company Benefit Plan and each Assumed Seller Plan, Deere has made available to Investor complete and correct copies of: the plan documents and a description of any unwritten plans (and all amendments thereto); all trust agreements, insurance contracts or other funding arrangements therefor; the most recent actuarial report, if applicable; the most recently filed Form 5500 and all schedules thereto; the most recent IRS determination letter; and all current summary plan descriptions and summaries of material modification.

(d) The Business Benefit Plans have been maintained and operated in material compliance with their terms and the applicable provisions of ERISA, the Code and all other applicable Laws. None of the Business Benefit Plans are, to the Knowledge of Deere, presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Body, domestic or foreign. Other than routine claims for benefits, there are no material Proceedings pending or, to the Knowledge of Deere, threatened with respect to any Business Benefit Plan.

(e) Each Business Benefit Plan that is intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification and, to the Knowledge of Deere, no event has occurred since such favorable determination letter was issued that is reasonably likely to jeopardize the tax-qualified status of such Business Benefit Plan.

(f) Each Non-U.S. Employee Plan providing compensation or employee benefits to current or former Business Employees (i) complies in all material respects with all applicable local Laws; (ii) if intended to qualify for special tax treatment, meets all qualifications for such treatment, and (iii) if required to be funded is funded to the extent required by applicable local Laws, except where non-compliance with the provisions of this Section 2.8(f) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) The Company and each Company Subsidiary is in compliance with all applicable Laws respecting employment and labor, including discrimination, workers’ compensation, classification of workers as exempt or non-exempt or as employees or independent contractors, immigration, employee leave issues, wages and hours, occupational safety and health, fair labor standards and the WARN Act and any similar state or local laws, except such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) No Company Benefit Plan or Assumed Seller Plan is subject to section 412 of the Code or Section 302 of ERISA. Schedule 2.8(h) lists each Seller Benefit Plan that is subject to the minimum funding standards of the Code or ERISA. Each such Seller Benefit Plan satisfies such standards under sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained.

(i) Neither the Company nor any Company Subsidiary is a party to or bound by, and none of the Business Employees are covered by, any collective bargaining agreement, and there are no labor unions, employee representatives, works councils or other organizations representing, or to the knowledge of Deere purporting to represent or to the knowledge of Deere attempting to represent any employees employed in the operation of the Business. Since January 1, 2010, there has not occurred or, to the Knowledge of Deere, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any Business Employees. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of Deere, threatened with respect to any Business Employee.

(j) No Company Benefit Plan constitutes a “multiemployer plan” (within the meaning of section 3(37) of ERISA) (a “Multiemployer Plan”). Neither the Company nor any Company Subsidiary in the past five years has contributed to or otherwise had any obligation or liability in connection with any Multiemployer Plan.

(k) No Company Benefit Plan provides welfare benefits after termination of employment except to the extent required by section 4980B(f) of the Code (“COBRA”) or similar state statute.

(l) Neither this Agreement nor the consummation of the transactions contemplated thereby (either alone or in combination with any other event) would reasonably be expected to (i) result in any payment becoming due or increase the amount of any compensation due to any current or former employee, officer or director of the Company or of any Company Subsidiary, (ii) increase any benefits otherwise payable under, or trigger any funding obligation under or to, any Company Benefit Plan or Assumed Seller Plan, (iii) result in the acceleration of time of payment or vesting of any benefits to any Business Employee, or (iv) result in a change in ownership or effective control of Deere or change in the ownership of a substantial portion of the assets of Deere for purposes of Section 280G of the Code.

(m) The execution and delivery by Deere of this Agreement or the Ancillary Agreements, and the performance of its obligations hereunder and thereunder by Deere of this Agreement and the Ancillary Agreements would not reasonably be expected to require Deere, JDA, the Company or any Company Subsidiary or Investor to seek or obtain any Consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any Business Employees or any representatives, labor unions, works councils or similar organizations representing Business Employees, or any Governmental Body with respect to Business Employees (except to the extent previously made or obtained prior to the date hereof), other than notice required by or advisable under ERISA or required by the express terms of this Agreement or the Transition Services Agreement.

(n) Other than as set forth in this Section 2.8, Deere does not make any other representations or warranties, either express or implied, with respect to any matters relating to employees or employee benefits or matters pertaining to any Law relating thereto.

2.9 Taxes

(a) (i) All material Tax Returns required to be filed by or with respect to JDA, the Company or any Company Subsidiary have been filed in a timely manner (within any applicable extension periods) and all such Tax Returns are true, correct and complete in all material aspects, (ii) all material Taxes required to be paid with respect to JDA, the Company or any Company Subsidiary (whether or not shown on such returns) have been timely paid in full and (iii) there exist no material liens for Taxes with respect to any of the Assets of JDA, the Company or the Company Subsidiaries, except for liens for Taxes not yet due and payable.

(b) There are no outstanding agreements or waivers extending the statutory period for assessment or collection of any Taxes of JDA, the Company or any Company Subsidiary and no written powers of attorney with respect to any such Taxes. The time for filing any Tax Return with respect to JDA, the Company or any Company Subsidiary has not been extended, other than any extension to which JDA, the Company or any Company Subsidiary is entitled under applicable Law without the consent of the relevant Tax Authority or Governmental Body.

(c) There are no audits, Proceedings, investigations or other actions pending or threatened in writing against JDA, the Company or any Company Subsidiary in respect of Taxes or Tax Returns. No Tax Authority has asserted or threatened to assert, in each case in writing, any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against JDA, the Company or any Company Subsidiary for any taxable period for which the period of assessment or collection remains open.

(d) None of JDA, the Company or the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any installment sale or open transaction in a Pre-Closing Tax Period, (iii) any prepaid amount received or paid in a Pre-Closing Tax Period, or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date.

(e) None of JDA, the Company or the Company Subsidiaries (i) during the five-year period ending on the date hereof, has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code or (ii) is or has been within the five-year period described by Section 897(c)(1) of the Code a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) All material Taxes that JDA, the Company or any Company Subsidiary was required to withhold or collect have been duly withheld or collected and have been paid, to the extent required by applicable Law, to the proper Tax Authority. JDA, the Company and each Company Subsidiary have complied in all material respects with the rules and regulations relating to the withholding and remittance of Taxes.

(g) None of JDA, the Company or the Company Subsidiaries (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon JDA, the Company or any Company Subsidiary after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is Deere) or (iii) (other than with respect to a group the common parent of which is Deere) has any liability for the Taxes of any Person (other than for JDA, the Company or any Company Subsidiary) whether under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements, or otherwise.

(h) None of JDA, the Company or the Company Subsidiaries has engaged in any “listed transactions” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) (i) Between the Balance Sheet Date and the date hereof, all Intercompany Balances and Intracompany Obligations (other than trade payables and receivables) that have been settled have been settled in full in cash, and (ii) all Intercompany Balances and Intracompany Obligations that exist as of the date hereof or that are created after the date hereof, other than (x) as set forth on Schedule 4.9(c) or (y) for trade payables and receivables, will be settled in full in cash prior to the Closing.

(j) All the steps undertaken by Deere and its Affiliates on or prior to the Closing necessary to effectuate the transfer of the Business under the ownership of JDA and the Company, other than (i) the settlement of Intercompany Balances or Intracompany Obligations that are trade payables and receivables and (ii) the settlement on or prior to the date of this Agreement of Intercompany Balances not described in clause (i) have been fully disclosed on Schedule 4.9(c), subject to the modifications permitted under Schedule 4.9(c).

(k) None of JDA, the Company nor the Company Subsidiaries will have any inclusion under Section 951 of the Code at the end of the taxable year of John Deere Landscapes Ltd. that includes the Closing Date as a result of any transactions or activities occurring between the beginning of such taxable year through the Closing.

(l) No election has been made and no election will be made prior to Closing under Treasury Regulation Section 301.7701-3 to treat the Company as a corporation for U.S. federal income tax purposes. JDA is treated as a corporation for U.S. Federal income tax purposes and will not make an election to be treated otherwise under Treasury Regulation Section 301.7701-3 prior to the Closing.

2.10	Absence of Certain Changes or Events

Since the Balance Sheet Date, there has not been any event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than as set forth in Section 4.9 or as contemplated by this Agreement, between the Balance Sheet Date and the date hereof (a) the Business had been conducted in the ordinary course consistent with past practices and (b) except as set forth on Schedule 2.10, none of Deere or any of its Affiliates (including the Company and the Company Subsidiaries) has, solely with respect to the Business, taken any action that would, if taken after the date hereof, require the consent of Investor under Section 4.1(b)(2), 4.1(b)(3), 4.1(b)(5)-4.1(b)(9), 4.1(b)(12)-4.1(b)(14) and 4.1(b)(16).

2.11	Title to Assets; Sufficiency of Assets

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries have good and valid (and, in the case of Owned Real Property, good, valid and fee simple) title to, or have a valid leasehold or licensed interest in, all of the tangible and intangible assets (real and personal, including all Intellectual Property) that are used or held for use in connection with the Business, are reflected on the Financial Statements or were acquired by or for the Business after the Balance Sheet Date (collectively, the “Assets”), in each case, free and clear of all Encumbrances, except for Permitted Encumbrances, it being understood that this representation and warranty shall not apply to any Asset disposed of by the Company or any Company Subsidiary (x) after the Balance Sheet Date and prior to the date hereof, or (y) after the date hereof and not in violation of this Agreement.

(b) The Assets, together with the Intellectual Property that will be licensed pursuant to Sections 8.5 and 8.6 of this Agreement and the services that will be provided pursuant to the Transition Services Agreement constitute all of the assets, properties and rights required for the conduct of the Business as currently conducted in all material respects as of the date hereof and as proposed to be conducted immediately following the Closing. Immediately following the Closing, none of Deere or the Non-Company Affiliates will own or have any interest in (other than as a result of ownership of the Common Shares constituting the Common Stock Consideration) any tangible or intangible Assets (real or personal, including Intellectual Property) that are used or held for use in connection with the Business except the Shared Contracts and the Intellectual Property that will be licensed pursuant to Sections 8.5 and 8.6 of this Agreement and the services that will be provided pursuant to the Transition Services Agreement.

2.12	Real Property

(a) Schedule 2.12(a) sets forth an accurate and complete list of all real property (i) owned by the Company and the Company Subsidiaries (together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto, the “Owned Real Property”) or (ii) that otherwise primarily relates to the Business and is owned by Deere or any Non-Company Affiliates, in each case, as of the date hereof, including the address and owner of each parcel of such real property.

(b) Schedule 2.12(b) sets forth an accurate and complete list of all real property leased, subleased, licensed or occupied by the Company or any Company Subsidiary or that otherwise relates primarily to the Business and is leased, subleased, licensed or occupied by Deere or any Non-Company Affiliates (the “Leased Real Property”), including all leases, subleases or licenses (together with any and all amendments and modifications thereto and any guarantees thereof) in effect as of the date hereof pursuant to which such Leased Real Property is leased, subleased, licensed or occupied by the Company, any Company Subsidiary or Deere (or any Affiliate thereof) as lessee, sublessee, licensee or occupant (collectively, the “Real Property Leases”), and identifying the landlord, tenant and address for each Real Property Lease. Deere has delivered or made available to Investor accurate and complete copies of each Real Property Lease.

(c) Except as set forth on Schedule 2.12(c), neither Deere nor any of its Affiliates (including the Company and the Company Subsidiaries) has leased, subleased or granted to any Person any right to possess, lease or occupy any portion of the Owned Real Property or the Leased Real Property.

(d) Except as set forth on Schedule 2.12(d), neither Deere nor any of its Affiliates (including the Company and the Company Subsidiaries) holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Owned Real Property or the Leased Real Property or any portion thereof or interest therein or any other real property.

2.13	Intellectual Property

(a) Schedule 2.13(a) sets forth an accurate and complete list of all registered and applied for Intellectual Property (the “Registered Intellectual Property”) owned, beneficially (including any applied for or registered in the name of Deere or a Non-Company Affiliate) or of record, by the Company or any of the Company Subsidiaries as of the date of this Agreement and all such Registered Intellectual Property is subsisting, and to the Knowledge of Deere, is valid and enforceable. The Registered Intellectual Property and each of the material unregistered Marks, Copyrights and Trade Secrets owned by the Company or the Company Subsidiaries or that will be so owned following the assignments provided for in Section 4.14 (collectively, the “Owned Intellectual Property”) are owned free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Other than as set forth on Schedule 2.13(b), there is no pending or, to the Knowledge of Deere, threatened claim, action or proceeding that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Owned Intellectual Property or any other Intellectual Property used by the Company or any of the Company Subsidiaries in the current conduct of the Business.

(c) Other than as set forth on Schedule 2.13(c): (i) the conduct by the Company and the Company Subsidiaries of the Business does not infringe, misappropriate, dilute or violate any Intellectual Property of any Person and (ii) to the Knowledge of Deere, no Person is infringing, misappropriating, diluting or violating the Owned Intellectual Property, except in each case of (i) and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company and the Company Subsidiaries to continue to conduct the Business as currently conducted following the Closing, the Company and the Company Subsidiaries have used commercially reasonable efforts to ensure protection of the Owned Intellectual Property and the confidentiality of their Trade Secrets. The Company and the Company Subsidiaries have “work made for hire” arrangements or assignment agreements and confidentiality agreements, or rights under applicable Laws, with respect to all Persons (including current and former employees and independent contractors) who create or have created Intellectual Property for the Company or any of the Company Subsidiaries that is material to the conduct of the Business as of the date hereof and immediately following the Closing.

(e) The Company and the Company Subsidiaries are in compliance with all contractual and legal requirements pertaining to data protection or information privacy and security (including any privacy policy concerning the collection or use of data or information) except as would not, individually or in the aggregate, reasonably be expected to have an adverse effect in any material respect on the Business, and since November 1, 2010 there have been no breaches in security that have resulted in the loss, or unauthorized access, disclosure or use of any such data or information that has had or would, individually or in the aggregate, reasonably be expected to have an adverse effect in any material respect on the Business.

(f) The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery arrangements to provide for the continued operations of the Business in the event of a disaster or business interruption. The Internal IT Systems used by the Company and the Company Subsidiaries (i) are in good repair and operating condition and are adequate and suitable in all material respects for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) do not contain any virus, Trojan horse, or other malicious code that would reasonably be expected to interfere in any material respect with the Business.

2.14	Contracts

Schedule 2.14 sets forth an accurate and complete list of all Contracts in effect as of the date hereof to which JDA, the Company or any Company Subsidiary, or Deere or any Non-Company Affiliate (but with respect to Deere and any Non-Company Affiliate, only such Contracts relating primarily to the Business) is a party (other than purchase or sales orders entered into in the ordinary course of business) which by its terms:

(a)	is not terminable at will within six months and requires future expenditures or other performance with respect to goods, equipment or services having an annual value in excess of $250,000,

(b)	relates to the obligation of the Company or the Company Subsidiaries to purchase products, materials, supplies, goods, equipment, other assets or services (including consignment agreements) or sell products or services (including consignment agreements) pursuant to which payments of $500,000 or more were made or received during the 12-month period ending on July 31, 2013,

(c)	relates to any Indebtedness other than Intercompany Balances or Intracompany Obligations,

(d)	(i) limits the ability of the Company or any of the Company Subsidiaries to compete in any line of business or with any Person in any geographic area or that would so limit the freedom of the Company or any of the Company Subsidiaries after the Closing or (ii) contains exclusivity obligations binding on the Company or any of the Company Subsidiaries, or would so bind the Company or any of the Company Subsidiaries after the Closing,

(e)	requires any capital commitment or capital expenditure (including any series of related expenditures) by the Company or any of the Company Subsidiaries of greater than $250,000,

(f)	relates to the acquisition or disposition of any business or assets or under which the Company or any of the Company Subsidiaries has any future liability greater than $250,000 with respect to an “earn-out,” contingent purchase price, deferred purchase price or similar contingent payment obligation, or any indemnification obligation,

(g)	constitutes a contract or agreement with any officer, employee, director, stockholder or other Affiliate of the Company (other than (x) Company Benefit Plans and Seller Benefit Plans, (y) employment agreements and other agreements entered into with an officer, employee, or director in his or her capacity as such, and (z) Affiliate contracts that will be terminated prior to the Closing without any additional liability or obligation to the Company or any Company Subsidiary),

(h)	constitutes an agreement that contains any indemnification obligations of the Company or Company Subsidiaries, or credit support relating to such indemnification obligations, other than any of such indemnification obligations or credit support incurred in the ordinary course of business or that require credit support or indemnification obligations of less than $250,000,

(i)	is an Intellectual Property Contract that is material to the Business (excluding any Intellectual Property Contract for commercially available off-the-shelf Software that is not the subject of a negotiated agreement and excluding Contracts for which the aggregate amounts payable to or by the Company or the Company Subsidiaries related to such Contract are less than $250,000),

(j)	reflects any partnership, joint venture or similar agreement or arrangement, or

(k)	is a Shared Contract.

The Contracts described in clauses (a) through (k) are referred to herein as the “Material Contracts”. Deere has made available to Bidco a true and complete copy of each Material Contract (including all modifications and amendments thereto and written waivers thereunder). Each Material Contract to which the Company, any Company Subsidiary or Deere or any Affiliate (the “Company Party”), as applicable, is a party is in full force and effect in accordance with its respective terms. Each Material Contract is valid, binding and enforceable against the relevant Company Party and, to the Knowledge of Deere, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity). The applicable Company Party is not in default, violation or breach in any material respect under any such Material Contract to which it is a party, or has not, to the Knowledge of Deere, within the last 12 months provided or received written notice of any intention to terminate any such Material Contract. To the Knowledge of Deere, no event or circumstance has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute, a default, violation or breach in any respect under any such Material Contract by any other party thereto, or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss by the applicable Company Party of any benefit thereunder, in each case, except for such defaults, breaches, violations terminations, accelerations or changes as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.15	Compliance with Laws; Permits

(a) Other than as set forth on Schedule 2.15, JDA, the Company and the Company Subsidiaries are in compliance with all Laws applicable to the Company and the Company Subsidiaries and/or their respective Assets, as applicable, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to JDA, the Business or the Company and the Company Subsidiaries, taken as a whole. JDA, the Company and each Company Subsidiary hold all Permits that are required for the conduct of the Business as now being conducted, except where the failure to have any such Permits would not, individually or in the aggregate, reasonably be expected to be materially adverse to JDA or the Business. Except as set forth on Schedule 2.15 and except as would not be materially adverse to the JDA, Company and the Company Subsidiaries, taken as a whole, to the Knowledge of Deere, (i) all such Permits are in full force and effect, (ii) to the Knowledge of Deere, no violations are recorded in respect of any such Permits and (iii) no Proceedings are pending or, to the Knowledge of Deere, threatened to revoke, suspend, cancel or limit any such Permit. Except as set forth on Schedule 2.15, to the Knowledge of Deere, since October 31, 2011, no Laws relating specifically to the Company and the Company Subsidiaries or specifically to the industries in which the Company and the Company Subsidiaries operate (other than Laws generally applicable to businesses both within and outside of the industries in which the Company and the Company Subsidiaries operate) have been proposed or enacted that would reasonably be expected to require a material modification (taking into account the operations of the Company and the Company Subsidiaries taken as whole) in the manner in which the Business is conducted, either before or after the Closing Date.

(b) None of JDA, the Company or any Company Subsidiary or, to the Knowledge of Deere, any director, officer, agent, employee or other Person acting for or on behalf of JDA, the Company or any Company Subsidiary has since October 1, 2009, violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other anti-bribery or anti-corruption laws applicable to JDA, the Company or any Company Subsidiary in any manner that would, individually or in the aggregate, have a Material Adverse Effect.

2.16	Insurance

Schedule 2.16 contains an accurate and complete list of all material policies of insurance maintained as of the date of this Agreement with respect to the Company or any Company Subsidiary (the “Company Policies”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) neither the Company nor any of the Company Subsidiaries is in default with respect to its obligations under any Company Policy and (b) neither the Company nor any of the Company Subsidiaries has received, since the time any Company Policy was last renewed or issued (whichever is later), written notice of termination, cancellation or non-renewal of any such Company Policy from any of its insurance brokers or carriers. Except as set forth on Schedule 2.16 and except with respect to claims that would not reasonably be expected to result in Losses in excess of the deductible under the applicable Company Policy, as of the Closing, (i) the Company and the Company Subsidiaries will not have any open claims (excluding workers’ compensation claims) pending under any Company Policies and (ii) to the Knowledge of Deere, there will be no existing claims that may be covered under any Company Policy that will not have been reported in accordance with the terms of such Company Policy.

2.17	Environmental Matters

Except as disclosed on Schedule 2.17 or as would not be reasonably expected to have a Material Adverse Effect:

(a) each of the Company and the Company Subsidiaries complies and, has, for the past four years, complied with all applicable Environmental Laws;

(b) each of the Company and the Company Subsidiaries holds and is in compliance with all Permits required under applicable Environmental Law to operate as it currently operates;

(c) neither the Company nor any of the Company Subsidiaries nor Deere and the Non-Company Affiliates (with respect to only the Business as presently or past conducted) has received, within the past four years, any written notice from any Person regarding any actual or alleged violation of Environmental Laws, or any liabilities or alleged liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws;

(d) there is no Proceeding by or before any Governmental Body pending or, to the Knowledge of Deere, threatened in writing against the Company or any Company Subsidiary, or Deere and the Non-Company Affiliates (with respect to only the Business as presently or past conducted); and there is no Governmental Order, pursuant to any Environmental Laws, under which the Company or any Company Subsidiary, or Deere and the Non-Company Affiliates (with respect to only the Business as presently or past conducted), has outstanding obligations;

(e) no Hazardous Substances have been Released at, under or are emanating from any property (i) currently owned, leased or operated by the Company or any Company Subsidiary or (ii) any property formerly owned, leased or operated by the Company or any Company Subsidiary during the period of ownership, lease or operation by the Company or any Company Subsidiary;

(f) neither the Company nor any Company Subsidiary has, during the period of Deere’s ownership of the Company and the Company Subsidiaries, and to the Knowledge of Deere, neither the Company nor any Company Subsidiary has, during any period prior to Deere’s ownership of the Company or such Company Subsidiary, as applicable, disposed of or arranged for the disposal of any Hazardous Substance that has resulted, or would reasonably be expected to result, in investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under or pursuant to any applicable Environmental Laws;

(g) Deere has provided to Investor all final environmental assessments, investigations and studies in the possession, custody or control of Deere or any of its Affiliates (including the Company or any of the Company Subsidiaries) (other than those subject to attorney-client privilege, for which summaries have been provided to Investor prior to the date hereof), which identify issues at properties owned, leased or operated by the Company or any Company Subsidiary;

(h) notwithstanding any other provision of this Article II or any information set forth in Schedule 2.17, Deere shall not be deemed to have made any representations or warranties with respect to matters arising under any Environmental Law or concerning any Hazardous Substance with respect to any properties that are the subject of the (i) Wellington Environmental Liabilities or (ii) LESCO Environmental Liabilities, except for periods when the indemnification provision of Section 9.2(e) does not apply to the properties that are the subject of the LESCO Environmental Liabilities; and

(i) notwithstanding any other provisions of this Article II, other than as set forth in Section 2.4 and this Section 2.17, Deere makes no representations or warranties, either express or implied, with respect to matters arising under any Environmental Law or concerning any Hazardous Substance.

2.18	Financial Advisors

Other than Deutsche Bank Securities Inc., whose expenses will be paid by Deere or the Non-Company Affiliates, no Person has acted, directly or indirectly, as an agent, broker, investment banker, finder or financial advisor for JDA, the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from the Company or any Company Subsidiary in respect thereof. Except as otherwise agreed in writing by Investor or as expressly contemplated by this Agreement or the Ancillary Agreements, none of JDA, the Company or any Company Subsidiary has paid or agreed to pay, reimburse or otherwise indemnify any Person for, any costs, fees or expenses incurred prior to the date of this Agreement by Deere or any Non-Company Affiliate in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

2.19	Transactions with Affiliates

(a) Schedule 2.19(a) lists all material Intercompany Contracts as of the date hereof.

(b) To the Knowledge of Deere, no officer, director or employee of JDA, the Company or any Company Subsidiary, or any family member, relative or Affiliate of any such officer, director or employee, (i) owns, directly or indirectly, any interest in (A) any asset, right or other property used in or held for use in the Business or (B) any Person that is a supplier, customer or competitor of the Company or any Company Subsidiary, (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of the Company or any Company Subsidiary or (iii) is a debtor or creditor of JDA, the Company or any Company Subsidiary.

2.20	Customers and Suppliers

Schedule 2.20(a) lists the names of the twenty largest customers as determined by annual revenue that ordered products or services from the Business for the twelve-month period ending on July 31, 2013 (the “Major Customers”). Schedule 2.20(b) lists the names of the twenty largest suppliers (based on payments made during the twelve-month period ending on July 31, 2013) from which the Business ordered raw materials, supplies or other products or services (the “Major Suppliers”). Since January 1, 2013, other than changes in the volume of purchases and sales in the ordinary course of business, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any of the Company Subsidiaries with any such Material Customer or Material Supplier or group of affiliated customers or suppliers nor, to the Knowledge of Deere, has any such Material Customer or Material Supplier or group of affiliated customers or suppliers threatened to so terminate, cancel or materially curtail such business relationships.

2.21	Government Contracts.

Except as would not have, or reasonably be expected to have, a Material Adverse Effect: (i) each Contract with a Governmental Body (a “Government Contract”) was to the Knowledge of Deere legally awarded, is binding on the Company and, to the Knowledge of Deere, the other parties thereto, is in full force and effect, and to the Knowledge of Deere is not the subject of bid or award protest proceedings; and (ii) the Company and the Company Subsidiaries are in compliance in all respects with the provisions of such Government Contracts, the requirements contained in solicitations for Government Bids and any representations and certifications made to Governmental Bodies in response to requests for proposals pursuant to which any Government Contract was or may be awarded.

2.22	Investment Intent

Deere is acquiring the Common Stock Consideration for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Common Stock Consideration in a manner that would violate the registration requirements of the Securities Act or any similar provisions of any applicable Law. Deere agrees that the Common Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Deere is able to bear the economic risk of holding the Common Stock Consideration for an indefinite period (including total loss of its investment), and (either alone or together with its representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

2.23	Deere Acknowledgment.

Deere acknowledges that it has made its own independent assessment of the present condition and the future prospects of Parent, Bidco, Merger Sub and Merger Sub 2 and their current and future subsidiaries, are sufficiently experienced to make an informed judgment with respect thereto, and in making the determination to proceed with the transactions contemplated hereby, have relied solely on the results of their own independent assessment and the representations and warranties set forth herein. Deere acknowledges that, except as explicitly set forth herein or in the Ancillary Agreements, none of Investor, Midco, Bidco, Merger Sub, Merger Sub 2 nor any of their Affiliates has made any representation or warranty, express or implied, as to (a) Investor, Parent, Midco, Bidco, Merger Sub, Merger Sub 2, or their current or future Subsidiaries, or (b) the prospects of Parent, Midco, Bidco, Merger Sub, Merger Sub 2, or their respective current and future Subsidiaries or their profitability for Deere, or with respect to any forecasts, projections or business plans or other information prepared by or on behalf of Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 or their Affiliates and delivered to Deere in connection with Deere’s review of Parent, Midco, Bidco, Merger Sub, Merger Sub 2 or their current and future Subsidiaries and the negotiation and the execution of this Agreement and the Ancillary Agreements. Deere acknowledges that as except as set forth herein, in the Ancillary Agreements, or pursuant to the transactions contemplated hereby or thereby, or in the case of fraud, none of Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 will have or be subject to, any liability or other obligation to Deere resulting from the transactions contemplated hereby or Deere’s use of any information, including information, documents, projections, forecasts or other material made available to Deere in a confidential information memorandum, management presentations, site tours or visits, diligence calls or meetings.

2.24	Operations of JDA

Prior to the Closing, other than JDA’s ownership of equity interests in the entities set forth on Schedule 4.9(c) and of Industrias John Deere Argentina S.A., JDA will not have engaged in any business activities other than the ownership of the Company and JDA will have incurred no Liabilities other than pursuant to this Agreement and the Ancillary Agreements. As of the Effective Time, JDA shall have no Liabilities in respect of any sales, distributions, dispositions or other transfers set forth on Schedule 4.9(c).

2.25	John Deere Credit Lawn & Grounds Care Revolving Plan

FPC Financial, f.s.b. is an Affiliate of Deere. Deere hereby acknowledges that, (i) as of the date hereof and as of the Closing Date, there are no “Dealer-Recourse Accounts” (as such term is defined in each of the LESCO Addendum and the Company Addendum) (or similar accounts with recourse to the Company or any of the Company Subsidiaries under any other similar plans with FPC Financial, f.s.b., Deere or any other Non-Company Affiliate) and no amounts outstanding thereunder, (ii) JDA, the Company and the Company Subsidiaries have no financial obligations in respect of the John Deere Credit Lawn & Grounds Care Revolving Plan Dealer Agreement (as it is amended by the LESCO Addendum with respect to LESCO, and is amended by the Company Addendum with respect to the Company or any other John Deere Credit Revolving Plan) and (iii) the John Deere Credit Lawn & Grounds Care Revolving Plan Dealer Agreement has substantially similar terms and conditions to the John Deere Credit Revolving Plan Merchant Agreement, dated as of June 7, 2001, previously delivered to Investor.

2.26	No Other Representations or Warranties.

Except as explicitly set forth herein or in the Ancillary Agreements, neither Deere nor any of its Affiliates makes any representation or warranty, express or implied, as to (a) JDA, the Company, the Company Subsidiaries or the Business or with respect to any other information provided, or made available, to Investor or any of its Affiliates in connection with the transactions contemplated hereby, or (b) the prospects of the Business, the Company or the Company Subsidiaries or their profitability for Investor, or with respect to any forecasts, projections or business plans or other information prepared by or on behalf of Deere and delivered to Investor in connection with Investor’s review of JDA, the Company, the Company Subsidiaries or the Business and the negotiation and the execution of this Agreement and the Ancillary Agreements. Except as set forth herein, in the Ancillary Agreements, or as contemplated hereby or thereby, or in the case of fraud, none of Deere or any other Person will have, or be subject to, any liability or other obligation to Investor or any other Person resulting from the transactions contemplated hereby or Investor’s use of any information, including information, documents, projections, forecasts or other material made available to Investor in a virtual data room, confidential information memorandum, management presentations, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Investor or any of Investor’s potential financing sources in connection with Investor’s financing activities with respect to the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BIDCO AND INVESTOR

Each of Bidco and Investor, jointly and severally, hereby represents and warrants to Deere as of the date hereof and as of the Closing Date (except in each case to the extent that such representations and warranties speak only as of the date hereof or as of another date or dates in which case, only as of such date(s)) as follows:

3.1 Incorporation and Authority.

Each of Investor, Parent, Midco, Bidco, Merger Sub and Merger Sub 2 is a corporation or other business organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or other power and authority to conduct its business as currently conducted. Each of Investor, Bidco, Merger Sub and Merger Sub 2 has all necessary corporate or other power and authority to enter into this Agreement and the Ancillary Agreements to which it will be a party, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution and delivery by Investor, Bidco, Merger Sub and Merger Sub 2 of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Investor, Bidco, Merger Sub or Merger Sub 2 of the transactions contemplated on its respective part hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of Investor, Merger Sub or Merger Sub 2, as applicable. This Agreement has been, and the applicable Ancillary Agreements will at the Closing be, duly executed and delivered by Investor, Bidco, Merger Sub and Merger Sub 2, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes, and when executed and delivered by Investor, Bidco, Merger Sub and Merger Sub 2, the Ancillary Agreements will constitute, legal, valid and binding obligations of Investor, Bidco, Merger Sub or Merger Sub 2 (as applicable), enforceable against Investor, Bidco, Merger Sub and Merger Sub 2 (as applicable) in accordance with their terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2 No Conflict

The execution, delivery and performance of its obligations hereunder and thereunder by Investor, Bidco, Merger Sub and Merger Sub 2 of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with or violate the constituent documents of Investor, Bidco, Merger Sub or Merger Sub 2 as applicable; (b) assuming all Consents referred to in Section 3.3 have been obtained, (i) conflict with or violate any Law applicable to Investor, Parent, Midco, Bidco, Merger Sub, Merger Sub 2, their respective Affiliates, or to any of their respective properties or assets or rights; (ii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any right of termination, rescission, acceleration or cancellation of, or any right of Consent with respect to, any Contract, Permit, franchise or other instrument to which Investor is a party or by which any of the assets, properties or rights of Investor is bound or affected except, in the case of clause (b), where such conflicts, violations, rescissions, accelerations, breaches, defaults, terminations, cancellations or failures to obtain such Consents would not, individually or in the aggregate, be reasonably expected to materially impair Investor’s, Parent’s, Midco’s, Bidco’s, Merger Sub’s or Merger Sub 2’s respective ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

3.3 Consents and Approvals

The execution and delivery by Investor, Bidco, Merger Sub and Merger Sub 2 of this Agreement does not, and the execution and delivery by Investor, Parent, Midco and Bidco of the Ancillary Agreements to the extent each is a party thereto, will not, and the performance of its obligations hereunder and thereunder by Investor, Bidco, Merger Sub and Merger Sub 2 of this Agreement and by Investor, Parent, Midco and Bidco of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, require Investor, Parent, Midco, Bidco, Merger Sub and Merger Sub 2 to seek or obtain any Consent from, or make any filing or notification with, any Governmental Body, except for (i) those Consents set forth on Schedule 3.3(i), (ii) compliance with the applicable requirements of the HSR Act, and (iii) for the filing of the Certificate of Merger in connection with the Merger with the Delaware Secretary of State.

3.4 Litigation

As of the date hereof, there is no Proceeding pending or, to the knowledge of Investor and Bidco, threatened against Investor or any of its Affiliates or any of their respective assets, which bring into question the validity of this Agreement or that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the performance by Investor, Bidco or Merger Sub of each of its respective obligations hereunder or by Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 under any Ancillary Agreement to which it is a party. Neither Investor nor any of its Affiliates is subject to any Governmental Order that, individually or in the aggregate, would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby or by any Ancillary Agreement.

3.5 Financial Advisors

No Person has acted, directly or indirectly, as an agent, broker, investment banker, finder or financial advisor for Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 in connection with the transactions contemplated by this Agreement, and no Person acting on behalf of Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 is entitled to any fee or commission or like payment from Investor, Parent, Midco, Bidco or the Company or any Company Subsidiary in respect thereof.

3.6 Financing

Bidco has delivered to Deere true, complete and correct copies of: (i) the executed commitment letter, dated as of the date hereof by and among UBS Securities LLC, UBS Loan Finance LLC, HSBC Securities (USA) Inc. HSBC Bank USA, National Association, ING Capital LLC, Natixis, New York Branch and Merger Sub 2 (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, UBS Securities LLC, UBS Loan Finance LLC, HSBC Securities (USA) Inc. HSBC Bank USA, National Association, ING Capital LLC and Natixis, New York Branch have agreed to lend the amounts set forth therein to the Company for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”); (ii) the executed equity commitment letter, dated as of the date hereof among Investor and Clayton, Dubilier & Rice Fund VIII, L.P. (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, Clayton, Dubilier & Rice Fund VIII, L.P., has committed to invest the cash amount in Merger Sub set forth in its Equity Financing Commitment (the “Equity Financing” and together with the Debt Financing, the “Financing”); and (iii) any and all fee letters in connection with the Debt Financing Commitment (collectively, the “Fee Letter”). None of the Financing Commitments or the Fee Letter has been amended or modified prior to the date of this Agreement (provided that the existence or exercise of the “flex” provisions contained in the Fee Letter shall not constitute an amendment or modification of the Financing Commitments), and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. As of the date hereof, there are no other agreements, side letters or arrangements to which Investor is a party relating to any of the Financing Commitments. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of Merger Sub 2 and, to the knowledge of Investor, the other parties thereto (subject in each case to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or similar Laws relating to or affecting creditors rights generally and by general equity principles, whether considered in Proceedings in equity or at law). Other than as expressly set forth in the Financing Commitments and the Fee Letter or as set forth in any such documents as amended, or in documents replacing such documents, in each case, after the date hereof and not in violation of the provisions hereof, there are no conditions precedent related to the funding of the full net proceeds of the Financing (including any “flex” provisions) under any agreement relating to the Financing to which Merger Sub 2 or any of its Affiliates is a party. As of the date hereof, no event has occurred which would constitute a breach or default (or with notice or lapse of time or both would constitute a default) by Merger Sub 2 under the Financing Commitments, or, to the knowledge of Merger Sub 2, the other parties to the Financing Commitments. Merger Sub 2 has fully paid or caused to be fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments. Assuming the accuracy of the representations and warranties set forth in Article II and performance by Deere, JDA and the Company of their respective obligations herein, upon receipt of the proceeds contemplated by the Financing Commitments, Merger Sub 2 and the Company will as of the Closing have sufficient cash funds to pay all amounts contemplated by this Agreement to be paid by them on the Closing Date and to perform their respective obligations hereunder, including, for the avoidance of doubt, the payment of all fees and expenses in connection with the transactions contemplated by this Agreement, including those required to paid by the Company pursuant to Section 4.18.

3.7 Guarantee

Concurrently with the execution of this Agreement, the Guarantor has delivered to Deere the Guarantee, dated as of the date hereof, in favor of Deere. The Guarantee is in full force and effect.

3.8 Operations of Investor

Each of Investor, Parent, Midco, Bidco, Merger Sub and Merger Sub 2 has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Closing will have engaged in no other business activities and will have incurred no Liabilities other than pursuant to this Agreement, the Ancillary Agreements, the Equity Financing and the Debt Financing, and the transactions contemplated hereby and thereby.

3.9 Investor Acknowledgment

Investor acknowledges that it has made its own independent assessment of the present condition and the future prospects of the Company, the Company Subsidiaries and the Business, is sufficiently experienced to make an informed judgment with respect thereto, and in making the determination to proceed with the transactions contemplated hereby, has relied on the results of its own independent assessment and the representations and warranties set forth herein. Investor acknowledges that, except as explicitly set forth herein or in the Ancillary Agreements, neither Deere nor any of its Affiliates has made any representation or warranty, express or implied, as to (a) the Company, the Company Subsidiaries or the Business, or (b) the prospects of the Business, the Company or the Company Subsidiaries or their profitability for Investor, or with respect to any forecasts, projections or business plans or other information prepared by or on behalf of Deere and delivered to Investor in connection with Investor’s review of the Company, the Company Subsidiaries or the Business and the negotiation and the execution of this Agreement and the Ancillary Agreements. Investor acknowledges that, except as set forth herein, in the Ancillary Agreements, or pursuant to the transaction contemplated hereby or thereby, or in the case of fraud, Deere will not have, or be subject to, any liability or other obligation to Investor, Bidco, Midco, Merger Sub, Merger Sub 2 or Parent resulting from the transactions contemplated hereby or Investor’s use of any information, including information, documents, projections, forecasts or other material made available to Investor in a virtual data room, confidential information memorandum, management presentations, site tours or visits, diligence calls or meetings or any documents prepared by, or on behalf of, Investor or any of Investor’s potential financing sources in connection with Investor’s financing activities with respect to the transactions contemplated by this Agreement.

3.10	Parent Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 1,000 Common Shares, par value $0.01 per share, of which 100 Common Shares were issued and outstanding and are all held by Investor. As of the Closing Date, the authorized capital stock of Parent shall consist solely of (x) 8,000,000 Common Shares, par value $0.01 per share, of which 1,160,000 Common Shares shall be issued and outstanding and held by Merger Sub and (y) 500,000 Preferred Shares, par value $1.00 per share, of which 174,000 Preferred Shares shall be issued and outstanding and held by Investor. Except for the foregoing, as of the Closing, (i) there shall not be issued or authorized for issuance any shares of capital stock of or other voting or equity interests in Parent, or any securities convertible into or exchangeable for shares of capital stock of or other voting or equity interests in Parent, (ii) other than in respect of the management incentive plan contemplated pursuant to the Stockholders Agreement or held for issuance upon conversion of the Preferred Shares, there shall not be reserved for issuance any shares of capital stock of or other voting or equity interests in Parent, or any securities convertible into or exchangeable or exercisable for shares of capital stock of or other voting or equity interests in Parent, and (iii) there shall not have been repurchased or redeemed, or authorizations to repurchase or redeem, any shares of capital stock of or other voting or equity interests in Parent, or any securities convertible into or exchangeable or exercisable for shares of capital stock of or other voting or equity interests in Parent. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the stockholders of Parent may vote (“Parent Voting Debt”) are issued and outstanding. Except as provided by this Agreement, in the Ancillary Agreements, or in respect of the formation of Parent, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character, in any such case, calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of capital stock of or other voting or equity interests in Parent or Parent Voting Debt, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of or other voting or equity interests in Parent (including any rights plan or agreement).

(b) Except as provided in or contemplated by this Agreement, the Registration Rights Agreement, the Stockholders Agreement, and in connection with the subscription agreements for shares of common stock in connection therewith, and pursuant to the Debt Financing, (i) none of Parent, Midco, Bidco, Merger Sub or Merger Sub 2 has granted any right that will remain in effect as of the Closing Date or agreed to grant any right that will be effective at any time on or after the Closing Date, to require registration under the Securities Act, or under any applicable state securities or blue sky laws, of any of Parent’s, Midco’s, Bidco’s, Merger Sub’s or Merger Sub 2’s presently outstanding securities or any of their respective securities that may be issued subsequently, and (ii) neither Parent, Midco, Bidco, Merger Sub nor Merger Sub 2 is bound by any agreement with respect to the capital stock of or other voting or equity securities of Parent, Midco, Bidco, Merger Sub or Merger Sub 2.

(c) All of the issued and outstanding shares of Midco are owned, directly, beneficially and of record, by Parent, and all of such issued and outstanding shares have been validly issued and fully paid and nonassessable and are free and clear of any and all Encumbrances, other than restrictions on transfer arising under applicable securities Laws and the Ancillary Agreements. All of the issued and outstanding shares of Bidco are owned, directly, beneficially and of record, by Midco, and all of such issued and outstanding shares have been validly issued and fully paid and nonassessable and are free and clear of any and all Encumbrances, other than restrictions on transfer arising under applicable securities Laws and the Ancillary Agreements. All of the issued and outstanding shares of Merger Sub are owned, directly, beneficially and of record, by Bidco, and all of such issued and outstanding shares have been validly issued and fully paid and nonassessable and are free and clear of any and all

Encumbrances, other than restrictions on transfer arising under applicable securities Laws and the Ancillary Agreements. Except for the foregoing, or as a result of the transactions contemplated by this Agreement or the Ancillary Agreements, (i) Parent does not have any Subsidiaries or own or hold any equity interest in any other Person, (ii) there have not been issued or authorized for issuance any shares of capital stock of or other voting or equity interests in Midco, Bidco or Merger Sub, or any securities convertible into or exchangeable for shares of capital stock of or other voting or equity interests in Midco, Bidco or Merger Sub, and (iii) there have not been reserved for issuance any shares of capital stock of or other voting or equity interests in Midco, Bidco or Merger Sub, or any securities convertible into or exchangeable or exercisable for shares of capital stock of or other voting or equity interests in Midco, Bidco or Merger Sub. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the stockholders of any of Midco, Bidco, Merger Sub or Merger Sub 2 may vote (“Parent Subsidiary Voting Debt”) are issued and outstanding. Except in respect of their formation, as specified herein or in the Ancillary Agreements, or in connection with the transactions contemplated hereby or thereby, or in respect of any issuance, sale, transfer or disposal to or from Parent, Midco, Merger Sub or Merger Sub 2, none of Midco, Bidco, Merger Sub or Merger Sub 2 has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character, in any such case, calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of capital stock of or other voting or equity interests in Midco, Bidco, Merger Sub or Merger Sub 2 or Parent Subsidiary Voting Debt, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of or other voting or equity interests in Midco, Bidco, Merger Sub or Merger Sub 2 (including any rights plan or agreement).

(d) Merger Sub has the full corporate power and authority to sell, convey, transfer, assign and deliver the Common Stock Consideration to Deere in the Merger and upon the Closing.

3.11	No Other Representations or Warranties.

Except as explicitly set forth herein or in the Ancillary Agreements, none of Investor, Merger Sub, Merger Sub 2, Bidco or any of their Affiliates makes any representation or warranty, express or implied, as to (a) Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2, or with respect to any other information provided, or made available, to Deere or any of its Affiliates in connection with the transactions contemplated hereby, or (b) the prospects of Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 or their profitability, or with respect to any forecasts, projections or business plans or other information prepared by or on behalf of Investor or Merger Sub and delivered to Deere in connection with Deere’s review of Investor, Parent, Midco, Bidco, Merger Sub or Merger Sub 2 and the negotiation and the execution of this Agreement and the Ancillary Agreements. Except as set forth herein, in the Ancillary Agreements, or as contemplated hereby or thereby, or in the case of fraud, none of Investor, Midco, Bidco, Merger Sub, Merger Sub 2 or any other Person will have, or be subject to, any liability or other obligation to Deere or any other Person resulting from the transactions contemplated hereby or Deere’s use of any information, including information, documents, projections, forecasts or other material made available to Deere in a confidential information memorandum, management presentations, site tours or visits, diligence calls or meetings.

ARTICLE IV

CERTAIN COVENANTS

4.1 Conduct of Business Prior to the Closing

(a) Except as expressly permitted or contemplated by this Agreement, including pursuant to Section 4.9, as set forth on Schedule 4.1(b) or with respect to such further matters as may be consented to by Bidco in writing (such consent not to be unreasonably withheld, delayed or conditioned), between the date hereof and the Closing Date, Deere shall cause JDA, the Company and the Company Subsidiaries to conduct their business in the ordinary course of business, consistent with past practices in respect of the Business (including making capital expenditures in an aggregate amount not more than the amount set forth on Schedule 4.1(a)).

(b) Without limiting the generality of Section 4.1(a), except as expressly permitted or contemplated by this Agreement, including pursuant to Section 4.9, as required by applicable Law or as set forth on Schedule 4.1(b), between the date hereof and the Closing Date, Deere shall cause JDA, the Company and the Company Subsidiaries not to, and, in the case of any Seller Benefit Plan, Deere shall not, do any of the following unless the prior written consent of Investor has been obtained (such consent not to be unreasonably withheld, delayed or conditioned):

(1) amend or otherwise modify the respective articles of incorporation, limited liability company agreement or bylaws (or similar organizational documents) of JDA, the Company or any Company Subsidiary;

(2) incur, guaranty or assume any Indebtedness other than (i) obligations under Contracts, incurred in the ordinary course of business consistent with past practices or (ii) Intercompany Balances;

(3) cancel, forgive, pay, discharge, satisfy, compromise or settle any debt, claim or obligation of the Company or the Company Subsidiaries in excess of $250,000 other than in the ordinary course of business or as required pursuant to any Contract in effect as of the date hereof;

(4) create or otherwise incur any Encumbrance on any material Asset of the Company or the Company Subsidiaries other than Permitted Encumbrances and other than such Encumbrances that will be released in full prior to the Closing;

(5) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any business of any Person or any division thereof, or (B) any capital stock or assets of any other person, in each case, other than those acquired in the ordinary course of business consistent with past practices;

(6) except (A) as required pursuant to the terms of any Business Benefit Plan or by Law or (B) for increases in annual base salary or hourly base wages in the ordinary course of business and consistent with past practices for Business Employees who are not officers of the Company or any Company Subsidiary, (i) grant to any Business Employee any material increase in compensation or benefits, (ii) grant to any Business Employee any increase in severance or termination pay, (iii) enter into or amend any employment, consulting, indemnification, severance, collective bargaining or termination agreement with any Business Employee, (iv) establish, adopt, enter into or amend in any material respect any Company Benefit Plan or with respect to Business Employees, any Seller Benefit Plan, or (v) accelerate the vesting, material payment or funding of any compensation or benefits under any Company Benefit Plan; provided, however, that the foregoing restrictions shall not restrict or prohibit the Company or Company Subsidiaries from entering into with, or making available to, newly hired employees or to employees in the context of promotions based on job performance and workplace requirements, any plan, agreement, benefit or compensation arrangement in the ordinary course of business consistent with past practices;

(7) make any (i) change in any material accounting principles, methods or practices followed by the Company or any Company Subsidiary, or any material change in amortization policies or rates, or (ii) revaluation of any material Asset, in any such case in clause (i) or (ii), other than as required by applicable Law or GAAP as then in effect;

(8) (A) sell, lease, encumber, license or otherwise dispose of any properties or Assets, except (i) sales of Inventory and other assets or pursuant to licenses of Owned Intellectual Property, in each case in the ordinary course of business and (ii) sales of properties or Assets (other than the Owned Real Property) that have an aggregate purchase price of less than $250,000 or (B) acquire any real property;

(9) make any loans, advances or capital contributions to, or investments in, any Person in excess of $250,000, other than the advancement of trade credit to customers or expenses to employees and other than among the Company and/or the Company Subsidiaries in the ordinary course of business consistent with past practices;

(10) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities of the Company or any Company Subsidiary, or amend any of the terms of any such securities or make any changes (by combination, reorganization or otherwise) in the equity capital structure of the Company or any Company Subsidiary;

(11) incur any capital expenditures or commitments or additions to property, plant or equipment in an aggregate amount more than the amount set forth on Schedule 4.1(a), other than those capital expenditures that are paid in full prior to the Closing with cash;

(12) make any material payments or grant any material discounts to customers or suppliers of the Company or any Company Subsidiary, other than in the ordinary course of business consistent with past practices;

(13) fail to pay or satisfy when due any material account payable or other material liability of any of the Company or any Company Subsidiary incurred in the ordinary course of business consistent with past practices (including, in each case, the timing of any such payments), other than any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(14) amend, cancel, compromise or waive any material claim or right of the Company or any Company Subsidiary;

(15) enter into (other than extensions at the end of a term in the ordinary course of business), transfer, terminate, modify, amend or waive any right of material value under any Material Contract or other Contract, if in effect on the date hereof, would have been a Material Contract;

(16) make or change any Tax election, change any annual accounting period, adopt or change any method of accounting for Tax purposes, or settle any claim or assessment with respect to Taxes, in any such case, if any such act would have a material adverse effect on Investor, JDA, or the Company and the Company Subsidiaries, taken as a whole, following the Closing Date; provided, however, that the restriction on settling any claim or assessment with respect to Taxes shall not apply if Deere indemnifies and holds harmless Investor, JDA, the Company and the Company Subsidiaries, as applicable, from and against any increase in liability for Taxes actually incurred directly as a result of such settlement;

(17) terminate, cancel, amend or modify any insurance policies maintained solely for the benefit of the Company and/or the Company Subsidiaries or the Business or any of their respective properties or enter into any such new insurance policies, in any such case, to the extent that such policies would remain in effect following the Closing other than the renewal of any such policies that would otherwise terminate prior to the Closing; or

(18) authorize or announce an intention to do any of the foregoing, or enter into any Contract or arrangement to do any of the foregoing or any other action which would reasonably be expected to prevent or materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

4.2 Cooperation

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur (subject to the limitation in the proviso to Section 4.2(c)), including taking all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Subject to the terms and conditions of this Agreement, no party hereto shall, nor shall any party hereto permit any of its Affiliates to, take any actions, or omit to take any actions, that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VI not being satisfied.

(b) Without limiting the terms of this Section 4.2, Deere and Bidco shall (i) as soon as practicable after the date of this Agreement (and in any event within 14 days hereof) make any filings required by any Governmental Body pursuant to the HSR Act or other

Competition Laws in connection with the transactions contemplated hereunder, (ii) respond promptly to inquiries from the applicable Governmental Bodies in connection with such filings, including providing any supplemental information that may be requested by such Governmental Bodies and (iii) provide to the other copies of any filings made under the HSR Act or other Competition Laws at the time they are filed with the applicable Governmental Bodies, excluding any information included in any such filings that the party reasonably determines it needs to keep confidential. Deere and Bidco shall oppose any motion or action for temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, except as otherwise required by applicable Law, Bidco shall have the primary responsibility for making any such filings and seeking necessary approvals, and Deere shall cooperate with Bidco to complete such filings or applications at the reasonable request of Investor; provided that Bidco shall not have any substantive discussion with any Governmental Body without giving Deere the opportunity to participate. The parties hereto shall furnish to each other such necessary information and reasonable assistance as the others may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or other Competition Laws. Each party hereto shall keep the other apprised of the status of any communications with, and any inquiries or request for additional information from, Governmental Bodies pursuant to the HSR Act or any other Competition Laws, and each party hereto shall use all reasonable efforts to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby. Except as otherwise provided herein, Bidco and Deere shall be responsible for their respective fees and all costs and submissions of all regulatory filings related to any required governmental or regulatory approvals, including the HSR Act (which fee under the HSR Act, for avoidance of doubt, shall be borne by Bidco), and with respect to any other applicable Laws.

(c) In connection with the matters contemplated by this Agreement, each party shall, and shall cause its Subsidiaries and Affiliates to, use commercially reasonable efforts prior to the Closing Date to give all notices to third parties and to obtain all third party Consents and assignments in connection with the transactions contemplated hereby and by the Ancillary Agreements and the Debt Financing Commitments, provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any material obligation in favor of) any Person from whom any such Consent or assignment may be required (other than nominal filing or application fees) or agree to any amendments to any Contract. If any required third party Consents are not obtained prior to the Closing, each of Deere, the Company and each of their respective Affiliates shall use its commercially reasonable efforts to obtain (or cause to be obtained), as promptly as practicable following the Closing, all such Consents; provided, however, that no Person shall be required to pay or commit to pay any amount to (or incur any extraordinary or unreasonable obligation in favor of) any Person from whom any such Consent or assignment may be required or agree to any amendments to any Contract. With respect to any Contract required to be assigned to the Company hereunder to which neither the Company nor any Company Subsidiary is a party and that requires a third party Consent to assign such Contract to the Company which is not obtained prior to the Closing, Deere and the Non-Company Affiliates shall use their respective commercially reasonable efforts to cooperate with the Company and the Company Subsidiaries in any lawful and economically feasible arrangement (including by license) to provide obtain consent to assign such Contract to the Company and the Company Subsidiaries or to provide them with the benefits under such Contract; provided that the Company and the Company Subsidiaries shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Company and the Company Subsidiaries would have been responsible therefor if such Consent had been obtained prior to the Closing.

(d) Each party hereto shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of written notices or other written communications received by Investor, on the one hand, or Deere on the other hand, as the case may be, or any of its Affiliates or representatives, from any Governmental Body with respect to the transactions contemplated by this Agreement or any Ancillary Agreement or from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(e) From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, Deere shall give prompt notice to Investor and Bidco, and Investor and Bidco shall give prompt notice to Deere of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect and (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement within the time contemplated hereby.

(f) Subject to the obligations of the parties under Section 4.2(a), from and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, (i) Deere, Bidco and Investor shall use reasonable efforts to establish as of the Closing Date new Employee Plans as replacements for each of the Deere Plans listed on Schedule 4.2(f)(i); (ii) Bidco shall use reasonable efforts to establish as of the Closing Date new Employee Plans for each of the Deere Plans listed on Schedule 4.2(f)(ii) (such new Employee Plans collectively, the “New Benefit Plans”); and (iii) Deere shall provide Investor and Bidco with reasonable access to the third-party vendors for the Seller Benefit Plans in order to facilitate the establishment of the New Benefit Plans contemplated by this sentence. Notwithstanding the foregoing, neither Deere nor any Non-Company Affiliate thereof shall have any obligation on or after the date of this Agreement to act as a “fiduciary” (within the meaning of ERISA) with respect to any New Benefit Plans, and any and all discretionary actions with respect to (X) the management or investment of the assets of any New Benefit Plan or (Y) the establishment or the administration of any such New Benefit Plan shall be solely the responsibility of Investor or the Company or applicable Company Subsidiary; provided, that, this sentence shall not alter or affect the governance provisions under the Stockholders Agreement. In addition, except as otherwise provided in this Agreement, Investor and Bidco shall be solely responsible for all design decisions with respect to the New Benefit Plans, including decisions related to eligibility, levels and types of contributions and benefits, levels of funding and insurance, risk shifting, investment options and payment and distribution terms.

4.3 Access to Information; Other Contacts

(a) From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, Deere shall allow Bidco and its accountants, counsel and other representatives, at Bidco’s expense, to make such reasonable investigation of the business, operations and properties of the Company and the Company Subsidiaries as reasonably necessary in connection with the transactions contemplated by this Agreement. Such investigation shall include reasonable access to the respective directors, officers, employees, agents and representatives (including legal counsel and independent accountants) of the Company and the Company Subsidiaries and the properties and books and records of the Company and the Company Subsidiaries. Such rights of access exclude any Phase II environmental investigation or sampling, or any other intrusive or invasive sampling, including subsurface testing of soil, surface water or groundwater at any Owned Real Property or Leased Real Property. Deere shall furnish Bidco and its representatives with such financial, operating and other data and information and copies of documents with respect to the Company, the Company Subsidiaries and the Business or any of the transactions contemplated by this Agreement as Bidco shall from time to time reasonably request. All access and investigation pursuant to this Section 4.3 shall occur only upon reasonable notice during normal business hours. Notwithstanding anything to the contrary in this Agreement, Deere and its Affiliates, including the Company and the Company Subsidiaries, shall not be required to disclose any information to Bidco if such disclosure would, in Deere’s reasonable discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or Contract entered into prior to the date hereof.

(b) During the period between the date hereof and the Closing, neither Bidco nor any of its representatives (including Bidco’s Affiliates) may contact or communicate with the customers, distributors, suppliers or licensors of the Business in connection with the transactions contemplated hereby without the prior written consent of Deere, which shall not be unreasonably withheld but may be conditioned upon, among other things, a designee of Deere being present at any meeting or conference. For the avoidance of doubt, nothing in this Section 4.3 shall prohibit Bidco or its Affiliates from contacting the customers, distributors, suppliers and licensors of the Business in the ordinary course of the businesses of Bidco’s Affiliates for the purpose of selling such Affiliates’ products or for any other purpose unrelated to the Business and the transactions contemplated by this Agreement and the Ancillary Agreements; provided, that no disclosure of or reference is made in the course of such conduct to the Business or the transactions contemplated by this Agreement and the Ancillary Agreements.

4.4 Books and Records; Access; Assistance

(a) Subject to Section 5.5, for a period of seven years after the Closing Date, each of Deere, the Company, Bidco and Investor shall preserve and retain (or cause to be preserved and retained) all accounting, legal, auditing and other books and records (including any documents relating to any Proceedings arising out of or with respect to the operation or conduct of the Business or the business of the Company and the Company Subsidiaries) over which it has control to the extent relating to the conduct of the Business prior to the Closing Date. Notwithstanding the foregoing, during such seven-year period, any party (and its Affiliates) may dispose of any such books and records which are offered to, but not accepted by, the other party.

(b) From and after the Closing, if, in order to properly prepare documents required to be filed with Governmental Bodies (including Tax Authorities) or its financial statements, or for any other reasonable business purpose, it is necessary that Deere (or its Affiliates or its or their successors), on the one hand, or Investor or Bidco (or their respective Affiliates or any of their respective successors), on the other hand, be furnished with additional information of the type described in Section 4.4(a) above, and such information is in the possession of the other party, except as would, in such party’s reasonable discretion (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or Contract, such other party agrees to use its commercially reasonable efforts to furnish such information to the party that requires such information and provide reasonable access to any employees or other relevant personnel that may be reasonably required to be consulted with in connection with any such purpose, in each case, at the cost and expense of the party being furnished such information or access to such employees or personnel, as applicable.

(c) Nothing in this Section 4.4 shall be deemed to modify or diminish any information rights to which a party is entitled pursuant to the Stockholders Agreement.

4.5 Confidentiality

(a) Investor acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the obligations under the Confidentiality Agreement shall terminate except with respect to provisions regarding disclosure and use of confidential information not related to the business of the Company and the Company Subsidiaries, which shall continue in accordance with the terms of the Confidentiality Agreement (all such information belonging to Deere or any of its Non-Company Affiliates being referred to herein as “Seller Information”). If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Bidco shall, and shall cause Midco, the Company and the Company Subsidiaries and its and their respective agents, representatives, Affiliates, employees, officers and directors after the Closing to, to the extent any of them has any Seller Information, (i) treat the Seller Information strictly confidentially and not disclose or provide access to it to any Person, (ii) not use the Seller Information for any purpose, and (iii) to the extent the Seller Information is documented or exists in written, photographic or other physical form, return such information (and any copies made thereof) to Deere, and to the extent it is stored in electronic form, make a copy available to Deere and expunge such information from any computer or other data carrier, in each case promptly after the Closing, and Investor shall upon written request of Deere confirm to Deere in writing compliance with these obligations by Investor, Midco, Bidco, the Company and the Company Subsidiaries.

4.6 Employees

(a) On or prior to the Closing Date, Deere shall take all actions reasonably necessary to (i) cause all Business Employees who are not employed as of the date of this Agreement by the Company or a Company Subsidiary (all of which such Business Employees are identified on Schedule 4.6(a)(i)(1)), other than those identified on Schedule 4.6(a)(i)(2), to be employees of the Company or a Company Subsidiary as of the Closing Date, (ii) cause all Business Employees who are employed by the Company or a Company Subsidiary and who are identified on Schedule 4.6(a)(ii) to transfer employment from the Company or a Company Subsidiary to Deere or a Non-Company Affiliate and (iii) cause those individuals who are not Business Employees and who are identified on Schedule 4.6(a)(iii) to transfer employment to the Company or a Company Subsidiary as of the Closing Date. The Business Employees (other than those identified on Schedule 4.6(a)(i)(2) and Schedule 4.6(a)(ii) and the Inactive Employees (as defined in Section 4.6(c)); provided, that an Inactive Employee may become a Transferred Employee as provided in Section 4.6(d)) and the individuals identified on Schedule 4.6(a)(iii) shall be collectively referred to herein as “Transferred Employees”. As of the Closing Date, the individuals identified on Schedule 4.6(a)(i)(2) and Schedule 4.6(a)(ii) shall be employed by Deere or a Non-Company Affiliate. Nothing in this Section 4.6(a) shall limit the ability of Deere or a Non-Company Affiliate to retain or terminate Business Employees in accordance with normal and customary business practices or, prior to the Closing Date, to hire Business Employees holding positions below the level of regional vice president who respond to solicitations or internal job posting described in clauses (i) and (ii) of Section 8.2(a).

(b) Deere has notified or will notify all Business Employees of the transactions contemplated hereby. Deere shall consult with Investor and Bidco prior to any notification to the Business Employees pursuant to this Section 4.6(b) occurring on or after the date of this Agreement.

(c) Deere shall cause all current and former Business Employees (x) on long-term disability leave or (y) who have been on short-term disability leave for a period of at least six (6) months as of the Closing Date (the “Inactive Employees”) to continue to participate in the applicable Seller Benefit Plans as of the Closing Date and such Inactive Employees shall become Transferred Employees only in accordance with the provisions of Section 4.6(d). Deere shall bear and be responsible for all Liabilities with respect to such Inactive Employees until such time as such Inactive Employees become Transferred Employees in accordance with the provisions of Section 4.6(d) or otherwise cease to be covered by Seller Benefit Plans.

(d) Effective as of the Closing Date, the Company and the Company Subsidiaries shall continue the employment of all Transferred Employees, including all full-time and part-time Transferred Employees and Transferred Employees on vacation, short-term disability leave for a period of less than six (6) months as of the Closing Date, family medical leave, or who have taken a personal day or occasional absence day as currently defined in Deere’s or the Company’s or the Company Subsidiaries’ policies and all Transferred Employees who are on an approved leave of absence, whether paid or unpaid, but excluding the Inactive LTD Employees; provided, that any Inactive Employee who becomes an employee of the Company or any Company Subsidiary after the Closing Date in accordance with this Section 4.6(d) shall become a Transferred Employee as of the date of such reemployment. Deere shall, in the manner contemplated by the Transition Services Agreement, cause the continuation of the Transferred Employees’ employment described in the preceding sentence to occur without any interruption in payroll processing. An Inactive Employee will not become a Transferred Employee until such time, if any, as the Inactive Employee returns to active status and presents himself or herself to the Company or any Company Subsidiary for reemployment within five (5) years following the Closing Date and there is a job opening then available with the Company or a Company Subsidiary which such Inactive Employee is willing and qualified to perform, according to the Company’s then current standards, at which time any such individual shall be offered continued employment in such job opening, to the extent such employee is able to return to and continue in active employment (including with any reasonable accommodation). If and when the Inactive Employee returns to active status and commences employment with the Company or the Company Subsidiaries, such Inactive Employee shall be considered a Transferred Employee and the Inactive Employee shall become eligible for coverage and benefits under all employee benefit plans or programs maintained by the Company or the Company Subsidiaries under the same terms and conditions that apply to other Transferred Employees. Solely to the extent necessary to permit continuity in disability benefit coverage for Transferred Employees on short-term disability leave as of the Closing Date, if any Transferred Employee (other than an Inactive Employee) who is on short-term disability leave as of the Closing Date becomes eligible for long-term disability leave prior to returning to active employment status with the Company or a Company Subsidiary as a result of a continuation of the medical condition that resulted in the short-term disability leave, then such Transferred Employee’s long-term disability benefit coverage (but not medical and hospitalization coverage) shall be provided under the Seller’s long-term disability plan applicable to such Transferred Employee immediately prior to the Closing Date.

(e) Except as otherwise provided by this Agreement or the Transition Services Agreement, Deere shall cause all Transferred Employees to cease participation as active employees in all Seller Benefit Plans as of the Closing Date. From and after the Closing Date, all Transferred Employees will be covered by the benefits plans of the Company and Company Subsidiaries, including, without limitation, the Company Benefit Plans, the Assumed Seller Plans and the New Benefit Plans (collectively, the “Replacement Benefit Plans”). From the Closing Date through December 31, 2014, the Company or Company Subsidiaries shall provide the Transferred Employees with compensation (including annual cash bonus opportunities) and other employee benefits, excluding equity-based and long term incentives and post-employment benefits (other than defined contribution benefits), that are substantially comparable in the aggregate to the compensation and benefits, excluding equity-based and long term incentives and post-employment benefits (other than defined contribution benefits), provided to the Transferred Employees immediately prior to the Closing Date; provided, that changes to the annual cash bonus plan(s) of the Company and the Company Subsidiaries that are approved by the board of directors of the Company, including at least one “Deere Director” (as defined in the Stockholders Agreement), shall be disregarded for purposes of the application of this sentence. All medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents after the Closing Date shall covered by the Replacement Benefit Plans. All medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Transferred Employees or their covered dependents on or prior to the Closing Date shall be covered by the applicable Seller Benefit Plans or Company Benefit Plans. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; and, in the case of long-term disability benefits, when the disability occurs.

(f) To the extent not paid prior to the Closing, any employee bonuses or commissions payable to any Business Employee that have been accrued on the books and records of the Company or Company Subsidiaries or Deere or any Non-Company Affiliate in respect of any fiscal year of the Company ending on or prior to the Closing Date or for the fiscal year of the Company that includes the Closing Date shall be paid by the Company or the Company Subsidiaries in the ordinary course of business in accordance with the terms of the applicable plan. All such bonuses, cash incentives and associated employment taxes will be accrued as a liability in Closing Working Capital to the extent not paid prior to the Closing (consistent with the Calculation Principles). Notwithstanding any provision of this Section 4.6(f), to the extent that any applicable non-U.S. law mandates a different treatment than as provided herein, the requirements of such Law shall supersede this Section.

(g) With respect to the defined contribution plan(s) sponsored by Deere or one of the Non-Company Affiliates that is intended to be qualified under Section 401(a) of the Code (the “Seller Savings Plan”), Deere shall (i) take such actions as may be necessary to, effective immediately prior to the Closing Date, cause all Transferred Employees to be fully vested in any unvested portion of their benefits under the Seller Savings Plan, (ii) make all required contributions that relate to periods ending prior to the Closing Date, and (iii) cease all contributions on behalf of the Transferred Employees with respect to periods after the Closing Date. Effective on, or as soon as reasonably practicable following, the Closing Date, the Company or Company Subsidiaries shall establish a defined contribution savings plan for the benefit of the Transferred Employees (the “Company Savings Plan”). The Company Savings Plan shall include an employer matching contribution that is substantially identical to the employer matching contribution under the Seller Savings Plan. As soon as practicable following, the Closing Date, Deere shall cause the trustees of the Seller Savings Plan to transfer in the form of cash or, with the mutual agreement of Investor and Deere, in kind (except, with respect to loans to Transferred Employees and shares of Deere common stock held by Transferred Employees, which shall be transferred in kind), in accordance with 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA, the full account balances (inclusive of such loans) of each Transferred Employee as of the date such balances are transferred, which account balances shall have been credited with applicable earnings and contributions, if any, attributable to the period ending on the close of business of the day immediately preceding the transfer date, reduced by any benefit or withdrawal payments in respect of the Transferred Employees prior to the transfer date, to the trustee of the Company Savings Plan.

(h) From and after the Closing Date, the Company or Company Subsidiaries shall provide notice to Deere within ten (10) business days following the “separation from service” (as defined in Section 409A of the Code) of each Transferred Employee who participates in Deere’s Defined Contribution Restoration Plan (the “Seller DC Plan”) as of the Closing Date and who is listed on Schedule 4.6(h). Following such notice of a Transferred Employee’s “separation from service”, Deere shall cause such Transferred Employee’s account under the Seller DC Plan to be paid to such Transferred Employee in accordance with the terms of the Seller DC Plan. Deere shall notify the Company within ten (10) business days if the Seller DC Plan is otherwise settled or paid out.

(i) Effective as of the Closing Date, each award granted pursuant to Deere’s Mid-Term Incentive Plan and Deere’s Omnibus Equity and Incentive Plan and held by a Transferred Employee shall be treated, in accordance with the applicable provisions set forth in the plan or the award agreement, as though the employment of the Transferred Employee terminated on the Closing Date. Notwithstanding the foregoing, to the extent that any Transferred Employee holding such awards is eligible for retirement on the Closing Date, the awards shall be treated, in accordance with the applicable provisions set forth in the plan or the award agreement, as though the Transferred Employee retired from Deere on the Closing Date. For the avoidance of doubt, none of the Company, any Company Subsidiary, Bidco or Investor shall be responsible for any Liabilities under Deere’s Mid-Term Incentive Plan or Deere’s Omnibus Equity and Incentive Plan.

(j) The Company and Company Subsidiaries shall (i) give each Transferred Employee credit under each employee benefit plan and personnel policy that covers such Transferred Employee after the Closing Date (including any paid time off, vacation, sick leave and severance policies) for purposes of eligibility, vesting and entitlement to paid time off, vacation, sick leave and severance benefits for such Transferred Employee’s service with Deere and its respective Affiliates prior to the Closing Date, but in each case not for purposes of benefit accrual under any defined benefit plan, (ii) allow such Transferred Employee to participate in each plan providing welfare benefits (including medical, dental, vision, life insurance, short-term and long-term disability insurance) without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such Transferred Employee by the corresponding Business Benefit Plans immediately prior to the Closing Date, and (iii) if any of the benefit plans are terminated prior to the end of the plan year that includes the Closing Date, credit such Transferred Employee with any expenses that were covered by the Business Benefit Plans immediately prior to the Closing Date for purposes of determining deductibles, co-pays and other applicable limits under any similar replacement plans, except in each case of clauses (i) – (iii) above, where such crediting would result in duplicate benefits with respect to the same period of service and only to the same extent such service was credited under the applicable Employee Plan immediately prior to the Closing.

(k) Except as set forth below, the Company and Company Subsidiaries shall credit each Transferred Employee with all paid time off, vacation and personal holiday pay that such Transferred Employee is entitled to use but has not used as of the Closing Date (including any earned paid time off, vacation or personal holiday pay to be used in future years, but excluding any deferred paid time off, vacation or personal holiday pay), and the Company and each Company Subsidiary shall assume all Liability for the payment of such amounts, to the extent such pay is reflected on the books and records provided by Deere to Investor on or immediately prior to the Closing. In addition, Deere will cause the vacation entitlement of each of David Werning and John Guthrie accrued since the most recent anniversary of his respective date of hire to be paid to the applicable executive in a lump sum at Closing.

(l) The Company and the Company Subsidiaries shall (i) on and after the Closing Date, for the avoidance of doubt, be solely responsible for any severance-type benefits (whether under any ERISA Plan or otherwise) owed to any individual who was a Business Employee employed by the Company or Company Subsidiaries prior to the Closing Date and whose employment terminated prior to the Closing Date and (ii) from the Closing Date until December 31, 2014, provide all Transferred Employees with a severance policy comparable in the aggregate to that provided by Deere and its Affiliates immediately prior to the Closing Date and set forth in Schedule 4.6(l).

(m) After the Closing, the Company and the Company Subsidiaries shall permit Deere (and its Affiliates) to have access to Transferred Employees that Deere or its respective Affiliates may reasonably need in order to defend or prosecute any legal or administrative action to which Deere or any of its Affiliates is a party and which relates to the conduct of the Company or the Company Subsidiaries prior to the Closing (except to the extent Investor, the Company or the Company Subsidiaries or their respective Affiliates are an opposing party in such action); provided, that such access will not interfere with such employee’s work obligations; provided, further, that Deere shall pay for any travel or other expenses incurred by such employee in connection with such access and reimburse Investor for the loss of such employee’s services for the period of such access at a rate to be mutually agreed. After the Closing, JDA and the Company will, and will cause the Company Subsidiaries to, cooperate with Deere (and its Affiliates) in providing access to relevant data and employment records of Transferred Employees reasonably necessary to administer the benefits of Transferred Employees under any Business Benefit Plan, subject to any limitations imposed under applicable Law.

(n) After the Closing, Deere and its Affiliates will permit Investor, the Company and the Company Subsidiaries (and their respective Affiliates) to have access to employees of Deere and its Affiliates that Investor, the Company and the Company Subsidiaries (or their respective Affiliates) may reasonably need in order to defend or prosecute any legal or administrative action to which Investor, the Company and the Company Subsidiaries (or their respective Affiliates) is a party and which relates to the conduct of the Company or the Company Subsidiaries prior to the Closing (except to the extent Deere or its Affiliates (other than JDA, the Company or the Company Subsidiaries) are an opposing party in such action); provided, that such access will not interfere with such employee’s work obligations; provided, further, that Investor, the Company or the Company Subsidiaries, as the case may be, shall pay for any travel or other expenses incurred by such employee in connection with such access and reimburse Deere for the loss of such employee’s services for the period of such access at rate to be mutually agreed. After the Closing, Deere (and its Affiliates) will cooperate with Investor, the Company and the Company Subsidiaries (and their respective Affiliates) in providing access to relevant data and employment records of Transferred Employees reasonably necessary to administer the benefits of Transferred Employees under any Business Benefit Plan or other employee benefit plan, agreement or arrangement, subject to any limitations imposed under applicable Law.

(o) Deere and the Company shall cause the Seller Benefit Plans identified on Schedule 4.6(o) in which the Business Employees participate (the “Assumed Seller Plans”) to transfer to the Company or a Company Subsidiary as of the Closing Date.

(p) Deere and the Non-Company Affiliates shall remain responsible for (i) all Liabilities under each Seller Benefit Plan and (ii) any ERISA Affiliate Liabilities, in each case except to the extent such liabilities are expressly assumed by the Company or Company Subsidiaries under this Agreement. The Company and the Company Subsidiaries (and not Deere and the Non-Company Affiliates) shall be responsible for all Liabilities under each New Benefit Plan.

(q) Deere shall be responsible for all legally mandated continuation of health care coverage for all Business Employees (and any of their covered dependents) who have a loss of health care coverage due to a qualifying event within the meaning of COBRA occurring (i) prior to the Closing Date or (ii) on the Closing Date by reason of the transactions contemplated by this Agreement. The Company and the Company Subsidiaries shall be responsible for all legally mandated continuation of health care coverage for all Business Employees (and any of their covered dependents) who have a loss of health care coverage due to a qualifying event within the meaning of COBRA occurring on or following the Closing Date (other than as provided in clause (ii)).

(r) Nothing set forth in this Section 4.6 shall confer any rights or remedies upon any employee or former employee of the Company or any Company Subsidiary, any Transferred Employee or upon any other Person other than the parties hereto and their respective successors and assigns or shall constitute an amendment to any Business Benefit Plan or any other plan or arrangement covering the Transferred Employees or employees of Deere. Nothing in this Section 4.6 shall obligate Investor, the Company or the Company Subsidiaries to continue the employment of any Transferred Employee for any specific period.

4.7 WARN Act; Certain Labor Matters

(a) The Company shall not, and shall cause the Company Subsidiaries not to, at any time prior to 90 days after the Closing Date, effectuate a “Plant Closing” or “Mass Layoff”, as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee with respect to the Business, and regardless of whether the employment losses occur before or after the Closing Date, without complying with the notice requirements and all other provisions of the WARN Act. Deere agrees that between the date hereof and the Closing Date, it will cause the Company and the Company Subsidiaries not to effect or permit a “Plant Closing” or “Mass Layoff” as these terms are defined in the WARN Act without notifying Investor in advance and without complying with the notice requirements and all other provisions of the WARN Act.

(b) The Company shall, and shall cause the Company Subsidiaries to, cooperate, and Deere shall cooperate, in connection with any required notification to, or any required consultation with, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies concerning the transactions contemplated hereby with respect to the Transferred Employees.

4.8 Letters of Credit; Guaranties

Prior to the Closing, Bidco and the Company shall use their reasonable best efforts to cause the Company and/or the Company Subsidiaries to be substituted in all respects (including obtaining a release of Deere or any Non-Company Affiliate) at the Closing for Deere and/or the Non-Company Affiliates, as applicable, in respect of all obligations of Deere and/or the Non-Company Affiliates, as applicable, under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds obtained by Deere and/or the Non-Company Affiliates solely for the benefit of the Company, the Company Subsidiaries and/or the Business that are set forth in Schedule 4.8; provided, however, that neither Bidco, Merger Sub, Merger Sub 2, the Company nor any Company Subsidiary shall be required to pay or commit to pay any amount to or incur any extraordinary or unreasonable obligation in favor of any Person (other than the bank or other Person providing the replacement guarantee, letter of credit, letter of comfort, bid bond or performance bond in respect of the fees, expenses or other costs to be paid by the Company or a Company Subsidiary to issue or otherwise maintain such guarantee, letter of credit, letter of comfort, bid bond or performance bond) in complying with its obligations under this sentence. Following the Closing, the Surviving Company shall (i) indemnify Deere and the Non-Company Affiliates against any Losses or Liabilities of any kind whatsoever suffered or incurred after the Closing by Deere and the Non-Company Affiliates with respect to any such guarantees, letters of credit, letters of comfort, bid bonds and performance bonds and (ii) to the extent the Company and/or the Company Subsidiaries were not substituted in all respects (including obtaining a release of Deere or any Non-Company Affiliate) at the Closing for Deere and/or the Non-Company Affiliates, as applicable, in respect of all obligations of Deere and/or the Non-Company Affiliates, as applicable, under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds obtained by Deere and/or the Non-Company Affiliates solely for the benefit of the Company, the Company Subsidiaries and/or the Business, that are set forth in Schedule 4.8, continue to use reasonable best efforts to cause such substitutions to occur, provided, however, that neither Bidco, Merger Sub, Merger Sub 2, the Company nor any Company Subsidiary shall be required to pay or commit to pay any amount to or incur any extraordinary or unreasonable obligation in favor of any Person (other than the bank or other Person providing the replacement guarantee, letter of credit, letter of comfort, bid bond or performance bond in respect of the fees, expenses or other costs to be paid by the Company or a Company Subsidiary to issue or otherwise maintain such guarantee, letter of credit, letter of comfort, bid bond or performance bond) in complying with its obligations under this sentence.

4.9 Intercompany Arrangements

(a) Deere shall cause (i) each Intercompany Balance, other than intercompany trade payables and receivables arising in the ordinary course of the Business, to be eliminated prior to the Closing, and (ii) each Contract between the Company or any Company Subsidiary, on the one hand, and Deere or any of the Non-Company Affiliates, on the other hand (each an “Intercompany Contract”), other than this Agreement, the Ancillary Agreements and other than those agreements and arrangements set forth in Schedule 4.9(a), to be terminated prior to the Closing.

(b) Notwithstanding anything to the contrary herein, at any time prior to the Closing, Deere or any of its Affiliates may, in its sole and absolute discretion, cause JDA, the Company or any Company Subsidiary to distribute or transfer, directly or indirectly, any cash on its balance sheet to Deere or any of the Non-Company Affiliates through a distribution or a reduction of capital.

(c) Prior to Closing, Deere shall and shall cause its Affiliates to effect the transactions set forth in Schedule 4.9(c).

(d) Unless otherwise set forth in Articles II, IV or V, (i) the satisfaction or termination of any Intercompany Balance, (ii) the termination of any Intercompany Contract or (iii) the implementation of the transactions set forth in Section 4.9(c) shall not be deemed a breach or violation of any provision of this Agreement.

4.10	Shared Contracts

Upon the request of Bidco, Deere shall, and shall cause its Affiliates (including the Company) to, use commercially reasonable efforts to, at Deere’s expense, cause the counterparty to any Shared Contract to enter into a new agreement with the Company or its designee effective as of the Closing, or as soon as practicable thereafter, with respect to matters addressed by such Shared Contract, or take such other action as may be necessary, in order for the Company or its designee to receive the same products or services as if the Company or its designee were a party to such Shared Contract, on terms and conditions substantially similar to those contained in such Shared Contract, taking into account, as appropriate, the differences in scale and creditworthiness between the Company’s business and Deere’s business to which such Shared Contract applies. Each of Deere and the Company shall bear equally the costs and expenses of administrative fees and the initial license fees related to or resulting from obtaining any new agreement or license. Bidco shall cooperate and assist Deere in causing the Company to enter into new agreements to replace the Shared Contracts. If the Company has not entered into a new agreement in respect of any Shared Contract prior to Closing, then (a) Investor and the Company shall use their commercially reasonable efforts to enter thereinto as promptly as practicable following the Closing, and (b) until the earlier of (i) such time as the Company enters into any such new agreements and (ii) ninety (90) days following Closing, Deere shall, and shall cause its Affiliates to, upon the request of Bidco, (A) to the extent doing so would not reasonably be expected to result in the counterparty terminating the applicable Shared Contract, provide services to the Company and the Company Subsidiaries relating to such applicable Shared Contract, and the Company and the Company Subsidiaries shall have access to the benefits of such applicable Shared Contract, on a pass-through cost basis (provided that the Company and the Company Subsidiaries shall bear only their allocable cost of such Shared Contract), or (B) work with the Company and its Subsidiaries in good faith to develop a lawful and economically reasonable alternative arrangement under which the Company and its Subsidiaries may receive services similar to those related to such applicable Shared Contracts; provided, that the period set forth in clause (ii) may be extended on a month-to-month basis for so long as Investor and the Company continue to comply with the obligation set forth in clause (a).

4.11	Insurance

(a) The Company and the Company Subsidiaries will continue to carry their existing insurance through the Closing, and will not allow any breach, default or cancellation (other than expiration and replacement of policies in the ordinary course of business consistent with past practices) of such insurance policies or agreements to occur or exist that have or would reasonably be expected to have a material adverse effect on the Company or the Company Subsidiaries, taken as a whole. Except as otherwise provided by this Section 4.11, Investor acknowledges that from and after the Closing none of Investor, the Company or the Company Subsidiaries shall have access to any of the insurance policies for the Business, the Company or the Company Subsidiaries, including any insurance policies provided by Deere or any of its Non-Company Affiliates or by any of their self-insured programs.

(b) Deere acknowledges and agrees that with respects to acts, omissions, events or circumstances relating to the Company or any Company Subsidiary or the Business that occurred or existed prior to the Closing that are covered by occurrence-based insurance policies under which the Company or any Company Subsidiary is an insured on or prior to Closing, the Company or such Company Subsidiary may make claims under such occurrence-based policies (including any occurrence-based policies between the Company or any Company Subsidiary, on one hand and Deere or any of its Affiliates, on the other hand) subject to the terms and conditions of such occurrence-based policies and this Agreement; provided, that such Company or Company Subsidiary:

(1) shall notify the Risk Management Department of Deere in writing of all such covered claims; and

(2) except as otherwise provided by this Agreement, shall exclusively bear, and neither Deere nor any of the Non-Company Affiliates shall have any obligation to repay or reimburse Investor, the Company or any Company Subsidiary for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies, except for claims covered under any deductible reimbursement or similar policies, and shall be liable for all uninsured or uncollectible amounts of such claims.

(c) For the avoidance of doubt, from and after the Closing, neither Investor nor the Company nor any Company Subsidiary shall have any right to make claims or seek coverage under any of the claims-made insurance policies provided to the Company or the Company Subsidiaries by third parties or by Deere or any of its Affiliates, except, solely with respect to the Company or any Company Subsidiary, for any claims insured under any claims-made insurance policies which were reported in accordance with the applicable terms of such policies prior to the Closing. Prior to the Closing, Deere shall use its commercially reasonable efforts to cause the Company and the Company Subsidiaries to make claims or seek coverage under such claims-made policies for any covered claims incurred prior to Closing.

(d) The Company shall, and shall cause each Company Subsidiary to, cooperate with Deere and its Affiliates and share such information as is reasonably necessary in order to permit Deere and its Affiliates to manage and conduct their insurance matters consistent with past practices.

(e) For the avoidance of doubt, nothing herein shall restrict the ability of John Deere Indemnity, Inc. to sell any Company Policies or any claims or liabilities in respect thereof to a third party whether prior to or following the Closing; provided, that Deere and the Non-Company Affiliates may not modify any insurance coverage that has the effect of reducing or restricting coverage for pre-Closing claims, either for claims which are reported under claims-made insurance policies or for claims reported or reportable under any occurrence-based insurance policies.

4.12	Financing

(a) Subject to the terms and conditions of this Agreement (including Section 4.13), Bidco shall use its reasonable best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to arrange for the Company to obtain the proceeds of the Debt Financing on the terms and conditions (including the flex provisions therein) described in the Debt Financing Commitments and the Fee Letter, including using its reasonable best efforts to (i) except as otherwise permitted by this Section 4.12(a), maintain in effect the Debt Financing Commitments in accordance with the terms and subject to the conditions thereof, (ii) assist in the satisfaction on a timely basis (giving effect to the anticipated timing of the Closing) of all conditions applicable to the Company (as assignee of Investor’s rights and obligations under the Debt Financing Commitments) in obtaining the Debt Financing at the Closing set forth therein (including consummating the Equity Financing on the terms and subject to the conditions set forth in the Equity Financing Commitment at or prior to Closing), (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions (including the flex provisions therein) contemplated by the Debt Financing Commitments and related Fee Letter and Bidco shall provide Deere with copies of current drafts thereof exchanged with the Financing Source on a reasonably current basis and otherwise keep Deere reasonably informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing, and (iv) upon satisfaction of the conditions set forth in the Debt Financing Commitments and all of the conditions herein to Merger Sub 2’s obligation to effect the Closing (other than any conditions that Merger Sub 2’s breach of this Agreement has caused not to be satisfied), consummate the Debt Financing, on the terms set forth in the Debt Financing Commitments (including, if applicable, the market flex provisions therein) on the Closing Date. Investor shall not, and shall not agree with Guarantor to, enter into any amendment, supplement or other modification of, or waive any of its rights under, the Equity Financing Commitment. Merger Sub 2 may, without Deere’s consent, (i) amend, replace or modify the Debt Financing Commitments and any related Fee Letter to add or replace lenders, lead arrangers, bookrunners, syndication agents or similar entities or (ii) otherwise amend, replace or modify, or consent to any waiver of any provision or remedy under, the Debt Financing Commitments, other than any amendment, replacement, modification, consent or waiver set forth in Schedule 4.12, each of which shall require the prior written consent of Deere, which, upon request, shall be promptly given or denied; provided that Merger Sub 2 shall not repudiate or terminate the Debt Financing Commitments unless such Debt Financing Commitments are replaced with alternative debt financing which shall not (absent Deere’s consent) include terms that would require Deere’s consent pursuant to this clause (ii) and Schedule 4.12. For the avoidance of doubt, nothing contained herein shall prevent Investor from reallocating the Debt Financing among the Term Loan Facility (as defined in the Debt Financing Commitment) and the ABL Facility (as defined in the Debt Financing Commitment), in each case in accordance with the terms of the Debt Financing Commitment, or reducing the total amount of funds available under the Debt Financing, provided that in either case the representations and warranties set forth in the last sentence of Section 3.6 remain true and correct. Merger Sub shall obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to closing in Section 6.2 (other than those conditions that by their nature will not be satisfied until the Closing and subject to and in accordance with the terms of the Equity Financing Commitment). Subject to the terms and conditions of this Agreement (including Section 4.13), in the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Merger Sub 2 shall promptly notify Deere and shall use its reasonable best efforts to arrange for alternative financing from alternative sources promptly following the occurrence of such event but no later than the date that is earlier than the Closing Date by three Business Days (1) in an amount such that the aggregate funds that would be available to the Company at the Closing will be sufficient to pay all amounts contemplated by Section 1.3 of this Agreement to be paid by it and to perform its obligations hereunder, (2) with conditions to closing and funding which are not, when taken as a whole, more onerous or less favorable than those in the Debt Financing Commitments, and (3) which shall not (absent the prior written consent of Deere) include terms that would require Deere’s consent pursuant to clause (ii) of the third sentence of this Section 4.12 and Schedule 4.12. Merger Sub 2 shall promptly deliver to Deere true and complete copies of all drafts of any alternative financing commitments and all final agreements pursuant to which any such alternative source shall have committed to provide Investor with any portion of the Debt Financing. Merger Sub 2 shall keep Deere informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing, including any alternative Debt Financing and including by providing Deere prompt notice of any breach, default, termination or repudiation by any party to the Debt Financing Commitments. For purposes of this Section 4.12, Section 3.6 and Section 4.13, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted by this Section 4.12 to be amended, modified or replaced and alternative financing arrangements contemplated by the immediately preceding sentence, and references to “Debt Financing Commitments” and “Fee Letter” shall include such documents as permitted by this Section 4.12 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement and any analogous documents contemplated by the immediately preceding sentence.

(b) Nothing contained in this Agreement or otherwise shall require, and in no event shall the reasonable best efforts of Investor be deemed or construed to require, Merger Sub 2 or Investor to bring any enforcement action against any source of the Financing to enforce its rights under the Financing Commitments, except that (i) Merger Sub 2 shall enforce, including by bringing suit for specific performance, the Equity Financing Commitment solely if Deere seeks and is granted a decree of specific performance of the obligations pursuant to the terms of this Agreement to cause the Equity Financing to be funded to consummate the Merger after all conditions to the granting therefor set forth in Section 10.3(b) have been satisfied and (ii) following a written request by Deere, Merger Sub 2 shall use its reasonable best efforts to enforce (including by litigation) its rights under the Debt Financing Commitments to cause the Financing Sources thereunder to, subject to the terms and conditions of the Debt Financing Commitments and the satisfaction or waiver of the conditions in Article VI hereof, fund the applicable portion of the Debt Financing at the Closing.

4.13	Debt Financing Cooperation

(a) Prior to the Closing, Deere shall use reasonable best efforts, and shall use reasonable best efforts to cause its Subsidiaries (including the Company and the Company Subsidiaries) to, and shall use its reasonable best efforts to cause its and their representatives to, provide to Merger Sub 2 such cooperation reasonably requested by Merger Sub 2 to assist Merger Sub 2 in causing the conditions in the Debt Financing Commitment to be satisfied and such cooperation as is otherwise necessary or reasonably requested by Merger Sub 2 or the Financing Sources in connection with the Company obtaining the Debt Financing in accordance with its terms, including cooperation that consists of:

(1) participating in a customary and reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(2) providing authorization letters to Financing Sources authorizing the distribution of information to prospective lenders (including customary 10b-5 and material non-public information representations);

(3) the Company and the Company Subsidiaries executing and delivering any credit agreement, notes, guarantees, pledge and security documents, currency or interest hedging arrangements, other definitive financing documents ancillary to the Debt Financing as may be reasonably requested by Merger Sub 2, a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company in substantially the form attached as Annex D-II to the Debt Financing Commitment with respect to solvency of the Company and the Company Subsidiaries (after giving effect to the Debt Financing) on a consolidated basis, and, provided that the Investor takes all reasonable actions to assist the Company in the preparation thereof (including using reasonable best efforts to cause FTI Consulting, Inc. and Great American Group Advisory & Valuation Services LLC to cooperate with the Company and the Investor), a customary “borrowing base” certificate (it being understood that none of Deere, the Company or the Company Subsidiaries shall be responsible for whether sufficient “borrowing base” is available in order to fund the Debt Financing), and other certificates or documents that may be reasonably requested as back-up therefor and for legal opinions as may be reasonably requested by Merger Sub 2 or Financing Sources (including consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral; provided, that none of the Company or the Company Subsidiaries or any of their respective officers or employees shall be required to or execute any document in connection with this Section 4.13(a)(3) (other than a customary “borrowing base” certificate), which document would be effective at any time before the Closing;

(4) (A) furnishing Merger Sub 2 and its Financing Sources as promptly as practicable with (x) audited special purpose combined balance sheets of the Company and the Company Subsidiaries as at October 31, 2011 and October 31, 2012, and the related audited special purpose combined statements of operations, changes in stockholders’ equity and cash flows of the of the Company and the Company Subsidiaries for the years ended October 31, 2010, October 31, 2011 and October 31, 2012, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors and (y) the unaudited special purpose combined balance sheet of the Company and the Company Subsidiaries as at July 31, 2013, and the related special purpose combined statements of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the nine-month period ended July 31, 2013, together with all related notes and schedules thereto, in the case of each of clauses (x) and (y), prepared in accordance with GAAP except, to the extent applicable, as set forth in the Basis of Presentation Agreement, (B) furnishing Merger Sub 2 and its Financing Sources as promptly as practicable with a pro forma special purpose combined balance sheet and related pro forma special purpose combined statement of operations of the Business as of and for the twelve-month period ending July 31, 2013 prepared after giving effect to the transactions contemplated hereunder as if the transactions had occurred as of such date (in the case of the special purpose balance sheet) or at the beginning of such period (in the case of the special purpose state of operations); (C) reasonably assisting Merger Sub 2 in the preparation of customary rating agency presentations, lender presentations, customary bank offering memoranda, syndication memoranda, and other marketing materials or memoranda, including business and financial projections and a calculation of the “borrowing base” with respect to the accounts receivable and inventory of the Business reasonably requested by Merger Sub 2, in each case, required in connection with the Debt Financing (the “Offering Materials”); and (D) using reasonable best efforts to cause to be furnished permission of accountants for the use of their audit reports in any materials relating to the Debt Financing, subject to any recipient of any such materials in which such audit reports are used having executed a non-reliance and access letter in form and substance reasonably satisfactory to Deloitte & Touche LLP (all such information in this clause (4), together with any replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise be unusable for such purposes the “Required Information”);

(5) cooperating with Merger Sub 2 and Merger Sub 2’s efforts to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, legal opinions, surveys and title insurance (including providing reasonable access to Merger Sub 2 and its representatives to all Owned Real Property and Leased Real Property) as reasonably requested by Merger Sub 2;

(6) taking all actions reasonably necessary to (x) permit Financing Sources to evaluate the Company’s and the Company Subsidiaries’ current assets, properties, rights, inventory, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and (y) to assist Merger Sub 2 to establish or maintain bank and other accounts, blocked account agreements, and lock box and other cash management arrangements of the Company and the Company Subsidiaries in connection with the foregoing, provided that such agreements and arrangements will only be effective upon the Closing;

(7) granting Financing Sources, on reasonable terms and upon reasonable request, at reasonable times and on reasonable notice, access to the Company’s and the Company Subsidiaries’ respective properties, rights, assets and cash management and accounting systems (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, Phase I environmental site assessments and engineering/property condition reports);

(8) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Merger Sub 2 to permit the consummation of the Debt Financing;

(9) obtaining customary payoff letters, Encumbrance terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness (other than that (x) indebtedness set forth on Schedule 4.13(a) and (y) comprising the Debt Financing) and the release of all liens in respect thereof; and

(10) furnishing Merger Sub 2 and its Financing Sources promptly with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

provided that (x) nothing in this Section 4.13(a) shall require such cooperation to the extent it would require Deere to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Merger Sub 2 (except to the extent Merger Sub 2 has provided the indemnities set forth in Section 4.13(c)), and (y) nothing herein shall require such cooperation from Deere or its Subsidiaries to the extent it would unreasonably interfere with the ongoing operations of Deere or its Subsidiaries.

(b) Merger Sub 2 shall promptly, upon request by Deere, reimburse Deere for all of its and its Subsidiaries’ (including JDA’s and the Company’s, if the Closing does not occur,) documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Deere and its Subsidiaries in connection with the cooperation of Deere and its Subsidiaries contemplated by this Section 4.13.

(c) Deere, its Subsidiaries (except in the case of JDA, the Company and the Company Subsidiaries upon and following Closing) and their respective officers, advisors and representatives shall be indemnified and held harmless by Merger Sub 2 for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing, its assistance or cooperation hereunder and/or the provision of information utilized in connection therewith (other than information provided in writing specifically for such use by or on behalf of Deere or any of its Subsidiaries) to the fullest extent permitted by applicable Law, other than to the extent any of the foregoing arises from (i) the willful misconduct, gross negligence, or material breach of its obligations of any of Deere, its Affiliates (including JDA, the Company and the Company Subsidiaries prior to Closing) or its or their respective directors, officers, employees, attorneys, accountants or other advisors or representatives or (ii) any information provided by or on behalf of Deere or any of its Affiliates (including JDA, the Company and the Company Subsidiaries) in connection with the Debt Financing to the extent such information is the subject of and consistent with any of the representations or warranties set forth in Article II.

(d) Deere shall cause the Company to supplement the Required Information on a reasonably current basis to the extent that any such Required Information, to the Knowledge of Deere or the Company, when taken as a whole and in light of the circumstances under which such statements were made, contains any material misstatement of fact or omits to state any material fact necessary to make such information not materially misleading.

(e) The Company’s and the Company Subsidiaries’ logos may be used in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm, disparage or otherwise adversely affect Deere, JDA, the Company or any of the Company Subsidiaries or the reputation or goodwill of JDA, the Company or any of the Company Subsidiaries.

4.14	Intellectual Property Assignments and Releases

(a) As soon as practicable after the date hereof, Deere shall, at its expense, prepare or cause to be prepared and shall file or cause to be filed, and thereafter use commercially reasonable efforts to pursue in the United States Patent and Trademark Office and those other foreign trademark and patent registries or domestic or foreign registries set forth in Schedule 4.14 assignment documents, certified copies of certificates of merger, powers of attorney or other documents in substance and form reasonably satisfactory to Investor with respect to the registered and applied for Marks, Patents and Domain Names listed on Schedule 4.14 and to record the Company or a Company Subsidiary as the record and beneficial owner of such registered or applied for Marks, Patents and Domain Names. If any Marks, Patents or Domain Names of Deere that are primarily used in the Business as of the Closing but that are not owned by the Company or a Company Subsidiary as of the date hereof or as of the Closing are not included on Schedule 4.14, Schedule 4.14 shall be deemed to include such Marks, Patents or Domain Names. If any other Intellectual Property is owned by Deere or any Non-Company Affiliate and is primarily used in the Business of the Company and the Company Subsidiaries as of the date hereof or as of the Closing, Deere shall, or shall cause such Non-Company Affiliate, as applicable, to assign pursuant to the Intellectual Property Assignment Agreement all such party’s right, title and interest in and to such Intellectual Property to the Company or the Company Subsidiaries, as applicable, free and clear of all Encumbrances except Permitted Encumbrances.

(b) As soon as practicable after the date hereof, Deere shall, at its expense, prepare or cause to be prepared and shall file or cause to be filed, and thereafter use commercially reasonable efforts to pursue in the United States Patent and Trademark Office and the Canadian Intellectual Property Office, such release documents or other documents, in substance and form reasonably satisfactory to Investor, as are reasonably necessary in order to release the Encumbrances in favor of National City Business Credit, Inc. recorded against registered and applied for Marks and Patents owned beneficially or of record by LESCO.

(c) Deere shall cause the Company to enter into such assignments, amendments and other documents, in form and substance reasonably satisfactory to Investor, as are reasonably necessary so that the Company owns all right, title and interest free and clear of Encumbrances in the software developed or to be developed for the benefit of the Company pursuant to the Highmark and Swift Agreements.

4.15	Intercompany Trademark License

As soon as practicable after the date hereof, and in any event prior to the Closing, Deere shall, at its expense, cause the Company and LESCO to enter into such amendment, waiver, or other document, in form and substance reasonably satisfactory to Investor, as is reasonably necessary so that the Trademark License Agreement between LESCO and John Deere Landscapes, Inc., effective as of May 3, 2010, shall not terminate upon the Closing, and Section 9.4 therein shall be of no force or effect.

4.16	Internal IT Systems and Data Separation

As soon as practicable after the date hereof, Deere shall (and shall cause its Affiliates to), at its expense, use commercially reasonable efforts to separate logically and physically the Internal IT Systems and data of Deere and the Non-Company Affiliates from the Internal IT Systems and data of the Company and the Company Subsidiaries, in such a manner that the Internal IT Systems and data of the Company and the Company Subsidiaries are not accessible to Deere and Non-Company Affiliates and the Internal IT Systems and data of Deere and Non-Company Affiliates are not accessible to the Company and the Company Subsidiaries, in each case, after the Closing, except as and to the extent otherwise set forth in the Transition Services Agreement.

4.17	Preferred Shares Certificate of Designations; Charter and By-Laws

Prior to the Closing, (i) Investor shall cause Parent to file with the Secretary of State of the State of Delaware the Preferred Shares COD and to issue the Investor Preferred Shares to Investor, and (ii) Deere and Investor shall negotiate in good faith forms of the amendments to the charter, by-laws and board committees (if any) of Parent reflecting terms consistent with the board representation rights described in the Stockholders Agreement.

4.18	Certain Payments

At the Closing but immediately after the Effective Time, the Company shall, without duplication, (a) pay the CD&R Initial Consulting Services Fee to Clayton, Dubilier & Rice, LLC, (b) pay or, as appropriate, reimburse Investor for the Investor Transaction Expenses, and (c) pay all fees and other amounts required to be paid to the Financing Sources pursuant to the Debt Financing Commitments or otherwise in connection with the Debt Financing (the “Debt

Financing Fees and Expenses”), in each case by wire transfer of immediately available funds in Dollars to the account (or accounts) designated in writing by Deere, Investor or the Financing Sources, as the case may be, at least two Business Days prior to the Closing.

4.19	Further Action

Following the Closing, each of Investor, on the one hand, and Deere, on the other hand, shall (and shall cause their Affiliates and their representatives to) from time to time, at the other’s reasonable request, execute and deliver, or cause to be executed and delivered, such further instruments, documents, conveyances or assurances and perform such further acts, as such other party may reasonably require in order to consummate the Merger and to otherwise consummate the transactions contemplated by this Agreement.

4.20	Investor Actions

Following the Closing, to the extent Investor has the power to appoint a majority of the members of the board of directors of Parent, Investor shall use its reasonable best efforts to cause Parent to comply with its covenants and agreements hereunder, to the extent such covenants and agreements by their terms contemplate performance after the Closing.

4.21	Data Room

Within ten (10) Business Days following the date hereof, Deere shall deliver to Investor a copy in digital video disc format of the contents, as of the date hereof, of the on-line data room hosted by Merrill Corporation on behalf of Deere in the on-line data site captioned “Project Aurora 2013”.

4.22	Equityholder Approvals

Promptly (and in any event within one (1) Business Day) following the execution of this Agreement, (i) Investor shall cause Bidco to deliver the Merger Sub Consent and Merger Sub to deliver the Merger Sub 2 Consent to Deere, and (ii) Deere shall deliver the JDA Consent and the Company Consent to Investor.

4.23	Transition Plan and Transition Services Agreement

Deere and Investor agree to:

(a) Cooperate in good faith to develop a plan for separating the Business from the businesses of Deere and the Non-Company Affiliates so as to minimize the adverse impact of such separation on each party’s businesses, and

(b) Review, revise and update, where appropriate, the schedules to the Transition Services Agreement between the date hereof and the Closing, with any such mutually agreed upon revised and updated schedules to replace the corresponding schedules to the form of Transition Services Agreement.

4.24	Transfer of Membership Interests

From the date hereof until and including the Effective Time, Deere shall not sell, transfer or otherwise dispose of the Membership Interests and JDA shall not sell, transfer or otherwise dispose of the Company Interests.

4.25	New Jersey Industrial Site Recovery Act

Deere shall, prior to the Closing Date, take all steps necessary to comply with New Jersey’s Industrial Site Recovery Act (“ISRA”). Any costs necessary to comply with ISRA, both prior to and after the Closing Date, shall be the sole responsibility of Deere.

4.26	Greenery Litigation Settlement Payment

Deere agrees that it will be responsible for any payments required under the terms of any settlement agreement in respect of Item 1 on Schedule 2.7.

ARTICLE V

TAX MATTERS

5.1 Tax Indemnification

(a) Indemnification by Deere. From and after the Closing, Deere agrees to indemnify the Parent Indemnified Parties against, and to hold them harmless from: (i) any Taxes of JDA, the Company or any Company Subsidiary with respect to any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Closing on Taxes described in this clause (i); (ii) any Liability of JDA (or the Surviving JDA Company), the Company (or the Surviving Company) or any Company Subsidiary for the Taxes of any Person (other than JDA, the Surviving JDA Company, the Company, the Surviving Company or any Company Subsidiary) by reason of (A) being a transferee or successor to such Person prior to the Closing Date, (B) pursuant to Section 1.1502-6 of the Treasury Regulations (or comparable provision under any other applicable Law) by reason of being affiliated with such Person prior to the Closing or (C) by reason of any Contract entered into by JDA, the Company or any Company Subsidiary prior to the Closing Date but only if, in the case of clauses (A) and (C), such Taxes relate to an event or transaction occurring on or before the Closing Date; (iii) any Taxes attributable to any inaccuracy of or breach by Deere of any representation or warranty made by Deere in Sections 2.9(d), 2.9(h) or 2.9(l); (iv) any Taxes attributable to any failure by Deere to perform or comply with any covenant or agreement in this Agreement relating to Taxes; (v) any Taxes that arise as the result of any inclusion under Section 951 of the Code by Bidco at the end of the taxable year of any Company Subsidiary that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or activities occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing; (vi) any Liability of JDA (or the Surviving JDA Company), the Company (or the Surviving Company) or any Company Subsidiary for any Taxes of Deere or any Non-Company Affiliate with respect to any Post-Closing Tax Period and (vii) all reasonable costs and expenses incurred in connection with any such Tax liability mentioned in this Section 5.1(a)

or with any Tax Claim therefor; provided, however, that Deere in all events shall have no obligation to indemnify the Surviving JDA Company or the Company Subsidiaries under this Section 5.1(a) from and against (A) any Taxes or Losses described in Section 5.1(b), (B) any Taxes to the extent such Taxes are taken into account as a liability item in (or otherwise reduce) Closing Working Capital as finally determined pursuant to Section 1.7, and (C) any Taxes that Seller has paid pursuant to the last sentence of Section 5.3(a).

(b) Indemnification by the Surviving JDA Company. From and after the Closing Date, the Surviving JDA Company shall indemnify Deere and the Non-Company Affiliates against, and be responsible for, pay and hold Deere and the Non-Company Affiliates harmless from, (i) any Taxes (other than withholding Taxes with respect to Deere or any Non-Company Affiliate) of the Surviving JDA Company, the Company or any Company Subsidiary with respect to any Post-Closing Tax Period (other than those Deere or any Non-Company Affiliate is required to indemnify JDA (or the Surviving JDA Company), the Company and the Company Subsidiaries against under this Agreement), (ii) any Taxes attributable to any failure by JDA, the Surviving JDA Company, the Company or any Company Subsidiary to perform or comply with any covenant or agreement in this Agreement after the Closing related to Taxes and (iii) any Taxes attributable to any transaction undertaken by JDA, the Surviving JDA Company, the Company or any Company Subsidiary outside the ordinary course of business occurring after the Closing on the Closing Date and not contemplated by this Agreement or directed by Deere, JDA or any Non-Company Affiliate prior to the Closing.

5.2 Procedures Relating to Certain Tax Indemnification

(a) If a claim for Taxes, including notice of a pending audit, shall be made by any Tax Authority in writing, which, if successful, might result in an indemnity payment pursuant to Section 5.1 (any such claim, a “Tax Claim”), the party which receives such notice shall notify the other party in writing of the Tax Claim within 15 Business Days after receipt of such Tax Claim. If the party seeking indemnification (the “Tax Indemnified Party”) does not give notice of a Tax Claim to the other party (the “Tax Indemnifying Party”) within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position is prejudiced as a result thereof.

(b) The Tax Indemnifying Party shall control all proceedings in connection with any Tax Claim (including selection of counsel) and, without limiting the foregoing, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority with respect thereto, and may either pay the Tax Claim and sue for a refund where applicable Law permits such refund suits or contest such Tax Claim in any permissible manner; provided, however, that (i) to the extent practicable the parties shall cause any such proceeding to be separated into two separate proceedings only one of which constitutes a Tax Claim with respect to the Tax Indemnifying Party; (ii) the Tax Indemnifying Party shall keep the Tax Indemnified Party regularly informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and the Tax Indemnified Party shall have the right to review and comment on any correspondence from the Tax Indemnifying Party to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (iii) the Tax Indemnifying Party shall not settle or otherwise compromise such Tax Claim to the extent that any such settlement or compromise could reasonably be expected to result in Liability of the Tax Indemnified Party for Taxes with respect to a Post-Closing Tax Period that exceeds the greater of (x) $75,000 or (y) the amount of Taxes that the Tax Indemnified Party could reasonably be expected to incur if the Tax Claim was not contested without the Tax Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Tax Indemnifying Party indemnifies and holds harmless the Tax Indemnified Party from and against any such Taxes (including the first $75,000 thereof) actually incurred as a result of such settlement or compromise. Notwithstanding the foregoing, (A) if the Tax Indemnifying Party wishes to settle or compromise a Tax Claim without the consent of the Tax Indemnified Party pursuant to clause (iii), the Tax Indemnifying Party first shall provide the Tax Indemnified Party with the opportunity to reject the proposed settlement or compromise and assume control of any further administrative or judicial proceedings concerning the Tax Claim, in which case the Tax Indemnifying Party shall be responsible for the amount of the proposed settlement or compromise and the Tax Indemnified Party shall be responsible for any additional Taxes that may be assessed and (B) Deere shall not settle or otherwise compromise any Tax Claim that would be binding on the Company or any of its Affiliates for any Post-Closing Tax Period without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Any indemnification payment resulting from application of the foregoing sentence shall be paid at the time such liability for Taxes is incurred by the Tax Indemnified Party and the Tax Indemnifying Party shall be deemed to elect not to control any proceedings (which shall instead be governed by Section 5.2(c)) related to such Taxes arising in a Post-Closing Tax Period.

(c) If any Tax Indemnifying Party elects not to control any proceedings relating to a Tax Claim, the Tax Indemnified Party shall control such proceedings; provided, however, (i) the Tax Indemnified Party shall keep the Tax Indemnifying Party reasonably informed as to the status of such proceedings (including by providing copies of all notices received from the relevant Tax Authority) and the Tax Indemnifying Party shall have the right to review and comment on any correspondence from the Tax Indemnified Party to the relevant Tax Authority prior to submission of such correspondence to the Tax Authority and (ii) the Tax Indemnified Party shall not settle or compromise such Tax Claim without the Tax Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.3 Tax Returns

(a) Deere shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all federal, state, provincial and other Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary, as applicable, for any taxable period ending on or prior to the Closing Date, and shall pay all such Taxes that are Consolidated Taxes or Taxes that are the responsibility of Deere pursuant to Section 5.1(a), and JDA, the Company or applicable Company Subsidiary shall pay the remainder of such Taxes. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law. Bidco shall timely prepare and file or cause to be timely prepared and filed with the appropriate Tax Authorities all other Tax Returns (including Tax Returns for non-income Taxes and for foreign income Taxes) required to be filed with respect to JDA, the Surviving JDA Company, the Company, the Surviving Company or any Company Subsidiary, as applicable. Deere shall pay to JDA, the Surviving JDA Company, the Surviving Company or the applicable Company Subsidiary, no later than two Business Days prior to the due date therefor, all Taxes of JDA, the Surviving JDA Company, the Company, the Surviving Company or such Company Subsidiary shown as due on any Tax Return not described in the first sentence of this Section 5.3(a) or payable with any applicable extension to the extent such Taxes are attributable to the Pre-Closing Tax Period and not accrued as a current tax payable in the Closing Working Capital as finally determined.

(b) Except as required by applicable Law, after the Closing, Deere shall not, and shall not permit any of its Affiliates to, amend any Tax Returns or change any Tax elections or accounting methods with respect to JDA, the Company or any of the Company Subsidiaries, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax) relating to any Pre-Closing Tax Period to the extent such amendment or change could reasonably be expected to have a material cost to Bidco, JDA, the Surviving JDA Company or any of their Affiliates, without the prior written consent of the Surviving JDA Company (which consent shall not be unreasonably withheld, conditioned or delayed). Except as required by applicable Law, Bidco shall not file or cause or permit JDA, the Company or any Company Subsidiary to file any amended return or other Tax Return, or take any action relating to a Tax Return (including the provision of an extension of the period of limitations for assessment of any Tax), after the Closing Date with respect to any Pre-Closing Tax Period, or make any Tax election or effect any change in Tax accounting method after the Closing Date where such election, change or extension affects a Pre-Closing Tax Period, without the prior written consent of Deere, not to be unreasonably withheld, conditioned or delayed.

(c) Deere and Bidco shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns relating to JDA, the Surviving JDA Company, the Company, the Surviving Company or any Company Subsidiary, including by provision of any required power-of-attorney (or other form of authorization), and in maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits, and in connection with any other legitimate matters (including, for the avoidance of doubt, reasonable requests for information by Deere or Investor or their Affiliates, employees or representatives, relating to the tax planning of JDA, the Surviving JDA Company, the Company, the Surviving Company and the Company Subsidiaries) with respect to all taxable periods relating to Taxes.

(d) Any overpayments, refunds or credits of, Taxes attributable to Pre-Closing Tax Periods of JDA, the Company and Company Subsidiaries (including in respect of the Straddle Period) for which Deere is responsible pursuant to Section 5.1(a) to the extent not included in Closing Working Capital as finally determined, plus any interest actually received with respect thereto from an applicable Tax Authority (and including refunds or credits in respect of such Taxes arising by reason of amended Tax Returns filed after the

Closing Date), shall be for the account of Deere unless such refunds or credits result from a carryback of losses or other Tax attributes from a Post-Closing Tax Period. Bidco shall pay or cause to be paid such amount to Deere less reasonable out-of-pocket expenses incurred in connection with obtaining such refunds less any Taxes incurred by JDA, the Surviving JDA Company, the Company, the Surviving Company or any Company Subsidiary as a result of such refunds or credits (including interest thereon). Bidco shall, if reasonably requested by Deere and solely at Deere’s cost, use its commercially reasonable efforts to file for, or cause to be filed for, and to obtain the receipt of, any refund to which Deere is entitled under this Section 5.3(d).

5.4 Transaction Taxes

Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, excise, stamp, real estate, value added, GST (or similar Tax), and registration Taxes imposed by or payable to any jurisdiction or any Governmental Body arising from the transactions contemplated by this Agreement and the Ancillary Agreements (collectively, “Transaction Taxes”) shall be borne one-half by Deere and one-half by Bidco. All necessary Tax Returns with respect to all such Transaction Taxes shall be filed by the Surviving JDA Company. For the avoidance of doubt, Transaction Taxes do not include any Taxes that are imposed on or measured by the net or gross income or profits of JDA, the Surviving JDA Company, the Company, the Surviving Company any Company Subsidiary, or any of its Affiliates.

5.5 Records Retention

Bidco and Deere shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any Tax Authority or any judicial or administrative proceeding relating to Taxes, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties, and (ii) retain (and provide the other party and its Affiliates with reasonable access to), until the expiration of the later of (A) the seventh anniversary of the Closing Date, or (B) the date on which Taxes may no longer be assessed under the applicable statute of limitation, including any waivers or extensions thereof, all records or information which may be relevant to such Tax Return, audit, examination or proceeding in a manner consistent with most recent past practice.

5.6 Tax Sharing Agreements

Deere shall release or cause the release of JDA, the Company and each Company Subsidiary from any obligation under any agreement relating to the allocation, indemnification or sharing of Taxes other than this Agreement and agreements or arrangements entered into in the ordinary course of business as arm’s-length commercial agreements or arrangements that do not relate primarily to Taxes (such as loan or leasing agreements) (“Tax Sharing Agreements”) with any Person (other than JDA, the Company or any Company Subsidiary) prior to the Closing Date. For the avoidance of doubt, Deere shall cause each of JDA, the Company and the Company Subsidiaries to have no obligation under any Tax Sharing Agreement to any Person (other than JDA, the Company or any Company Subsidiary) for the payment of Taxes.

5.7 Closing of Tax Years; Straddle Period

To the extent permitted by Law, Deere, JDA, the Company and the Company Subsidiaries, as applicable, shall close each taxable period of JDA, the Company and each Company Subsidiary as of the Closing Date. For purposes of this Article V, in the case of any Straddle Period, the amount of any (i) Taxes based on or measured by income or receipts of JDA (and the Surviving JDA Company), the Company (and the Surviving Company) and Company Subsidiaries for the Pre-Closing Tax Period and (ii) all other Taxes that otherwise can be reasonably allocated to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of any Taxes of JDA (and the Surviving JDA Company), the Company (and the Surviving Company) and Company Subsidiaries for a Straddle Period to be attributed to the Pre-Closing Tax Period that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

5.8 Waiver of Loss Carrybacks

To the extent permitted under applicable Law, JDA, the Surviving JDA Company, the Company, the Surviving Company and any Company Subsidiary shall not carry any losses or other Tax attributes arising in any Post-Closing Tax Period in respect of a consolidated, combined or unitary Tax Return to any Pre-Closing Tax Period, provided that in cases where JDA, the Surviving JDA Company, the Company, the Surviving Company or any Company Subsidiary is required by law to carry such losses or Tax attributes to any Pre-Closing Tax Period before it can carry forward such losses or Tax attributes, (i) any net Tax benefit actually realized by Deere or any of its Affiliates shall be remitted by Deere to the Surviving JDA Company at the time such Tax benefit is actually realized, and (ii) Taxes of the Surviving JDA Company, the Company, the Surviving Company and any Company Subsidiary shall be determined without regard to any such carry backs for purposes of Section 5.1(a).

5.9 Consolidated Return Elections

Deere shall make or cause to be made (and shall refrain from making or causing to be made as applicable) Tax elections (including on a protective basis) so that JDA, the Company and each Company Subsidiary shall not suffer any reduction in tax basis or other attributes pursuant to Treasury Regulations Section 1.1502-36.

5.10	No Section 108(i) Election

Deere shall not make (or permit to be made) any election under Section 108(i) of the Code (or any similar provision under state, local or foreign Law) that applies to any income or deduction realized by JDA, the Company or any Company Subsidiary prior to the Closing.

5.11	Computational Matters; Indemnification Cap

(a) The indemnification obligations of Deere, Investor, JDA, the Surviving JDA Company and the Company pursuant to this Article V shall, in respect of computational matters, be subject to Section 9.4(i).

(b) Under no circumstance shall the aggregate obligations of Deere to provide indemnification for matters covered by Section 5.1(a) (but excluding Liabilities described in Section 5.1(a)(ii) and Taxes described in Section 5.1(a)(vi), which shall not be subject to any cap) exceed an amount equal to the Deere Proceeds.

(c) Any payment to be made pursuant to this Article V shall be deemed to be an adjustment to the purchase price paid by Bidco to Deere for Tax purposes.

5.12	Certain Tax Elections

The Surviving JDA Company shall not, without the prior written consent of Deere, make (or cause to be made) any election under Treasury Regulation Section 301.7701-3 to change the U.S. federal tax classification of (i) the Company or any Company Subsidiary where such election would be effective on or before the day after the Closing Date, or (ii) JDA or the Surviving JDA Company where such election would be effective on or before the day that is 18 months after the Closing Date. Notwithstanding any other provision of this Agreement to the contrary, no election shall be made under Code Section 338(g) with respect to the acquisition of the stock of JDA or any Company Subsidiary without the prior written consent of Deere, which shall not be unreasonably withheld conditioned or delayed.

5.13	Exclusivity.

This Article V shall provide the exclusive indemnity with respect to or in connection with Taxes, except for representations and warranties made in Sections 2.8 and 3.8, with respect to which the exclusive indemnity is provided in Article IX. In the event of an inconsistency between this Article V and Article IX, this Article V shall control with respect to any issue specifically addressed in this Article V.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1 Conditions to Obligations of Deere

The obligations of Deere to consummate the Mergers will be subject to the fulfillment (or written waiver by Deere), at or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties. The representations and warranties of Investor, Bidco and Merger Sub 2 contained in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein) on and as of the date hereof and the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Investor’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Compliance with Agreements and Covenants. All the covenants and agreements contained in this Agreement to be complied with by Investor, Bidco and Merger Sub 2 on or before the Closing will have been complied with in all material respects.

(c) Certificate of Compliance. Investor shall have delivered to Deere a certificate dated as of the Closing Date, signed by a duly authorized officer of Investor, certifying as to compliance with Section 6.1(a) and Section 6.1(b).

(d) Antitrust Approvals. The applicable waiting period and clearances pursuant to the HSR Act shall have unconditionally expired, been terminated or been obtained, as applicable.

(e) No Adverse Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

(f) Other Agreements. Investor shall have delivered to Deere copies of each of the Ancillary Agreements to which it is a party, duly executed by it and approved in accordance with applicable Law and the organizational documents of Investor.

(g) Consents. Merger Sub has delivered the Merger Sub Consent and Merger Sub 2 has delivered the Merger Sub 2 Consent to Deere.

(h) Investor Preferred Share Purchase. The Investor Preferred Share Purchase shall have occurred and the Investor Equity Contribution Amount shall have been contributed to Merger Sub.

6.2 Conditions to Obligations of Investor and Merger Sub

The obligations of Investor, Bidco, Merger Sub and Merger Sub 2 to consummate the Mergers will be subject to the fulfillment (or written waiver by Investor, Merger Sub and Merger Sub 2), at or prior to the Closing Date, of each of the following conditions:

(a) Accuracy of Representations and Warranties and Certain Covenant Compliance. (i) The representations and warranties of Deere contained in this Agreement (other than the representations and warranties identified in clause (ii) hereof) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein), except where the failure of such representations and warranties to be true and correct or the failure of such covenants and agreements to be complied with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties in Sections 2.1 (other than the third sentence thereof), 2.2(a) and 2.18 shall be true and correct in all respects (other than in any de minimis respect), in the case of the representations and warranties referenced in each of the foregoing clauses (i) and (ii), on and as of the date hereof and the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be accurate as of such certain date).

(b) Compliance with Agreements and Covenants. The covenants and agreements contained in Section 4.9(a) will have been complied with by Deere on or before Closing in all respects and all the other covenants and agreements contained in this Agreement to be complied with by Deere on or before the Closing will have been complied with in all material respects.

(c) Certificate of Compliance. Deere shall have delivered to Investor a certificate dated as of the Closing Date, signed by a duly authorized officer of Deere, certifying as to compliance with Section 6.2(a) and Section 6.2(b).

(d) Antitrust Approvals. The applicable waiting period and clearances pursuant to the HSR Act shall have unconditionally expired, been terminated or been obtained, as applicable.

(e) No Adverse Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

(f) Other Agreements. Deere, JDA and the Company shall have delivered to Investor copies of each of the Ancillary Agreements, to the extent a party thereto, duly executed by and approved in accordance with applicable Law and the organizational documents of Deere, JDA, the Company and/or their Affiliates (to the extent a party thereto).

(g) Director Resignations. The members of JDA’s and the Company’s respective Board of Managers who are not among those persons who will serve on the Board of Directors of Parent immediately after the Closing in accordance with the Stockholders Agreement shall have resigned or been removed effective as of the Closing.

(h) Required Information. The Required Information has been delivered to Merger Sub 2 at least 3 Business Days prior to the Closing pursuant to Section 4.13(a)(4).

(i) Consent. JDA shall have delivered to Investor the JDA Consent and the Company shall have delivered to Investor the Company Consent.

(j) No Material Adverse Effect. No change, effect, event, development or occurrence shall exist as of the Closing Date or shall have occurred since the date hereof that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.3 Frustration of Closing Conditions

Neither Deere, Investor, Merger Sub nor Merger Sub 2 may rely, either as a basis for not consummating the transactions contemplated under this Agreement or terminating this Agreement and abandoning such purchase and sale, on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all the requisite efforts required to consummate the transactions contemplated hereby, as required by and subject to Section 4.2 and any other applicable provisions of this Agreement.

ARTICLE VII

DELIVERIES

7.1 Deliveries by Deere

At the Closing, Deere shall deliver or cause to be delivered all of the following, and in the case of executed agreements, documents or instruments, in each case executed by a duly authorized representative of the party on such party’s behalf:

(a) to Investor, the certificate referred to in Section 6.2(c);

(b) to Investor, executed copies of each of the Ancillary Agreements to which Deere or its Affiliates (other than JDA or the Company) is a party;

(c) to Investor, a statement, meeting the requirements of Section 1.1445-2(b) of the Treasury Regulations, to the effect that Deere is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder and

(d) to the Surviving Company, share certificates (to the extent such shares are certificated) or such other evidence of ownership of the LESCO Shares, together with duly executed stock powers or such other documentation evidencing the transfer and assignment of the LESCO Shares from Deere to the Surviving Company, as agreed among Deere, the Surviving Company and Investor.

7.2 Deliveries by Investor

At the Closing, Investor shall deliver or cause to be delivered to Deere all of the following, and in the case of executed agreements, documents or instruments, in each case executed by a duly authorized representative of Investor on Investor’s behalf:

(a) share certificates (to the extent such shares are certificated) or such other evidence of ownership of the Common Stock Consideration, together with duly executed stock powers or such other documentation evidencing the transfer and assignment of the Common Stock Consideration from Investor to Deere, as mutually agreed among Investor and Deere;

(b) the Estimated Cash Merger Consideration in immediately available funds to an account specified in writing by Deere no later than two Business Days prior to the Closing Date;

(c) the certificate referred to in Section 6.1(c); and

(d) executed copies of each of the Ancillary Agreements to which Investor is a party.

7.3 Deliveries by the Company or JDA

At the Closing, JDA (or the Surviving JDA Company), or the Company (or the Surviving Company) shall deliver or cause to be delivered:

(a) to Investor and Deere, executed copies of each of the Ancillary Agreements to which JDA or the Company is a party;

(b) to Deere, the LESCO Purchase Price in immediately available funds to an account specified in writing by Deere no later than two Business Days prior to the Closing Date;

(c) to Deere executed powers of attorney, in the form agreed on by Deere and Investor, relating to all Tax audits of JDA, the Company or any Company Subsidiary that are open as of the Closing Date with respect to any Pre-Closing Tax Period, provided, that such powers of attorney shall not affect in any manner Deere’s indemnification obligations under Section 5.1(a) or the procedures relating to tax indemnification in Section 5.1(a).

ARTICLE VIII

CERTAIN RESTRICTIONS

8.1 Non-Competition

(a) Deere agrees that for the period from the Closing Date until the second anniversary of the date Deere ceases to have the right to designate a Deere Director (as such term is defined in the Stockholder’s Agreement) (the “Non-Competition Period”) Deere shall not and shall cause the Non-Company Affiliates not to, engage in the Business (each, a “Competitive Activity”); provided that, the foregoing shall not prohibit Deere or any of its Affiliates from collectively owning (i) Common Shares or other equity interests in Parent (or any successor entity) or participating in the management of Parent or the Company and the Company Subsidiaries pursuant to this Agreement and the Ancillary Agreements or (ii) up to an aggregate of five percent of the outstanding shares of any class of capital stock of any publicly traded Person that engages in any Competitive Activity (a “Competing Person”) so long as neither Deere nor any of the Non-Company Affiliates has any participation in the management (excluding directorships or substantially similar positions) of such Competing Person.

(b) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.1 shall:

(A) prevent Deere or any of the Non-Company Affiliates from making a bona fide sale or divestiture of any or all of its assets or businesses (including the sale of any Subsidiary of Deere) to any Person that is not an Affiliate of such seller, and such Person (including any such Business or former Subsidiary of Deere) shall in no way be bound by the restrictions set forth in this Section 8.1; or

(B) prohibit Deere or any of the Non-Company Affiliates from acquiring the whole or any part of a Person or business which engages in any Competitive Activity or the whole or any part of a business which includes any Competitive Activity; provided, that, where such Competitive Activities of such Person or business represent greater than 30% of the revenues of such Person or business acquired as set out in the latest available annual financial statements of that Person or business, Deere and/or the Non-Company Affiliates shall be required to use its commercially reasonable efforts to divest such Person, business or portion thereof to the extent engaging in such Competitive Activity within 18 months after the consummation of such acquisition.

8.2 Non-Solicitation

(a) Except as set forth on Schedule 8.2(a), Deere agrees that from and after the date of this Agreement until one year after the Closing Date (the “Non-Solicitation Period”), it shall not, and shall cause the Non-Company Affiliates not to, request or induce any Person who is at any time from the date of this Agreement to the Closing Date employed by the Company or any Company Subsidiary as an area manager or more senior employee to terminate his or her employment with the Company and the Company Subsidiaries, except in the ordinary course of business; provided, however, that, subject to the limitation in Section 4.6(a) with respect to employees holding positions at or above the level of regional vice president, the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of the Company or any of the Company Subsidiaries, (ii) to internal job postings made by Deere or its Non-Company Affiliates prior to the Closing Date in the ordinary course of business for employees of Deere and its Affiliates generally and that are not targeted at Business Employees or (iii) with respect to any such employee who has been terminated by the Company or any of the Company Subsidiaries, as applicable (or has voluntarily left his or her employment more than six months prior to such solicitation).

(b) Except as contemplated by this Agreement (including Section 4.6 or 4.9) Investor agrees that during the Non-Solicitation Period, it shall not, and it shall cause its Affiliates (including the Company and the Company Subsidiaries, but excluding any affiliated portfolio companies of Investor) not to, directly or indirectly, request or induce any Person who is at any time during the Non-Solicitation Period employed by Deere or any of its Non-Company Affiliates, in each case, as a vice president or higher officer (whether at the Deere corporate or business division level) to terminate his or her employment with Deere or any of its Non-Company Affiliates; provided, however, that the foregoing shall not apply (i) to solicitations made by job opportunity advertisements and headhunter searches directed to the general public rather than targeting any employees of Deere or any of its Affiliates or (ii) with respect to any employee who has been terminated by Deere or any of its Affiliates, as applicable, (or has voluntarily left his or her employment) more than six months prior to such solicitation.

8.3 Specific Performance

Deere and Investor recognize and affirm that in the event of a breach by any such party or its Affiliates of any of the provisions of this Article VIII, money damages would be inadequate and the other parties would have no adequate remedy at law. Accordingly, Deere, on the one hand, and Investor and the Company, on the other hand, agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other party’s obligations under this Article VIII not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article VIII. Deere, on the one hand, and Investor and the Company, on the other hand, agree that the other party is not required to post a bond in order for the other party to secure an injunction.

8.4 Severability

If at any time any of the provisions of this Article VIII shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Article VIII shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the parties hereto expressly agree that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Without limiting the foregoing, if the length of the Non-Competition Period is determined to be unacceptable under applicable Law, the Non-Competition Period shall be modified as determined by a court or other agency of competent jurisdiction or statute, as applicable, to be of the maximum length permitted under applicable Law.

8.5 Use of Intellectual Property

(a) Except as otherwise provided in this Agreement or an Ancillary Agreement or as permitted under applicable Law, after Closing, Investor shall, and the Company shall and shall cause the Company Subsidiaries to, refrain from using any Intellectual Property owned by Deere or the Non-Company Affiliates (other than Intellectual Property owned or licensed by the Company and the Company Subsidiaries). Without limiting the generality of the foregoing and except as otherwise provided in this Section 8.5 or in any Ancillary Agreement or as permitted under applicable Law, Investor shall, and the Company shall and shall cause the Company Subsidiaries to, specifically refrain from using in any manner the designation “John Deere”, or any variation, derivation, or translation thereof or any related mark or logo or any name likely to cause confusion with the mark “John Deere” or the green and yellow color combination, but in any event specifically excluding the letters “JDL” (the “John Deere Designations”).

(b) Notwithstanding Section 8.5(a) and subject to Section 8.5(c), the Company and the Company Subsidiaries shall have the limited right to use the John Deere Designations in connection with Inventory representing finished goods and in connection with offering memoranda, prospectuses, registration statements or similar documents circulated to prospective investors or financing sources and to make accurate statements (written or oral) about the activities and history of Bidco, the Company, the Company Subsidiaries and the Business, provided, however, that during the Roll-Off Period (as defined below) Deere shall be given a limited opportunity to review new disclosure in documents to be circulated to prospective investors or financing sources prior to such circulation. As soon as practicable after the Closing, but in no event later than eighteen (18) months after the Closing (such eighteen (18)-month period, the “Roll-Off Period”), except as provided in this Agreement or in an Ancillary Agreement, the Company shall, and shall cause the Company Subsidiaries to, remove or render illegible all references to the John Deere Designations appearing on any inventory or signage, or any sales, marketing, advertising, shipping and related materials (including websites and stationery) used in connection with goods and services owned or offered by the Company or Company Subsidiaries, in each case, that are in the possession or under the control of the Company or Company Subsidiaries; provided, however, that notwithstanding anything herein to the contrary, the Company shall not have to, and shall not be required to cause the Company Subsidiaries to have to, remove or render illegible any references to the John Deere Designations on any materials (including electronic materials such as software) used solely internally or contained in archives or other internal records. To the extent that any Domain Names or Marks used, registered, or otherwise controlled by the Company or the Company Subsidiaries contain, either alone or in combination, any reference to John Deere Designations or any of Deere’s or its Affiliates’ (excluding the Company and the Company Subsidiaries) Marks, except as otherwise expressly permitted by this Agreement or an Ancillary Agreement, the Company and each of the Company Subsidiaries shall (i) cease all use thereof promptly after the Closing Date, and (ii) as soon as practicable after the Closing Date (but no later than by the end of the Roll-Off Period), abandon all rights in and to such Domain Names and Marks, including abandoning any such registrations and applications for registrations. Notwithstanding the foregoing, should Investor, following the Closing Date, become aware of any Domain Name registration owned by the Company or any of the Company Subsidiaries that includes or incorporates the John Deere Designations or any of Deere’s or its Affiliates’ marks other than as expressly permitted by this Agreement or an Ancillary Agreement, Investor shall promptly notify Deere of the existence of such Domain Name registration and, upon Deere’s request, shall, or shall cause its Affiliates to, at the sole cost and expense of Deere (including out-of-pocket expenses and fees, including reasonable attorneys’ fees), assign and transfer all right, title and interest in or to such Domain Name registration to Deere or an Affiliate of Deere.

(c) Any use of the John Deere Designations by the Company or the Company Subsidiaries pursuant to this Section 8.5 shall: (i) be in conformity with the practices of the Company and the Company Subsidiaries prior to Closing, (ii) be in a manner that does not harm or disparage Deere or its Affiliates or the reputation or goodwill of the John Deere Designations, and (iii) be subject to the Company and Company Subsidiaries maintaining the quality of goods and services used in connection with the John Deere Designations at a standard at least as high as that of the goods and services with which the John Deere Designations were used that were offered and sold by the Company and Company Subsidiaries as of Closing.

(d) Unless, no more than nine (9) months following the Closing, the Company informs Deere that the Company has no intention of using the name and mark “JDL”, in which case the Company agrees to waive and not to assert subsequently that it has any right to use the name and mark “JDL”, no later than three (3) months prior to the end of the Roll-Off Period, the Company, Deere and the Investor shall commence a good faith negotiation regarding the terms and conditions under which the Company and the Company Subsidiaries may use the name and mark “JDL” to conduct the Business from the end of the Roll-Off Period until the fifth anniversary of the date on which Deere ceases to hold any ownership interest in the Company; provided, that, if at any time any Person other than Investor or its Affiliates obtains control of the Company (i) the continued use of the name and mark “JDL” shall be subject to Deere’s written consent, not to be unreasonably withheld or delayed, and (ii) in the event Deere does not give its consent, the Company (or its successor in interest) must cease use of the “JDL” name and mark within the eighteen (18) month period following such change of control.

(e) Should the Company and the Company Subsidiaries choose to use the name and mark “JDL” during the Roll-Off Period while the Company and the Company Subsidiaries are using the John Deere Designations pursuant to this Section 8.5, or, in the event the Company, Deere and the Investor do not reach a definitive agreement on use of the name and mark “JDL”, subject to Section 8.5(d), the Company and the Company Subsidiaries shall have the right to use the name and mark “JDL” so long as the Company and the Company Subsidiaries agree to maintain the quality of the goods and services they offer or sell using the name and mark “JDL” at a standard at least equal to the standard of quality for the goods and services offered and sold by the Company and the Company Subsidiaries as of Closing. Other than use of the domain name jdlandscapes.com, which the Company and the Company Subsidiaries may use in connection with the Business until the first anniversary of the end of the Roll-Off Period, the Company and the Company Subsidiaries shall not use the letters “JD” without an “L” as a name or mark in connection with the Business. The Company and the Investor agree to discuss their intentions and strategy with respect to the primary name and mark used or to be used by the Company and the Company Subsidiaries to conduct the Business with the Deere representatives on the board of directors of the Company.

(f) Without undue delay after Closing, but in any event not later than within 30 Business Days after the Closing, the Company shall and shall cause the Company Subsidiaries to execute and file in the relevant offices of such amended organizational documents so that any reference to John Deere Designations shall be eliminated from the corporate names of the Company and Company Subsidiaries and shall as soon as practicable thereafter pursue such name changes until effective.

8.6 Intellectual Property License

(a) Subject to the terms and conditions of this Agreement, the Company hereby grants, effective as of the Closing, to Deere and the Non-Company Affiliates a non-exclusive, perpetual, irrevocable, non-sublicensable and non-assignable (except as provided in Section 8.6(b)), royalty-free, fully paid-up, worldwide license, in connection with the current and future operation of their businesses, to use and exercise all rights under all Intellectual Property (other than Marks and Domain Names) that is owned by the Companies and/or Company Subsidiaries and is or was used by Deere and the Non-Company Affiliates as of or prior to the Closing Date, but only to the same extent and manner that Deere and the Non-Company Affiliates used such Intellectual Property in their businesses as of the Closing Date.

(b) Deere or the Non-Company Affiliates may assign or sub-license the license set forth in Section 8.6(a) to any Affiliate, or in connection with a merger, reorganization, or sale of all, or substantially all, of any of the businesses to which this license relates, so long as: (i) the assigning or sublicensing party provides Investor and the Company or its successor or assignee with prompt written notice of such transaction; and (ii) the assignee or sublicensee cannot extend the benefits of this license to its other businesses, provided that no such assignment or sublicense pursuant to this Section 8.6(b) shall relieve the assigning or sublicensing party of its obligations hereunder.

(c) Subject to the terms and conditions of this Agreement, Deere hereby grants, effective as of the Closing, to the Company and the Company Subsidiaries a non-exclusive, perpetual, irrevocable, non-sublicensable and non-assignable (except as provided in Section 8.6(d)), royalty-free, fully paid-up, worldwide license, in connection with the current and future operation of the Business, to use and exercise all rights under all Intellectual Property (other than Marks and Domain Names) that is owned by Deere or the Non-Company Affiliates and is or was used by the Company and the Company Subsidiaries in connection with the Business as of or prior to the Closing Date, but only to the same extent and manner that the Company and the Company Subsidiaries used such Intellectual Property in the Business as of the Closing Date.

(d) The Company and the Company Subsidiaries may assign or sub-license the license set forth in Section 8.6(c) to any Affiliate, or in connection with a merger, reorganization, or sale of all, or substantially all, of any of the businesses to which this license relates, so long as: (i) the assigning or sublicensing party provides Deere with prompt written notice of such transaction; and (ii) the assignee or sublicensee cannot extend the benefits of this license to its other businesses, provided that no such assignment or sublicense pursuant to this Section 8.6(d) shall relieve the assigning or sublicensing party of its obligations hereunder.

(e) All rights not expressly granted by a party hereunder or under the Ancillary Agreements are reserved to such party.

8.7 No Liquidation

The Surviving JDA Company shall not plan or pursue, and Investor and Bidco and their Affiliates shall not allow or cause, the liquidation, dissolution or winding up of the Surviving JDA Company at any time within 18 months after the Closing.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Investor

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Article V and Sections 9.4, 9.5 and 9.6), from and after the Closing, Investor agrees to indemnify Deere and the Non-Company Affiliates and its and their officers, directors, employees, agents, successors and assigns (the “Deere Indemnified Parties”) against, and to pay and to hold Deere Indemnified Parties harmless from, all Losses suffered or incurred by any of Deere Indemnified Parties to the extent arising out of:

(a) any inaccuracy or breach by Investor, Bidco or Merger Sub of any representation or warranty made in Article III of this Agreement; and

(b) any failure by Investor, Bidco or Merger Sub (but not, after the Merger, the Surviving Company) to perform or comply with any of their respective covenants or agreements in this Agreement (including any other provision set forth herein that requires Investor to indemnify Deere and/or the Non-Company Affiliates upon the occurrence of certain events as described therein), other than any covenant or agreement set forth in Section 4.20.

9.2 Indemnification by Deere

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Article V and Sections 9.4, 9.5 and 9.6), from and after the Closing, Deere agrees to indemnify jointly and severally (x) in the case of the indemnification under Sections 9.2(a), 9.2(b), 9.2(c), and 9.2(e) Parent, Midco, Bidco, the Surviving Company, the JDA Surviving Company and the Company Subsidiaries and its and their officers, directors, employees, agents, successors and assigns (the “Parent Indemnified Parties”) and (y) in the case of the indemnification under Section 9.2(d) Investor and/or its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Investor Indemnified Parties”) against, and to pay and to hold the Parent Indemnified Parties or the Investor Indemnified Parties, as applicable, harmless from, all Losses suffered or incurred by any of the Parent Indemnified Parties or the Investor Indemnified Parties, as applicable, to the extent arising out of:

(a) any inaccuracy of or breach by Deere of any representation or warranty made by Deere in Article II of this Agreement (other than Section 2.9 (such Section 2.9 shall be governed by Article V));

(b) any failure by Deere or, with respect to any pre-Closing period, JDA or the Company to perform or comply with any covenant or agreement in this Agreement

(including any other provision set forth herein that requires Deere to indemnify Investor and/or Merger Sub upon the occurrence of certain events as described therein and other than any covenant or agreement in this Agreement relating to Taxes, which shall be governed by Article V);

(c) the operations and Liabilities of Deere and the Non-Company Affiliates (other than in respect of the Business or the Company and the Company Subsidiaries) before or after the Closing; provided, however, that this Section 9.2(c) shall not obligate Deere to indemnify any Parent Indemnified Party for any Loss for which a Deere Indemnified Party would be entitled to indemnification under Section 9.3(b);

(d) any failure by Deere or any Affiliate of Deere or, with respect to any pre-Closing period, JDA or the Company to perform or comply with any of their respective covenants or agreements set forth in this Agreement that causes a Loss suffered by an Investor Indemnified Party, but not the Company and its Subsidiaries (such as a diminution in value of Investor’s Preferred Shares);

(e) the Deere LESCO Liabilities; and

(f) the Wellington Environmental Liabilities.

Notwithstanding anything in this Agreement to the contrary, solely for determining whether there is an inaccuracy or has been a breach of any representation or warranty for purposes of Section 9.2(a), except with respect to the representations and warranties set forth in the first sentence of each of Section 2.8(a) and 2.8(b), the first sentence of Section 2.10, the first sentence of Section 2.14 and the use of the term “Material Contracts”, the last sentence of Section 2.15(a), the first sentence of Section 2.16 and Section 2.19(a), and except with respect to the representations and warranties set forth in clause (ii) of the second sentence of Section 2.5(a) or the first sentence of Section 2.6, in each case to the extent the concept of materiality is subsumed by GAAP, no effect shall be given to any qualification as to “materiality” or “Material Adverse Effect” and phrases of similar import.

9.3 Indemnification by the Surviving Company

Subject to the other terms, conditions and limitations of this Agreement (including the provisions of Article V and Sections 9.4, 9.5 and 9.6), from and after the Closing, the Surviving Company shall indemnify the Deere Indemnified Parties against, and to pay and to hold the Deere Indemnified Parties harmless from, all Losses suffered or incurred by any of the Deere Indemnified Parties to the extent arising out of:

(a) the operations and Liabilities of the Surviving JDA Company, the Business, the Company (or the Surviving Company) and the Company Subsidiaries before or after the Closing (but excluding Losses in respect of Taxes, which shall be governed by Article V); provided, however, that this Section 9.3(a) shall not obligate the Company to indemnify any Deere Indemnified Party for any Loss (i) for which a Parent Indemnified Party or Investor Indemnified Party would be entitled to indemnification under Sections 9.2(a), 9.2(b), 9.2(d), or 9.2(e) or (ii) to the extent suffered as a result of any Deere Indemnified Parties’ direct or indirect ownership of the Surviving JDA Company, the Surviving Company or any Company Subsidiary following the Closing;

(b) any failure by the Surviving JDA Company, the Surviving Company to perform or comply with any covenant or agreement in this Agreement to the extent such covenant or agreement is to be performed in whole or in part following the Closing (including any other provision set forth herein that requires the Surviving JDA Company, the Surviving Company to indemnify Deere and/or its Affiliates upon the occurrence of certain events as described therein);

(c) any ERISA Fiduciary Liability; and

(d) the Surviving Company LESCO Liabilities.

9.4 Limitations on Indemnification

(a) The representations and warranties set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 9.1(a) or 9.2(a) shall survive the Closing until the eighteen month anniversary of the Closing Date and shall thereafter be of no further force or effect; provided, that the representations and warranties in Sections 2.1 (other than the third sentence thereof), 2.2, 2.18, 2.24, 3.1, 3.5, 3.8 and 3.10 (the “Fundamental Representations”) and the right to assert a claim for indemnification with respect thereto pursuant to Sections 9.1(a) or 9.2(a) shall survive the Closing until the expiration of the applicable statute of limitations, and the representations and warranties in Sections 2.9(d), (h) and (l) and the right to assert a claim for indemnification pursuant to Section 5.1(a) shall survive the Closing until the expiration of the applicable statute of limitations for assessments plus thirty (30) days, giving effect to any waiver, mitigation or extension of such period, the representations and warranties in Section 2.9 (other than Sections 2.9(d), (h) and (l)) shall not survive the Closing, and the representations and warranties in Section 2.17 and the right to assert a claim for indemnification with respect thereto pursuant to Section 9.2(a) shall survive for a period of 30 months after of the Closing Date. The covenants and agreements set forth in this Agreement, and the right to assert a claim for indemnification with respect thereto pursuant to Sections 9.1(b) or 9.2(b), shall not survive the Closing; provided, however, that those covenants and agreements set forth in Section 4.1, Section 4.2(c) (to the extent its terms contemplate performance prior to the Closing), Section 4.9, Section 4.10, Section 4.11, Section 4.14, Section 4.15 and Section 4.25, shall survive the Closing for a period of 18 months, provided, further that those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing (including Sections 4.8, 4.13(b) and (c)) shall remain in full force and effect until one-hundred eighty (180) days following the date by which such covenant or agreement is required to be performed. If a party delivers an indemnification notice to the other party before the expiration of a representation or warranty or covenant or agreement, then the right to assert a claim for indemnification with respect to the applicable representation or warranty or covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. No claim for indemnification under Section 9.1(a), 9.1(b), 9.2(a) or 9.2(b) may be made after the expiration of the applicable survival period.

(b) Notwithstanding anything to the contrary contained herein, except with respect to ERISA Affiliate Liabilities, the LESCO Environmental Liabilities, the Wellington Environmental Liabilities and the Fundamental Representations, an Indemnified Party shall not be entitled to indemnification under Sections 9.1(a) or 9.2(a) (“Covered Claims”) (i) for any individual claim or series of related claims unless the Loss relating thereto exceeds $100,000 (the “De Minimis Claim Threshold”) and (ii) until such party (together with its Affiliates) shall have incurred, as to all claims in excess of the De Minimis Threshold, indemnifiable Losses in excess of an amount equal to 1.5% of the Deere Proceeds in the aggregate (the “Deductible”).

(c) Except with respect to ERISA Affiliate Liabilities, the LESCO Environmental Liabilities, the Wellington Environmental Liabilities and the Fundamental Representations, the Indemnifying Parties (x) collectively under Section 9.1(a) and (y) collectively under Section 9.2(a) shall be obligated to indemnify, defend or hold harmless any Indemnitee with respect to the matters covered by Sections 9.1(a) or 9.2(a) only to the extent the aggregate amount of claims to be payable by the applicable Indemnifying Parties exceeds the Deductible and then only to the extent of such amount that is in excess of the Deductible. Under no circumstance shall Deere and Deere’s aggregate obligation to provide indemnification for matters covered by Section 9.2(a) exceed an amount equal to 25% of the Deere Proceeds.

(d) Each of Deere and Investor acknowledges and agrees that its sole and exclusive post-Closing remedy with respect to any and all claims relating to this Agreement and the transactions contemplated hereby (other than (x) claims arising from fraud, (y) any disputes relating to Closing Working Capital, Closing Cash and/or Closing Indebtedness, which shall be governed by Section 1.7 and (z) claims arising under any Ancillary Agreement) shall be pursuant to the indemnification provisions set forth in Article V and this Article IX. In furtherance of the foregoing, each of Deere and Investor hereby waives on its own behalf and on behalf of its Affiliates (including in the case of Investor, the Surviving Company and the Company Subsidiaries following the Closing), from and after the Closing, to the fullest extent permitted under Law, any and all claims (other than claims arising from fraud and other than any disputes relating to Closing Working Capital, Closing Cash and/or Closing Indebtedness, which shall be governed by Section 1.7) it may have against the other parties hereto or any of their Affiliates arising under, based upon or related to this Agreement or any document or certificate delivered in connection herewith (other than any Ancillary Agreement), except pursuant to the indemnification provisions set forth in Article V and this Article IX. The foregoing notwithstanding, nothing in this Section 9.4(d) shall limit or restrict the ability or right of Investor, the Company (or, following the Closing, the Surviving Company), Deere to seek injunctive or other equitable relief for any breach or alleged breach of any provision of this Agreement (subject to the limitations set forth in Sections 10.2 and 10.3); provided that any procedures in respect of and limitations on Losses or Liabilities in Article V and this Article IX shall in no event be diminished or circumvented by such relief.

(e) Notwithstanding any other provision in this Agreement to the contrary, there shall be no right to indemnification hereunder for any Losses (excluding Taxes, which shall be governed by Article V) that were taken into account in the final determination of Closing Working Capital, Closing Cash or Closing Indebtedness pursuant to Section 1.7.

(f) No Indemnitee shall be entitled to recover any amount relating to any matter arising under one provision of this Agreement to the extent such Indemnitee (or other Parent Indemnified Parties in the event of a Parent Indemnified Party, other Investor Indemnified Parties in the event of an Investor Indemnified Party or other Deere Indemnified Parties in the event of a Deere Indemnified Party) had already recovered such amount with respect to such matter pursuant to that or other provisions of this Agreement.

(g) Each party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h) Deere shall not be required to indemnify or hold harmless the Parent Indemnified Parties with respect to any indemnification matter arising under Environmental Laws to the extent (i) such matter arises out of any invasive investigation of environmental conditions, including testing or sampling, or any voluntary disclosure to a Governmental Authority undertaken or disclosed by or on behalf of the Parent Indemnified Parties, unless such investigation or disclosure was required (A) under applicable Environmental Laws, (B) by a Governmental Authority, or (C) in connection with a third party claim, or (ii) Parent Indemnified Parties (A) remediate environmental conditions in excess of industrial standards or other applicable minimum standards, including standards based on land use restrictions and engineering controls so long as such standards and restrictions are acceptable to applicable Governmental Authorities and do not materially impair any operations or (B) incur costs in excess of the least costly alternatives to those reasonably expected to achieve compliance with any applicable Environmental Laws so long as such least costly alternatives are acceptable to applicable Governmental Authorities or (C) tender a claim for a breach of the representations and warranties in Section 2.17, where such Liabilities arise from changes in Environmental Laws coming into effect after the Closing.

(i) Notwithstanding anything herein to the contrary, in no event shall any Indemnifying Party be liable for (A) any incidental, indirect, special, exemplary or punitive damages, or (B) except in respect of Section 9.2(d), any diminution in value or damages calculated on the basis of a pricing multiple that arise out of or relate to this Agreement or the performance or breach thereof, except, in each case of clauses (A) and (B), in the event of fraud or willful misconduct or to the extent awarded against an Indemnitee pursuant to a claim by a third party.

(j) There shall be no right to indemnity for Losses relating to the LESCO Environmental Liabilities under any provision of this Agreement other than Sections 9.2(e) and 9.3(d).

(k) With respect to any remedial action, investigation, corrective action or any other actions that are required to satisfy Deere’s indemnification obligations with respect to the Wellington Environmental Liabilities or the LESCO Environmental Liabilities:

(1) Deere shall have the right, but not the obligation, to conduct and control such actions; provided, however, that, if Deere opts to conduct such actions, Deere shall do so without unreasonably interfering with the Company’s operations;

(2) the Company shall, and shall cause its representatives to, cooperate with Deere, including by providing access to the subject site, including access to install, maintain, replace and operate wells and remove impacted soil and/or groundwater; and

(3) if Deere chooses not to control the conduct of any corrective action, the Company shall consult with Deere in all material respects in connection with undertaking the corrective action.

9.5 Computation of Indemnity Payments

(a) The amount payable under this Article IX in respect of any Loss shall be calculated net of (A) any reserves set forth in the Post-Closing Statement (including the balance sheet delivered in connection therewith), and (B) any insurance proceeds or other amounts under indemnification agreements with third parties actually received by the Indemnitee on account thereof. To the extent the Loss that gave rise to an indemnity payment pursuant to Article V or this Article IX results in a Tax benefit to the Indemnitee that is actually realized by it, the Indemnitee shall remit to the applicable indemnitor such Tax benefit (a “Tax Benefit Payment”); provided, that in no event shall the cumulative Tax benefit remitted by the Indemnitee exceed the amount of the applicable indemnity payment. If any such Tax benefit is subsequently disallowed, the applicable indemnitor shall make an appropriate reconciliation payment to the Indemnitee. In computing the amount of a Tax Benefit Payment, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or incurrence or payment of any indemnified amount except that carrybacks of net operating losses or other tax attributes shall be applied in making such computation after recognizing any item arising from the receipt or accrual of any indemnity payment or incurrence or payment of an indemnified amount.

(b) The Indemnitee shall use commercially reasonable efforts to seek full recovery under all insurance policies and/or indemnification agreements covering any indemnifiable Loss to the same extent as the Indemnitee would if such Loss were not subject to indemnification under this Agreement. In the event that an insurance or other recovery is made at any time after an indemnification payment by the Indemnitee has been made with respect to any indemnified Loss, then, to the extent of the amount of such indemnification payment, a refund equal to the aggregate net amount of the recovery (less the costs of recovery to the Indemnitee) shall be made promptly to the Person or Persons that provided such indemnity payment to such Indemnitee. The party making any indemnification payment hereunder shall be subrogated to all rights of the Indemnitee in respect of any Losses indemnified by such party.

(c) No party shall be entitled to indemnification pursuant to Article IX, to sue for damages or to assert any other right or remedy with respect to any Loss, cause of action or other claim to the extent it is a Loss, cause of action or claim with respect to which such party or any of its Affiliates has taken action (or caused action to be taken) the primary purpose of which is to accelerate the time period in which such matter is asserted or payable in order to ensure the applicability of indemnification pursuant to Article IX.

9.6 Procedures for Indemnification

(a) Any Person making a claim for indemnification under Section 9.1, Section 9.2 or Section 9.3 (an “Indemnified Party”) shall notify the party against whom indemnification is sought (an “Indemnifying Party”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnified Party by a third party (a “Third Party Claim”), describing the Third Party Claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail; provided, that, the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the indemnifiable Losses to be greater than such Losses would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder.

Any Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim at such Indemnifying Party’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Article IX). Notwithstanding the foregoing, if the Indemnified Party shall have determined in good faith and upon advice of counsel that (a) an actual or likely conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel inappropriate or (b) the defendants in, or targets of, any such action or proceeding include both the Indemnified Party and an Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Parties which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Party), then, in each case, the Indemnified Party may, upon notice to the Indemnifying Party, engage separate counsel, and the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party to the extent the Third Party Claim is indemnifiable hereunder (but only to the extent such separate counsel agrees to comply with any written guidelines established by the Indemnifying Party that are applicable to substantially all outside counsel retained by such Indemnifying Party, which guidelines shall be provided to the Indemnified Party promptly upon the Indemnifying Party’s receipt of notice that the Indemnified Party intends to engage separate counsel due to an actual or likely conflict of interest).

Upon assumption of the defense of any such Third Party Claim by the Indemnifying Party, the Indemnified Party will not pay, or permit to be paid, any part of the Third Party Claim, unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld, delayed or conditioned) or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnified Party is entered against the Indemnified Party for such Liability. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not compromise or settle, or admit any Liability with respect to, any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), unless the relief consists solely of (i) money damages (all of which the Indemnifying Party shall pay) and (ii) includes a provision whereby the plaintiff or claimant in the matter releases all Indemnified Parties from all Liability with respect thereto.

In all cases with respect to Third Party Claims, the parties shall provide reasonable cooperation to each other in defense of such Third Party Claims, including by making employees, information and documentation reasonably available (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses) and providing such information, testimony and access to their books and records, during normal business hours and upon reasonable notice, in each case as shall be reasonably necessary in connection with the contest or defense.

If the Indemnifying Party shall not reasonably promptly assume the defense of any such Third Party Claim, or fails to prosecute or withdraws from the defense of any such Third Party Claim, the Indemnified Party may defend against such matter, at the Indemnifying Party’s expense, in a manner consistent with the above provisions regarding conduct of the defense by the Indemnified Party; provided, that, the Indemnified Party may not settle any such matter without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(b) The Indemnified Party shall notify the Indemnifying Party with respect to a Covered Claim even though the amount thereof plus the amount of other Covered Claims previously notified by the Indemnified Party in the aggregate is less than the Deductible.

(c) In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its claim is covered under more than one provision of this Article IX, such party or Affiliates shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

(d) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought.

(e) Any payment to be made pursuant to this Article IX shall be deemed to be an adjustment to the Cash Merger Consideration for Tax purposes.

ARTICLE X

TERMINATION AND WAIVER

10.1	Termination

This Agreement may be terminated:

(a) at any time prior to the Closing by the mutual written consent of Deere and Investor;

(b) by Investor, if Deere, JDA or the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Investor;

(c) by Deere, if (x) Investor breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1, (ii) cannot be or has not been cured within 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by Deere, or (y)(i) all of the conditions set forth in Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) Deere has given notice to Investor in writing that it is prepared and able to consummate the Closing (assuming the Debt Financing would be available at the Closing and the conditions set forth in Section 6.1 that by their terms are to be satisfied at Closing would be satisfied by actions taken at the Closing), and (iii) Investor fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.6; and

(d) by Investor or by Deere, upon written notice to the other party, if the Closing has not occurred on or prior to January 28, 2014 (the “Outside Date”).

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Article X shall not be available to any party (a) that is in material breach of its representations, warranties, covenants or other agreements set forth herein or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the primary cause of, or primarily resulted in, the failure to satisfy any condition to the obligations of the other party hereunder.

10.2	Effect of Termination

(a) In the event of termination in accordance with Section 10.1, this Agreement will forthwith become void and there will be no Liability on the part of any party hereto, except that Sections 2.18 and 3.5 relating to brokers’ fees, Section 4.5 relating to confidentiality, Sections 4.13(b) and (c), this Section 10.2, Article XI and any corresponding definitions set forth in Article XII, shall survive termination; provided, however, that except as set forth below, nothing herein shall relieve Deere, the Company or Investor (subject to the provisions of Section 10.2 below) from Liability for any willful breach hereof prior to such termination.

(b) In the event that this Agreement is terminated pursuant to (i) Section 10.1(c)(x) and, at such time, (x) Deere has confirmed in written notice to Investor that it was prepared to consummate the Closing at such time (assuming the Debt Financing would be available at the Closing and the conditions set forth in Section 6.1 that by their terms are to be satisfied or waived at Closing would be satisfied or waived at the Closing), (y) all the other conditions set forth in Section 6.2 were satisfied or waived (other than those conditions that by their terms are to be satisfied at Closing or could not be satisfied as a result of the Investor’s breach) and (z) Investor would otherwise be required to complete the Closing on the Closing Date, or (ii) Section 10.1(c)(y), then Investor shall pay Deere an amount equal to $20,000,000 (the “Termination Fee”) provided, that notwithstanding anything to the contrary set forth herein, Investor shall not be required to pay the Termination Fee with respect to the foregoing clause (ii), if the Financing was not available as a result of the failure of the representations and warranties of Deere set forth in clauses (ii) and (iii) of the last sentence of Section 2.5(a) to be true and correct in all material respects (subject to the disclosures set forth in Schedule 2.5).

(c) In the event the Termination Fee is payable, such fee will be paid to Deere by Investor in immediately available funds within ten Business Days after the date of termination of this Agreement. Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is liquidated damages, and not a penalty, and the payment of the Termination Fee in the circumstances specified herein is supported by due and sufficient consideration. While Deere may pursue both a grant of specific performance under Section 10.3(b) and the payment of the Termination Fee under this Section 10.2(c), under no circumstances shall Deere, prior to the Closing, be entitled to receive both (x) a grant of specific performance which results in consummation of the Closing and (y) monetary damages in connection with this Agreement or any termination of this Agreement, including all or any portion of the Termination Fee. Investor shall reimburse Deere for reasonable fees (including fees and expenses of legal counsel) incurred by Deere in enforcing its rights under Section 10.2(b) and this Section 10.2(c).

(d) Deere and Investor acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the parties would not have entered into this Agreement.

(e) Notwithstanding anything to the contrary in this Agreement, if Investor fails to effect the Closing when required by Section 1.6 for any or no reason or otherwise prior to the Closing breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise), then, (i) except for the right of Deere to seek an injunction, specific performance or other equitable relief as and only to the extent expressly permitted by Section 10.3(b) and except for the right of Deere to bring a Pre-Closing Damages Proceeding pursuant to the third sentence of this Section 10.2(e), Deere’s and its Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any of the Investor Parties for any pre-Closing breach, loss or damage shall be to terminate this Agreement as provided in Section 10.1(c)(x) or 10.1(c)(y), and receive payment of the Termination Fee, in each case to the extent provided by Section 10.2(b), or with respect to the obligation to pay the Termination Fee, the Guarantee, as applicable and (ii) upon payment of the Termination Fee, as provided in the immediately foregoing clause (i), none of the Investor Parties will have any liability to Deere or any of its Affiliates or any other Person, whether at Law or equity, in contract, in tort or otherwise arising from or in connection with pre-Closing breaches by Investor of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that Deere or any of its Affiliates may have relating to pre-Closing matters under this Agreement, including for a breach of Section 1.6 hereof, (and including relating to the Financing and the Financing Commitments), and no Person will have any rights or claims against any of the Investor Parties relating to any such matters. Deere agrees to cause any Proceeding pending in connection with this Agreement or any of the transactions contemplated hereby (including any Proceeding related to the Financing, the Equity Financing Commitment, the Debt Financing Commitment or the Guarantee) by Deere or any of its Affiliates and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or Affiliates (collectively, the “Seller Parties”) against any of the Investor Parties to be dismissed with prejudice promptly after payment of the Termination Fee. Notwithstanding clause (i) of the second preceding sentence, the parties agree that in the event that (x) Deere has terminated this Agreement pursuant to Section 10.1(c)(x) because of the willful and intentional failure by Investor to perform any of its covenants contained in this Agreement, (y) the Termination Fee is not payable and (z) Deere has sought an injunction, specific performance and/or other equitable relief with respect to the acts or omissions that gave rise to Deere’s ability to terminate this Agreement pursuant to Section 10.1(c)(x) as contemplated by clause (x) of this sentence and such injunction, specific performance and/or other equitable relief was determined by a court of competent jurisdiction to not be available, then Deere shall be entitled to seek monetary damages against Investor and/or under the Guarantee with respect to the acts or omissions that gave rise to Deere’s ability to terminate this Agreement pursuant to Section 10.1(c)(x) as contemplated by clause (x) of this sentence (a “Pre-Closing Damages Proceeding”); provided, that the monetary damages payable by Investor and Guarantor under all Pre-Closing Damages Proceedings shall not exceed, in the aggregate, the amount of the Termination Fee. In no event shall any of the Seller Parties seek or permit to be sought on behalf of any Seller Party any damages from, or otherwise bring any Proceeding against, any of the Investor Parties in connection with pre-Closing breaches of this Agreement or any of the pre-Closing transactions contemplated hereby (including any Proceeding related to the Financing, the Equity Financing Commitment, the Debt Financing Commitment or the Guarantee), other than a Pre-Closing Damages Proceeding, when permitted and to the extent set forth in this Section 10.2(e), or a Proceeding to recover payment of the Termination Fee when permitted and to the extent set forth in Section 10.2(b) or a Proceeding for specific performance solely under the circumstances and as specifically set forth in Section 10.3(b). In no event shall Deere be entitled to seek the remedy of specific performance of this Agreement other than solely under the circumstances and as specifically set forth in Section 10.3(b). Nothing in this Section 10.2(d) shall in any way expand or be deemed or construed to expand the circumstances in which Investor or any other Investor Party may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing).

(f) The parties acknowledge and agree that in no event will Investor be required to pay the Termination Fee on more than one occasion or will be liable for aggregate payments under this Section 10.2 in excess of an amount equal to the Termination Fee.

10.3	Enforcement

(a) The parties agree that irreparable damage would occur in the event that either party does not perform or otherwise breaches provisions of this Agreement in accordance with their specific terms and that, subject to the limitations provided in Section 10.2 and this Section 10.3, any such breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that Investor shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Deere, JDA and the Company, and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity. Notwithstanding anything herein to the contrary, except as expressly permitted by Section 10.3(b), the parties hereto acknowledge and agree that neither Deere, JDA nor any of their Affiliates shall be entitled (i) to an injunction or injunctions to prevent breaches of this Agreement by Investor, (ii) to enforce specifically the terms and provisions of this Agreement against Investor or (iii) otherwise to obtain any equitable relief or remedy against Investor.

(b) Subject to the last sentence of Section 10.2(c), it is acknowledged and agreed that Deere shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including any expense reimbursement and indemnification obligations). Notwithstanding the foregoing, Deere shall be entitled to specific performance of Investor’s obligations pursuant to the terms of this Agreement (x) to cause the Equity Financing to be funded to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) Investor is, or would be had it performed its obligations under this Agreement, required to complete the Closing on the Closing Date pursuant to Section 1.6, (ii) the Debt Financing has been funded or will be funded at the Closing if the Investor complies with its obligations under this Agreement and the Equity Financing is funded at the Closing, (iii) Investor has failed or fails to complete the Closing in accordance with Section 1.6 or such Closing could not occur as a result of Investor’s breach of this Agreement and (iv) Deere has confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, and Investor otherwise complies with its obligations hereunder, Deere, JDA and the Company will perform their respective obligations in respect of the Closing or (y) to enforce its rights to cause the Debt Financing to be funded as provided in Section 4.12(b).

(c) Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance (other than on the basis that such remedy is not available pursuant to the terms of this Agreement in respect of the particular instance in question) to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.3. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case when expressly available pursuant to the terms of this Agreement, shall not be required to provide any bond or other security in connection with such order or injunction.

(d) To the extent any party hereto brings any action prior to the Closing to enforce specifically the performance of the terms and provisions of this Agreement when available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (1) the amount of time during which such action is pending, plus 5 Business Days, or (2) such other time period established by the court presiding over such action.

10.4	Waiver

Any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in or breaches of the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the party to be bound thereby. Any such extension or waiver shall constitute an extension or waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such extension or waiver in any other respect or at any other time. Neither such extension, the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder, or as an extension for the performance of any other obligation or act hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

ARTICLE XI

GENERAL PROVISIONS

11.1	Expenses

Except as otherwise set forth herein (including Section 4.18), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

11.2	Notices

All notices, requests, claims, demands and other communications hereunder will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by national overnight courier service, by facsimile transmission, or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Deere:

Deere & Company

Law Department

One John Deere Place

Moline, lL 61265

Attn:	General Counsel
Fax:	(309) 749-0085

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attn:	Stephen M. Besen, Esq.
Fax:	(646) 848-8902

(b) if to Investor or Merger Sub

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attn:	Kenneth A. Giuriceo
Robert Volpe
Fax:	(212) 407-5252

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn:	Margaret Andrews Davenport
Andrew L. Bab
Fax:	(212) 909-6836

(c) if to JDA, the Company, the Surviving Company or the Surviving JDA Company:

John Deere Landscapes LLC

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attn:	John Guthrie
Fax:

with a copy to, if prior to the Closing:

Deere & Company

Law Department

One John Deere Place

Moline, lL 61265

Attn:	General Counsel
Fax:	(309) 749-0085

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attn:	Stephen M. Besen, Esq.
Fax:	(646) 848-8902

with a copy to, if following the Closing:

c/o Clayton, Dubilier & Rice, LLC

375 Park Avenue, 18th Floor

New York, NY 10152

Attn:	Kenneth A. Giuriceo
Robert Volpe
Fax:	(212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn:	Margaret Andrews Davenport
Andrew L. Bab
Fax:	(212) 909-6836

All notices shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), (c) upon confirmation of receipt when transmitted by facsimile transmission, (d) upon receipt after dispatch by registered or certified mail, postage prepaid.

11.3	Severability

If any term or other provision of this Agreement is held invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this

Agreement will nevertheless remain in full force and effect and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision that effects the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.4	Entire Agreement

This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements, together with the Confidentiality Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings with respect to the subject matter hereof and thereof, both written and oral. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

11.5	Assignment

This Agreement shall not be assigned by any party without the prior written consent of the non-assigning parties; provided, however, that Investor may transfer or assign (including by way of a pledge), in whole or in part, to one or more of its Affiliates without the consent of any other party, the right to purchase all or a portion of the Investor Preferred Shares, but no such transfer or assignment will limit Investor’s obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Deere or Investor shall also apply to any such Deere or Investor assignee, as the case may be, unless the context requires otherwise.

11.6	No Third-Party Beneficiaries

Except (i) as otherwise expressly provided in Article V and Article IX, (ii) for Clayton, Dubilier & Rice, LLC in respect of the CD&R Initial Consulting Services Fee, and (iii) Parent and Midco, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Financing Sources shall be express third party beneficiaries of and have the right to enforce Sections 10.2, 11.6, 11.7, 11.8 and 11.10.

11.7	Amendment

This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto. To the extent that any amendment or modification to Sections 10.2, 11.6, 11.7, 11.8 and 11.10 is sought which is adverse to the rights of the Financing Sources, the prior written consent of the Financing Sources shall be required before such amendment or modification is rendered effective.

11.8	Governing Law; Jurisdiction

(a) This Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

(b) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in any New York State or Federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or Federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Nothing in this Section 11.8 shall be deemed to prevent any party from seeking to remove any action to a Federal court in the State of New York. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 11.10 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

11.9	Public Announcements

From and after the date hereof through (and including) the Closing Date, the timing and content of all press releases or other written public announcements regarding any aspect of this Agreement to the financial community, employees or the general public by Investor or Deere (or the Company) shall be subject to prior consultation with and the consent of the other (which shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior consent of any other party, issue such a press release or other similar public statement as may be required by applicable Law or any listing agreement with a securities exchange to which the disclosing party is a party, if the disclosing party has used all commercially reasonable efforts to consult with the other and to obtain the other’s consent but has been unable to do so in a timely manner.

11.10	Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE DEBT FINANCING COMMITMENT, THE ANCILLARY AGREEMENTS OR THE CONFIDENTIALITY AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11	Disclosure Generally

Information reflected in any Schedule is not necessarily limited to matters required by this Agreement to be reflected in such Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. The mere inclusion of information in any Schedule shall not be deemed to constitute an acknowledgment that such information is required to be disclosed or that such information represents a material exception, fact, event, or circumstance or that such item is or is reasonably likely to be material or has had or would reasonably be expected to result in or constitute, individually or in the aggregate, a Material Adverse Effect. Disclosure of information in any Schedule shall not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in any Schedule shall not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company or the Company Subsidiaries or of the Business. No disclosure in any Schedule relating to any possible breach or violation of any law or agreement or possible conduct outside the ordinary course shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that any such conduct was outside the ordinary course. Moreover, no disclosure in any Schedule constitutes an admission of any liability or obligation of Deere to any third party, nor an admission to any third party against any of Deere’s (or any of its Affiliates’) interests. No matter disclosed in, or reasonably determinable from, any Schedule shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been or will be, a Material Adverse Effect.

11.12	Waiver of Conflicts; Attorney-Client Privilege

(a) Investor, JDA and the Company waive and will not assert, and the Company agrees to cause the Company Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Deere or any of the Non-Company Affiliates or any shareholder, officer, employee or director of Deere or any of the Non-Company Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, by any legal counsel that represented Deere or any of its Affiliates (including JDA, the Company and the Company Subsidiaries) in connection with this Agreement or the Ancillary Agreements or the transactions involving Investor, JDA, the Company and Deere contemplated hereby or thereby to occur on or prior to the Closing Date (the “Current Representation”).

(b) Investor, JDA and the Company will not assert, and the Company agrees to cause the Company Subsidiaries to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any officer, employee or director of JDA, the Company or any of the Company Subsidiaries (the “Company Designated Persons”) occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Investor or any of its Affiliates (including the Company and the Company Subsidiaries), it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Deere and/or the Non-Company Affiliates; provided that the foregoing acknowledgement of retention shall not extend to any communication not involving this Agreement, the Ancillary Agreements or the transactions involving Investor, the Company and Deere contemplated hereby or thereby to occur on or prior to the Closing Date, or to communications with any Person other than the Company Designated Persons.

11.13	No Presumption Against Drafting Party

Investor and Deere each acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

11.14	Time Periods

Unless specified otherwise, any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a weekend or a holiday in the United States, the period during which such action may be taken shall be automatically extended to the next Business Day.

11.15	Execution of Agreement

This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

11.16	Deere; Investor and Parent

Deere acknowledges and agrees with Investor that Deere shall cause, prior to the Closing, JDA and the Company to perform their respective obligations under this Agreement. Investor acknowledges and agrees with Deere that Investor shall cause, directly or indirectly, as applicable, prior to the Closing, Parent, Bidco and Merger Sub to perform their respective obligations under this Agreement.

ARTICLE XII

CERTAIN DEFINITIONS

12.1	Certain Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning given in Section 1.7(e).

“Accounts Payable” means all accounts payable, trade payables and other payables of the Company and the Company Subsidiaries determined in accordance with the Calculation Principles, solely to the extent relating to the Business.

“Accounts Receivable” means bona fide and valid receivables arising in the ordinary course of business, less any reserve for doubtful accounts.

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Agreement” has the meaning given in the Preamble.

“Ancillary Agreements” means the Stockholders Agreement, the Preferred Stock COD, the Registration Rights Agreement, the Transition Services Agreement, the CD&R Consulting Agreement, the Deere Consulting Agreement, the CD&R Indemnification Agreement, the Seller Indemnification Agreement, and the Intellectual Property Assignment Agreement.

“Assets” has the meaning given in Section 2.11.

“Assumed Seller Plans” has the meaning given in Section 4.6(o).

“Audited Financial Statements” has the meaning given in Section 2.5(a).

“Balance Sheet Date” means July 31, 2013.

“Basis of Presentation Agreement” shall mean the Basis of Presentation Agreement, dated as of September 30, 2013, between Deere and Clayton, Dubilier & Rice, LLC.

“Bidco” has the meaning given in the Preamble.

“Borrower” shall mean the borrower under the Debt Financing Commitments.

“Business” means the (i) supply or distribution (but not manufacturing) of irrigation products (including controllers, valves, heads, pumps, rain water systems, pipes, fitting, weather sensors, rotors and spray, but excluding mechanical precision agricultural irrigation equipment and supplies manufactured by Deere or the Non-Company Affiliates), outdoor lighting products (including wire, transformers and landscape lighting fixtures), nursery products (including plants, trees, shrubs, ornamentals and other plant material), landscape supplies (including hardscapes, mulches, soil amendments, tools, sod and seed), fertilizers, combination products, turf protection products (including herbicides, insecticides, fungicides and pesticides), turf and erosion control products, (ii) the blending of fertilizers and combination products, (iii) the provision of design, on-site and other similar services relating to the items described in clause (i) above, and (iv) the provision of educational services, job tracking services and commercial lead services to customers of the items described in clauses (i) (ii) and (iii), in each case in the United States and Canada and excluding, in the case of clauses (i) and (ii), the supply or distribution of such products to agricultural producers.

“Business Benefit Plans” has the meaning given in Section 2.8(b).

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by Law to be closed for business.

“Business Employee” means (i) any individual who is employed by the Company or a Company Subsidiary as of the date of this Agreement or who is hired in the ordinary course by the Company or a Company Subsidiary on or after the Date of this Agreement and on or prior to the Closing Date and (ii) any employee of Deere or its Non-Company Affiliates who primarily spends his or her working time providing services to the Company or a Company Subsidiary.

“Calculation Principles” means the accounting principles set forth on Schedule 1.7(a).

“Cash Merger Consideration” has the meaning given in Section 1.7(f).

“CD&R Consulting Agreement” means the letter agreement to be entered into by the Company and the other parties identified therein as of the Closing substantially in the form of Exhibit E hereto.

“CD&R Indemnification Agreement” means the indemnification agreement to be entered into by the Company and the other parties identified therein as of the Closing substantially in the form of Exhibit G hereto.

“CD&R Initial Consulting Services Fee” means $13,500,000.

“Certificate of Company Merger” has the meaning given in Section1.2(a).

“Certificate of JDA Merger” has the meaning given in Section1.1(a).

“Closing” has the meaning given in Section 1.5(a).

“Closing Cash” means all cash, cash equivalents and marketable securities held by the Company and the Company Subsidiaries in the United States immediately prior to the Closing that are not subject to any restrictions on use; provided, that Closing Cash shall be reduced by the amount of any checks written by the Company or a Company Subsidiary, but not yet cashed, and increased by the amount of deposits received but not yet cleared by the Company and the Company Subsidiaries immediately prior to the Closing.

“Closing Date” has the meaning given in Section 1.5(a).

“Closing Indebtedness” means the Indebtedness of the Company and the Company Subsidiaries immediately prior to the Closing; provided, that “Closing Indebtedness” shall not include the guarantee of certain of the assignee’s obligations in Section 13 of that certain Assignment and Assumption of Lease, dated August 10, 2004, by and among LESCO Services, Inc., LESCO and The Glidden Company.

“Closing Working Capital” means the working capital of the Company and the Company Subsidiaries immediately prior to the Closing as determined in accordance with the Calculation Principles, and which shall be (i) the sum of all current assets of the Company and the Company Subsidiaries, including in each case, Accounts Receivable, prepaid expenses, other current assets, income Tax receivables and Inventory, but excluding Closing Cash, deferred Tax assets, and intercompany receivables (other than intercompany trade receivables arising in the ordinary course of the Business to the extent that they are not settled prior to closing), minus (ii) the sum of all current liabilities of the Company and the Company Subsidiaries, including in each case all Accounts Payable, current Tax liabilities, accrued expenses, other current liabilities, stranded lease costs (irrespective of when such costs are payable), partner program accrual (irrespective of when such costs are payable), but excluding Closing Indebtedness, deferred Tax liabilities, LESCO accrued environmental liabilities, and intercompany payables (other than intercompany trade payables arising in the ordinary course of the Business to the extent that they are not settled prior to closing).

“COBRA” has the meaning given in Section 2.8(k).

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Common Shares” has the meaning given in the Recitals.

“Common Stock Consideration” has the meaning given in the Recitals.

“Company” means John Deere Landscapes, LLC, and any predecessor thereof, and from and after the Effective Time, the Surviving Company.

“Company Addendum” means that certain Addendum to John Deere Credit Lawn & Grounds Care Revolving Plan Dealer Agreement, by and among FPC Financial, f.s.b. and John Deere Landscapes, Inc., dated as of August 1, 2008.

“Company Benefit Plan” has the meaning given in Section 2.8(a).

“Company Consent” has the meaning given in the Recitals.

“Company Designated Persons” has the meaning given in Section 11.12(b).

“Company Interests” has the meaning given in the Recitals.

“Company Merger” has the meaning given in the Recitals

“Company Party” has the meaning given in Section 2.14.

“Company Policies” has the meaning given in Section 2.16.

“Company Savings Plan” has the meaning given in Section 4.6(g).

“Company Subsidiaries” means John Deere Landscapes Ltd. and LESCO, and any predecessor and predecessor Subsidiary thereof, and any predecessor Subsidiary of the Company (and any predecessor thererof).

“Competing Person” has the meaning given in Section 8.1(a).

“Competition Laws” means any Laws, including the HSR Act, relating to the regulation of monopolies or competition in any jurisdiction.

“Competitive Activity” has the meaning given in Section 8.1(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 29, 2013, between Deere and Clayton, Dubilier & Rice LLC.

“Consent” means a consent, authorization or approval of a Person or a waiver by a Person.

“Consolidated Taxes” means Taxes of JDA, the Company or any Company Subsidiary organized under the Laws of one of the states of the United States that are (a) U.S. federal income taxes or (b) U.S. state or local combined, affiliated, unitary or similar income taxes, in each case where the items of income, gain, loss, deduction and credit of JDA, the Company or any Company Subsidiary are required to be included in a Tax Return that includes Deere or one or more of the Non-Company Affiliates.

“Contract” means any written or enforceable oral contract, agreement, license, lease, sales order, purchase order, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of the Company or the Company Subsidiaries.

“Copyrights” has the meaning given in the definition of Intellectual Property.

“Covered Claims” has the meaning given in Section 9.4(b).

“Current Representation” has the meaning given in Section 11.12(a).

“De Minimis Claim Threshold” has the meaning given in Section 9.4(b)(i).

“Debt Financing” has the meaning given in Section 3.6.

“Debt Financing Commitments” has the meaning given in Section 3.6.

“Debt Financing Fees and Expenses” has the meaning given in Section 4.18.

“Deductible” has the meaning given in Section 9.4(b)(ii).

“Deere” has the meaning given in the Preamble.

“Deere Consulting Agreement” means the letter agreement to be entered into by Deere and the other parties identified therein as of the Closing substantially in the form of Exhibit F hereto.

“Deere LESCO Liabilities” means all LESCO Environmental Liabilities to the extent all Losses relating to, or arising out of, the LESCO Environmental Liabilities are in the aggregate either less than 50% of, or equal to or greater than 100% of, the accrued environmental liability amount in the Company’s Trial Balance account #2025 as of the Closing Date.

“Deere Indemnified Parties” has the meaning given in Section 9.1.

“Deere Proceeds” means the sum of the JDL Purchase Price and the LESCO Purchase Price.

“DGCL” means the General Corporation Law of the State of Delaware, as it may be amended from time to time.

“DLLA” means the Limited Liability Company Act of the State of Delaware, as it may be amended from time to time.

“Dollars” or “$” means U.S. dollars.

“Domain Names” has the meaning given in the definition of Intellectual Property.

“Effective Time” has the meaning given in Section 1.1(a).

“Employee Plan” means any (i) employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) including any pension, profit-sharing,

retirement, supplemental retirement, welfare benefit, retiree health, and life insurance plan, agreement or arrangement, and (ii) bonus, stock option, stock purchase, restricted stock, phantom stock or other equity-based arrangement, incentive, deferred compensation, termination, severance, retention, change of control, health, group insurance, vacation or other employee benefit plan, program, policy or arrangement or employment agreement, whether written or unwritten.

“Encumbrance” means any pledge, lien (including a Tax lien), collateral assignment, security interest, mortgage, easement, option, deed of trust, title retention, conditional sale or other security arrangement, or any license, order or charge, or any adverse claim of title, ownership or use, or any agreement of any kind restricting transfer.

“Environment” means the ambient air, surface water, ground water, land, and surface or subsurface strata, and any medium or area included in the definition of “Environment” under any applicable Environmental Law.

“Environmental Law” means any Law, including any international, federal, state, provincial, local, territorial, or municipal Law or any rule or regulation promulgated by any governmental agency, tribunal or commission, governing or relating to pollution, protection of human health, safety, the Environment or natural resources or exposure to Hazardous Substances, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar international, federal, state, provincial, local, territorial, or municipal Law.

“Equity Financing” has the meaning given in Section 3.6.

“Equity Financing Commitment” has the meaning given in Section 3.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b) and (c) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liabilities” means any Liabilities arising out of the status of the Company or the Company Subsidiaries as an ERISA Affiliate of Deere or any of the Non-Company Affiliates prior to the Closing Date under Title IV of ERISA and the corresponding sections of the Code, if any, other than any such Liabilities arising in connection with benefits provided to Business Employees or Liabilities arising under any New Benefit Plan.

“ERISA Fiduciary Liability” means liability or claims arising under Title I of ERISA with respect to any New Benefit Plan.

“Estimated Closing Cash” has the meaning given in Section 1.7(a).

“Estimated Closing Indebtedness” has the meaning given in Section 1.7(a).

“Estimated Closing Working Capital” has the meaning given in Section 1.7(a).

“Estimated Cash Merger Consideration” means (i) if the Pre-Closing Adjustment Amount is positive or zero, the sum of the JDL Purchase Price and the Pre-Closing Adjustment Amount, or (ii) if the Pre-Closing Adjustment Amount is negative, the JDL Purchase Price minus the absolute value of the Pre-Closing Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exhibit” or “Exhibits” means respectively the document or documents attached to this Agreement as exhibits.

“Fee Letter” has the meaning given in Section 3.6.

“Financial Statements” has the meaning given in Section 2.5(a).

“Financing” has the meaning given in Section 3.6.

“Financing Commitment” has the meaning given in Section 3.6.

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing Commitment or alternative debt financings in connection with the transactions contemplated hereby, including the parties named in Section 3.6 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“Fundamental Representations” has the meaning given in Section 9.4(a).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any quotation, bid, proposal or offer which, if accepted or awarded, would lead to a Government Contract.

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Government Contract” has the meaning given in Section 2.21.

“Governmental Order” means any order, writ, judgment, award, ruling, injunction, decree or consent decree entered by or with any Governmental Body.

“Guarantee” means the limited guarantee by Guarantor, dated as of the date hereof, in favor of Deere with respect to certain obligations of Investor arising under, or in connection with, this Agreement.

“Guarantor” means Clayton, Dubilier & Rice Fund VIII, L.P.

“Hazardous Substance” means any hazardous substance, hazardous waste, toxic substance, pollutant, and any other similarly described substance as defined in any applicable Environmental Law, including petroleum, petroleum products, asbestos and asbestos containing materials.

“Highmark and Swift Agreements” means all agreements, work orders and other documents between or among the Company, The Highmark Group, LLC, Swift Setup, Inc., Ben Cobb, Gregg Stark, Aaron Harmon and Nate Everden pertaining to the development of software for the Company including (i) the Services Agreement, dated June 4, 2012 between John Deere Landscapes, Inc. and The Highmark Group, LLC, (ii) Promissory Note and Security Agreement, dated as of June 14, 2012, between John Deere Landscapes, Inc. and The Highmark Group, LLC, (iii) the Software Purchase Agreement, dated December 1, 2012 between John Deere Landscapes, Inc. and The Highmark Group, LLC, and (iv) the Software Services Agreement, dated December 1, 2012 between John Deere Landscapes, Inc., Ben Cobb and Swift Setup, Inc.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (v) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP, (vi) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person (excluding (A) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (B) standby letters of credit relating to insurance and (C) surety bonds and customs bonds) and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a Subsidiary of such Person.

“Indemnified Party” has the meaning given in Section 9.6(a).

“Indemnifying Party” has the meaning given in Section 9.6(a).

“Indemnitee” means any Indemnified Party or Tax Indemnified Party.

“Intellectual Property” means any of the following: United States or foreign (i) patents and patent applications (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade dress and other indicia of origin, pending trademark and service mark registration applications and intent-to-use registrations or similar reservations of marks (collectively, “Marks”); (iii) registered and unregistered copyrights (including Software) and applications for registration (collectively, “Copyrights”); (iv) internet domain names (“Domain Names”); and (v) trade secrets and proprietary information, including unpatented inventions, invention disclosures, know-how, methods, processes, customer lists, data and databases, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”).

“Intellectual Property Assignment Agreement” means the Intellectual Property Assignment Agreement to be entered into between the Company and Deere as of the Closing, substantially in the form of Exhibit I.

“Intellectual Property Contracts” means any Contract to which the Company or any Company Subsidiary is a party and pursuant to which (A) the Company or any Company Subsidiary permits any Person to use any Owned Intellectual Property, (B) any Person permits the Company or any Company Subsidiary to use Intellectual Property not owned by the Company or any Company Subsidiary, or (C) the Company’s or such Company Subsidiary’s right to use or register Intellectual Property is restricted.

“Intercompany Balances” means, as of any date, all balances as of such date between Deere and the Non-Company Affiliates, on the one hand, and JDA, the Company and the Company Subsidiaries, on the other hand, including any Indebtedness, including intercompany accounts receivable and intercompany accounts payable.

“Intercompany Contract” has the meaning given in Section 4.9(a).

“Interim Financial Statements” has the meaning given in Section 2.5(a).

“Internal IT Systems” means the hardware, Software, network and telecommunications equipment and Internet-related information technology infrastructure owned, leased or licensed by Deere or any of its Affiliates or the Company or any Company Subsidiary and used primarily in the Business.

“Intracompany Obligation” means any obligation between the Company and one or more of the Company Subsidiaries or between any two or more of the Company Subsidiaries, including intercompany accounts receivable and intercompany accounts payable.

“Inventory” means all inventory, including all purchased materials, finished goods, raw materials, work in progress and packaging, whether in the Company’s or a Company Subsidiary’s possession, in transit to or from the Company or a Company Subsidiary or held by any third party, provided that all of the Inventory is stated at lower cost of market, net of any reserve for obsolescence, slow moving or excess inventory; provided, further that Inventory shall not include any inventory items related to agency sales, held on consignment or for which the Company or the Company Subsidiaries do not hold legal title.

“Investor” has the meaning given in the Preamble.

“Investor Equity Contribution Amount” has the meaning given in the Recitals.

“Investor Indemnified Parties” has the meaning given in Section 9.2.

“Investor Parties” means (i) Investor and the Guarantor, (ii) any Financing Source, (iii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of any person named in clause (i) above, and (iv) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

“Investor Preferred Share Purchase” has the meaning given in the Recitals.

“Investor Preferred Shares” has the meaning given in the Recitals.

“Investor Transaction Expenses” means the reasonable costs, fees and expenses incurred by Investor and its Affiliates (including fees and expenses of legal, accounting and financial advisors and including the Debt Financing Fees and Expenses) in connection with the transactions contemplated hereby.

“ISRA” has the meaning given to such term in Section 4.25.

“JDA” means JDA Holding LLC, and any predecessor thereof, and from and after the Effective Time, the Surviving JDA Company.

“JDA Consent” has the meaning given in the Recitals.

“JDA Merger” has the meaning given in the Recitals.

“JDL Purchase Price” means $310,000,000.

“John Deere Designations” has the meaning given in Section 8.5(a).

“Knowledge” means when used with respect to Deere, the actual knowledge, after reasonable inquiry of the relevant direct reports, of any person set forth on Schedule 12.1(B).

“Law” means any applicable foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body.

“Leased Real Property” has the meaning given in Section 2.12(b).

“LESCO” means LESCO, Inc., and any predecessor thereof, and any predecessor Subsidiary thereof.

“LESCO Addendum” means that certain Addendum to John Deere Credit Lawn & Grounds Care Revolving Plan Dealer Agreement, by and among FPC Financial, f.s.b. and LESCO.

“LESCO Environmental Liabilities” means any Liability or obligation arising under Environmental Laws (a) relating to the manufacturing, mixing, or processing of fertilizer, which Liability or obligation was assumed by, or asserted against, LESCO pursuant to the Asset Purchase Agreement, dated as of July 26, 2005, entered into by LESCO and Turf Care Supply Corp., or (b) relating to any facilities that engaged in the manufacturing, mixing or processing of fertilizer during the period when such facility is or was owned, leased or otherwise operated by LESCO or any of its subsidiaries, but only with respect to conditions that existed prior to the cessation of such manufacturing, mixing or processing activities.

“LESCO Purchase Price” has the meaning given in Section 1.5(f).

“LESCO Shares” means all of the issued and outstanding capital stock of LESCO, Inc.

“LESCO Shares Purchase” has the meaning given in the recitals.

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), fines or penalties.

“Loss” means any and all Liabilities, losses, damages, expenses (including internal allocations, reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses, in each case, in connection with any Proceeding), costs, fines, fees, penalties and obligations, whether or not involving a Third Party Claim.

“Major Customers” has the meaning given in Section 2.20.

“Major Suppliers” has the meaning given in Section 2.20.

“Marks” has the meaning given in the definition of Intellectual Property.

“Material Adverse Effect” means any change, effect, occurrence or state of facts that (a) has, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), business or results of operations of the Business or the Company and the Company Subsidiaries, taken as a whole, other than any change, effect, occurrence or state of facts to the extent relating to (i) changes in business, economic or regulatory conditions as a whole or in the industries in which the Company and the Company Subsidiaries operate, (ii) an outbreak or escalation in hostilities involving the United States, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or military installations, (iii) changes in financial, banking or securities markets (including any disruption thereof), (iv) changes in

GAAP, (v) changes in Law, (vi) the announcement of, or the taking of any action explicitly contemplated by, this Agreement and the other agreements contemplated hereby, including the loss of any customers, suppliers or employees resulting therefrom (other than for purposes of the representations and warranties contained in Sections 2.3 and 2.4, and the conditions in Section 6.2(a) to the extent they relate to the representations and warranties contained in Sections 2.3 and 2.4), (vii) any actions taken (or omitted to be taken) at the request or with the consent of Investor, (viii) any actions required under this Agreement, or (ix) any failure by the Company, the Company Subsidiaries or the Business to meet any projections, forecasts or estimates of revenue or earnings (provided that the underlying cause of such failure may be considered in determining whether there is a Material Adverse Effect), except, in the cases of clauses (i), (ii), (iii), (iv) and (v) to the extent that such adverse effects materially and disproportionately have a greater adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to the adverse impact such changes have on companies in the industry in which the Company and the Company Subsidiaries operate or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by Deere of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

“Material Contracts” has the meaning given in Section 2.14.

“Membership Interests” has the meaning given in the Recitals.

“Mergers” has the meaning given in the Recitals.

“Merger Sub” has the meaning given in the Preamble.

“Merger Sub 2” has the meaning given in the Preamble.

“Merger Sub Consent” has the meaning given in the Recitals.

“Merger Sub 2 Consent” has the meaning given in the Recitals.

“Midco” has the meaning given in the Recitals.

“Multiemployer Plan” has the meaning given in Section 2.8(j).

“New Benefit Plans” has the meaning given in Section 4.2(f).

“Non-Company Affiliate” means any Affiliate of Deere other than JDA (or after the Closing, the Surviving JDA Company), the Company (or after the Closing, the Surviving Company) or the Company Subsidiaries.

“Non-Competition Period” has the meaning given in Section 8.1(a).

“Non-Solicitation Period” has the meaning given in Section 8.2(a).

“Non-U.S. Employee Plan” means any Employee Plan sponsored, maintained or contributed to by Deere, a Non-Company Affiliate, the Company or any Company Subsidiary for the benefit of Business Employees located outside the United States. For the avoidance of doubt, in no event shall a Non-U.S. Employee Plan be a Company Benefit Plan or a Seller Benefit Plan.

“Notice of Disagreement” has the meaning given in Section 1.7(d).

“Offering Materials” has the meaning given in Section 4.13(a)(4).

“Outside Date” has the meaning given in Section 10.1(d).

“Owned Intellectual Property” has the meaning given in Section 2.13(a).

“Owned Real Property” has the meaning given in Section 2.12(a).

“Parent” has the meaning given in the Recitals.

“Parent Indemnified Parties” has the meaning given in Section 9.2.

“Patents” has the meaning given in the definition of Intellectual Property.

“Permit” means any permit, license, approval, consent, registration, variance, certification, endorsement or qualification granted by or obtained from any Governmental Body pursuant to Law.

“Permitted Encumbrances” means (i) any restriction on transfer arising under applicable securities Law; (ii) liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Deere (or any of its Affiliates), the Company or the Company Subsidiaries and for which adequate reserves are maintained on the financial statements of Deere (or any of its Affiliates), the Company or the Company Subsidiaries in accordance with GAAP consistently applied; (iii) mechanics’, construction, carriers’, workers’, repairers’ and similar statutory liens imposed by law arising or incurred in the ordinary course of business for amounts which are not delinquent or the amount or validity of which is being contested in good faith and for which adequate reserves are maintained on the financial statements of Deere (or any of its Affiliates), the Company or the Company Subsidiaries in accordance with GAAP consistently applied; (iv) any agreement with a Governmental Body; provided it has been complied with in all material respects, and zoning, entitlement, building and other land use regulations imposed by any Governmental Body having jurisdiction over the Leased Real Property or Owned Real Property which are not violated by the current condition, use and operation of the Leased Real Property or Owned Real Property; (v) covenants, conditions, restrictions, reservations, limitations, exemptions, rights-of-way, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property which do not individually or in the aggregate (A) materially impair the occupancy or use of the Leased Real Property or Owned Real Property for the purposes for which it is currently used or proposed to be used or (B) materially affect the value of the Leased Real Property or the Owned Real Property; (vi) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (vii) liens securing rental payments under capital lease arrangements; (viii) liens of lessors and licensors arising under lease agreements or license arrangements; and (ix) rights of expropriation, access or user or any similar rights conferred on or reserved by or in any statute of a Governmental Body.

“Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

“Pre-Closing Damages Proceeding” has the meaning given in Section 10.2(e).

“Pre-Closing Adjustment Amount” has the meaning given in Section 1.7(b).

“Post-Closing Adjustment Amount” has the meaning given in Section 1.7(f).

“Post-Closing Representation” has the meaning given in Section 11.12(a).

“Post-Closing Statement” has the meaning given in Section 1.7(c).

“Post-Closing Tax Period” means (i) any Tax period ending after the Closing Date and (ii) in the case of any Straddle Period, the portion of such period following, but not including, the Closing Date.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) in the case of any Straddle Period, the portion of such period up to and including the Closing Date.

“Preferred Shares” has the meaning given in the Recitals.

“Preferred Stock COD” has the meaning given in the Recitals.

“Prime Rate” means the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

“Proceeding” has the meaning given in Section 2.7.

“Real Property Leases” has the meaning given in Section 2.12(b).

“Reference Amount” means $265,700,000.

“Registered Intellectual Property” has the meaning given in Section 2.13(a).

“Registration Rights Agreement” has the meaning given in the Recitals.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within any building, structure or facility.

“Replacement Benefit Plans” has the meaning given in Section 4.6(e).

“Required Information” has the meaning given in Section 4.13(a)(4).

“Roll-Off Period” has the meaning given in Section 8.5(b).

“Schedule” or “Schedules” means the Schedules referenced in the introductory paragraph to Article II (for the avoidance of doubt, whether or not relating to the provisions of Article II).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plans” has the meaning given in Section 2.8(b).

“Seller DC Plan” has the meaning given in Section 4.6(h).

“Seller Indemnification Agreement” means the indemnification agreement to be entered into by Deere and the other parties identified therein as of the Closing substantially in the form of Exhibit H hereto.

“Seller Information” has the meaning given in Section 4.5(a).

“Seller Parties” has the meaning given in Section 10.2(e).

“Seller Savings Plan” has the meaning given in Section 4.6(g).

“Shared Contract” means any Contract (i) between Deere or any Non-Company Affiliate on the one hand, and any third party (other than the Company or any Company Subsidiary or Deere or any other Non-Company Affiliate), on the other hand and (ii) which provides for the provision of assets or services to the Business that are utilized in the ordinary course of the Business as conducted prior to Closing (excluding any financing arrangements, insurance policies, benefit plans or similar arrangements and other contractual rights of general applicability).

“Software” means all computer software, including application software, system software firmware, source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Stockholders Agreement” has the meaning given in the Recitals.

“Straddle Period” means, as the context requires, any Tax period with respect to JDA, the Company or any Company Subsidiary that begins before but ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Voting Debt” has the meaning given in Section 2.2(c).

“Surviving Company” has the meaning given in Section 1.1(b).

“Surviving Company LESCO Liabilities” means all LESCO Environmental Liabilities to the extent all Losses relating to or arising out of the LESCO Environmental Liabilities are in the aggregate equal to 50% or more, but less than 100%, of the accrued environmental liability amount in the Company’s Trial Balance account #2025 as of the Closing Date.

“Surviving JDA Company” has the meaning given in Section 1.2(b).

“Tax” or “Taxes” means all taxes of any kind whatsoever (whether payable directly or by withholding), including franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, social security, wages, pension, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any Tax Authority.

“Tax Authority” means any Governmental Body, including social security administrators, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.

“Tax Benefit Payment” has the meaning given in Section 9.5(a).

“Tax Claim” has the meaning given in Section 5.2(a).

“Tax Indemnified Party” has the meaning given in Section 5.2(a).

“Tax Indemnifying Party” has the meaning given in Section 5.2(a).

“Tax Return” means any report, return, document, declaration, payee statement or other information or filing required to be supplied to any Tax Authority with respect to Taxes.

“Tax Sharing Agreements” has the meaning given in Section 5.6.

“Termination Fee” has the meaning given in Section 10.2(b).

“Third Party Claim” has the meaning given in Section 9.6(a).

“Trade Secrets” has the meaning given in the definition of Intellectual Property.

“Transaction Taxes” has the meaning given in Section 5.4.

“Transferred Employees” has the meaning given in Section 4.6(a).

“Transition Services Agreement” means the Transition Services Agreement to be entered into between the Company and Deere as of the Closing, substantially in the form of Exhibit D hereto, which shall provide for, among other things, certain transition services for specified periods following the Closing.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

“Voting Debt” has the meaning given in Section 2.2(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other similar Law.

“Wellington Environmental Liabilities” means any liability or obligation arising under Environmental Laws relating to the property located at 601 South Main Street, Wellington, Lorain County, Ohio.

12.2	Interpretation

The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. In the event of a conflict between language or amounts contained in the body of this Agreement and language or amounts contained in the Exhibits or Schedules attached hereto, the language or amounts in the body of this Agreement shall control. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Underscored references to Articles, Sections or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized representatives.

JDA HOLDING LLC

By:	/s/ Thomas K. Jarrett
Name:	Thomas K. Jarrett
Title:	Manager

DEERE & COMPANY

By:	/s/ James M. Field
Name:	James M. Field
Title:	President, Agriculture & Turf Division – Americas, Australia and Global Harvesting & Turf Platforms

JOHN DEERE LANDSCAPES LLC

By:	/s/ David P. Werning
Name:	David P. Werning
Title:	Manager

CD&R LANDSCAPES HOLDINGS, L.P.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

CD&R LANDSCAPES BIDCO, INC.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

[Signature Page to Investment Agreement]

CD&R LANDSCAPES MERGER SUB, INC.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

CD&R LANDSCAPES MERGER SUB 2, INC.

By:	/s/ Theresa A. Gore
Name:	Theresa A. Gore
Title:	Vice President and Secretary

[Signature Page to Investment Agreement]

List of Omitted Schedules

The following schedules to the Investment Agreement, dated as of October 26, 2013, by and among CD&R LANDSCAPES HOLDINGS, L.P., CD&R LANDSCAPES BIDCO, INC., CD&R LANDSCAPES MERGER SUB, INC., CD&R LANDSCAPES MERGER SUB 2, INC., DEERE & COMPANY, JDA HOLDING LLC and JOHN DEERE LANDSCAPES LLC have not been provided herein:

Disclosure Schedules

Schedule 1.1(d)(i) Officers of the Surviving Company

Schedule 1.1(d)(iii) Initial Board Members of the Surviving Company

Schedule 1.7(a) Closing Working Capital Calculation

Schedule 2.1 Incorporation and Authority

Schedule 2.2(c) Capitalization and Subsidiaries

Schedule 2.3 No Conflict0

Schedule 2.4(a)(i) Consents and Approvals

Schedule 2.5 Financial Statements

Schedule 2.6 No Undisclosed Material Liabilities

Schedule 2.7 Litigation

Schedule 2.8(a) Company Benefit Plans

Schedule 2.8(b) Seller Benefit Plans

Schedule 2.8(h) Seller Benefit Plans under ERISA

Schedules 2.8(l) Other Employee Benefits

Schedule 2.9 Taxes

Schedule 2.10 Absence of Material Adverse Effect

Schedule 2.12(a) Owned Real Property

Schedule 2.12(b) Leased Real Property and Real Property Leases

Schedule 2.12(c) Subleases; Rights to Possess

Schedule 2.12(d) Rights / Obligations with respect to Owned Real Property and Leased Real Property

Schedule 2.13(a) Registered Intellectual Property

Schedule 2.13(b) Claims against Intellectual Property

Schedule 2.13(c) Violations of Intellectual Property

Schedule 2.14 Contracts

Schedule 2.15 Compliance with Laws; Permits

Schedule 2.16 Insurance

Schedule 2.17 Environmental Matters

Schedule 2.19(a) Intercompany Contracts

Schedule 2.20(a) Major Customers

Schedule 2.20(b) Major Suppliers

Schedule 3.3(i) Consents

Schedule 4.1(a) Conduct of Business

Schedule 4.1(b) Exceptions to Conduct of Business

Schedule 4.2(f) Replacement Benefit Plans

Schedule 4.6(a)(i) Business Employees

Schedule 4.6(a)(ii) Not Transferred Employees

Schedule 4.6(a)(iii) Not Business Employees

Schedule 4.6(h) Seller DC Plan Participants

Schedule 4.6(l) Severance Policies

Schedule 4.6(o) Assumed Seller Plans

Schedule 4.8 Letters of Credit and Guarantees

Schedule 4.9(a) Contracts Retained

Schedule 4.9(c) Reorganization

Schedule 4.12 Financing

Schedule 4.13(a) Indebtedness

Schedule 4.14 Marks, Patents and Domain Names

Schedule 8.2(a) Non-Solicitation

Schedule 12.1(B) Persons with Knowledge

EXHIBIT A

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

CUMULATIVE CONVERTIBLE PARTICIPATING PREFERRED STOCK OF

CD&R LANDSCAPES PARENT, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of CD&R Landscapes Parent, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of preferred stock of the Corporation, par value $1.00 per share, and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of preferred stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of preferred stock as set forth in this Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock (the “Certificate”).

Each share of such series of preferred stock shall rank equally in all respects and shall be subject to the following provisions:

Section 1. Number of Shares and Designation. Five Hundred Thousand (500,000) shares of preferred stock of the Corporation shall constitute a series of preferred stock designated as Cumulative Convertible Participating Preferred Stock (the “Preferred Stock”). Subject to and in accordance with the provisions of Section 10(b), the number of shares of Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued preferred stock) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase with the Secretary of State of the State of Delaware.

Section 2. Rank. The Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”), (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms ranks senior to the Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”), and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that does not by its terms expressly provide that it ranks senior or junior to the Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation (all of such equity securities are collectively referred to herein as the “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be. At the time of the initial issuance of the Preferred Stock, and for so long as Preferred Stock having an aggregate Liquidation Preference of at least $10,000,000 is outstanding, there shall be no Senior Securities or Parity Securities outstanding.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Accrued Dividends” means, as of any date, with respect to any share of Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii) but that have not been paid as of such date.

“Acquired EBITDA” means, with respect to any twelve-month period, the aggregate EBITDA of all businesses acquired by the Corporation or any of its Subsidiaries between the Original Issuance Date and the end of such twelve-month period, calculated for the last twelve-month period ending at the end of the fiscal quarter immediately preceding the date such Acquired EBITDA is being measured; provided, that to the extent such calculation is not practicable with respect to any of such acquired businesses (a “Frozen Acquired Business”), Acquired EBITDA with respect to such Frozen Acquired Business shall be the EBITDA of such Frozen Acquired Business for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of acquisition of such Frozen Acquired Business by the Corporation or any of its Subsidiaries; provided, further, that with respect to any business acquired during the twelve-month period with respect to which Acquired EBITDA is being measured, “Acquired EBITDA” for such period (but not any other period) shall include with respect to such acquired business only an amount of EBITDA equal to (a) the number of days during such twelve month period that such business was owned by the Company, divided by 365 or 366, as applicable, multiplied by (b) the aggregate EBITDA of such business for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of the acquisition thereof.

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“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Applicable Non-Qualified Business Combination” has the meaning set forth in Section 8(a).

“Base Amount” means, with respect to any share of Preferred Stock, as of any date, the sum of (x) the Liquidation Preference and (y) the Base Amount Accrued Dividends with respect to such share.

“Base Amount Accrued Dividends” means, with respect to any share of Preferred Stock, as of any date, (i) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Preferred Dividend Payment Date (taking into account the payment of Preferred Dividends in respect of such period ending on such preceding Preferred Dividend Payment Date, if any, as of such Preferred Dividend Payment Date) or (ii) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Capital Stock of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, however, that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Combination” means any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person (other than a wholly-owned Subsidiary of the Corporation).

“Business Combination Consideration” has the meaning set forth in Section 8(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required under applicable Law to close.

“By-laws” means the By-laws of the Corporation, as amended from time to time.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

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“CD&R F&F Investor” means CD&R Friends & Family Fund VIII, L.P..

“CD&R Investor” means CD&R Landscapes Holdings, L.P.

“CD&R Manager” means Clayton, Dubilier & Rice, LLC.

“Certificate” has the meaning set forth in the preamble.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Common Stock” has the meaning set forth in Section 2.

“Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iii).

“Conversion Notice” has the meaning set forth in Section 6(b)(i).

“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 9.

“Conversion Right” has the meaning set forth in Section 6(a)(i).

“Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

“Corporation” has the meaning set forth in the preamble.

“Debt Financing Documents” has the meaning set forth in the Stockholders Agreement.

“Deere Directors” has the meaning set forth in the Stockholders Agreement.

“Deere Investor” means Deere & Company.

“DGCL” has the meaning set forth in the preamble.

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“Divested EBITDA” means, with respect to any twelve-month period, the aggregate EBITDA of all businesses divested by the Corporation or any of its Subsidiaries between the Original Issuance Date and the end of such twelve-month period, calculated, with respect to each such divested business, for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of divesture of such business by the Corporation or any of its Subsidiaries; provided, that with respect to any business divested during the twelve-month period with respect to which Divested EBITDA is being measured, “Divested EBITDA” for such period shall include with respect to such divested business only an amount of EBITDA equal to (a) the number of days during such twelve month period that such business was not owned by the Company, divided by 365 or 366, as applicable, multiplied by (b) the aggregate EBITDA of such business for the last full twelve-month period ending at the end of the fiscal quarter immediately preceding the date of the divestiture thereof.

“Dividend Elimination Event” has the meaning set forth in Section 4. (b).

“Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).

“Dividend Rate” means, for any day, 12.00% per annum.

“EBITDA” means, for any period with respect to any entity, the consolidated earnings before interest, taxes, depreciation and amortization, restructuring and asset impairment charges, goodwill and intangible asset impairment charges, gains and losses on the disposal of fixed assets, gains and losses on the disposal of equity investments, gains and losses on the disposal or the retirement or extinguishment of debt, gains and losses on hedging, derivatives and other financial instruments, and gains and losses on divestitures of such entity and its Subsidiaries during such period, each component of which shall have been determined in accordance with GAAP consistently applied (as GAAP exists as of the Original Issuance Date) and, to the extent not inconsistent therewith, the accounting practices and policies of the Corporation as in effect as of [                    ].

“EBITDA Target” means $108,000,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Stock” means (i) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case, which is subject to the provisions of Section 9(a)(i) or Section 9(a)(ii), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock, which will, except in the case of clause (iii) below, be subject to the provisions of Section 9(a)(iii)), (ii) shares of Common Stock (including shares of Common Stock issued upon exercise of Options) and Options for Common Stock issued to directors or employees of the Corporation pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors, (iii) shares of Common Stock issued in connection with acquisitions of assets or securities of another Person (other than issuances to

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Persons that were Affiliates of the Corporation at the time that the agreement with respect to such issuance was entered into), (iv) shares of Preferred Stock, to the extent issued in payment of Preferred Dividends pursuant to Section 4(a)(iii), and (v) shares of Common Stock issued upon conversion of the Preferred Stock; provided, that shares or Options described in clauses (i) through (iii) above shall constitute “Excluded Stock” only if such shares or Options are issued in accordance with the terms of the Stockholders Agreement.

“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Stock or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Conversion Price.

“GAAP” means U.S. generally accepted accounting principles.

“Holder” means, at any time, the Person in whose name shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Implied Quarterly Dividend Amount” means, with respect to any share of Preferred Stock, as of any date, the product of (a) the Base Amount of such share of Preferred Stock on such date and (b) one-fourth of the Dividend Rate applicable on such date.

“Initial Conversion Price” means (i) with respect to each share of Preferred Stock issued on the Original Issuance Date, $100.00 per share of Common Stock and (ii) with respect to each share of Preferred Stock issued as payment of a Preferred Dividend in accordance with Section 4, the Conversion Price in effect immediately prior to the issuance of such share.

“Initial Public Offering” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Investment Agreement” means the Investment Agreement, dated as of October 26, 2013, by and among CD&R Investor, Deere Investor, JDA Holding LLC, John Deere Landscapes LLC, CD&R Landscapes Bidco, Inc., CD&R Landscapes Merger Sub, Inc. and CD&R Landscapes Merger Sub 2, Inc., as the same may be amended from time to time.

“Issuance Date” means, with respect to a share of Preferred Stock, the date of issuance of such share of Preferred Stock.

“Junior Securities” has the meaning set forth in Section 2.

“Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

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“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each share of Preferred Stock, $1,000.00 per share.

“Liquidity Event” means (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person (other than a wholly-owned Subsidiary of the Corporation) or (ii) the sale, assignment, conveyance, transfer, lease or other disposition (including, without limitation, in connection with any Liquidation) by the Corporation of all or substantially all of its assets or business to any Person (other than a wholly-owned Subsidiary of the Corporation).

“LTM EBITDA” means, with respect to any twelve-month period, the EBITDA of the Corporation during such twelve-month period, provided that (i) any monitoring fees paid by the Corporation to any stockholders of the Corporation (or any of their Affiliates) during such twelve-month period shall be added back to LTM EBITDA, (ii) Divested EBITDA for such twelve-month period shall be added back to LTM EBITDA, and (iii) any Acquired EBITDA for such twelve-month period shall be deducted from LTM EBITDA.

“Market Price” means, with respect to any particular security on any particular date, (i) if such security is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the volume weighted average price per share (as reported on Bloomberg based, in the case of a listed security, on composite transactions for the principal U.S. national or regional securities exchange on which such security is listed or quoted) of such security for the period of ten (10) consecutive Trading Days preceding the date of determination (or for any other period specified for this purpose in the applicable provision of this Certificate), or (ii) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock and (2) solely to the extent that the Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 10% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees).

“Non-Qualified Business Combination” means any Business Combination that is not a Qualified Business Combination.

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Original Issuance Date” means the date of the consummation of the transactions contemplated by the Investment Agreement.

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“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4. (a)(i).

“Payment Period” means, with respect to a share of Preferred Stock, the period beginning on the day after the preceding Preferred Dividend Payment Date (or the Issuance Date if no Preferred Dividend Payment Date has occurred since the issuance of such share) to and including the next Preferred Dividend Payment Date.

“Permitted Affiliate Transferee” has the meaning set forth in the Stockholders Agreement.

“Person” means any individual, group, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Preferred Dividend Payment Date” means April 30, July 31, October 31 and January 31 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the date hereof; provided, that if any such Quarterly Date is not a Business Day then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

“Preferred Stock” has the meaning set forth in Section 1.

“Principal Market” means, with respect to any day on which the shares of Common Stock are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the shares of Common Stock are so listed or admitted or so quoted.

“Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate thereof (other than CD&R Investor or any of its Affiliates) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any shares of Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

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“Qualified Business Combination” means any Business Combination immediately following which 50% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or similar governing body (or the ability to designate a majority of the directors or a similar governing body)) of the entity resulting from such transaction (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets, either directly or through one or more Subsidiaries) is Beneficially Owned, directly or indirectly, by CD&R Investor or its Permitted Affiliate Transferees.

“Purchased Shares” has the meaning set forth in Section 9(a)(v).

“Register” means the securities register maintained in respect of the Preferred Stock by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Stockholders Agreement” means that certain Stockholders Agreement, dated on or about the date hereof, by and among, CD&R Investor, Deere Investor and the Corporation (as amended or otherwise modified from time to time in accordance with the terms thereof).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means (i) a day on which the Principal Market, if any, is open for the transaction of business or (ii) if the shares of Common Stock are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

“Transfer” and any words with a correlative meaning shall have the meaning set forth in the Stockholders Agreement.

“Transfer Restrictions” means the restrictions on Transfer (as defined in the Stockholders Agreement) set forth in Article III of the Stockholders Agreement.

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(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) references to “$” or “dollars” means the lawful coin or currency the United States of America; and

(iii) references to “Section” are references to Sections of this Certificate.

Section 4. Dividends.

(a) The Holders of the issued and outstanding shares of Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

(i) Holders of shares of Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock as if immediately prior to each Common Stock Dividend Record Date, all shares of Preferred Stock then outstanding were converted into shares of Common Stock. Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Preferred Stock. Other than in respect of dividends paid in cash on the shares of Common Stock as and to the extent provided for in this Section 4(a)(i), Holders of shares of Preferred Stock shall not be entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock.

(ii) In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, if, as and when declared by the Board of Directors, out of funds legally available therefor, on each Preferred Dividend Payment Date dividends on each outstanding share of Preferred Stock (the “Preferred Dividends”) at a rate per annum equal to the Dividend Rate as further specified below. Preferred Dividends on each share of Preferred Stock shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, shall compound quarterly on each Preferred Dividend Payment Date (to the extent not paid on such Preferred Dividend Payment Date) and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the applicable Payment

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Period; provided that if, during any current Payment Period, Accrued Dividends are paid in respect of one or more prior Payment Periods, then after the date of such payment, the amount of Preferred Dividends accruing with respect to any share of Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such current Payment Period. The amount of Preferred Dividends payable with respect to any share of Preferred Stock for any Payment Period shall equal the sum of the Preferred Dividends accrued in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period. Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

(iii) The Preferred Dividends (x) shall be paid on each of the first eight Preferred Dividend Payment Dates by issuing fully paid and nonassessable shares of Preferred Stock, and (y) thereafter, may, at the option of the Corporation, be paid in cash or by issuing fully paid and nonassessable shares of Preferred Stock; provided that Preferred Dividends paid on any date shall be paid by issuing fully paid and nonassessable shares of Preferred Stock to the extent payment in cash on such date would be prohibited by applicable Law or under the terms, conditions or provisions of any of the Debt Financing Documents. If the Corporation pays any Preferred Dividend in shares of Preferred Stock, the number of shares of Preferred Stock to be issued in respect of such Preferred Dividend will be equal to the number of shares of Preferred Stock (including fractional shares) that have an aggregate Liquidation Preference equal to the amount of such Preferred Dividends.

(iv) Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders entitled thereto. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”), and (ii) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date. Notwithstanding the forgoing, but subject to the proviso in the first sentence of Section 4(a)(iii), the Base Amount Accrued Dividends may be declared and paid in cash or in shares of Preferred Stock at any time to Holders of record on the Dividend Payment Record Date therefor.

(b) If, at any time after the Original Issuance Date, the LTM EBITDA for each of three twelve-month periods (which need not be consecutive) ending at the end of a fiscal quarter (which, for the avoidance of doubt, may include as part of such twelve month period a period of time prior to the Original Issuance Date) equaled or exceeded the EBITDA Target (the “Dividend Elimination Event”), the Dividend Rate shall become 0.00% commencing on the day immediately following the last day of such fiscal quarter and for all days thereafter. Within thirty (30) days of an adjustment to the Dividend Rate pursuant to this Section 4(b), the Corporation shall send notice by first-class mail, postage prepaid, addressed to the Holders stating such adjustment and the basis therefor.

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(c) Without the consent of the Holders representing at least a majority of the then issued and outstanding shares of Preferred Stock, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, (A) the Corporation timely paid Preferred Dividends in cash for the previous two Payment Periods, (B) there are no unpaid Accrued Dividends at the time of such action, and (C) the Corporation has access to sufficient lawful funds immediately following such action such that the Corporation would be legally permitted to pay the Preferred Dividends due on the next four Preferred Dividend Payment Dates in cash; provided, however, that no such consent shall be required for repurchases of Common Stock made by the Corporation under the Management Incentive Plan (as defined in the Stockholders Agreement).

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of the date of the Liquidation and (ii) the amount such Holder would have received had such Holder, immediately prior to such Liquidation, converted such shares of Preferred Stock into shares of Common Stock (pursuant to Section 6, without regard to any of the limitations on convertibility contained therein).

(b) In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of Preferred Stock pursuant to Section 5. (a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) Neither the sale, conveyance, exchange or Transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of its business) nor the merger or consolidation of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Conversion.

(a) Conversion Right.

(i) Subject to and in accordance with the provisions of this Section 6, each Holder of shares of Preferred Stock shall have the right (the “Conversion Right”), at any

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time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Preferred Stock into fully paid and non-assessable shares of Common Stock. Upon a Holder’s election to exercise the Conversion Right, each share of Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

(ii) No fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date on all shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to the value of such fractional interest multiplied by the Market Price of a share of Common Stock on the Trading Day immediately prior to the Conversion Date.

(iii) The Corporation will at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all then outstanding shares of Preferred Stock. The Corporation shall take all action permitted by Law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock, if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that the Preferred Stock and all Common Stock that may be issued upon conversion of Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation. The Corporation further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other securities exchange or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such national exchange or automated quotation system, at its sole expense, cause to be authorized for listing or quotation on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Preferred Stock, subject to official notice of issuance. The Corporation will use its best efforts to ensure that such Common Stock may be issued without violation of any applicable Law or regulation.

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(b) Mechanics of Conversion.

(i) The Conversion Right of a Holder of Preferred Stock shall be exercised by the Holder by the surrender to the Corporation of the certificates representing the shares of Preferred Stock to be converted at any time during usual business hours at the Corporation’s principal place of business or the offices of the Corporation’s transfer agent, if any, accompanied by written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by such certificates (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation or the Corporation’s transfer agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative.

(ii) As promptly as practicable after the surrender of the certificate or certificates for the Preferred Stock pursuant to Section 6(b)(i), the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 11(i), if applicable, and in no event later than three Trading Days thereafter, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the Holder of the Preferred Stock being converted, or the Holder’s transferee, shall be entitled, (B) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted and (C) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(ii).

(iii) The conversion of any share of Preferred Stock shall be deemed to have been made at the close of business on the date of the later to occur of giving the Conversion Notice and of surrendering the certificate representing the share of Preferred Stock to be converted so that the rights of the Holder thereof as to the share of Preferred Stock being converted shall cease and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time (the “Conversion Date”). Until the Conversion Date with respect to any share of Preferred Stock has occurred, such share of Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including, without limitation, that such share shall (x) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (y) entitle the Holder thereof to the voting rights provided in Section 10.

(c) Corporation’s Obligations to Issue Common Stock. The Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach

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by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

Section 7. Restrictions on Certain Transfers. No shares of Preferred Stock may be Transferred by the Holder thereof to any Person other than a Permitted Affiliate Transferee of such Holder unless such shares of Preferred Stock are converted into shares of Common Stock in accordance with the provisions of Section 6 in connection with the consummation of such Transfer. Notwithstanding anything in this Certificate to the contrary, to the extent that subsequent to any Transfer of Preferred Stock to a Permitted Affiliate Transferee, such Permitted Affiliate Transferee ceases to meet the definition thereof (as defined in the Stockholders Agreement) in respect of the transferor, then (i) such Holder shall promptly notify the Corporation (and in any event within two (2) Business Days of the occurrence of the triggering event), (ii) such Holder of shares of Preferred Stock shall surrender its certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the Corporation’s primary office, and, if so required by the Corporation, certificates surrendered shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing, and (iii) as of the time that such former Permitted Affiliate Transferee first ceases to meet the definition thereof (and notwithstanding the failure of the Holder to surrender the certificates at such time or to provide notice to the Corporation thereof), all rights with respect to such Preferred Stock, including, without limitation, the rights to receive notices and vote (other than as a holder of Common Stock), the rights to receive Participating Dividends (other than as a holder of Common Stock) or Preferred Dividends, and the right to any priority distributions in the event of a Liquidation, will terminate automatically and without any further action of the Holder, the Corporation or otherwise, other than the rights of such Holder, upon surrender of its certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive a certificate or certificates for an integral number of shares of Common Stock equal to that into which such Preferred Stock is convertible pursuant to Section 6 as of the date that such Holder first ceased to meet the definition of a Permitted Affiliate Transferee of the transferor, plus cash in lieu of any fraction of a share of Common Stock issuable upon such conversion, determined in the same manner as set forth in Section 6(b)(ii)(C).

Section 8. Applicable Non-Qualified Business Combinations.

(a) If a Non-Qualified Business Combination is consummated pursuant to which the Common Stock will be converted into the right to receive cash, securities or other property of a Person other than the Corporation (an “Applicable Non-Qualified Business Combination”), then upon the consummation of an Applicable Non-Qualified Business Combination, the shares of the Holders of Preferred Stock shall, without the consent of such Holder, automatically convert into the right to receive, at the Holder’s option but subject to the

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terms and conditions of the Stockholders Agreement, either (A) the amount of cash, securities or other property, if any, receivable in such Applicable Non-Qualified Business Combination by a holder of Common Stock holding that number of shares of Common Stock into which such Holder’s shares of Preferred Stock would have been convertible (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein) immediately prior to the consummation of such Applicable Non-Qualified Business Combination (after giving effect to such conversion), or (B) an amount of cash equal to the sum of (x) the aggregate Liquidation Preference and (y) the aggregate Accrued Dividends of such shares as of the date of the consummation of the Applicable Non-Qualified Business Combination (the consideration described in clause (A) or (B) above, the “Business Combination Consideration”); provided, that the Corporation shall provide all Holders notice of such Applicable Non-Qualified Business Combination at least five (5) Business Days prior to consummation thereof. In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in an Applicable Non-Qualified Business Combination, each Holder shall have the same opportunity to elect the form of consideration that each Holder is entitled to receive.

(b) The Corporation (or any successor) shall, as promptly as practicable, but in no event later than five (5) Business Days following the consummation of an Applicable Non-Qualified Business Combination, deliver written notice of the occurrence of such Applicable Non-Qualified Business Combination, by first-class mail, postage prepaid, addressed to the Holders as they appear in the records of the Corporation as of the date of such notice. Each notice must state: (A) a reasonably detailed summary of the circumstances constituting the Applicable Non-Qualified Business Combination and the automatic conversion of the Holders’ shares of Preferred Stock arising as a result thereof; (B) the date of consummation of the Applicable Non-Qualified Business Combination; (C) the kind and amount of the cash, securities or other property that constitutes the Business Combination Consideration and of the right, if applicable, to elect the form of consideration to be received; and (D) the name of the paying agent or exchange agent, if any, to whom, and the address of the place where, the Preferred Stock are to be surrendered for payment of the Business Combination Consideration and a description of the procedure that a Holder must follow to exchange its shares of Preferred Stock for the Business Combination Consideration and, if applicable, to elect the form of consideration to be received in the Applicable Non-Qualified Business Combination.

(c) From and after the consummation of the Applicable Non-Qualified Business Combination, (A) shares of Preferred Stock to be exchanged for Business Combination Consideration will no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Preferred Stock (except the right to receive from the Corporation (or any successor) the Business Combination Consideration) shall cease and terminate with respect to such shares and (B) the Person entitled to receive shares of securities that constitute part of the Business Combination Consideration, if any, shall be treated for all purposes as having become the record holder of those shares at that time.

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Section 9. Adjustments to Conversion Price.

(a) Adjustments to Conversion Price. Except as provided in Section 9(d), the Conversion Price shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this Section 9(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

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OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this Section 9(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Common Stock, Convertible Securities and Options. If the Corporation issues or sells any Common Stock, Convertible Securities or Options (other than Excluded Stock) without consideration or for consideration per share less than the Market Price of a share of Common Stock on the last Trading Day immediately preceding the date of such issuance or sale, then the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

OS0 + (X / MP)
OS0 + Y

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the date of such issuance or sale.

MP = the Market Price of a share of Common Stock on the last Trading Day immediately preceding the date of such issuance or sale.

X = the aggregate consideration received by the Corporation for the number of shares of Common Stock so issued or sold.

Y = the number of shares of Common Stock so issued or sold.

For the purposes of any adjustment of the Conversion Price pursuant to this Section 9(a)(iii), the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the sum of the (A) amount of the cash proceeds received by the Corporation for such Common Stock and (B) any underwriting discounts or commissions that are required to be granted or paid in order to consummate the issuance of Common Stock.

(B) In the case of the issuance of Common Stock (other than upon the conversion of Convertible Securities) for a consideration in whole or in part other than

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cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 10% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), provided that such fair market value, together with any cash or other consideration received in respect of the Common Stock, shall not for the purposes hereof in any event exceed the aggregate Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

(C) In the case of the issuance of (x) Options for Common Stock (whether or not at the time exercisable) or (y) Convertible Securities (whether or not at the time so convertible or exchangeable) or Options for Convertible Securities (whether or not at the time exercisable):

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options for Common Stock shall be deemed to have been issued at the time such Options are issued and for a consideration equal to the consideration (determined in the manner provided in Section 9(a)(iii)(A) and Section 9(a)(iii)(B)), if any, received by the Corporation upon the issuance of such Options plus the minimum purchase price provided in such Options for the Common Stock covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for Convertible Securities, or upon the exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof, shall be deemed to have been issued at the time such Convertible Securities were issued or such Options for Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities or Options for Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 9(a)(iii)(A) and Section 9(a)(iii)(B)), if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities, or upon the exercise of such Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof;

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Options or conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange (other than any change resulting from an adjustment in respect of any action by the Company which would otherwise

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result in an adjustment to the Conversion Price under this Section Section 9.), the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Options not exercised prior to such change, or of such Convertible Securities not converted or exchanged prior to such change, upon the basis of such change; and

(4) if the Conversion Price shall have been adjusted upon the issuance of any such Options or Convertible Securities (or pursuant to clause (3) immediately above in connection with the issuance of shares of Common Stock upon the exercise or conversion of such Options or Convertible Securities), no further adjustment of such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(D) For the avoidance of doubt, the number of shares of Common Stock outstanding immediately prior to the date of any issuance or sale of Common Stock, Convertible Securities or Options shall include only the number of shares of Common Stock actually outstanding as of such time and shall not include any shares of Common Stock deliverable upon (i) conversion of or in exchange for Convertible Securities, (ii) exercise of Options for Common Stock or (iii) exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof.

(iv) Other Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any cash dividends to the extent a corresponding cash dividend is paid on the Preferred Stock pursuant to Section 4(a)(i), (b) dividends or distributions referred to in Section 9(a)(i), (c) Convertible Securities or Options referred to in Section 9(a)(iii) or (d) any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0 = the Market Price of a share of Common Stock on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as

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determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 10% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), provided that such value shall not for the purposes hereof in any event be equal to or greater than the Market Price of a share of Common Stock on such date.

In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 = (i) if the Common Stock is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a share of Common Stock for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if the Common Stock is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a share of Common Stock on the effective date of such distribution (after giving effect to such distribution).

MPs = (i) if the capital stock or equity interests distributed to the holders of shares of Common Stock are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock and (y) the Market Price per share of such capital stock or equity interests for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on the effective date of such distribution (after giving effect to such distribution).

In the event that such distribution described in this Section 9(a)(iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of

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Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(v) Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock that involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Market Price of a share of Common Stock on the Effective Date of such Pro Rata Repurchase (provided that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 25% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

(OS0 x SP0)
AC + (SP0 x OS1)

Where,

SP0 = the Market Price of a share of Common Stock on the Trading Day immediately preceding the first announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

OS1= the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, in the case of non-cash consideration, as determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by each of (1) a majority of the outstanding shares of Preferred Stock, voting as a separate

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class, and (2) solely to the extent that Deere Investor and its Permitted Affiliate Transferees collectively Beneficially Own at least 25% of the issued and outstanding capital stock of the Corporation, Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such Pro Rata Repurchase had not been made.

(vi) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Preferred Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Stock in an issuance triggering an adjustment pursuant to Section 9(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Other Adjustments.

(i) The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 9, if the Board of Directors acting in accordance with Section 2.7(c) of the Stockholders Agreement deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes.

(ii) If the Corporation takes any action affecting the Common Stock, other than an action described in Section 9(a), which upon a determination by the Board of Directors (acting in accordance with Section 2.7(c) of the Stockholders Agreement) (such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL) would materially adversely affect the conversion rights of the Holders of shares of Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors (acting in accordance with Section 2.7(c) of the Stockholders Agreement) determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 9(a) or Section 9(b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in

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the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 9(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 9(a) or Section 9(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in Section 9(a) (but only if the action of the type described in Section 9(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Corporation’s records, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 9(a) or Section 9(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f) Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 9, the Corporation shall use its best efforts to take any and all actions which may be necessary, including, without limitation, obtaining regulatory, New York Stock Exchange (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Preferred Stock.

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Section 10. Voting Rights.

(a) General. The Holders of shares of Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. The Holders of shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

(b) Class Voting Rights.

(i) So long as any shares of Preferred Stock are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding shares of Preferred Stock, voting as a separate class:

(A) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Certificate or the By-laws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Preferred Stock (other than through the authorization, creation and issuance of Senior Securities or Parity Securities, subject to compliance with the provisions of Sections 2, 10(b)(i)(B) and 10(b)(ii) hereof);

(B) authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities, Parity Securities, Junior Securities (other than the Common Stock) or any security convertible into, or exchangeable or exercisable for any of the foregoing (other than Common Stock) that could have the “result of the receipt of property by some shareholders” within the meaning of Section 305(b)(2)(A) of the Internal Revenue Code of 1986, as amended from time to time, including but not limited to (A) any non-participating preferred stock or (B) any debt securities convertible into shares of Capital Stock by their terms (including by means of merger, consolidation, reorganization, recapitalization or otherwise);

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(C) increase or decrease the authorized number of shares of Preferred Stock (except for the cancellation and retirement of shares set forth in Section 12(b) or as necessary for the payment of Preferred Dividends in kind in accordance with Section 4(a)) or issue additional shares of Preferred Stock (except for shares of Preferred Stock issuable as payment of a Preferred Dividend in accordance with Section 4); and

(D) (1) amend, restate, supplement, modify or replace the Debt Financing Documents in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends pursuant to this Certificate that are more restrictive than those set forth in the Debt Financing Documents in effect as of the date hereof or (2) enter into any agreements or arrangements relating to indebtedness or otherwise containing provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends pursuant to this Certificate that are more restrictive than those set forth in the Debt Financing Documents as of the date hereof (or subsequently amend, restate, supplement or otherwise modify any such agreements in any manner that would include provisions relating to the ability of the Corporation or its Subsidiaries to pay dividends pursuant to this Certificate that are more restrictive than those set forth in such agreements).

(ii) So long as Preferred Stock having an aggregate Liquidation Preference of at least $10,000,000 is outstanding, in addition to any other vote required by applicable Law, the Corporation may not, without the prior affirmative vote or written consent of the Holders representing at least a majority of the then issued and outstanding shares of Preferred Stock, voting as a separate class, authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities, Parity Securities (other than the Common Stock) or any security convertible into, or exchangeable or exercisable for, any of the foregoing (other than Common Stock) (including by means of merger, consolidation, reorganization, recapitalization or otherwise).

(c) Notwithstanding the foregoing, the Holders shall not have any voting rights under this Section 10, if at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Preferred Stock shall have been converted into shares of Common Stock or converted into Business Combination Consideration.

(d) The consent or votes required in Section 10(b) shall be in addition to any approval of stockholders of the Corporation which may be required by Law or pursuant to any provision of the Certificate of Incorporation, the Stockholders Agreement or the By-laws.

Section 11. Certificates.

(a) Transfer Agent. The Corporation may, in its sole discretion, and shall, following the Initial Public Offering, appoint a transfer agent and remove such transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept

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such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

(b) Form and Dating. The Preferred Stock shall be initially issued and thereafter evidenced only in definitive, certificated form. Each Preferred Stock certificate shall be dated the date of its authentication.

(c) Execution and Authentication. Two officers of the Corporation shall sign any Preferred Stock certificate for the Corporation by manual or facsimile signature.

(d) Transfer and Exchange. Subject to the provisions of Section 7, when (i) a Preferred Stock certificate is presented to the Corporation or the Corporation’s transfer agent, if any, with a request to register the transfer of such Preferred Stock certificate, or (ii) Preferred Stock certificates are presented to the Corporation or the Corporation’s transfer agent, if any, with a request to exchange such Preferred Stock certificates for a Preferred Stock certificate representing a number of shares of Preferred Stock equal to the combined number of shares of Preferred Stock represented by such presented certificates, the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Preferred Stock certificates surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Corporation’s transfer agent, if any, duly executed by the holder thereof or its attorney duly authorized in writing;

(ii) are being transferred or exchanged in accordance with the Transfer Restrictions and Section 7; and

(iii) if such Preferred Stock certificates are being delivered to the Corporation or the Corporation’s transfer agent, if any, by a Holder for registration in the name of such holder, without transfer, a certification from such holder to that effect.

(e) Obligations with Respect to Transfers of Preferred Stock.

(i) To permit registrations of transfers and exchanges, the Corporation shall execute, and the Corporation’s transfer agent, if any, shall authenticate, Preferred Stock certificates as required pursuant to the provisions of this Section 12(e).

(ii) Subject to the provisions of Section 7, all Preferred Stock certificates issued upon any registration of transfer or exchange of Preferred Stock certificates in accordance with Section 11(d) shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate as the Preferred Stock certificates surrendered upon such registration of transfer or exchange.

(iii) Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Corporation and the Corporation’s transfer agent, if any, may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock, and neither such transfer agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders.

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(f) Replacement Certificates. If any Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign a replacement Preferred Stock certificate of like tenor and representing an equivalent amount of Preferred Stock. If required by the transfer agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(g) Temporary Certificates. Until definitive Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign temporary Preferred Stock certificates. Temporary Preferred Stock certificates shall be substantially in the form of definitive Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Corporation’s transfer agent, if any, or duly authorized officers shall countersign definitive Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.

(h) Cancellation. In the event the Corporation shall redeem or otherwise acquire Preferred Stock, the Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Corporation for cancellation.

(i) Taxes. The issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities issued on account of Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without the Corporation charging the Holder for any share transfer, documentary, stamp or similar tax that may be payable in respect of the issuance or delivery of such certificates or the securities represented thereby; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

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Section 12. Miscellaneous.

(a) Certain Covenants.

(i) Without limiting the provisions of (or the Holders’ rights under), Section 7, Section 8 and Section 10, the Corporation shall not merge with or into or consolidate with or into, or sell, transfer, exchange or lease all or substantially all of its property to, any other entity, or permit consummation of any other Liquidity Event, unless the surviving successor, transferee or lessee entity, as the case may be (if not the Corporation), (x) expressly assumes, as part of the terms of such Liquidity Event, the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation and (y) if such Liquidity Event is a Qualified Business Combination, expressly agrees, as part of the terms of such Qualified Business Combination, to exchange, at the Holders’ option, shares of Preferred Stock for shares of the surviving entity’s capital stock having terms, preferences, rights (including, without limitation, as to dividends, voting and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers no less favorable (individually and in the aggregate) than the terms, preferences, rights (including, without limitation, as to dividends, voting and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers under this Certificate. Without limiting any of the foregoing, the Corporation shall cause lawful provision to be made as part of the terms of each Liquidity Event such that each Holder’s shares of Preferred Stock then outstanding shall have the right upon such Liquidity Event to exchange such shares for, or convert such shares into, at the Holder’s option, either (A) the kind and amount of cash, securities or other property, if any, receivable upon the Liquidity Event by a holder of Common Stock holding that number of shares of Common Stock into which such shares of Preferred Stock would have been convertible (pursuant to Section 6, without regard to any limitations on convertibility therein) immediately prior to the consummation of such Liquidity Event (after giving effect to such conversion) or (B) an amount of cash equal to the sum of (x) the aggregate Liquidation Preference and (y) the aggregate Accrued Dividends of such shares as of the date of the consummation of such Liquidity Event; provided, in the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Liquidity Event, each Holder shall have the same opportunity to elect the form of consideration that each Holder is entitled to receive in such Liquidity Event.

(ii) The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Preferred Stock as set forth in this Certificate.

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(b) Status of Shares. Shares of Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 10, designated as part of a particular series of Preferred Stock by the Board of Directors.

(c) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its office at 1060 Windward Ridge Parkway, Suite 170, Alpharetta, GA 30005, or to any transfer or other agent of the Corporation designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Corporation (which may include the records of the transfer agent, if applicable) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

(d) Severability. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(e) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(f) Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this [●] day of [●], 20[●].

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

[Signature Page to the Certificate of Designations]

EXHIBIT B

STOCKHOLDERS AGREEMENT

OF

CD&R LANDSCAPES PARENT, INC.

dated as of [●], 2013

i

ii

THIS STOCKHOLDERS AGREEMENT (as amended from time to time, this “Agreement”) is entered as of [●], 2013, by and among CD&R LANDSCAPES PARENT, INC. Inc., a Delaware corporation (the “Company”), DEERE & COMPANY, a Delaware corporation (“Deere Investor”), CD&R LANDSCAPES HOLDINGS, L.P., a Cayman Islands exempted limited partnership (“CD&R Investor”) and any Person who becomes a party hereto after the date hereof pursuant to Section 3.1(f) (each of the foregoing, excluding the Company, a “Stockholder” and collectively, the “Stockholders”).

RECITALS

WHEREAS, Deere Investor, JDA Holding LLC (“JDA”), John Deere Landscapes, LLC (“OpCo”), CD&R Landscapes Bidco, Inc., CD&R Landscapes Merger Sub, Inc., CD&R Landscapes Merger Sub 2, Inc. and CD&R Investor have entered into an Investment Agreement, dated as of October 26, 2013 (as it may be amended from time to time, the “Investment Agreement”), pursuant to which CD&R Investor acquired a sixty percent (60%) equity interest in the Company and Bidco acquired from Deere Investor 100% of the limited liability company interests of JDA (which owns 100% of the limited liability company interests of OpCo) and 100% of the outstanding capital stock of LESCO, Inc. (the “Investment”), in consideration for cash and a forty percent (40%) equity interest in the Company.

WHEREAS, the Company and each of the Stockholders have entered into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), pursuant to which certain registration rights have been granted to the Stockholders, upon the terms and subject to the conditions set forth in the Registration Rights Agreement; and

WHEREAS, in connection with the Investment, the Company and the Stockholders desire to set forth certain terms and conditions regarding the ownership of Equity Securities, including certain restrictions on the Transfer of such securities, and the management of the Company and its Subsidiaries;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Additional VCOC” has the meaning assigned to such term in Section 2.1(c).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Budget” has the meaning assigned to such term in Section 2.7(c).

“Appraised Value” has the meaning assigned to such term in Section 3.6(c).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or other Equity Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.

“By-laws” means the By-laws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Call Notice” has the meaning assigned to such term in Section 3.6(b).

“Call Option” has the meaning assigned to such term in Section 3.6(b).

“CD&R Advisor Fund” means CD&R Advisor Fund VIII Co-Investor, L.P.

“CD&R Directors” has the meaning assigned to such term in Section 2.1(b).

“CD&R F&F Fund VIII” means CD&R Friends & Family Fund VIII, L.P.

“CD&R Fund VIII” means Clayton, Dubilier & Rice Fund VIII, L.P.

“CD&R Holders” means, collectively, CD&R Investor, its Permitted Affiliate Transferees, and its Permitted Transferees (other than any Transferee pursuant to any distribution pursuant to the Registration Rights Agreement).

“CD&R Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, among the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., JDA, OpCo, CD&R Investor, CD&R Fund VIII, CD&R F&F Fund VIII, CD&R Advisor Fund, Clayton, Dubilier & Rice, Inc. and CD&R Manager, as the same may be amended from time to time in accordance with its terms.

“CD&R Investor” has the meaning set forth in the preamble.

“CD&R Investor Original Shares” means the number of Outstanding Capital Shares owned by CD&R Investor immediately following the Closing.

“CD&R Manager” means Clayton, Dubilier & Rice, LLC.

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“CEO” means the Chief Executive Officer of the Company in office from time to time.

“Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“CFO” means the Chief Financial Officer of the Company in office from time to time.

“Chairman” has the meaning assigned to such term in Section 2.2.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing” means the closing pursuant to the Investment Agreement.

“Closing Date” means [            ], 2013.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Common Stock Equivalent” means all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) shares of Common Stock or other equity securities of the Company (including any notes or other debt securities convertible into or exchangeable for shares of Common Stock or other equity securities of the Company).

“Company” has the meaning assigned to such term in the preamble.

“Competitor” means any Person (other than Deere Investor and its Permitted Affiliate Transferees) that, directly or indirectly, is engaged in the business of (i) the supply or distribution of irrigation products (including controllers, valves, heads, pumps, rain water systems, pipes, fitting, weather sensors, rotors and spray), outdoor lighting products (including wire, transformers and landscape lighting fixtures), nursery products (including plants, trees, shrubs, ornamentals and other plant material), landscape supplies (including hardscapes, mulches, soil amendments, tools, sod and seed), fertilizers, combination products, turf protection products (including herbicides, insecticides, fungicides and pesticides), turf, turf care equipment, erosion control products, and golf course and sports field accessories, (ii) the blending of fertilizers and combination products, (iii) the provision of design, on-site and other similar services relating to the items described in clause (i) above, or (iv) the provision of educational services, job tracking services and commercial lead services to customers of the items described in clauses (i), (ii) and (iii) above, in each case in the United States and Canada.

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“Consulting Agreements” means, collectively, the letter agreements, each dated as of the date hereof, among the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., JDA, OpCo and Deere Investor, on the one hand, and the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., JDA, OpCo and CD&R Manager, on the other hand, in each case, as the same may be amended from time to time in accordance with its terms.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Affiliate” means, with respect to any Person, any Affiliate of such Person that is, directly or indirectly, controlled by such Person.

“Corporate Opportunity” has the meaning assigned to such term in Section 2.14.

“D&O Policy” has the meaning assigned to such term in Section 2.6(a).

“Debt Financing Documents” means the [●].

“Deere Directors” has the meaning assigned to such term in Section 2.1(b).

“Deere Holders” means, collectively, Deere Investor, its Permitted Affiliate Transferees and its and their respective Permitted Transferees (other than any Transferee pursuant to any distribution pursuant to the Registration Rights Agreement).

“Deere Indemnification Agreement” means the Indemnification Agreement, dated as of the date hereof, between the Company, CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc., Deere Investor, JDA and OpCo, as the same may be amended from time to time in accordance with its terms.

“Deere Investor” has the meaning assigned to such term in the Preamble.

“Deere Original Shares” means the Outstanding Capital Shares owned by Deere Investor immediately following the Closing.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Director” means any member of the Board.

“Dividend Elimination Event” has the meaning assigned to such term in the Certificate of Designations.

“Drag-Along Notice” has the meaning assigned to such term in Section 3.4(e).

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“Drag-Along Transaction” has the meaning assigned to such term in Section 3.4(a).

“Equity Purchase Shares” has the meaning assigned to such term in Section 4.1(b).

“Equity Securities” means any and all shares of Common Stock, Preferred Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares or other equity securities, and options, warrants or other rights to acquire shares of Common Stock, Preferred Stock or other equity securities of the Company.

“Excess Amount” has the meaning set forth in Section 4.1(c).

“Excessive Leverage Event” means, at any time, any event, occurrence or action that causes an increase in the aggregate Indebtedness of the Company and its Subsidiaries (excluding intercompany debt) to an amount exceeding the greater of (i) an amount (but not less than $175 million) equal to the sum of (w) the aggregate outstanding Indebtedness of the Company and its Subsidiaries at the time of determination under facilities as in effect immediately after the Closing, (x) any Indebtedness of the Company and its Subsidiaries of the type described in clause (vii) or (viii) of the definition of “Indebtedness” entered into prior to or following the Closing pursuant to Section 4.8 of the Investment Agreement, (y) all undrawn amounts under revolving credit facilities available to the Company and its Subsidiaries at the time of determination and (z) $35,000,000, and (ii) an amount equal to 4.00 times the Company’s EBITDA (as defined in the Debt Financing Documents) for the twelve-month period ending on the fiscal quarter immediately preceding the date in question.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means the fair market value of any specified securities or other asset as determined in good faith by the Board (or any committee authorized by the Board).

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course), (iv) any obligations of such Person under any lease of property, real or personal, which obligations are required to be classified as capital leases in accordance with GAAP (as GAAP exists as of October 31, 2012), (v) all letters of credit or performance bonds issued for the account of such Person and (vi) all guarantees and keepwell arrangements by such Person of any Indebtedness of any other Person other than a Subsidiary of such Person.

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“Indemnification Agreements” means, collectively, the CD&R Indemnification Agreement and the Deere Indemnification Agreement.

“Information” means all information about the Company, any of its Subsidiaries or any Stockholder or Affiliate thereof that is or has been furnished to any Stockholder or any of its Representatives (acting in their capacity as such) by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by or relating to the Company, its Subsidiaries or any Stockholder in connection with the matters contemplated by the Investment Agreement or any other Transaction Agreement (in any such case, whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to such Stockholder’s knowledge is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation, (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any Information, or (iv) is in the possession of or known to such Stockholder prior to the date of its disclosure to such Stockholder.

“Investment” has the meaning assigned to such term in the recitals.

“Investment Agreement” has the meaning assigned to such term in the recitals.

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“IPO Initiating Party” has the meaning assigned to such term in Section 3.5(a).

“IPO Initiation Notice” has the meaning assigned to such term in Section 3.5(b).

“Issuance Notice” has the meaning assigned to such term in Section 4.1(b).

“JDA” has the meaning assigned to such term in the recitals.

“Law” means any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree or other binding directive issued, enacted, promulgated, entered into, agreed or imposed by any Governmental Body.

“Management Incentive Plan” has the meaning assigned to such term in Section 2.9.

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“Minimum Governance Amount” means, at any time, a number of Outstanding Capital Shares representing at least ten percent (10%) of the total number of Outstanding Capital Shares at such time, determined using the Threshold Calculation.

“New Securities” means any Equity Securities (other than shares of Preferred Stock issued as payment in respect of a Preferred Dividend) or any Subsidiary Equity Securities sold or issued by the Company or any Subsidiary of the Company following the Closing, other than (i) Equity Securities or Subsidiary Equity Securities issued to employees or officers (including any Equity Securities or Subsidiary Equity Securities issued upon exercise of options) pursuant to the Management Incentive Plan or any other stock option, employee stock purchase or similar equity-based plans (including the purchase of Common Stock by management stockholders (for the avoidance of doubt, other than Directors) following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act or another exemption from registration under the Securities Act) duly approved by the Board in accordance with this Agreement and the Required Consents, (ii) Equity Securities issued solely as consideration for an acquisition, investment or similar transaction, in each case that is duly approved by the Board in accordance with this Agreement and, if applicable, the Required Consents, (iii) Equity Securities issued pursuant to a Qualified IPO initiated in accordance with this Agreement, (iv) Equity Securities issued in connection with a pro rata stock split, stock dividend or similar transaction, (v) shares of Common Stock issued upon conversion of any shares of Preferred Stock into shares of Common Stock in accordance with the Certificate of Designations and (vi) Subsidiary Equity Securities issued to the Company or another wholly owned Subsidiary of the Company.

“Non-Management Director” means any Director who is not an officer or employee of the Company or any of its Subsidiaries.

“OpCo” has the meaning assigned to such term in the recitals.

“Outstanding Capital Shares” means, at any time, the shares of Common Stock (treating issued and outstanding shares of Preferred Stock on an as-converted basis) issued and outstanding as of such time.

“Percentage Interest” means, with respect to any Stockholder, as of any time, the percentage of the total number of Outstanding Capital Shares owned by such Stockholder as of such time, determined using the Threshold Calculation.

“Permitted Affiliate Transferee” means:

(i) with respect to CD&R Investor and its Permitted Affiliate Transferees, (A) a Controlled Affiliate of CD&R Investor, CD&R Fund VIII, CD&R F&F Fund VIII or CD&R Advisor Fund or (B) an Affiliate of CD&R Investor, CD&R Associates VIII, Ltd. or CD&R Manager (other than, with respect to clauses (A) and (B), (x) any portfolio company of any of the foregoing in (A) or (B), and (y) the limited partners of any of CD&R Fund VIII, CD&R F&F Fund VIII or CD&R Advisor Fund or any other fund or alternative investment vehicle managed directly or indirectly by CD&R Manager or CD&R Associates VIII, Ltd.), in each case, who has irrevocably granted to and appointed CD&R Investor as such Person’s proxy and attorney-in-fact (with full power of

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substitution), for and in the name, place and stead of such Person (and with respect to whom CD&R Investor has provided, at Deere Investor’s written request, to Deere Investor written evidence reasonably satisfactory to Deere Investor of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder that are entitled to vote as such meeting or to act by written consent in lieu of such meeting;

(ii) with respect to Deere Investor and its Permitted Affiliate Transferees, (A) a Controlled Affiliate of Deere Investor or (B) any other Affiliate of Deere Investor, in each case, who has irrevocably granted to and appointed Deere Investor as such Person’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Person (and with respect to whom Deere Investor, at CD&R Investor’s written request, has provided to CD&R Investor written evidence reasonably satisfactory to CD&R Investor of such grant and appointment), to vote at any annual or special meeting of Stockholders, to take any action by written consent in lieu of such meeting with respect to, and to otherwise take all action as may be required by, permitted under, or as may be exercised under this Agreement in respect of, all of the Equity Securities owned or held of record by such holder that are entitled to vote as such meeting or to act by written consent in lieu of such meeting; and

(iii) with respect to any other Stockholder who is a Permitted Transferee of CD&R Investor or Deere Investor (for the avoidance of doubt, other than a Permitted Affiliate Transferee of CD&R Investor or Deere Investor pursuant to clauses (i) or (ii) above, as applicable), a Controlled Affiliate of such Stockholder (other than, with respect to any such Stockholder who is an investment fund or alternative investment vehicle, (x) any portfolio company of such investment fund or alternative investment vehicle and (y) the limited partners of such investment fund or alternative investment vehicle, or the limited partners of any other investment fund or alternative investment vehicle managed directly or indirectly by the manager of such investment fund or alternative investment vehicle or any of its Affiliates);

provided that, in each case, any such Transferee shall agree in a writing in the form attached as Exhibit A hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, that in no event shall the Company or any of its Subsidiaries constitute a “Permitted Affiliate Transferee” of any Stockholder.

“Permitted Transferee” means any Transferee of Outstanding Capital Shares of CD&R Investor, Deere Investor or any of their respective Permitted Affiliate Transferees, or any of their respective Permitted Transferees, permitted in accordance with this Agreement.

“Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

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“Preemptive Rights Recipients” has the meaning assigned to such term in Section 4.1(a).

“Preferred Dividend” has the meaning assigned to such term in the Certificate of Designations.

“Preferred Dividend Payment Date” has the meaning assigned to such term in the Certificate of Designations.

“Preferred Stock” means the series of preferred stock of the Company designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share.

“Pro Rata Portion” means:

(i) for purposes of Section 3.3(c), with respect to any Tag-Along Participant or the Transferring Stockholder, the number of Equity Securities (calculated on an as-converted to Common Stock basis) equal to the product of (A) the total number of Equity Securities to be Transferred to the proposed Transferee or for which the calculation is required (calculated on an as-converted to Common Stock basis) and (B) the fraction determined by dividing (x) the total number of Outstanding Capital Shares held by such Tag-Along Participant or the Transferred Stockholder, as applicable, by (y) the total number of Outstanding Capital Shares held by (1) all of the Tag-Along Participants who have delivered Tag-Along Acceptance Notices with respect to the particular Transfer Notice (or who are participants in a particular allocation round), (2) the Transferring Stockholder and (3) those employees of the Company or its Subsidiaries who are entitled to tag-along rights pursuant to the terms of any applicable equity award grant, the Management Incentive Plan or any management stockholder agreement with the Company, in each case that is approved by the Board in accordance with this Agreement and the Required Consents, to which such employee is a party and who have elected to participate in such Transfer, provided that in the case of any such employee, only those Outstanding Capital Shares that are vested (or not subject to vesting terms) shall be deemed to be held by such employee; and

(ii) for purposes of Section 4.1, with respect to any Preemptive Rights Recipient, on any date on which an allocation is made by the Company, the number of Equity Purchase Shares equal to the product of (A) the total number of Equity Purchase Shares being allocated in the allocation round for which Pro Rata Portions are being calculated and (B) the fraction determined by dividing (x) the number of Outstanding Capital Shares held by such Preemptive Rights Recipient on the date on which such allocation is made by the Company by (y) the total number of Outstanding Capital Shares held as of such date by all Preemptive Rights Recipients participating in the allocation round for which Pro Rata Portions are being calculated.

“Prohibited Transaction” means any Transfer of Equity Securities to a Person which (i) violates applicable securities Laws or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or would cause the Company to be in violation of any applicable Law, (ii) would result in the assets of the Company constituting Plan Assets, or (iii) would cause the Company to be controlled by or under common control with an “investment company” for purposes of the Investment Company Act of 1940, as amended.

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“Purchase Notice” has the meaning set forth in Section 4.1(c).

“Purchase Offer” has the meaning assigned to such term in Section 3.2(b).

“Qualified Bank” has the meaning assigned to such term in Section 3.6(c).

“Qualified IPO” means an IPO with aggregate gross cash proceeds (without regard to any underwriting discount or commission) of at least $75,000,000 (whether to the Company, its stockholders, or both).

“Registration Rights Agreement” has the meaning assigned to such term in the recitals.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives.

“Required Consents” has the meaning assigned to such term in Section 2.10(a).

“ROFR Exercise Period” has the meaning assigned to such term in Section 3.2(c).

“ROFR Initiator” has the meaning assigned to such term in Section 3.2(a).

“ROFR Initiator Notice” has the meaning assigned to such term in Section 3.2(b).

“ROFR Notice” has the meaning assigned to such term in Section 3.2(c).

“ROFR Stockholder” has the meaning assigned to such term in Section 3.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholder” has the meaning assigned to such term in Section 3.4(a).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Directors” has the meaning assigned to such term in Section 2.1(b).

“Stockholder Group Member” has the meaning assigned to such term in Section 2.14.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly,

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by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Equity Securities” means any and all shares of capital stock or other equity securities of any Subsidiary of the Company, securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, such shares or other equity securities, and options, warrants or other rights to acquire shares of capital stock or other equity securities of any Subsidiary of the Company.

“Tag-Along Acceptance Notice” has the meaning assigned to such term in Section 3.3(c).

“Tag-Along Participants” has the meaning assigned to such term in Section 3.3(a).

“Tag-Along Securities” has the meaning assigned to such term in Section 3.3(b).

“Tag-Along Transaction” has the meaning assigned to such term in Section 3.3(a).

“Third-Party Offeror” has the meaning assigned to such term in Section 3.2(b).

“Threshold Calculation” means, with respect to any Stockholder, immediately prior to the time of calculation, a fraction (expressed as a percentage), the numerator of which is equal to the number of Outstanding Capital Shares held by such Stockholder, and the denominator of which is equal to (i) prior to a Qualified IPO, the aggregate number of Outstanding Capital Shares held by the CD&R Holders and the Deere Holders, or (ii) following a Qualified IPO, the total number of Outstanding Capital Shares.

“Transaction Agreements” means, collectively, this Agreement, the Investment Agreement, the Registration Rights Agreement, the Consulting Agreements, the Indemnification Agreements, the Certificate of Designations and the Transition Services Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person. The noun “Transfer” has a meaning correlative to the foregoing.

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“Transfer Notice” has the meaning assigned to such term in Section 3.3(b).

“Transfer Price” has the meaning assigned to such term in Section 3.2(b).

“Transfer Shares” has the meaning assigned to such term in Section 3.2(b).

“Transferee” means any Person to whom any Stockholder Transfers Equity Securities in accordance with the terms hereof.

“Transferring Stockholder” has the meaning assigned to such term in Section 3.3(a).

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between the OpCo and Deere Investor, as the same may be amended from time to time.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Internal Revenue Code of 1986, as amended.

SECTION 1.2. Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

SECTION 1.3. Methodology for Calculations.

(a) Except as otherwise expressly provided herein, any Transfer or proposed Transfer of a Common Stock Equivalent shall be treated as a Transfer or proposed Transfer of the shares of Common Stock into or for which such Common Stock Equivalent can be converted, exchanged or exercised.

(b) Except as otherwise expressly provided in this Agreement, for purposes of calculating (i) the total number of Outstanding Capital Shares as of any date or (ii) the number of Outstanding Capital Shares owned by any Person hereunder (and the Percentage Interest of any Person) as of any date, no Common Stock Equivalents (other than shares of Preferred Stock) shall be treated as having been converted, exchanged or exercised.

(c) In the event of any stock split, stock dividend, reverse stock split, any combination of Equity Securities or any similar event, with respect to all references in this Agreement to a Stockholder or Stockholders holding a number of Outstanding Capital Shares, the applicable amount shall be appropriately adjusted to give effect to such stock split, stock dividend, reverse stock split, any combination of the Equity Securities or similar event.

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ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board

(a) Board Composition. The total number of Directors constituting the full Board shall initially be six (6): three (3) CD&R Directors, two (2) Deere Directors and the CEO. Pursuant to the prior sentence, the initial composition of the Board shall be as follows:

(i) the three (3) CD&R Directors shall be Kenneth A. Giuriceo, David Wasserman and Paul Pressler;

(ii) the two (2) Deere Directors shall be [                    ] and [                    ]; and

(iii) the CEO shall be David Werning.

(b) Designated Directors. Subject to Section 2.13, the CD&R Holders and the Deere Holders shall be entitled to designate individuals to serve as Directors, as follows (it being understood that, for purposes of this Section 2.1(b) only, any CD&R Holder or Deere Holder, as the case may be that owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing less than the Minimum Governance Amount shall not be deemed to be a CD&R Holder or a Deere Holder, as applicable):

(i) Prior to a Qualified IPO:

(A) CD&R Directors. The CD&R Holders, as a group, shall be entitled to designate such number of individuals to serve as Directors (each, a “CD&R Director” and, collectively, the “CD&R Directors”) that is proportional (based on the number of Directors constituting the full Board other than the CEO) to their aggregate Percentage Interest, rounded to the nearest whole number of Directors;

(B) Deere Directors. The Deere Holders, as a group, shall be entitled to designate a number of individuals to serve as Directors (each, a “Deere Director” and, collectively, the “Deere Directors” and, together with the CD&R Directors, the “Stockholder Directors”) equal to the greater of (x) two (2) Directors and (y) solely to the extent that the aggregate Percentage Interest of the Deere Holders increases after the date hereof, such number of Directors that is proportional (based on the number of Directors constituting the full Board other than the CEO) to the aggregate Percentage Interest of the Deere Holders, rounded to the nearest whole number of Directors; and

(C) Additional Directors. If any of the CD&R Holders or the Deere Holders become entitled to designate additional Stockholder Directors pursuant to this Section 2.1(b)(i) (including, in the case of the CD&R Holders, as a result of Preferred Dividends being paid in shares of additional Preferred Stock

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in accordance with the Certificate of Designations), the size of the Board shall be increased to accommodate the election of such additional Stockholder Directors, who shall be elected in the manner set forth in Section 2.3(a) (it being understood that the number of Stockholder Directors that the CD&R Holders or the Deere Holders are entitled to designate pursuant to this Section 2.1(b)(i) shall be calculated prior to giving effect to such increase in Board size in accordance with this clause (C) of this Section 2.1(b)(i));

provided, however, that, for so long as the CD&R Holders own in the aggregate a majority of the Outstanding Capital Shares (determined using the Threshold Calculation), the CD&R Holders shall be entitled to designate one more Director than the Deere Holders (it being understood that this proviso shall not limit the ability of the CD&R Holders to designate more than one more Director than the Deere Holders if entitled to do so pursuant to Section 2.1(b)(i)(A)); and

(ii) After a Qualified IPO, the CD&R Holders, on the one hand, and the Deere Holders, on the other hand, shall be entitled to designate the same number of Stockholder Directors as they were entitled to designate immediately prior to the Qualified IPO and, if additional Directors are required to be elected to the Board under applicable Law or the regulations of any self-regulatory organization, or if the managing underwriter or underwriters of the Qualified IPO advise the Company in writing that in its or their opinion, the failure to elect additional Directors would reasonably be expected to have a material adverse effect on the success of the offering (including a material impact on the selling price), the size of the Board shall be increased by the smallest positive whole number such that the proportion of the Stockholder Directors is equal to or less than the aggregate Percentage Interests immediately following the Qualified IPO. For illustrative purposes, if the aggregate number of Stockholder Directors designated by the CD&R Holders and the Deere Holders is five (5) and the size of the Board is six (6) immediately prior to the Qualified IPO and the CD&R Holders and the Deere Holders hold in the aggregate seventy-five percent (75%) of the Outstanding Capital Shares immediately following the Qualified IPO, the size of the Board shall be increased pursuant to this Section 2.1(b)(ii) from a total of six (6) Directors to a total of seven (7) Directors, consisting of five (5) Directors designated by the CD&R Holders and the Deere Holders, the CEO as Director, and one (1) new Director.

(c) VCOC Rights. Notwithstanding anything to the contrary in this Agreement, (i) for so long as the CD&R Holders have the right to designate one or more Directors pursuant to Section 2.1, such right of designation as to one of such Directors shall be exercised solely by CD&R Fund VIII and (ii) (x) in the event that any Permitted Affiliate Transferee of CD&R Investor (in addition to CD&R Fund VIII) holding, directly or indirectly (for example, through a wholly owned Subsidiary), Equity Securities intends to qualify as a “venture capital operating company” (as defined in U.S. Department of Labor regulation sec. 2510.3-101) (each, an “Additional VCOC”) or (y) in the event that CD&R Fund VIII shall no longer have the right to designate Directors pursuant to clause (i) above, then such Additional VCOCs (in the case of clause (x)) or CD&R Fund VIII (in the case of clause (y)) shall be entitled to the information rights contained in Section 2.11 and the access rights contained in Section 2.12; provided, that, if the CD&R Holders have the right to designate more than one

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Director pursuant to Section 2.1, CD&R Investor may assign any such designation rights to any of the Additional VCOCs upon written notice to the Company and the Deere Investor (which notice shall be acknowledged in writing by the Company), provided that such Additional VCOC shall remain subject to the obligations hereunder in respect of any of its Director designees (including Section 2.4(d)).

SECTION 2.2. Chairman of the Board. For so long as (x) the Company has not completed a Qualified IPO and (y) the Percentage Interest of CD&R Investor (together with its Permitted Affiliate Transferees) exceeds the Percentage Interest of any other Stockholder (together with its Permitted Affiliate Transferees), CD&R Investor shall have the right to designate one of the CD&R Directors to serve as “Lead Director” or Chairman of the Board (the “Chairman”). The Lead Director or the Chairman shall not have a tie breaking vote in any Board meetings. The Chairman shall initially be Paul Pressler.

SECTION 2.3. Vacancies; Removal

(a) Vacancies. Subject to Section 2.3(b), each Director shall hold office until his or her death or until his or her successor shall have been duly elected and qualified. In the event that a vacancy is created at any time (i) by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated by the CD&R Holders or the Deere Holders pursuant to Section 2.1, the remaining Directors shall cause the vacancy resulting thereby to be filled by another individual designated by the CD&R Holders or the Deere Holders, as applicable, who designated such departing Director, or (ii) as a result of any increase of the Board size pursuant to the applicable provisions of Section 2.1(b)(i), the existing Directors shall cause the vacancy resulting therefrom to be filled by another individual designated by the CD&R Holders or the Deere Holders, as applicable, entitled to appoint such additional Director pursuant to such provisions of Section 2.1(b)(i), in each such case, as promptly as practicable, and the Company and the Stockholders shall take, at any time and from time to time, all actions necessary to accomplish the foregoing. In the event that the remaining Directors have failed to cause such vacancy to be filled in the manner set forth in this Section 2.3(a) within five (5) Business Days after the Board became aware of such vacancy, then the Company and each Stockholder shall take, as promptly as practicable, all actions necessary to fill such vacancy in the manner set forth in this Section 2.3(a).

(b) Removal. Upon the written request of a majority-in-interest of the CD&R Holders or a majority-in-interest of the Deere Holders, as the case may be, each other Stockholder shall vote, or act by written consent with respect to, all Equity Securities beneficially owned by it that are entitled to vote in the election of Directors, and shall otherwise take or cause to be taken all actions necessary, to remove any Director designated by the CD&R Holders or the Deere Holders, as applicable, pursuant to Section 2.1 and to elect any replacement Director designated as provided in Section 2.3(a). Unless a majority-in-interest of the CD&R Holders or a majority-in-interest of the Deere Holders, as the case may be, have otherwise requested in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by the CD&R Holders or the Deere Holders, as applicable, pursuant to Section 2.1.

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SECTION 2.4. Voting

(a) Cooperation. The Company and each Stockholder shall take such action as may be required under applicable Law, the Bylaws and this Agreement (subject to such vote of the Board as may be required) to cause the Board to consist of the number of Directors specified in Section 2.1. The Company agrees to include in the slate of nominees to be voted upon by Stockholders at any annual or special meeting of stockholders of the Company at which Directors are to be elected, or as otherwise permitted under the Bylaws, any Directors designated in accordance with Section 2.1, and to use its best efforts to cause the election of each such designees to the Board, including nominating such individuals to be elected as Directors as provided herein.

(b) Voting. Each of the Stockholders agrees to vote, or act by written consent with respect to, any Equity Securities beneficially owned by it that are entitled to vote in the election of Directors, at each annual or special meeting of stockholders of the Company at which Directors are to be elected, or to take all actions by written consent in lieu of any such meeting as are necessary, to cause any Directors designated in accordance with Section 2.1 to be elected to the Board. Each of the Stockholders agrees to use its reasonable best efforts to cause the election of each such designees to the Board, including nominating such individuals to be elected as Directors.

(c) Proxy to Act for Stockholders. For so long as CD&R Investor (together with its Permitted Affiliate Transferees) or Deere Investor (together with its Permitted Affiliate Transferees), as applicable, owns in the aggregate a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, each Stockholder (i) that is an Affiliate of CD&R Investor hereby irrevocably grants to and appoints CD&R Investor, (ii) that is an Affiliate of Deere Investor hereby irrevocably grants to and appoints Deere Investor, and (iii) that is not a Person described in clause (i) or (ii) above, hereby irrevocably grants to and appoints CD&R Investor and Deere Investor collectively (to act by unanimous consent), in each case as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote at any annual or special meeting of Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take all action in respect of, all of the Equity Securities owned or held of record by such holder in connection with the matters set forth in this Agreement, but solely to the extent necessary to comply with the provisions of this Agreement in the event that such Stockholder fails at any time to vote or act by written consent or take any other action with respect to its Equity Securities that are entitled to vote at such meeting or to act by written consent in lieu of such meeting, in the manner agreed by such Stockholder in this Agreement. Each such Stockholder hereby further affirms that each proxy and power of attorney granted pursuant to this Agreement shall be irrevocable and shall be deemed coupled with an interest and shall extend for the term of this Agreement in full force and effect notwithstanding the subsequent death, incapacity or bankruptcy of such Stockholder or, if terminated earlier, until the last date permitted by applicable Law, and is given to secure the performance of the obligations of such Stockholder under this Agreement. For the avoidance of doubt, except as expressly contemplated by this Section 2.4(c) or elsewhere in this Agreement or any other Transaction Agreement, none of the Stockholders has granted, nor shall grant, to any Person a proxy to exercise the rights of any such Stockholder under this Agreement or any other Transaction Agreement to which such Stockholder is a party.

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(d) Cooperation of Directors. In the event that any CD&R Holder or any Deere Holder is required to take any action under this Agreement that requires the consent or cooperation of the CD&R Directors or the Deere Directors, as applicable, or is required to use efforts to cause such Stockholder Directors to take any action under this Agreement, such Stockholder shall exercise, and such efforts shall include the exercise by such Stockholder of, all rights hereunder with respect to the removal and designation of Directors in order to achieve the required consent, cooperation or action, as applicable. To effectuate the provisions of this Section 2.4(d), the Secretary of the Company and each Subsidiary of the Company, or, if there shall be no Secretary, then such other officer or employee of the Company or such Subsidiary as the Board or such Subsidiary’s board of directors or similar governing body may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.4(d).

SECTION 2.5. Compensation. For so long as the Consulting Agreement between the Company and Deere Investor remains in effect, no Director affiliated with Deere Investor shall be entitled to compensation by the Company for any services as a Director, and for so long as the Consulting Agreement between the Company and CD&R Manager remains in effect, no Director affiliated with CD&R Investor shall be entitled to compensation by the Company for any services as a Director. Subject to the applicable limitations set forth in the Consulting Agreements, the Company shall reimburse each of the Directors for reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

SECTION 2.6. D&O Insurance; Indemnification

(a) D&O Insurance. Immediately following the Closing, the Company shall obtain a directors’ and officers’ liability insurance policy for the benefit of the directors and officers of the Company and its Subsidiaries (the “D&O Policy”) with terms and conditions reasonably acceptable to CD&R Investor and Deere Investor and consistent, in all material respects, with the terms of the directors’ and officers’ liability insurance policies maintained by the portfolio companies of CD&R Fund VIII as of the Closing Date (but subject to reasonable and appropriate differences in deductibles, caps and other terms). Thereafter, for so long as the Company has not completed a Qualified IPO, the Company shall, and for so long as the CD&R Holders are entitled to designate the majority of the members of the Board in accordance with Section 2.1, the CD&R Holders shall cause the Company to, maintain a directors’ and officers’ liability insurance policy for the benefit of the directors and officers of the Company and its Subsidiaries with terms and conditions no less favorable than the terms and conditions of the D&O Policy; provided, however, that if the premium for obtaining such policy exceeds 150% of the amount of the annual premium payable by the Company for the D&O Policy immediately following the Closing, then the Company shall, and for so long as the CD&R Holders are entitled to designate the majority of the members of the Board in accordance with Section 2.1, the CD&R Holders shall cause the Company to, maintain a directors’ and officers’ liability insurance policy that provides, in CD&R Investor’s good faith, reasonable determination, the greatest coverage available for such amount.

(b) Indemnification. As promptly as reasonably practicable after the date hereof, the Company shall, and CD&R Investor shall cause the Company to, enter into customary indemnification agreements with each of the Directors, in form and substance reasonably satisfactory to Deere Investor.

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SECTION 2.7. Actions of the Board; Non-Participation of CD&R Directors with Respect to Certain Actions

(a) Quorum; Actions of the Board. Overall direction and supervision of the Company and its Subsidiaries shall be the responsibility of the Board, subject to the Required Consents. Except as otherwise required by Law or this Agreement, actions of the Board shall require the affirmative vote of at least a majority of the Directors present in person or by telephone at a duly convened meeting of the Board at which a quorum is present, or the unanimous written consent of the Board. The Board shall meet no less than semi-annually at such place and time as shall be determined by the Board. Written notice of any meeting of the Board shall be provided to each Director (unless waived by such Director) no less than five (5) Business Days prior to such meeting. A quorum for any meeting of the Board shall be a majority of the Directors constituting the full Board at the time of such meeting; provided that (x) for so long as Deere Investor and its Permitted Affiliate Transferees collectively own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, at least one Deere Director is in attendance and (y) for so long as CD&R Investor and its Permitted Affiliate Transferees own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, at least one CD&R Director is in attendance. Notwithstanding the foregoing quorum requirement, in the event that two consecutive meetings of the Board are duly called and no Deere Director or no CD&R Director, as the case may be, is in attendance at both of such meetings, then no such Director shall be required to constitute a quorum at the next meeting of the Board duly called; provided that the foregoing quorum requirement shall be reinstated at subsequent meetings of the Board. Subject to the procedures set forth in Section 2.7(d) with respect to the Annual Budget, in the event of a tie vote taken with respect to any matter at any duly convened meeting of the Board at which a quorum is present, the Board shall take a second vote of only the Non-Management Directors present in person or by telephone at such meeting, and action by the Board with respect to such matter shall require the affirmative vote of at least a majority of such Non-Management Directors, and if so taken, such action shall constitute the action of the Board with respect to such matter and shall be binding upon the Company.

(b) Compliance with Certificate of Designations. Each CD&R Director shall, and the CD&R Holders and the Deere Holders shall cause the CD&R Directors and Deere Directors, as applicable, to use reasonable best efforts to, (i) appear at any duly convened meeting of the Board at which the Board intends to determine whether to declare Preferred Dividends payable on any Preferred Dividend Payment Date pursuant to, and in accordance with, the Certificate of Designations, and the Directors, subject to their fiduciary duties as Directors, shall vote at such meeting in favor of declaring such dividends; and (ii) subject to their fiduciary duties as Directors, take any action and cause the Company to take any action required to be undertaken by or on behalf of the Company pursuant to the Certificate of Designations in order that the Company otherwise generally comply with its obligations under the Certificate of Designations.

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(c) Non-Participation of CD&R Directors with Respect to Certain Actions. Notwithstanding anything to the contrary in this Agreement, solely with respect to any action to be taken, or any determination to be made, by the Board with respect to (i) whether Preferred Dividends payable on the outstanding shares of Preferred Stock are to be paid in cash or in shares of Preferred Stock pursuant to, and in accordance with, the Certificate of Designations, or (ii) whether an adjustment to the conversion price of the Preferred Stock shall be made pursuant to Section 9(b) of the Certificate of Designations, (A) such action shall be taken or determination shall be made on behalf of the Company by a majority of the Directors not including the CD&R Directors (even if less than a quorum) and (B) no CD&R Director shall have any right to vote upon, and by a decision of the remaining Directors may be excluded from participating in any discussion of, such action or determination; provided, however, that (x) prior to any vote upon or discussion of any such action or determination, the CD&R Directors may present to the remaining Directors their opinion, and the basis for such opinion, with respect to such action or determination, and (y) in the case of clause (i) above, the action taken or determination made by the remaining Directors (1) must not be prohibited under any of the terms, conditions or provisions of the Debt Financing Documents and (2) shall not result in an Excessive Leverage Event; provided, further, that in the event the Board fails to make a determination in the case of clause (i) above, prior to the applicable Preferred Dividend Payment Date, the Preferred Dividends shall be paid entirely in shares of Preferred Stock.

(d) Annual Budget. The Board shall operate the Company and its Subsidiaries in accordance with an annual budget, capital plan, business plan and financial forecasts for the Company and its Subsidiaries for each fiscal year of the Company (collectively, the “Annual Budget”). In addition to any vote or consent of the Board or the Stockholders required by applicable Law or under this Agreement, approval of the Annual Budget and any material variations therefrom, including any increase or decrease in capital expenditures, shall require the consent of a majority of the full Board, including the CEO. Moreover, for so long as CD&R Investor, Deere Investor or any other Stockholder owns in each case (together with its Permitted Affiliate Transferees) in excess of (x) twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or (y) in the case of CD&R Investor or Deere Investor, fifty percent (50%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, approve the Annual Budget or any material changes thereto, including any increase or decrease in capital expenditures, without first providing such Stockholder a written copy of such Annual Budget or notice of such material change at least 3 Business Days prior to any vote or consent to approve such Annual Budget or change and consulting with such Stockholder and considering any views or comments of such Stockholder in good faith.

SECTION 2.8. Committees. Subject to the requirements of applicable Law or the regulations of any self-regulatory organization, each of the CD&R Holders and the Deere Holders shall be entitled to appoint a number of members of each committee of the Board that is proportional to the number of Directors that such Person is entitled to designate at the relevant time pursuant to Section 2.1 (subject to all applicable provisions of Section 2.1, applied mutatis mutandis), provided that the CD&R Holders shall be entitled to appoint one more member of each committee of the Board than the Deere Holders if, at the relevant time, the CD&R Holders are entitled to designate at least one more Director than the Deere Holders pursuant to

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Section 2.1, and the Deere Holders shall be entitled to appoint one more member of each committee of the Board than the CD&R Holders if, at the relevant time, the Deere Holders are entitled to designate at least one more Director than the CD&R Holders pursuant to Section 2.1.

SECTION 2.9. Management Equity Pool. The Company shall establish a management equity pool, and the Board shall adopt a related equity incentive plan (the “Management Incentive Plan”), in order to offer equity incentives to the officers and key employees of the Company and its Subsidiaries. Non-Management Directors affiliated with CD&R Investor or Deere Investor shall not be entitled to receive any equity grants or other awards pursuant to the Management Incentive Plan. The total number of Equity Securities reserved for issuance under the Management Incentive Plan shall equal eight percent (8%) of the total number of Outstanding Capital Shares immediately following the Closing. The initial number of equity awards to be issued pursuant to the Management Incentive Plan shall be jointly determined by CD&R Investor and Deere Investor. Thereafter, equity awards pursuant to the Management Incentive Plan shall be issued at such times and on such terms (including with respect to vesting) as shall be determined by the Board, subject to the provisions of Section 2.10(a).

SECTION 2.10. Stockholder Consent Rights.

(a) General. In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law, the Charter, the By-Laws or the Certificate of Designations, and notwithstanding anything to the contrary in this Agreement (but subject to Section 2.13(a)), for so long as CD&R Investor, Deere Investor or any other Stockholder owns in each case (together with its Permitted Affiliate Transferees) in excess of (x) twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or (y) in the case of CD&R Investor or Deere Investor, fifty percent (50%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the prior written consent of each such Stockholder (such consents, collectively, the “Required Consents”; it being understood that at no time shall more than one CD&R Holder and more than one Deere Holder have consent rights pursuant to this Section 2.10(a)):

(i) commence the voluntary liquidation, winding up or dissolution of the Company or any of its Subsidiaries, file a petition in bankruptcy or insolvency or enter into any arrangement for the benefit of creditors, commence any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any of its Subsidiaries, or adopt a plan with respect to any of the foregoing, or acquiesce or agree to any of the foregoing commenced or petitioned for on an involuntary basis;

(ii) issue any Equity Securities to any Person, other than (w) issuances of Preferred Stock with respect to paid in kind Preferred Dividends or issuance of shares of Common Stock upon conversion of shares of Preferred Stock, in either case, in accordance with the Certificate of Designation, (x) to employees, officers or directors

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(excluding Non-Management Directors) of the Company or any of its Subsidiaries pursuant to the Management Incentive Plan in an amount not to exceed in the aggregate eight percent (8%) of the total number of Outstanding Capital Shares outstanding immediately following the Closing, (y) in connection with a Qualified IPO effected pursuant to Section 3.5 and subject to the limitations set forth in Section 3.5) or (z) in connection with a Qualified IPO initiated by the Board;

(iii) issue any Subsidiary Equity Securities to any Person other than the Company or another wholly-owned Subsidiary of the Company;

(iv) amend, alter or repeal the Charter or By-Laws, other than (x) in connection with a merger, consolidation or similar transaction that is not otherwise subject to the Required Consents under this Section 2.10(a) or (y) in connection with a Qualified IPO effected pursuant to Section 3.5 and subject to the limitations set forth in Section 3.5(a), only to the extent required (1) to increase the number of authorized shares of Common Stock in connection with such Qualified IPO and/or (2) to satisfy any requirements imposed or to be imposed on the Company as of or immediately after the consummation of the Qualified IPO pursuant to the Exchange Act, the Securities Act, or the rules and regulations of any national securities exchange on which the shares of Common Stock are to be listed, in each case, as in effect as of the date hereof, as a result of the Qualified IPO and the Company’s status as a publicly-listed company;

(v) redeem, repurchase or otherwise acquire any Equity Securities (or Subsidiary Equity Securities issued by a non-wholly owned Subsidiary) or any debt securities of the Company or any of its Subsidiaries, other than (A) any redemption, repurchase or other acquisition of debt securities of the Company or any of its Subsidiaries, so long as such transaction would not (1) reduce the restricted payment baskets in the Debt Financing Documents or (2) result in an Excessive Leverage Event, (B) repurchases of Equity Securities from an employee in connection with such employee’s termination of employment with the Company or any of its Subsidiaries, at a price not exceeding the Fair Market Value of such Equity Securities and otherwise pursuant to the terms of the applicable award agreement and the Management Incentive Plan, or (C) redemptions or repurchases of Equity Securities in connection with a recapitalization or reorganization of the Company that would not otherwise be subject to the Required Consents under this Section 2.10(a), including a Required Consent pursuant to Section 2.10(a)(xiii), provided that all such Equity Securities are redeemed or repurchased at the same price (treating shares of Preferred Stock on an as-converted basis);

(vi) except as would not result in an Excessive Leverage Event, incurring any Indebtedness after the date hereof;

(vii) undertake any (x) merger, consolidation or similar transaction with or into any other Person, whether in a single transaction or a series of related transactions, or (y) any transaction or series of related transactions resulting in more than fifty percent (50%) of the total number of Outstanding Capital Shares being held by any Person who is not a Permitted Affiliate Transferee of CD&R Investor or Deere Investor (other than any

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such transaction resulting from a Tag-Along Transaction pursuant to Section 3.3 or a Drag-Along Transaction pursuant to Section 3.4), unless in either of clauses (x) or (y), all Stockholders receive their respective pro rata portion of the proceeds of such transaction (treating shares of Preferred Stock on an as-converted basis); provided, however, that no Person shall have a consent right under this Section 2.10(a)(vii) with respect to any transaction or series of related transactions not involving a merger, consolidation or similar event if such Person’s Percentage Interest would not be decreased at the closing of such transaction;

(viii) undertake a sale of all or substantially all of the assets of the Company and its Subsidiaries, unless all Stockholders receive, immediately following the consummation of such transaction, their pro rata portion of the proceeds received by the Company and its Subsidiaries in respect of such transaction (treating shares of Preferred Stock on an as-converted basis);

(ix) effect any disposition of assets or properties of the Company or any Subsidiary (for the avoidance of doubt, other than issuances of Equity Securities or Subsidiary Equity Securities, which shall be subject to Sections 2.10(a)(ii) and 2.10(a)(iii), respectively) outside of the ordinary course of business, in one or more transactions or series of related transactions, with an aggregate consideration in excess of $25,000,000;

(x) enter into any agreement or arrangement that would restrict any activities of any Stockholder having the consent rights under this Section 2.10(a) or any of their respective Affiliates, including any restriction from entering into or continuing to operate any line of business;

(xi) (A) make a tax election that would change the U.S. federal income tax characterization of the Company as an association taxable as a corporation or (B) engage in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(xii) enter into any new material line of business, terminate any existing material line of business by the Company or any of its Subsidiaries or make any other material change in the nature or scope of the business of the Company and its Subsidiaries;

(xiii) engage in any transaction, or amend any existing arrangement, with or involving CD&R Investor, Deere Investor or any of their respective Permitted Transferees, or any of their respective Affiliates, other than any such transactions (A) that the Company is permitted or required to engage in with such Person(s) under the terms of this Agreement or any other Transaction Agreement, (B) pursuant to any agreements or arrangements in effect as of the Closing or (C) pursuant to commercial agreements entered into between Deere Investor or its Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other, or between any of CD&R Investor’s Affiliates, on the one hand, and the Company or any of its Subsidiaries, on the other, in each case, in the ordinary course of business and on arms’ length terms; provided that, subject to the

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exceptions to clauses (A) and (B) above, neither the Company nor any of its Subsidiaries may engage in any transaction with CD&R Investor, Deere Investor or any of their respective Affiliates or their respective Permitted Transferees that is not on arms’ length terms without the consent of Deere Investor (or its applicable Permitted Transferee) or CD&R Investor (or its applicable Permitted Transferee), as applicable, regardless of its level ownership.

(xiv) effect any acquisition of the stock, assets, properties or business of any Person, in one transaction or a series of related transactions, or enter into any joint venture with, or acquire ownership of any partnership or other interest in, any Person (other than a wholly-owned Subsidiary of the Company), that involves or results in, together with all other transactions effected pursuant to this Section 2.10(a)(xiv), aggregate consideration or capital contributions or investments by the Company and its Subsidiaries (whether at closing or on a contingent basis) in an amount in excess of $50,000,000;

(xv) prior to the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) the occurrence of a Dividend Elimination Event, commence an IPO;

(xvi) increase or decrease the size of the Board (other than as expressly contemplated by this Agreement);

(xvii) form, or delegate any authority to, any committee of the Board;

(xviii) commence, pursue, settle or compromise any material third party litigation or regulatory proceeding; provided, that any litigation or regulatory proceeding covered by the Investment Agreement shall be governed by the Investment Agreement and not by this Section 2.10(a)(xviii);

(xix) (A) amend, restate, supplement, modify or replace any of the Debt Financing Documents in any manner that would include provisions relating to the ability of the Company or its Subsidiaries to pay cash dividends on the Equity Securities or Subsidiary Equity Securities that are more restrictive than those set forth in the Debt Financing Documents in effect as of the date hereof or (B) enter into any agreement relating to Indebtedness or otherwise containing provisions relating to the ability of the Company or its Subsidiaries to pay cash dividends on the Equity Securities or Subsidiary Equity Securities that are more restrictive than those set forth in the Debt Financing Documents as of the date hereof (or subsequently amend, restate, supplement or otherwise modify any such agreement that has been approved by the Required Consents in any manner that would include provisions relating to the ability of the Company or its Subsidiaries to pay cash dividends on the Equity Securities or Subsidiary Equity Securities that are more restrictive than those set forth in such agreement(s)); and

(xx) appoint or change the Company’s independent public accountants or auditors or change any significant accounting policy of the Company (other than as required by any accounting pronouncements or interpretations under GAAP issued from and after the date hereof).

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(b) Stockholder Voting. In connection with any matter requiring the Required Consents in accordance with Section 2.10(a) each Stockholder agrees, (i) with respect to any Equity Securities beneficially owned by such Stockholder with respect to which it has the power to vote or act by written consent, to vote against (and not act by written consent to approve) such matter in any vote or action by written consent of the stockholders of the Company relating to such matter if such matter has not been consented to in accordance with Section 2.10(a), and (ii) to take or cause to be taken, upon the written request of CD&R Investor, Deere Investor or, if applicable, any of their Permitted Transferees (if such Person has consent rights with respect to such matter under Section 2.10(a) and such matter has not been consented to by such Person), for only so long as such Stockholder has consent rights pursuant to Section 2.10(a), all other reasonable actions (including those set forth in Section 2.4(d)), at the expense of the Company, required, to the extent permitted by Law, to prevent the taking of any action by the Company with respect to such matter unless the Required Consents to the taking of such action have been obtained in accordance with Section 2.10(a).

(c) Liquidity Event Consideration. CD&R Investor and its Permitted Affiliate Transferees holding Preferred Stock shall not elect to receive, and CD&R Investor (on behalf of itself and its Permitted Affiliate Transferees) hereby waives any right to elect and receive, in connection with any transaction described in Section 2.10(a)(vii) that constitutes an Applicable Non-Qualified Business Combination (as defined in the Certificate of Designations) and requires the prior written consent of any Deere Holder under Section 2.10(a)(vii), the Business Combination Consideration (as defined in the Certificate of Designations) described in clause (B) of the definition of Business Combination Consideration, where the applicable Deere Holder has not provided its prior written consent with respect to such transaction.

SECTION 2.11. Financial Information. The Company shall deliver or cause to be delivered the following information to (x) each of CD&R Investor and Deere Investor for so long as it and its Permitted Affiliate Transferees own in the aggregate a number of Outstanding Capital Shares representing at least ten percent (10%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, and (y) any Permitted Transferee of CD&R Investor or Deere Investor, for so long as it owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum Governance Amount:

(a) Monthly Reports. As soon as available after the end of each month, and in any event within thirty (30) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such monthly period, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such monthly period and for the current fiscal year to date, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto);

(b) Quarterly Reports. As soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and the related consolidated statements of operations, stockholders’ equity, comprehensive

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income (loss) and cash flows of the Company and its Subsidiaries for such quarterly period and for the current fiscal year to date, together with all related notes and schedules thereto, prepared in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, in reasonable detail and certified by the CFO;

(c) Annual Reports. As soon as available after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, an audited combined balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and the related combined statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows of the Company and its Subsidiaries for such year, together with all related notes and schedules thereto, prepared in accordance with GAAP consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the reports thereon of the Company’s independent auditors, in reasonable detail and certified by the CFO;

(d) Other Requested Information. With reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as may be necessary for such Person to comply with its respective reporting, regulatory, or other legal requirements and as may from time to time be reasonably requested by any such Person.

The parties agree that to the extent that any financial information provided in accordance with this Section 2.11 includes financial information from periods prior to the Closing Date, the financial information from periods prior to the Closing Date shall be prepared in accordance with the Basis of Presentation Agreement (as defined in the Investment Agreement) to the extent required.

SECTION 2.12. Access. Subject to the provisions of Section 5.4, (x) each of CD&R Investor and Deere Investor, in each case for so long as it (together with its Permitted Affiliate Transferees) owns in the aggregate a number of Outstanding Capital Shares representing at least ten percent (10%) of the CD&R Investor Original Shares or the Deere Original Shares, as applicable, and (y) for so long as any Permitted Transferee of CD&R Investor or Deere Investor (other than Permitted Affiliate Transferees of CD&R Investor and Deere Investor) owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, the Company shall, and shall cause its Subsidiaries, officers, Directors, employees, auditors and other agents to, (a) afford the officers, employees, auditors and other agents of CD&R Investor (and its Permitted Affiliate Transferees) or Deere Investor (and its Permitted Affiliate Transferees) or any such Permitted Transferee, as applicable, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Person the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as such Person may reasonably request.

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SECTION 2.13. Termination of Governance Rights

(a) Termination of Governance, Information and Access Rights. Notwithstanding anything to the contrary in this Agreement:

(i) Cessation of Holder Status for Certain Purposes. At such time as (x) CD&R Investor and its Permitted Affiliate Transferees, as a group, (y) Deere Investor and its Permitted Affiliate Transferees, as a group, or (z) any of their respective Permitted Transferees (other than Permitted Affiliate Transferees of Deere Investor or CD&R Investor) and their Permitted Affiliate Transferees, as a group, cease to own a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, Stockholders in such group shall cease (A) to be deemed to be CD&R Holders or Deere Holders, as applicable, for purposes of Sections 2.1, 2.3, 2.4, 2.6, 2.7 and 2.8 and (B) solely in the case of Permitted Transferees (other than Permitted Affiliate Transferees) of CD&R Investor and Deere Investor, to have any rights pursuant to Sections 2.11 and 2.12;

(b) Termination of Certain Rights Upon a Qualified IPO. All rights and obligations of the Stockholder under this Article II, other than pursuant to Sections 2.1, 2.3, 2.4(a), 2.4(b), 2.8 and 2.13(b), shall terminate automatically upon the consummation of a Qualified IPO.

SECTION 2.14. Corporate Opportunities. Except as otherwise provided in the second sentence of this Section 2.14, (a) no Stockholder and no stockholder, member, manager, partner or Affiliate of any Stockholder or their respective officers, directors, employees or agents (any of the foregoing, a “Stockholder Group Member”) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Company or any of its Subsidiaries in which the Company or one of its Subsidiaries may, but for the provisions of this Section 2.14, have an interest or expectancy (“Corporate Opportunity”), and (b) subject to Section 8.1 of the Investment Agreement, no Stockholder nor any Stockholder Group Member (even if such Person is also an officer or director of the Company or any of its Subsidiaries) will be deemed to have breached any fiduciary or other duty or obligation to the Company or any of its Subsidiaries by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company, on behalf of itself and its Subsidiaries, renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company; provided, however, that the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer of the Company, whether or not such individual is also a director or officer of a Stockholder, if such opportunity is expressly offered to such Person in his or her capacity as an officer of the Company, and the Stockholders recognize that the Company reserves such rights.

SECTION 2.15. Certain Notices. To the extent that the Company is obligated to send a notice to the holders of the Preferred Stock in respect of an adjustment to the conversion price of the Preferred Stock pursuant to Section 9 of the Certificate of Designations, the Company shall also send to Deere Investor and its Permitted Affiliate Transferees, if any,

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simultaneously with the delivery of such notice to the holders of Preferred Stock, copies of such notice and all related materials required to be sent to the holders of the Preferred Stock as if Deere Investor and/or its Permitted Affiliate Transferees, as applicable, were a holder of Preferred Stock.

SECTION 2.16. Certain Obligations of the Stockholders. Subject to its fiduciary duties, no Stockholder, including any Stockholder whose Director designees constitute a majority of the Board, shall take any action to impede the Company from complying with its obligations under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, no Stockholder shall be required to consent to the taking by the Company or any of its Subsidiaries of any action set forth in Section 2.10(a), except as expressly set forth in this Agreement or in the Certificate of Designations.

SECTION 2.17. Code of Conduct. CD&R Investor agrees to cause the Company to adopt, no later than six months after the date hereof, a code of conduct (the “Code of Conduct”) governing operations of the Company and its Subsidiaries, including with respect to compliance with laws, which Code of Conduct shall be reasonably acceptable to Deere Investor. The Company shall, and shall cause its Subsidiaries to, comply with the Code of Conduct.

ARTICLE III

TRANSFERS

SECTION 3.1. Restrictions on Transfer.

(a) General. No Stockholder may Transfer any of its Equity Securities except in compliance with applicable federal (including the Securities Act) and state securities Laws and all applicable provisions of this Agreement. Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be null and void ab initio. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) Consent of CD&R Investor Relating to Prohibited Transfers. Notwithstanding anything to the contrary in this Agreement, (i) for so long as CD&R Investor and its Permitted Affiliate Transferees, as a group, own a number of Outstanding Capital Shares representing at least twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or fifty percent (50%) of the CD&R Investor Original Shares, no Stockholder may Transfer, without the prior written consent of CD&R Investor (acting on behalf of itself and its Permitted Affiliate Transferees), any Equity Securities (whether or not the proposed Transferee is a Permitted Affiliate Transferee or such Transfer would otherwise be permitted by Section 3.1(a)) (A) to any Competitor (other than in connection with a distribution of securities to the public, including a Qualified IPO, pursuant to the Registration Rights Agreement) or (B) if any such Transfer would constitute a Prohibited Transaction, and (ii) neither Deere Investor nor any of its Permitted Transferees may Transfer any Equity Securities to any Person (other than a Transfer (w) to a Permitted Affiliate Transferee, (x) in a Tag-Along Transaction, (y) in a Drag-Along Transaction or (z) following a

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Qualified IPO, in connection with a distribution of securities to the public pursuant to the Registration Rights Agreement) if such Transfer would (A) involve less than five percent (5%) of the total Outstanding Capital Shares or (B) result in the Deere Original Shares being held by more than four (4) Stockholders that are not Affiliates of each other (it being understood that no Affiliate of Deere Investor that holds Equity Securities may cease to be an Affiliate of Deere Investor if, at such time, the Deere Original Shares are owned by four (4) Stockholders that are not Affiliates of each other, unless such Affiliate Transfers all of its Equity Securities to Deere Investor (or any of its Affiliates) immediately prior to ceasing to be an Affiliate of Deere Investor).

(c) Consent of Deere Investor Relating to Prohibited Transfers. Notwithstanding anything to the contrary in this Agreement, (i) for so long as Deere Investor and its Permitted Affiliate Transferees, as a group, own a number of Outstanding Capital Shares representing at least twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation) or fifty percent (50%) of the Deere Original Shares, no Stockholder may Transfer, without the prior written consent of Deere Investor (acting on behalf of itself and its Permitted Affiliate Transferees), any Equity Securities (whether or not the proposed Transferee is a Permitted Affiliate Transferee or such Transfer would otherwise be permitted by Section 3.1(a)) (A) to any Competitor (other than in connection with a distribution of securities to the public, including a Qualified IPO, pursuant to the Registration Rights Agreement) or (B) if any such Transfer would constitute a Prohibited Transaction, and (ii) without the prior written consent of Deere Investor (acting on behalf of itself and its Affiliate), no CD&R Holder may Transfer any Equity Securities to any Person if such Transfer would (A) involve less than five percent (5%) of the total Outstanding Capital Shares or (B) result in the CD&R Investor Original Shares being held by more than four (4) Stockholders that are not Affiliates of each other; provided that the restriction in clause (ii) of this Section 3.1(c) shall not apply to any Transfer by a CD&R Holder (w) to a Permitted Affiliate Transferee, (x) in a Tag-Along Transaction as a Tag Along Participant, (y) in a Drag-Along Transaction or (z) following a Qualified IPO, in connection with a distribution of securities to the public pursuant to the Registration Rights Agreement or otherwise. If, at an time, the CD&R Investor Original Shares are owned by four (4) or more Stockholders that are not Affiliates of each other, then no Affiliate of CD&R Investor that holds Equity Securities may cease to be an Affiliate of CD&R Investor, at such time, unless such Affiliate Transfers all of its Equity Securities to CD&R Investor (or any of its Affiliates) immediately prior to ceasing to be an Affiliate of CD&R Investor.

(d) Mandatory Conversion of Preferred Stock; Consideration. In the event CD&R Investor or any of its Permitted Affiliate Transferees seeks to Transfer any shares of Preferred Stock to any Person (other than a Permitted Affiliate Transferee of such Person) in accordance with this Agreement (including in a Tag-Along Transaction or a Drag-Along Transaction, whether by sale, merger, consolidation or otherwise), CD&R Investor or such Permitted Affiliate Transferee, as applicable, shall effect the conversion of such shares of Preferred Stock into shares of Common Stock in connection with such Transfer, in accordance with the procedures set forth in the Certificate of Designations.

(e) Transfers by Management. Notwithstanding anything to the contrary in this Agreement, no Equity Securities held by any Stockholder pursuant to the Management Incentive Plan may, without the written consent of the Board, be Transferred to any Person

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(except by will or in connection with customary estate planning), except as otherwise provided in the Management Incentive Plan; provided that the estate of any such Person shall remain subject to the terms and conditions of this Agreement and the Management Incentive Plan as if such Person continued to own the Equity Securities directly. The Company shall not recognize any such Transfer made in violation of this Section 3.1(e).

(f) Conditions to Permitted Transfers. From and after the date of this Agreement, it shall be a condition precedent to any Transfer to any Person of any Equity Securities otherwise permitted under this Agreement (including any Transfer to a Permitted Affiliate Transferee) that the Transferee (i) if not already party to this Agreement, become a party to this Agreement by executing and delivering a joinder agreement hereto, substantially in the form attached as Exhibit A hereto, (ii) execute all such other agreements or documents as may reasonably be requested by the Company, and (iii) deliver such agreements and documents to the Company at its address specified in Section 5.8. Such Transferee shall, upon satisfaction of such conditions (to the reasonable satisfaction of the Company) and its acquisition of Equity Securities, be a Stockholder for all purposes under this Agreement. For the avoidance of doubt, any Transfer of Equity Securities owned by Deere Investor to a Permitted Affiliated Transferee that is otherwise permitted or required under this Agreement may be accomplished indirectly by means of the Transfer of equity interests in Deere Investor to such Permitted Affiliated Transferee, and the indirect Transferee of such Equity Securities may and shall satisfy the applicable conditions set forth in this Agreement.

SECTION 3.2. Right of First Refusal

(a) General. Subject to the terms and conditions of this Section 3.2, for so long as CD&R Investor or Deere Investor (together with its Permitted Affiliate Transferees) holds a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, CD&R Investor or Deere Investor, as applicable (acting on behalf of itself and its Permitted Affiliate Transferees) (a “ROFR Stockholder”), shall have a right of first refusal if any Stockholder (a “ROFR Initiator”) proposes to Transfer to any Person any Equity Securities owned by it, other than (i) to a Permitted Affiliate Transferee, (ii) as a Tag-Along Participant pursuant to Section 3.3 or as a Selling Stockholder pursuant to Section 3.4 (in either such case, after compliance with this Section 3.2), (iii) in connection with a Qualified IPO as a part of such registered offering, or (iv) for the avoidance of doubt, in connection with a merger, consolidation or similar transaction involving the Company approved by the Board in accordance with this Agreement and the Required Consents.

(b) ROFR Initiation Notice. Each time a ROFR Initiator proposes to Transfer any Equity Securities owned by it (the “Transfer Shares”), the ROFR Initiator shall give a written notice (the “ROFR Initiator Notice”) to each of the ROFR Stockholders who is not an Affiliate of the ROFR Initiator, specifying the number of Transfer Shares and containing an irrevocable offer to Transfer the Transfer Shares to the ROFR Stockholders at the price, and upon the other material terms and conditions, specified in the ROFR Initiator Notice (the “Transfer Price”). The Transfer Price shall be equal to the price offered (the “Purchase Offer”) to the ROFR Initiator by a bona fide third-party offeror (the “Third-Party Offeror”), the identity of which shall be specified in the ROFR Initiator Notice. If the Purchase Offer is contained in a written proposal, a copy of such written proposal shall be provided with the ROFR Initiator Notice.

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(c) Exercise of ROFR. Within fifteen (15) Business Days after its receipt of the ROFR Initiator Notice (the “ROFR Exercise Period”), the ROFR Stockholders may exercise their right of first refusal under Section 3.2(a) by giving a written notice to the ROFR Initiator (a “ROFR Notice”), which notice shall specify that such ROFR Stockholder wishes to purchase all (but not less than all) of the Transfer Shares. Any ROFR Notice shall upon delivery become binding on the ROFR Stockholder delivering such notice and shall become irrevocable without the necessity of any acceptance thereof by the ROFR Initiator. A ROFR Stockholder’s failure to timely deliver a valid ROFR Notice shall be deemed an election by such ROFR Stockholder not to purchase the Transfer Shares. If each of the ROFR Stockholders has delivered to the ROFR Initiator an effective ROFR Notice, then each ROFR Stockholder shall be entitled to purchase such number of the Transfer Shares that is proportional to such ROFR Stockholder’s (together with its Permitted Affiliate Transferees’) relative ownership of Outstanding Capital Shares. In connection with the ROFR Stockholders’ exercise of their right of first refusal under Section 3.2(a), the ROFR Initiator shall not be required to make any representations or provide any indemnities regarding the Transfer Shares other than customary representations and indemnities in respect of ownership of the Transfer Shares and due authorization.

(d) Closing of ROFR Purchase. The closing of any purchase of the Transfer Shares by the ROFR Stockholders pursuant to this Section 3.2 shall be subject to receipt of applicable regulatory approvals. The closing shall be held at a location to be designated by the ROFR Stockholders, on a Business Day to be chosen by the ROFR Stockholders, which shall not be later than sixty (60) Business Days after the end of the ROFR Exercise Period (or as promptly as practicable thereafter if regulatory approvals are required and not obtained prior to such date). Upon the consummation of the purchase by the ROFR Stockholders of the Transfer Shares pursuant to this Section 3.2 and delivery by the ROFR Initiator of the duly endorsed certificate or certificates representing the Transfer Shares (which Transfer Shares shall be delivered free and clear of any liens or encumbrances other than those existing under applicable securities laws and pursuant to this Agreement and the Registration Rights Agreement), together with a stock power duly executed in blank, each of the ROFR Stockholders who has purchased such Transfer Shares shall remit directly to the ROFR Initiator, by wire transfer of immediately available funds, the consideration for the Transfer Shares.

(e) Permitted Sale to Third Party Offeror. If, at the end of the ROFR Exercise Period, none of the ROFR Stockholders has delivered to the ROFR Initiator an effective ROFR Notice, then the ROFR Initiator shall have sixty (60) Business Days after the expiration of the ROFR Exercise Period during which to Transfer, subject to compliance with Section 3.3, all (but not less than all, unless there is a reduction to the number of shares to be sold by the ROFR Initiator due to the participation of Tag-Along Participants pursuant to Section 3.3) of the Transfer Shares to the Third-Party Offeror, at a price not lower than the Transfer Price and on terms no more favorable to the Third-Party Offeror in all material respects than those contained in the ROFR Initiator Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protection). If, at the end of such 60-Business Day period, the ROFR Initiator has not completed the Transfer of the Transfer Shares to the Third-Party Offeror, the ROFR Initiator shall no longer be permitted to Transfer the Transfer

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Shares to the Third-Party Offeror or any other Person without again complying with the requirements of this Section 3.2; provided, however, that if the ROFR Initiator determines at any time within such sixty-Business Day period that the Transfer of the Transfer Shares to the Third-Party Offeror at a price not lower than the Transfer Price and on terms no more favorable to the Third-Party Offeror in all material respects than those contained in the ROFR Initiator Notice (other than with respect to the addition of representations and warranties and corresponding indemnification protection) is impractical, the ROFR Initiator may terminate all attempts to Transfer the Transfer Shares (whether or not additional Tag-Along Participants would be participating in such sale) and recommence the procedures described in this Section 3.2 prior to the expiration of such 60-Business Day period by delivering a written notice thereof to each ROFR Stockholder.

(f) Termination of ROFR. The rights set forth in this Section 3.2 shall terminate upon the consummation of a Qualified IPO.

SECTION 3.3. Tag-Along Right

(a) General. In the event of a proposed Transfer of Equity Securities by CD&R Investor, Deere Investor or any of their respective Permitted Transferees (each, a “Transferring Stockholder”) to any Person (other than Transfers (i) to Permitted Affiliate Transferees, (ii) in connection with a Qualified IPO as a part of such registered offering or (iii) pursuant to a Drag-Along Transaction), and subject to the prior compliance with Section 3.2, to the extent applicable, each of CD&R Investor, Deere Investor or any of their respective Permitted Transferees who owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum Governance Amount (each, a “Tag-Along Participant”) shall have the right to participate in such proposed Transfer in the manner set forth in this Section 3.3 (a “Tag-Along Transaction”).

(b) Required Tag-Along Notice. Prior to any such Transfer described in Section 3.3(a), the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to each of the Tag-Along Participants (other than any Affiliates of the Transferring Stockholder) within two (2) Business Days of the Company’s receipt of such notice, which notice shall state (i) the name of the proposed Transferee, (ii) the number of Equity Securities proposed to be Transferred (the “Tag-Along Securities”) (including a calculation of the number of shares of Common Stock underlying any Tag-Along Securities to the extent not shares of Common Stock), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed (to the extent that the Transferring Stockholder is in possession of such information) to permit the determination of the fair market value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than thirty (30) days after delivery of the Transfer Notice). A Transferring Stockholder may combine any Transfer Notice with a ROFR Notice (if required) at its discretion.

(c) Exercise of Tag-Along Right. Each Tag-Along Participant may, subject to the limitations set forth in this Section 3.3(c), Transfer to the proposed Transferee identified in the Transfer Notice up to a percentage of such Tag-Along Participant’s Equity Securities (calculated on an as-converted to Common Stock basis) equal to the percentage of the Equity

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Securities (calculated on an as-converted to Common Stock basis) owned by the Transferring Stockholder represented by the number of Tag-Along Securities set forth in the Transfer Notice (calculated on an as-converted to Common Stock basis) by giving written notice (the “Tag-Along Acceptance Notice”) to the Company (who shall forward such notice to the other Tag-Along Participants within two (2) Business Days of the Company’s receipt of such notice) and to the Transferring Stockholder within fifteen (15) Business Days after receipt of the Transfer Notice, stating that such Tag-Along Participant elects to exercise its tag-along right under this Section 3.3 and stating the maximum number of Equity Securities sought to be Transferred by such Tag-Along Participant. Each Tag-Along Participant shall be deemed to have waived its tag-along right hereunder if it either fails to give the Tag-Along Acceptance Notice within the prescribed time period or, in the case of a Tag-Along Participant who is a ROFR Stockholder with respect to such Transfer, if such Tag-Along Participant purchases Equity Securities from the Transferring Stockholder in exercising its right of first refusal pursuant to Section 3.2. The proposed Transferee of Tag-Along Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice, and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Tag-Along Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder and each of the Tag-Along Participants shall be reduced to the Transferring Stockholder’s and each Tag-Along Participant’s respective Pro Rata Portion. In the event that a Tag-Along Participant elects to Transfer less than its Pro Rata Portion, the remaining Tag-Along Participants and the Transferring Stockholder shall each be entitled to sell a percentage of the additional Equity Securities that would otherwise have been sold by such Tag-Along Participant not fully participating in such Transfer equal to such remaining Tag-Along Participant’s or Transferring Stockholder’s, as applicable, Pro Rata Portion of such additional Equity Securities (re-calculated to omit such non-fully-participating Tag-Along Participant).

(d) Delivery of Securities. A Tag-Along Participant, exercising its tag-along right hereunder with respect to (i) certificated Tag-Along Securities, shall deliver to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Tag-Along Securities to the Transferee certificates representing the Tag-Along Securities to be Transferred by such holder (free and clear of any liens or encumbrances other than those existing under applicable securities laws and pursuant to this Agreement and the Registration Rights Agreement), duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds, and (ii) uncertificated Tag-Along Securities, shall deliver to the Company at the closing of the Transfer of the Transferring Stockholder’s Tag-Along Securities to the Transferee an instruction to the Company for such Transfer, duly endorsed for transfer, or stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.

(e) Consideration; Representations; No Liability. Each Tag-Along Participant and the Transferring Stockholder shall receive (x) consideration in the same form and per share amount (and any shares of Preferred Stock to be Transferred being converted to Common Stock prior to such Transfer) after deduction of such Stockholder’s proportionate share of the related expenses (to the extent such expenses are not borne by the Company or the Transferee); provided, however, that if the Transferring Stockholder is given an option as to the form and

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amount of consideration to be received, all Tag-Along Participants will be given the same option, and (y) the same rights granted by the Transferee to the Transferring Stockholder in such Tag-Along Transaction. Each Tag-Along Participant shall agree to make customary representations limited to those relating to ownership of its Equity Securities to be Transferred and due authorization, and shall agree to customary covenants (other than any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of such Stockholder or its Affiliates other than the Company and its controlled Affiliates), indemnities and agreements so long as they are made severally and not jointly; provided, that (i) any general indemnity given by the Transferring Stockholder to the Transferee in connection with such sale that is applicable to liabilities not specific to the Transferring Stockholder, shall be apportioned among the Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred and shall not exceed such Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Stockholder or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iii) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder or its Affiliates as a condition to participating in such Transfer. The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required governmental approvals and other required third-party approvals and the Company and the Stockholders shall use their respective reasonable best efforts to obtain such approvals. The Transferring Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.3 and the terms and conditions thereof. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.3 except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.3.

(f) Fees and Expenses. The fees and expenses incurred in connection with a Tag-Along Transfer and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee, shall be shared by all Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred; provided that no such Tag-Along Participant shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the such Transfer (excluding de minimis expenditures).

(g) Satisfaction of Tag-Along Obligations After Sale. Notwithstanding the foregoing requirements of this Section 3.3, the Transferring Stockholder may satisfy its obligations under this Section 3.3 by proceeding with the Transfer of the Tag-Along Securities and, after the closing of such Transfer, acquiring (or causing the proposed Transferee to acquire) the Equity Securities that each electing Tag-Along Participant was otherwise entitled to sell under this Section 3.3 on the same terms and conditions as the Transfer by the Transferring Stockholder of such Tag-Along Securities (for the avoidance of doubt, including with respect to indemnification, but for the benefit of the Transferring Stockholder, such as to put each of the Transferring Stockholder and Tag-Along Participants in substantially the same position as if the sale had been made by the Tag-Along Participants directly to the Transferee).

(h) Termination of Tag-Along Right. The rights set forth in this Section 3.3 shall terminate upon the consummation of a Qualified IPO.

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SECTION 3.4. Drag-Along Right.

(a) General. If CD&R Investor (together with its Permitted Affiliate Transferees) (x) proposes to Transfer all of its Outstanding Capital Shares to any Person (other than an Affiliate or any Permitted Affiliate Transferee) or (y) proposes or has agreed to vote all of its Outstanding Capital Shares, or to execute a written consent in lieu thereof, in favor of a merger, consolidation or similar transaction involving the Company, in either case, in a transaction or series of transactions (other than Transfers (i) to Permitted Affiliate Transferees, (ii) in connection with a Qualified IPO as a part of such registered offering or (iii) pursuant to a Tag-Along Transaction), where such Outstanding Capital Shares held by CD&R Investor and its Permitted Affiliate Transferees, as a group, constitute more than fifty percent (50%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation), then, subject to prior compliance with Section 3.2 by CD&R Investor and its Affiliates in the case of clause (x) above, each other Stockholder (each, a “Selling Stockholder”) shall be required to Transfer all of its Equity Securities, or vote or execute a written consent with respect to all of its Equity Securities in favor thereof, in accordance with this Section 3.4 (a “Drag-Along Transaction”), provided that the proceeds and other rights received in respect of such Drag-Along Transaction shall be shared by all Selling Stockholders and CD&R Investor (and its Permitted Affiliate Transferees) on a pro rata basis, based on the number of Outstanding Capital Shares Transferred by each Stockholder (treating the Preferred Stock on an as-converted basis) in such Drag-Along Transaction.

(b) Terms of Drag-Along Transaction. The terms and conditions of such Drag-Along Transaction applicable to the Selling Stockholders shall be the same as those upon which CD&R Investor (and its Permitted Affiliate Transferees) sells its Equity Securities in the Drag-Along Transaction. In connection with the Drag-Along Transaction, each Selling Stockholder shall agree to make or agree to the same customary representations, covenants, indemnities and agreements as CD&R Investor, so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis, based on the consideration to be received by each Stockholder in such Drag-Along Transaction; provided, however, that (i) any general indemnity given by CD&R Investor to the purchaser in connection with such sale that is applicable to liabilities not specific to CD&R Investor (or its Permitted Affiliate Transferees) shall be apportioned among the Selling Stockholders and CD&R Investor (and its Permitted Affiliate Transferees) according to the consideration received by each Selling Stockholder and CD&R Investor (and its Permitted Affiliate Transferees) in such Drag-Along Transaction and shall not (together with any other indemnities to be provided by such Stockholder in such Drag-Along Transaction, including those described in clause (ii) below) exceed such Stockholder’s net proceeds from the sale, and (ii) any representation relating specifically to a Selling Stockholder shall be made only by that Selling Stockholder, and any indemnity given with respect to such representation shall be given only by such Selling Stockholder; and provided, further, that any representation made by a Selling Stockholder shall

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relate only to such Selling Stockholder and its Equity Securities and in no event shall any Selling Stockholder be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of such Stockholder or its Affiliates (other than the Company and its controlled Affiliates) in connection with a Drag-Along Transaction.

(c) Approval of Drag-Along Transaction. In connection with any Drag-Along Transaction, each Selling Stockholder shall be required to vote, if such a vote is required by this Agreement or otherwise, all of its Equity Securities entitled to vote on such Drag-Along Transaction in favor of such Drag-Along Transaction at any meeting of the Company’s stockholders called to vote on or approve such Drag-Along Transaction and/or to consent in writing to such Drag-Along Transaction, to use its reasonable best efforts to cause any Directors designated by such Selling Stockholder to vote in favor of such Drag-Along Transaction at any meeting of the Board called to vote on or approve such Drag-Along Transaction or to consent in writing to such Drag-Along Transaction and raise no objection thereto, and the Stockholders and the Company shall take all other actions necessary or reasonably required to cause, and shall not interfere with, the consummation of such Drag-Along Transaction on the terms and conditions proposed by CD&R Investor, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, and filing applications, reports, returns and other documents or instruments with governmental authorities. Without limiting the foregoing, if the proposed Drag-Along Transaction is structured as a merger, consolidation or similar transaction, then each Stockholder shall vote or cause to be voted all Equity Securities that such Stockholder holds or with respect to which such Stockholder has the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and shall waive any dissenter’s rights, appraisal rights or similar rights which such Stockholder may have in connection therewith.

(d) Fees and Expenses. The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates (subject to the requirements of Section 2.10(a), to the extent applicable), incurred in connection with a Drag-Along Transaction under this Section 3.4 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder in such Drag-Along Transaction; provided, however, that no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction consummated pursuant to this Section 3.4(d) (excluding de minimis expenditures).

(e) Required Drag-Along Notice. CD&R Investor shall provide written notice (the “Drag-Along Notice”) to each other Selling Stockholder of any proposed Drag-Along Transaction no less than ten (10) Business Days prior to its exercise of the rights provided in Section 3.4(a). The Drag-Along Notice will include the material terms and conditions of the Drag-Along Transaction, including (i) the name and address of the proposed Transferee, (ii) the proposed amount and form of consideration and (iii) the proposed Transfer date, if known. CD&R Investor will deliver or cause to be delivered to each Selling Stockholder copies of all transaction documents relating to the Drag-Along Transaction promptly as the same become

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available. Notwithstanding anything to the contrary in this Agreement, after the Drag-Along Notice has been provided by CD&R Investor to the Selling Stockholders pursuant to this Section 3.4(e) with respect to any proposed Drag-Along Transaction, no Selling Stockholder may Transfer any of its Equity Securities to any Person other than as part of such Drag-Along Transaction and in accordance with this Section 3.4.

(f) Form of Consideration. If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such class will be given the same option.

(g) Consummation of Drag-Along Transaction. At least five (5) Business Days prior to the consummation of the Drag-Along Transaction, each Selling Stockholder holding (i) certificated Equity Securities shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing such Equity Securities held by such Selling Stockholder to be sold, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities in accordance with the terms of this Section 3.4, or (ii) uncertificated Equity Securities shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, a duly endorsed for transfer instruction letter to the Company, and a stock power and limited power-of-attorney authorizing the Company to take all actions necessary to sell or otherwise dispose of such securities in accordance with the terms of this Section 3.4. In the event that a Selling Stockholder should fail to deliver such certificates, letters and documentation, the Company shall cause the books and records of the Company to show that such Equity Securities are bound by the provisions of this Section 3.4 and that such securities may be Transferred only to the purchaser in such Drag-Along Transaction in accordance with the terms of this Section 3.4. Upon the consummation of the Drag-Along Transaction, the acquiring Person shall remit directly to the Selling Stockholder and CD&R Investor (and its Permitted Affiliate Transferees), by wire transfer if available and if requested by the Selling Stockholder or CD&R Investor, as applicable, the consideration for the securities sold pursuant thereto.

(h) No Liability. CD&R Investor shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.4 and the terms and conditions hereof. Promptly following a definitive decision not to pursue or consummate a Drag-Along Transaction for which CD&R Investor has previously sent a Drag-Along Notice, CD&R Investor shall notify the other Stockholders of such decision and the transfer restriction set forth in the last sentence of Section 3.4(d) shall expire upon the date of such withdrawal notice. No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.4, except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

(i) Termination of Drag-Along Right. The rights set forth in this Section 3.4 shall terminate upon the consummation of a Qualified IPO.

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SECTION 3.5. Initiation of Qualified IPO; Pre-IPO Transactions

(a) IPO Initiation Requirements. Subject to Section 3.6(a), if the Company has not completed a Qualified IPO or a transaction contemplated by any relevant provisions of Section 2.10(a)(vii) prior to the earlier of (x) the third (3rd) anniversary of the Closing Date and (y) the occurrence of a Dividend Elimination Event, CD&R Investor, Deere Investor or, if applicable, any of their respective Permitted Transferees (the “IPO Initiating Party”), so long as it owns (together with its Permitted Affiliate Transferees) (x) a number of Outstanding Capital Shares representing at least twenty-five (25%) of the total number of Outstanding Capital Shares as of such time (determined using the Threshold Calculation) or (y) fifty percent (50%) of the CD&R Original Shares or the Deere Original Shares, as applicable, shall be permitted, subject to Section 3.6(a) and Section 3.6(a), to cause the Company to consummate a Qualified IPO (it being understood that at no time shall more than one CD&R Holder and more than one Deere Holder have the right to cause a Qualified IPO pursuant to this Section 3.5(a)), pursuant to which each Stockholder shall have the right to sell a portion of its Equity Securities in accordance with the Registration Rights Agreement; provided, that the following condition is satisfied or waived by each of CD&R Investor and Deere Investor: the aggregate value of the shares of Common Stock issued and sold by the Company in the Qualified IPO (based on the per share price of a share of Common Stock in the Qualified IPO) will not exceed $50,000,000; and provided, further, that the following condition is satisfied or waived by CD&R Investor: if the CD&R Holders held a majority of the Outstanding Capital Shares (determined using the Threshold Calculation) immediately prior to the consummation of the Qualified IPO, then, after consummation of the Qualified IPO, either (1) the CD&R Holders will continue to hold a majority of the Outstanding Capital Shares or (2) other mutually acceptable arrangements are put in place so that the CD&R Directors will continue to constitute a majority of the members of the Board and the CD&R Holders will continue to have the ability to control a majority of the voting power of the Company.

(b) IPO Initiation Notice; Consummation of Qualified IPO. If the IPO Initiating Party notifies the other Stockholders and the Company in writing that it intends to exercise its rights hereunder to cause a Qualified IPO (the “IPO Initiation Notice”), the other Stockholders, their respective Affiliates and the Company shall use their reasonable best efforts to cause such Qualified IPO to occur, including causing its designees on the Board to take any action required to effect such Qualified IPO and to issue and sell the Common Stock to be sold by the Company in the Qualified IPO (with the amount of any primary offering by the Company to be determined by the IPO Initiating Party; provided that, prior to any such determination, the amount of any primary offering shall be discussed by the Board; and provided, further, that any such amount shall be subject to the limitations set forth above), not vetoing such issuance and sale pursuant to Section 2.10(a), approving, to the extent required, an amendment to the Charter to increase the number of authorized shares of Common Stock in connection with such Qualified IPO and any amendments to the Charter or the Bylaws to satisfy any requirements imposed or to be imposed on the Company as of or immediately after the consummation of the Qualified IPO pursuant to the Exchange Act, the Securities Act, or the rules and regulations of any national securities exchange on which the shares of Common Stock are to be listed, in each case, as in effect as of the date hereof, as a result of the Qualified IPO and the Company’s status as a publicly-listed company, and taking all actions required under the Registration Rights Agreement in connection with the issuance and sale of shares of Common Stock in the Qualified IPO. For the avoidance of doubt, no Stockholder shall be required under this Section 3.5 to take any actions or to adjust or relinquish any of its rights hereunder, under the Certificate of Designations

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or under any other Transaction Agreement, except as expressly set forth in this Section 3.5. At any time after the delivery of the IPO Initiation Notice but prior to the closing of the Qualified IPO, the IPO Initiating Party may request by written notice to the Company and the other Stockholders that the Company, and upon receipt of such request the Company shall, defer the consummation of the Qualified IPO for a period or periods of up to six months, as specified by the IPO Initiating Party, or terminate the Qualified IPO; provided that if the IPO Initiating Party terminates the Qualified IPO, such Person may not deliver another IPO Initiation Notice until six months after such termination.

SECTION 3.6. CD&R Call Option.

(a) General. If an IPO Initiating Party (other than CD&R Investor or any of its Permitted Affiliate Transferees) delivers the IPO Initiation Notice pursuant to Section 3.5, CD&R Investor shall have the right, upon delivery of a Call Notice in accordance with the procedures set forth in Section 3.6(a), to purchase, or cause its Affiliates or the Company to purchase, all of the Equity Securities owned by such IPO Initiating Party and its Affiliates, on the terms and conditions set forth in this Section 3.6(a). The Call Notice shall be delivered within fifteen (15) Business Days after the delivery of the IPO Initiation Notice. If CD&R Investor has exercised the Call Option pursuant to this Section 3.6, the purchase of all of the Equity Securities owned by the IPO Initiating Party and its Affiliates shall be consummated by CD&R Investor and its Affiliates or the Company, as applicable, within the later of (i) sixty (60) days after delivery of the IPO Initiation Notice and (ii) two (2) Business Days after the last to occur of (A) the last Qualified Bank submitting its determination of the Appraised Value pursuant to Section 3.6(b) and (B) the obtaining of any regulatory approvals required by Law as a condition to the closing of such Call Option. In the event that CD&R Investor, its Affiliates or the Company, as applicable, fails to consummate the purchase of the Equity Securities within the required timeframe set forth in the previous sentence, (i) CD&R Investor, its Affiliates or the Company, as applicable, shall be required to pay interest on the Appraised Value in an amount equal to 12% per annum, accruing daily and compounding quarterly, for the period beginning on the Business Day after the end of the period in which such purchase of Equity Securities is required to be consummated and ending on and including the date on which such purchase is ultimately consummated and (ii) the IPO Initiating Party shall be entitled to cause the Company to take all actions required to be taken by it pursuant Section 3.5, and each Stockholder shall take all actions required to be taken by it pursuant to Section 3.5, in each case subject to the provisos, qualifications and limitations set forth in such Section.

(b) Exercise of Call Option. If CD&R Investor determines to exercise its right (a “Call Option”) to purchase, or cause its Affiliates or the Company to purchase, all Equity Securities of the IPO Initiating Party and its Affiliates pursuant to Section 3.6(a), it shall deliver to the IPO Initiating Party written notice (a “Call Notice”) in accordance with the terms of Section 3.6(a), stating its intent to exercise such Call Option, which notice shall, subject to Section 3.6(c), constitute a binding and irrevocable obligation by CD&R Investor and its Affiliates or the Company, as applicable, to purchase all such Equity Securities for cash consideration in the amount of the Appraised Value and otherwise on the terms set forth in this Section 3.6(b). The Call Notice shall contain a representation and warranty for the benefit of Deere Investor (or its Permitted Transferee, if applicable), given by CD&R Investor that CD&R Investor and its Affiliates or the Company, as applicable, will have funds available in cash at the

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closing of the Call Option in an amount equal to the reasonably expected Appraised Value of all such Equity Securities. In connection with CD&R Investor’s exercise of the Call Option pursuant to this Section 3.6, the IPO Initiating Party shall not be required to make any representations other than customary representations in respect of ownership of its Equity Securities and due authorization and shall not be required to provide any indemnifications other than in respect of such ownership and authorization.

(c) Appraisal Value. The “Appraised Value” shall be the aggregate value of all the Equity Securities owned by the IPO Initiating Party and its Affiliates, as determined by an average of the two closest determinations of such value (with the third being disregarded) made by three nationally-recognized investment banks, each of which is ranked in the top ten of U.S. IPO bookrunners according to Thomson Reuters in each of the preceding three years (each, a “Qualified Bank”), of which one Qualified Bank shall be designated by each of Deere Investor and CD&R Investor and the third Qualified Bank shall be designated by mutual agreement by the other two Qualified Banks. Each Qualified Bank shall determine the Appraised Value based on the estimated price of a share of Common Stock assuming (x) all Preferred Stock outstanding as of the date of the IPO is converted into Common Stock, (y) all Common Stock held by CD&R Investor and Deere Investor as of the date of the IPO Initiation Notice is issued and outstanding, and (z) no holder of Common Stock holds more than ten percent (10%) of the Company’s Common Stock on a fully-diluted basis after the IPO Initiation Notice. In determining the Appraisal Value, each Qualified Bank shall disregard (i) any potential “premium” associated with a change of control, (ii) any potential discount associated with any Stockholder holding a significant ownership position and (iii) any fees or expenses incurred by the Company to any Qualified Bank in connection with the appraisal process or paid by the Company pursuant to Consulting Agreements. Subject to the foregoing, each Qualified Bank shall make such determination of Appraised Value taking into consideration all the relevant facts and circumstances and in accordance with customary and current valuation concepts and techniques and other factors applied to independent publicly traded companies whose stock is fully distributed and for whom a change of control is not anticipated. Any such determination of Appraised Value shall be final and binding on the parties. The fees and expenses of the Qualified Banks shall be borne by the Company. The Stockholders and the Company shall use their reasonable best efforts to cause the closing of the purchase and sale of the Equity Securities owned by the IPO Initiating Party and its Affiliates to occur as promptly as possible (and in any event within the period provided in Section 3.6(a)), including by (1) promptly providing to the Qualified Banks any financial or other information requested by the Qualified Banks, (2) causing the Qualified Banks to determine the Appraised Value as promptly as possible, and in any event within [sixty (60)] days after the delivery of the Call Notice, and (3) in the case of the Company and CD&R Investor, obtaining any regulatory approvals required by Law as a condition to the closing of the Call Option as promptly as possible. The Stockholders shall cause the Company to cooperate and provide assistance in connection with the foregoing sentence and this Section 3.6(c). Each IPO Initiating Party and the Company shall execute, if requested by a Qualified Bank, a reasonable and customary engagement letter with such Qualified Bank.

(d) Withdrawal of IPO Notice. At any time prior to the consummation of the sale of the Equity Securities of the IPO Initiating Party and its Affiliates pursuant to the Call Option, the IPO Initiating Party may elect not to proceed with the consummation of the Call Option by written notice of such election to CD&R Investor and the Company, in which case the

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applicable Call Option shall be cancelled and the Company shall not be obligated to cause a Qualified IPO to occur as a result of the previously delivered IPO Initiation Notice, and such IPO Initiating Party may not deliver another IPO Initiation Notice until six months after such election.

ARTICLE IV

EQUITY PURCHASE RIGHTS

SECTION 4.1. Equity Purchase Rights

(a) General. CD&R Investor, Deere Investor and their respective Permitted Transferees (collectively, the “Preemptive Rights Recipients”) shall have the right to participate in any issuance or sale of New Securities by the Company or any of its Subsidiaries, on the terms and subject to the conditions set forth in this Section 4.1. For the avoidance of doubt, the equity purchase right provided in this Section 4.1 shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security, and not to the conversion, exchange or exercise thereof.

(b) Required Notice of New Issuance. Within five (5) Business Days following any meeting of the Board at which any proposed issuance or sale of New Securities by the Company or any of its Subsidiaries is approved, and at least twenty (20) Business Days prior to the proposed effective date of such issuance or sale, the Company shall give written notice of any proposed issuance or sale described in Section 4.1(a) (the “Issuance Notice”) to each of the Preemptive Rights Recipients, which notice shall (i) set forth the class, number or amount and description of New Securities proposed to be issued or sold (the “Equity Purchase Shares”), the material terms and conditions of such proposed issuance or sale, including the name of any proposed purchaser(s), the proposed manner of disposition, the proposed issuance or sale date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the fair market value thereof, and (ii) contain a written offer from the prospective purchaser to purchase such New Securities.

(c) Exercise of Preemptive Rights. At any time during the 20-Business Day period following its receipt of the Issuance Notice, each of the Preemptive Rights Recipients who wishes to purchase any Equity Purchase Shares shall give a written notice to the Company (the “Purchase Notice”), which notice shall (i) set forth the number of Equity Purchase Shares such Preemptive Rights Recipient wishes to purchase (up to such Preemptive Rights Recipient’s Pro Rata Portion) and, at the option of such Preemptive Rights Recipient, the maximum number of Equity Purchase Shares that such Preemptive Rights Recipient irrevocably commits to purchase in excess of such Preemptive Rights Recipient’s Pro Rata Portion (the “Excess Amount”), and (ii) contain an irrevocable commitment by such Preemptive Rights Recipient to purchase the number of Equity Purchase Shares set forth in such Purchase Notice, upon the terms and conditions, including the purchase price, specified in the applicable Issuance Notice; provided, however, that, in the event that any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof, and the Preemptive Rights Recipient shall be permitted to satisfy payment of the purchase price in cash (based on the Fair

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Market Value) in lieu of non-cash consideration. So long as none of the terms set forth in the Issuance Notice are changed following delivery of the Purchase Notice by a Preemptive Rights Recipient, any Purchase Notice shall upon delivery become binding on such Preemptive Rights Recipient and shall become irrevocable without the necessity of any acceptance thereof by the Company; provided, that any purchase shall be subject to the consummation of the sale of New Securities as provided in the Issuance Notice. If one or more Preemptive Rights Recipients decline to participate in such purchase or elect to purchase less than their Pro Rata Portion, then the remaining Equity Purchase Shares shall automatically be deemed to be accepted by the Preemptive Rights Recipients who specified an Excess Amount in their respective Purchase Notices, and shall be allocated among such Preemptive Rights Recipients (with rounding to avoid fractional shares) in proportion to their respective Pro Rata Portion; provided, however, that in no event shall an amount greater than a Preemptive Rights Recipient’s Excess Amount be allocated to such Preemptive Rights Recipient pursuant to this sentence. Any excess Equity Purchase Shares remaining after such allocation shall be further allocated among the remaining Preemptive Rights Recipients whose specified Excess Amounts have not been satisfied in full (with rounding to avoid fractional shares), in proportion to each such Preemptive Rights Recipient’s respective Pro Rata Portion, and such procedure shall be employed until the entire Excess Amount of each Preemptive Rights Recipient has been satisfied or until all of the Equity Purchase Shares have been allocated. A Preemptive Rights Recipient’s failure to give written notice prior to the expiration of the twenty (20) Business Day period above regarding its election to purchase any Equity Purchase Shares pursuant to this Section 4.1 shall be deemed an election by such Preemptive Rights Recipient not to purchase any Equity Purchase Shares.

(d) Consummation of New Issuance. The purchase of the Equity Purchase Shares with respect to which Purchase Notices have been delivered in accordance with Section 4.1(c) shall be consummated concurrently with the consummation of the issuance or sale described in the applicable Issuance Notice; provided, however, that the closing of any purchase by any Preemptive Rights Recipient may be extended beyond the closing of the transaction described in the applicable Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals, and the Company and the Stockholders shall use reasonable best efforts to obtain such approvals. Upon the consummation of the purchase by the Preemptive Rights Recipients of the Equity Purchase Shares pursuant to this Section 4.1 (and, (i) in the case of certificated Equity Securities, delivery by the Company or the applicable Subsidiary of the Company of the duly endorsed certificate or certificates (or other customary form of ownership) representing the Equity Purchase Shares, together with a stock power duly executed in blank, and (ii) in the case of uncertificated Equity Securities, a entry by the Company in its stock ledger indicating the issuance of such Equity Securities), each of the Preemptive Rights Recipients who has purchased such Equity Purchase Shares shall remit to the Company or the applicable Subsidiary of the Company, by wire transfer of immediately available funds, the consideration for the Equity Purchase Shares sold pursuant thereto.

(e) Issuance of New Securities to Third Parties. If, at the end of the 20-Business Day period specified in Section 4.1(c), none of the Preemptive Rights Recipients has delivered to the Company an effective Purchase Notice, or if the Preemptive Rights Recipients have delivered Purchase Notices covering in the aggregate less than all of the Equity Purchase Shares, then the Company or the applicable Subsidiary of the Company shall be free to complete the proposed issuance or sale of the Equity Purchase Shares with respect to which no effective

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Purchase Notice has been delivered on terms no less favorable to the Company or such Subsidiary than those set forth in the Issuance Notice (except that the amount of Equity Purchase Shares may be reduced); provided that (x) such issuance or sale is consummated within ninety (90) days after the expiration of the 20-Business Day period described in Section 4.1(c) and (y) the price at which the Equity Purchase Shares are issued or sold is equal to or higher than the purchase price described in the Issuance Notice. Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals, and the Company shall use commercially reasonable efforts to obtain such approvals. In the event that the Company or the applicable Subsidiary of the Company has not sold any of such Equity Purchase Shares within such 90-day period (as extended pursuant to the prior sentence, if applicable), the Company or such Subsidiary shall not thereafter issue or sell any such Equity Purchase Shares without first again offering such Equity Purchase Shares to the Preemptive Rights Recipients in the manner provided in this Section 4.1.

SECTION 4.2. Termination of Equity Purchase Rights. The rights set forth in Section 4.1 shall terminate upon the consummation of a Qualified IPO.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Transfer of Rights.

(a) Any rights and obligations under this Agreement that are personal to CD&R Investor or Deere Investor may not be assigned to, or be exercised by, any Person, except that CD&R Investor or Deere Investor may assign such rights and obligations to a Permitted Affiliate Transferee to whom all of its Equity Securities have been Transferred in accordance with this Agreement (subject to any applicable equity ownership requirements set forth in this Agreement); provided, however, that no such assignment shall relieve CD&R Investor or Deere Investor, as the case may be, of its obligations under this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, no Competitor to whom any Equity Securities have been Transferred by any Stockholder in accordance with this Agreement shall (i) be entitled to participate in the exercise by the CD&R Holders or the Deere Holders, as applicable, of any of their rights under Sections 2.1, 2.3, 2.4, 2.6, 2.7 or 2.8, or (ii) have any rights pursuant to Sections 2.10, 2.11, 2.12 or 3.5 (but for the avoidance of doubt shall be subject to any and all obligations applicable to a Stockholder under any such Section).

SECTION 5.2. Certificate of Incorporation and Bylaws. The rights and obligations of the Stockholders with respect to the Company shall be determined pursuant to the DGCL, the Charter, the Bylaws and this Agreement. To the extent that the rights or obligations of a Stockholder are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the DGCL, shall control. Each of the Stockholders covenants and agrees to vote all of its Equity Securities with respect to which it has the power to vote or act by written consent, and to take any other action reasonably requested by the Company or any Stockholder, to amend the By-laws and/or the Charter so as to avoid any conflict with the provisions hereof.

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SECTION 5.3. Termination. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.5, (i) the provisions of Article II shall terminate as provided in Section 2.13 or as other otherwise provided in the applicable subsection to Article II, (ii) the provisions of Article III (other than Sections 3.1(a), 3.1(d) and 3.1(e)) shall terminate as provided in the applicable subsection to Article III, (iii) the provisions of Article IV shall terminate as provided in Section 4.2 and (iv) and Sections 3.1(a), 3.1(d), 3.1(e)) and 5.4 shall not terminate. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement. Other than (x) as provided in the proviso in Section 5.1(a) and (y) with respect to the obligations set forth in Section 5.4, this Agreement shall terminate with respect any Stockholder that no longer owns Equity Securities.

SECTION 5.4. Confidentiality. Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party or Representative, (iii) to the extent required by Law or legal process, including to satisfy any public reporting obligations, or required or requested pursuant to subpoena, interrogatories or other discovery requests, (iv) to the extent necessary in connection with the exercise of any remedy hereunder, (v) to other Stockholders, (vi) to such party’s Representatives that in the reasonable judgment of such party need to know such Information, (vii) in the case of the CD&R Holders, to such party’s direct or indirect limited partners, prospective limited partners and/or their respective advisors or (viii) to any bona fide proposed Transferee to whom such proposed Transfer would be permitted in accordance with Section 3.1 in connection with a proposed Transfer of Equity Securities from such Stockholder, so long as such Transferee agrees to be bound by the provisions of this Section 5.4 as if a Stockholder, provided further that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available. Each Stockholder acknowledges that CD&R Manager’s (including its affiliated private equity funds’) review of the Information may inevitably enhance its knowledge and understanding of the industries in which the Company and its Subsidiaries operate in a way that cannot be separated from such Person’s or its affiliated private equity funds’ other knowledge and each party hereto agrees that the foregoing sentence shall not restrict such Person’s (including its affiliated private equity funds’) use of such general industry knowledge and understanding, including in connection with investments in other companies in the same or similar industries.

SECTION 5.5. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the consent of the Board and the prior written consent of (i) each of CD&R Investor and Deere Investor, for so long as it (together with its Permitted Affiliate Transferees)

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owns in the aggregate a number of Outstanding Capital Shares representing at least the Minimum Governance Amount, and (ii) for so long as any Permitted Transferee of CD&R Investor or Deere Investor (together with its Permitted Affiliate Transferees) owns a number of Outstanding Capital Shares representing in excess of twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation), each of such Permitted Transferees; provided that the foregoing notwithstanding, no modification, amendment or waiver of Sections 3.2, 3.3, 3.4 or 5.4 shall be effective without the prior written consent of each of CD&R Investor and Deere Investor, for so long as it (together with its Permitted Affiliate Transferees) owns any Outstanding Capital Shares; and provided, further, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any written amendment or waiver to this Agreement that receives the vote or consent of the Board and CD&R Investor, Deere Investor and, if applicable, their respective Permitted Transferees in accordance with this Section 5.5 need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders; provided that this Agreement may not be amended in any manner adversely affecting the rights or obligations of any Stockholder which does not, by its terms, adversely affect the rights or obligations of all similarly situated Stockholders in a substantially similar manner without the consent of such Stockholder.

SECTION 5.6. Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 5.7. Legends

(a) All certificates representing the Equity Securities held by any Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE VOTING THEREOF ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

(b) Securities Act Legend. All certificates representing the Equity Securities held by any Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

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“ACT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(c) Certificates. The certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.7(b) at such time as they are no longer required for purposes of applicable securities Law; provided that the Company may condition such replacement of certificates upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 5.8. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) if to the Company, to:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Stephen M. Besen, Esq.

Fax: (646) 848-8902

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and

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq. Andrew L. Bab, Esq.

Fax: (212) 909-6836

(b) if to Deere Investor, to:

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Stephen M. Besen, Esq.

Fax: (646) 848-8902

(c) if to CD&R Investor, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

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with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.

Fax: (212) 909-6836

(d) if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

SECTION 5.9. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby in accordance with their terms and to otherwise carry out the intent of the parties hereunder.

SECTION 5.10. Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein (or in the Investment Agreement or any other Transaction Agreement), this Agreement, together with the Investment Agreement and the other Transaction Agreements, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof (except as set forth in Section 2.1(c) in respect of CD&R Fund VIII or any Additional VCOC).

SECTION 5.11. Restrictions on Other Agreements. Following the date hereof, no Stockholder shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities (other than the Transaction Agreements), to the extent that such agreement or arrangement would conflict with or violate any provision or term of this Agreement or otherwise be intended to circumvent the provisions set forth herein, except pursuant to the agreements specifically contemplated by the Investment Agreement and the Registration Rights Agreement. From and after the date hereof, the Company shall not enter into any agreement, arrangement or understanding that violates or conflicts with any provision of this Agreement or impedes or prevents the Company’s ability to fulfill and comply with its obligations, or the Stockholders’ ability to utilize their rights, set forth herein.

SECTION 5.12. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter

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occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 5.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

SECTION 5.14. Dispute Resolution; Jurisdiction.

(a) CD&R Investor and Deere Investor shall first endeavor to resolve any and all disputes, controversies or claims arising out of or in connection with this Agreement or the alleged breach, termination or validity thereof (each, a “Dispute”) through good faith negotiations for a period of up to twenty (20) Business Days. If the CD&R Investor and the Deere Investor fail to resolve such Dispute during such period, then the matter shall be submitted to [                    ] of Deere Investor and [                    ] of CD&R Investor. Such officers shall meet within ten (10) Business Days after the Dispute is submitted to them and shall attempt in good faith to resolve the Dispute as soon as reasonably practicable. If such officers are unable to resolve the Dispute within thirty (30) Business Days of meeting, then either party may seek resolution of the Dispute through litigation in accordance with Section 5.14(b) or Section 5.16.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 5.14(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 5.8. Nothing in this Section 5.13 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

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SECTION 5.15. Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (b) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 5.15.

SECTION 5.16. Specific Performance. The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief in respect of, and to prevent, any breach of this Agreement in the Chancery Court of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

SECTION 5.17. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.18. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

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SECTION 5.19. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof (other than any such Person serving as a Director and then solely to the extent in his or her capacity as such), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof (other than any such Person serving as a Director and then solely to the extent in his or her capacity as such) for any obligation of any Stockholder under this Agreement or under any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 5.20. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other and to the Company, as of the date such Stockholders becomes a party to this Agreement, as follows:

(a) Organization; Authority. If the Stockholder is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If the Stockholder is a partnership, trust or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Due Authorization; Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. If such Stockholder is a trust, no consent of any beneficiary is required for the foregoing.

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(c) Non-Contravention. The Stockholder is not a party to any agreement which is inconsistent with its obligations hereunder or the rights of any party hereunder or otherwise conflicts with the provisions hereof. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents or any agreement or other instrument to which it is a party.

(d) Consents and Approvals. Other than pursuant to this Agreement, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the Stockholder in connection with the execution, delivery and performance of this Agreement.

(e) Investment Intent. At such time at which the Stockholder acquired the Equity Securities, (i) it acquired such Equity Securities for its own account with the intention of holding such securities for purposes of investment and (ii) it had no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(f) Securities Law Matters. The Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Restriction on Resale. The Stockholder understands and acknowledges that its Equity Securities have not been registered for sale under any federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

(h) Due Diligence. The Stockholder (i) has performed its own due diligence and business investigations with respect to the Company, (ii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company, (iii) does not desire any further information which may be available with respect to these matters and (iv) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of such Equity Securities and had access to such other information concerning the Company as it requested.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first set forth above.

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

DEERE & COMPANY

By:
Name:
Title:

CD&R LANDSCAPES HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

Assignment and Assumption Agreement

Reference is made to the Stockholders Agreement, dated as of [●], 2013 (the “Stockholders Agreement”), among CD&R Landscapes Parent, Inc. (the “Company”), Deere & Company (“Deere Investor”), CD&R Landscapes Holdings, L.P. (“CD&R Investor”), and any Person who becomes a party hereto after the date hereof pursuant to Section 3.1(f) (each of the foregoing, a “Stockholder” and collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Section 1. Assignment and Assumption. Pursuant to Section 3.1(f) of the Stockholders Agreement, [●], a [●] (the “Transferor”), hereby assigns to the undersigned (the “Transferee”) the rights of the Transferor under the Stockholders Agreement that may be assigned thereunder other than the rights under Sections [●], which the Transferor, Transferee and Company hereby acknowledge shall be retained by the Transferor, and the Transferee hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the Transferee shall assume the obligations of the Transferor under the Stockholders Agreement with respect to the Equity Securities being Transferred to the Transferee hereunder.

Listed below is information regarding the Equity Securities:

Number of Shares of Common Stock

Section 2. Representations and Warranties. The Transferor and the Transferee each represents and warrants, solely with respect to itself, to each other and to the Company, as follows:

(a) Organization; Authority. If the Stockholder is a corporation, then it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. If the Stockholder is a partnership, trust or limited liability company, then it is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Such Stockholder has all requisite power and authority to enter into this Assignment and Assumption Agreement (this “Agreement”) and to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b) Due Authorization; Binding Agreement. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity. If such Stockholder is a trust, no consent of any beneficiary is required for the foregoing.

(c) Non-Contravention. The Stockholder is not a party to any agreement which is inconsistent with its obligations hereunder or the rights of any party hereunder or otherwise conflicts with the provisions hereof. The execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents or any agreement or other instrument to which it is a party.

(d) Consents and Approvals. Other than pursuant to this Agreement, no consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person is required to be made, obtained or given by the Stockholder in connection with the execution, delivery and performance of this Agreement.

(e) Investment Intent. At such time at which the Stockholder acquired the Equity Securities, (i) it acquired such Equity Securities for its own account with the intention of holding such securities for purposes of investment and (ii) it had no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(f) Securities Law Matters. The Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g) Restriction on Resale. The Stockholder understands and acknowledges that its Equity Securities have not been registered for sale under any federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

(h) Due Diligence. The Stockholder (i) has performed its own due diligence and business investigations with respect to the Company, (ii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, and the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company, (iii) does not desire any further information which may be available with respect to these matters and (iv) has had the opportunity to ask questions and receive answers concerning the terms and conditions of the offering of such Equity Securities and had access to such other information concerning the Company as it requested.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Assignment as of                  ,         .

[NAME OF TRANSFEROR]

By:
Name:
Title:

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address:

Acknowledged by:

[COMPANY]

By:
Name:
Title:

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

of

CD&R LANDSCAPES PARENT, INC.

dated as of [●], 2013

ii

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of [●], 2013 by and among CD&R Landscapes Parent, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereof and any Person who becomes a party hereto pursuant to Section 10(c) (such Persons each referred to, individually, as a “Stockholder” and, collectively, as the “Stockholders”). Capitalized terms used herein shall have the meaning assigned to such terms in the text of this Agreement or in Section 1.

RECITALS

WHEREAS, the Company, CD&R Landscapes Holdings, L.P., (“CD&R Investor”), CD&R Landscapes Midco, Inc., CD&R Landscapes Bidco, Inc. (“Bidco”), CD&R Landscapes Merger Sub, Inc., CD&R Landscapes Merger Sub 2, Inc., Deere &Company (“Deere Investor”), JDA Holding, LLC (“JDA”) and John Deere Landscapes, LLC (“OpCo”) have entered into an Investment Agreement, dated as of October 26, 2013 (as it may be amended from time to time, the “Investment Agreement”), pursuant to which CD&R Investor acquired a sixty percent (60%) equity interest in the Company and Bidco acquired JDA (which owns 100% of the limited liability company interests of OpCo) and 100% of the outstanding capital stock of LESCO, Inc. (the “Investment”), in consideration for cash and a forty percent (40%) equity interest in the Company;

WHEREAS, in connection with the Investment, the Company and the Stockholders have entered into a Stockholders Agreement, dated as of the date hereof (as it may be amended from time to time, the “Stockholders Agreement”), setting forth certain terms and conditions regarding the ownership of equity securities of the Company, including certain restrictions on the transfer of such securities, and the management of the Company and its Subsidiaries;

WHEREAS, the Investment Agreement and the Stockholders Agreement contemplate the execution and delivery of this Agreement; and

WHEREAS, the Company desires to grant to the Stockholders certain registration rights with respect to the Registrable Securities, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following capitalized terms shall have the following respective meanings:

“Affiliate” has the meaning given to such term in the Stockholders Agreement.

“Agreement” has the meaning given to such term in the Preamble.

“Automatic Shelf Registration Statement” has the meaning given to such term in Section 3(f)(ii).

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“CD&R Investor” has the meaning given to such term in the Recitals.

“CD&R Holders” means, collectively, CD&R Investor, its respective Permitted Affiliate Transferees, and its and their respective Permitted Transferees (other than any Transferee pursuant to any distribution pursuant to this Agreement).

“CD&R Original Shares” has the meaning given to such term in the Stockholders Agreement.

“Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Cumulative Convertible Participating Preferred Stock of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time.

“Closing” has the meaning given to such term in the Investment Agreement.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning given to such term in the Preamble.

“Competitor” has the meaning given to such term in the Stockholders Agreement.

“Consulting Agreements” has the meaning given to such term in the Stockholders Agreement.

“Covered Person” has the meaning given to such term in Section 5(a).

“Deere Holders” means, collectively, Deere Investor, its Permitted Affiliate Transferees and its and their respective Permitted Transferees (other than any Transferee pursuant to any distribution pursuant to this Agreement).

“Deere Original Shares” has the meaning given to such term in the Stockholders Agreement.

“Demand Notice” has the meaning given to such term in Section 3(a).

“Demand Registration” has the meaning given to such term in Section 3(a).

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“Dividend Elimination Event” has the meaning given to such term in the Certificate of Designations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” has the meaning given to such term in Section 4(a)(i).

“Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

“Holdback Period” means, (i) with respect to an IPO, 180 days (or such shorter period as may be agreed to by the managing underwriters) after and 10 days prior to, the effective date of the related Registration Statement, (ii) with respect to any other registered offering pursuant to this Agreement (other than the offerings described in clause (iii) of this definition), 90 days (or such shorter period as may be agreed to by the managing underwriters) after and 10 days prior to, the effective date of the related Registration Statement, or (iii) in the case of a takedown from a Shelf Registration Statement, 90 days (or such shorter period as may be agreed to by the managing underwriters) after the date of the Prospectus supplement filed with the SEC in connection with such takedown and such prior period (not to exceed 10 days) as the Company has given reasonable written notice to the Holder of Registrable Securities.

“Holder” means (i) each of the Stockholders and (ii) any direct or indirect Transferee of a Stockholder who has acquired Registrable Securities from a Stockholder not in violation of the Stockholders Agreement and who agrees in writing to be bound by the provisions of this Agreement.

“Holding Period” means the period commencing on and including the date hereof and ending on and excluding the earlier of (i) the third anniversary of the date hereof and (ii) the occurrence of a Dividend Elimination Event.

“Indemnification Agreements” has the meaning given to such term in the Stockholders Agreement.

“Indemnified Party” has the meaning given to such term in Section 5(c).

“Intellectual Property Assignment Agreement” has the meaning given to such term in the Investment Agreement.

“Indemnifying Party” has the meaning given to such term in Section 5(c).

“Investment Agreement” has the meaning given to such term in the Recitals.

3

“IPO” means the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“JDA” has the meaning given to such term in the Recitals.

“Losses” has the meaning given to such term in Section 5(a).

“Management Incentive Plan” has the meaning given to such term in the Stockholders Agreement.

“Notice” has the meaning given to such term in Section 3(a).

“OpCo” has the meaning given to such term in the Recitals.

“Outstanding Capital Shares” means, at any time, the total number of shares of Common Stock (treating shares of Preferred Stock on an as-converted basis) issued and outstanding as of such time.

“Permitted Affiliate Transferee” has the meaning given to such term in the Stockholders Agreement.

“Permitted Transferee” has the meaning given to such term in the Stockholders Agreement.

“Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

“Preferred Stock” means the series of preferred stock of the Company designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share.

“Piggyback Registration” has the meaning given to such term in Section 2(a).

“Principal Stockholder” means each of CD&R Investor, Deere Investor and, if applicable, any of their respective Permitted Transferees.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

4

“Qualified IPO” has the meaning given to such term in the Stockholders Agreement.

“Registrable Securities” means (i) any and all shares of Common Stock (including, without limitation, any shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock) and (ii) any shares of capital stock or other equity securities issued or issuable by the Company, directly or indirectly, with respect to the shares described in clause (i) above by way of conversion or exchange thereof or by way of stock dividends or stock splits or in connection with a combination of shares, reclassification, recapitalization, merger or other similar transaction; provided, however, that, with respect to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (A) they are sold pursuant to an effective Registration Statement under the Securities Act, (B) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act), (C) they shall have ceased to be outstanding or (D) they have been sold in a private transaction to any Person who is not a Holder.

“Registration Statement” means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including any Prospectus, Free Writing Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“Rule 415” means Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the U.S. Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shelf Registration Statement” has the meaning given to such term in Section 3(f)(i).

“Shelf Underwritten Offering” has the meaning given to such term in Section 3(g).

“Short-Form Registration” has the meaning given to such term in Section 3(f)(i).

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“Special Registration” means the registration of equity securities or options or other rights in respect thereof (i) registered solely on Form S-4 or Form S-8, or any successor forms thereto or other forms promulgated for similar purposes, or (ii) to be offered solely in connection with an exchange offer or an employee benefit or dividend reinvestment plan.

“Stockholder” and “Stockholders” have the meanings given to such terms in the Preamble.

“Stockholders Agreement” has the meaning given to such term in the Recitals.

“Subsidiary” has the meaning given to such term in the Stockholders Agreement.

“Suspension Period” has the meaning given to such term in Section 3(e).

“Take-Down Notice” has the meaning given to such term in Section 3(g).

“Transaction Agreements” means, collectively, this Agreement, the Investment Agreement, the Stockholders Agreement, the Consulting Agreements, the Indemnification Agreements, the Intellectual Property Assignment Agreement, and the Transition Services Agreement.

“Transferee” has the meaning given to such term in the Stockholders Agreement.

“Transition Services Agreement” has the meaning given to such term in the Stockholders Agreement.

“Threshold Calculation” has the meaning given to such term in the Stockholders Agreement.

“WKSI” has the meaning given to such term in Section 3(f)(ii).

2. Piggyback Registrations.

(a) Right to Include Registrable Securities.

(i) If the Company proposes to register its Common Stock under the Securities Act (other than pursuant to a Special Registration), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it shall, at each such time, give prompt written notice to all Holders of Registrable Securities of its intention to do so and of such Holders’ rights under this Section 2. Upon the written request of any such Holder made within fifteen (15) days after the receipt of any such notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder), the Company shall include in such registration all Registrable Securities that the Company has been so requested to register by the Holders thereof (a “Piggyback Registration”), and shall use reasonable best efforts to effect the registration of such Registrable Securities under the

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Securities Act to the extent required to permit the disposition of such Registrable Securities; provided that (A) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to proceed with the proposed registration of the securities to be sold by it, the Company may, at its election, give written notice of such determination to each Holder of Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the expenses in connection therewith), and (B) if such registration involves an underwritten offering, all Holders of Registrable Securities requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected by the Company on the same terms and conditions as apply to the Company, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings.

(ii) If a registration requested pursuant to this Section 2 involves an underwritten public offering, any Holder of Registrable Securities requesting to be included in such registration may elect, in writing at least two (2) Business Days prior to the effective date of the Registration Statement filed in connection with such registration, to withdraw its request to register such securities in connection with such registration. The Company shall not be required to maintain the effectiveness of the Registration Statement for a registration requested pursuant to this Section 2 beyond the earlier to occur of (A) 180 days after the effective date thereof and (B) consummation of the distribution by the Holders of the Registrable Securities included in such Registration Statement; provided, however, that such period shall be extended for a period of time that any Holder of Registrable Securities refrains from selling any Registrable Securities included in such Registration Statement at the request of the Company or an underwriter of the Company pursuant to the provisions of this Agreement. Any Holder of Registrable Securities who has elected to sell Registrable Securities in an underwritten offering pursuant to this Section 2 shall be permitted to withdraw from such registration (other than a registration that involves an IPO) by written notice to the Company if the price to the public at which the Registrable Securities are proposed to be sold is less than 90% of the average closing price of the class of stock being sold in the offering during the ten (10) trading days preceding the date on which the notice of such offering was given by the Company pursuant to this Section 2(a). There is no limitation on the number of Piggyback Registrations that the Company is required to effect pursuant to this Section 2. No Piggyback Registrations pursuant to this Section 2 shall count towards the limitations on Demand Registrations set forth in Section 3(d).

(b) Priority in Piggyback Registrations. The Company shall use reasonable efforts to cause the managing underwriters of a proposed underwritten offering to permit Holders of Registrable Securities who have requested to include Registrable Securities in such offering to include in such offering all Registrable Securities so requested to be included, on the same terms and conditions as any other shares of capital stock, if any, of the Company included in the

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offering. Notwithstanding the foregoing, if the managing underwriters of such underwritten offering have informed the Company in writing that, in their reasonable view, the total number or dollar amount of securities that such Holders and the Company intend to include in such offering is such as to adversely affect the success of such offering, then the amount of securities to be offered for the account of Holders of Registrable Securities (other than the Company) shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended in the good faith opinion of such managing underwriters by first reducing, or eliminating if necessary, all securities of the Company requested to be included by the Holders of Registrable Securities requesting such registration pro rata among such Holders on the basis of the percentage of the Registrable Securities owned by each such Holder.

(c) Selection of Underwriters. If a registration requested pursuant to this Section 2 involves an underwritten public offering, the Company shall so advise the Holders as a part of the written notice given by the Company to the Holders with respect to such registration pursuant to Section 2(a). In such event, the lead underwriter to administer the offering shall be a nationally recognized independent investment banking firm chosen by the Board of Directors.

(d) Participation in Underwritten Registrations. If a registration requested pursuant to this Section 2 involves an underwritten public offering, the right of any Holder of Registrable Securities to be included in such registration pursuant to this Section 2 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise agreed by the Company), and each such Holder will (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriters selected for such underwriting (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriters, provided that (A) no Holder shall be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration) and (B) if any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the managing underwriters, provided further that no such Person (other than the Company) shall be required to make any representations or warranties other than those related to title and ownership of, and power and authority to transfer, shares and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information prepared and furnished to the Company or the managing underwriters by such Person pertaining exclusively to such Holder. Notwithstanding the foregoing, no Holder shall be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Section 5.

3. Demand Registrations.

(a) Request by the Demand Party. Subject to Section 3(d), (i) at any time and from time to time following the expiration of the Holding Period, each Principal Stockholder (other than a Competitor) who owns (together with its Permitted Affiliate Transferees) (x) a number of Outstanding Capital Shares representing at least twenty-five percent (25%) of the total number of Outstanding Capital Shares as of such time (determined using the Threshold

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Calculation) or (y) fifty percent (50%) of the CD&R Original Shares or the Deere Original Shares, as applicable, shall have the right to request that the Company effect a Qualified IPO, pursuant to and in accordance with the provisions of Section 3.5 of the Stockholders Agreement (including the limitations set forth therein) and subject to the provisions of Section 3.6 of the Stockholders Agreement, and (ii) following an IPO, each Principal Stockholder shall have the right to require the Company to register, pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the number of Registrable Securities of such Principal Stockholder and its Affiliates requested to be so registered pursuant to this Agreement (any such registration, a “Demand Registration”), in each case by delivering a written notice to the Company (a “Demand Notice”). Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3(a), the Company shall use reasonable best efforts to file a Registration Statement as promptly as practicable, but no later than forty-five (45) days in the case of a Demand Notice for an IPO and thirty (30) days in the case of any other Demand Notice, and to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. Within ten (10) days after receipt by the Company of a Demand Notice in accordance with this Section 3(a), the Company shall give written notice (the “Notice”) of such Demand Notice to all other Holders of Registrable Securities and shall, subject to the provisions of Section 3(b) hereof, include in such registration all Registrable Securities with respect to which the Company received written requests for inclusion therein within fifteen (15) days after such Notice is given by the Company to such Holders. All requests made pursuant to this Section 3(a) will specify the number of Registrable Securities to be registered and/or, in the case of a Qualified IPO, the number of shares of Common Stock (if any) to be issued, and the intended method(s) of disposition thereof; provided, however, that nothing in this Section 3(a) or any other provision of this Agreement shall require the Company to issue or sell any shares of Common Stock as a part of, or in connection with, a Qualified IPO unless the conditions set forth in Section 3.5 of the Stockholders Agreement are satisfied or waived by each of CD&R Investor and Deere Investor. The Company shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration for a period of at least 180 days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time that any Holder of Registrable Securities refrains from selling any Registrable Securities included in such Registration Statement at the request of the Company or an underwriter of the Company pursuant to the provisions of this Agreement.

(b) Priority on Demand Registration. If any of the Registrable Securities registered pursuant to a Demand Registration are to be sold in a firm commitment underwritten offering, and the managing underwriters advise the Holders of such securities in writing that, in their reasonable view, the total number or dollar amount of Registrable Securities proposed to be sold in such offering (including, without limitation, securities proposed to be included by other Holders of securities entitled to include securities in such Registration Statement pursuant to piggyback registration rights), is such as to adversely affect the success of such offering, then there shall be included in such firm commitment underwritten offering the number or dollar amount of Registrable Securities that, in the good faith opinion of the managing underwriters, can be sold without adversely affecting such offering, and such number of Registrable Securities shall be allocated as follows, unless the underwriters require a different allocation (provided that the Principal Stockholders are in any event treated in a substantially similar manner):

(i) first, among the Holders of Registrable Securities requesting such registration (whether pursuant to a Demand Notice or pursuant to piggyback registration rights), pro rata on the basis of the percentage of Registrable Securities owned by each such Holder relative to the number of Registrable Securities owned by all such Holders until, with respect to each Holder, all Registrable Securities requested for registration by such Holders have been included in such registration; and

(ii) second, the securities for which inclusion in such Demand Registration was requested by the Company.

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(c) Cancellation of a Demand Registration. Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Section 3 shall have the right, prior to the effectiveness of the Registration Statement, to notify the Company that they have determined that the Registration Statement be abandoned or withdrawn, in which event the Company shall abandon or withdraw such Registration Statement; provided that, in the event of a Demand Registration to effect a Qualified IPO, such Registration Statement may not be abandoned or withdrawn without the consent of the Principal Stockholder that initiated the request to effect the Qualified IPO. Any Holder of Registrable Securities who has elected to sell Registrable Securities in an underwritten offering (other than an IPO) pursuant to this Section 3 (including the Holder who delivered the Demand Notice of such registration) shall be permitted to withdraw from such registration by written notice to the Company, if the price to the public at which the Registrable Securities are proposed to be sold is less than 90% of the average closing price of the class of stock proposed to be sold in the offering during the ten (10) trading days preceding the date on which the Demand Notice of such offering was given pursuant to Section 3(a).

(d) Limitations on Demand Registrations. The CD&R Holders, on the one hand, and the Deere Holders, on the other hand, shall each be entitled to initiate no more than five (5) Demand Registrations (other than Short-Form Registrations); provided, however, that (i) the Company shall not be obligated to effect a Demand Registration unless the amount of Registrable Securities requested to be registered by the demanding Principal Stockholder is reasonably expected to result in aggregate gross proceeds (prior to deducting underwriting discounts and commission and offering expenses) of at least $75,000,000 or such lower amount as agreed to by the other Principal Stockholders and (ii) the Company shall not be obligated to effect a Demand Registration (other than Short-Form Registrations) during the 180-day period following the effective date of a Registration Statement pursuant to any other Demand Registration; and provided, further, that no Demand Registration shall be deemed to have occurred for purposes of the limitations set forth in this Section 3(d) if (i) the Registration Statement relating thereto (x) does not become effective, (y) is not maintained effective for the period required pursuant to this Section 3, or (z) the offering of the Registrable Securities pursuant to such Registration Statement is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) more than 20% of the Registrable Securities requested by the demanding Principal Stockholder to be included in such registration are not so

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included pursuant to Section 3(b) or (iii) the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by such demanding Principal Stockholder or its Affiliates).

(e) Postponements in Requested Registrations. If the filing, initial effectiveness or continued use of a Registration Statement, including a Short-Form Registration Statement, with respect to a Demand Registration, would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board of Directors (after consultation with external legal counsel) (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement or (iii) would reasonably be expected to have a material adverse effect on the Company or its business or on the Company’s ability to effect a bona fide and reasonably imminent material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such action to the Holders participating in such registration, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement; provided, that the Company shall not be permitted to do so (x) more than once in any 360-day period or (y) for any single period of time in excess of sixty (60) days (each such occasion, a “Suspension Period”). In the event that the Company exercises its rights under the preceding sentence, such Holders agree to suspend, promptly upon receipt of the notice referred to above, the use of any Prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a Prospectus or the effectiveness of a Registration Statement, the demanding Principal Stockholder shall be entitled to withdraw such request and, if such request is withdrawn, such registration request shall not count for the purposes of the limitations set forth in Section 3(d). The Company shall promptly give the Holders requesting registration thereof pursuant to this Section 3 written notice of any postponement made in accordance with the preceding sentence.

(f) Short-Form Registrations.

(i) At all times following an IPO, subject to a Suspension Period, the Company shall use reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (a “Short-Form Registration”), and, if requested by a Principal Stockholder and available to the Company, such Short-Form Registration shall be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of, the Registrable Securities, pursuant to Rule 415 or otherwise (collectively, as applicable, with an Automatic Shelf Registration Statement, a “Shelf Registration Statement”). At any time and from time to time following an IPO, a Principal Stockholder shall be entitled to request an unlimited number of Short-Form Registrations, if available to the Company, with respect to the Registrable Securities held by such Principal Stockholder and its Affiliates, in addition to the other registration rights provided in Section 2 and this Section 3, provided, that the Company shall not be obligated to effect any registration pursuant to this Section 3(f)(i), (A) within ninety (90) days after the effective date of any

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Registration Statement of the Company hereunder and (B) unless the amount of Registrable Securities requested to be registered by such Principal Stockholder is reasonably expected to result in aggregate gross proceeds (prior to deducting underwriting discounts and commissions and offering expenses) of at least $20,000,000 or such lower amount as agreed to by the other Principal Stockholders. The “Plan of Distribution” section of such Short-Form Registration shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration. If any Demand Registration is proposed by a Principal Stockholder to be a Short-Form Registration and an underwritten offering, and if the managing underwriters shall advise the Company and the Holders that, in their reasonable view, it is of material importance to the success of such proposed offering to file a registration statement on Form S-1 (or any successor or similar registration statement) or to include in such registration statement information not required to be included in a Short-Form Registration, then the Company shall file a registration statement on Form S-1 or supplement the Short-Form Registration as reasonably requested by such managing underwriters. No such registration nor any other Short-Form Registration shall count as a “Demand Registration” for purposes of the limitations set forth in Section 3(d).

(ii) Upon filing any Short-Form Registration, the Company shall use reasonable best efforts to keep such Short-Form Registration effective with the SEC at all times and to re-file such Short-Form Registration upon its expiration, and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing the Short-Form Registration or applicable Prospectus as may be reasonably requested by a Principal Stockholder or as otherwise required, until such time as all Registrable Securities that could be sold in such Short-Form Registration have been sold or are no longer outstanding.

(iii) To the extent the Company is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at the time any Demand Notice for a Short-Form Registration is submitted to the Company and such Demand Notice requests that the Company file a Shelf Registration Statement, the Company shall, as promptly as practicable, file an automatic shelf registration statement (as defined in Rule 405) on Form S-3 (an “Automatic Shelf Registration Statement”) in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers all Registrable Securities. The Company shall pay the registration fee for all Registrable Securities to be registered pursuant to an Automatic Shelf Registration Statement at the time of filing of the Automatic Shelf Registration Statement and shall not elect to pay any portion of the registration fee on a deferred basis. The Company shall use reasonable best efforts to remain a WKSI (and not to become an ineligible issuer (as defined in Rule 405)) during the period during which any Automatic Shelf Registration Statement is effective. If at any time following the filing of an Automatic Shelf Registration Statement when the Company is required to re-evaluate its WKSI status the Company

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determines that it is not a WKSI, the Company shall use reasonable best efforts to post-effectively amend the Automatic Shelf Registration Statement to a Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3 or, if such form is not available, Form S-1, have such Shelf Registration Statement declared effective by the SEC and keep such Registration Statement effective during the period during which such Short-Form Registration is required to be kept effective in accordance with Section 3(f)(i). Any registration pursuant to this Section 3(f)(iii) shall be deemed a Short-Form Registration for purposes of this Agreement.

(g) Shelf-Take Downs. At any time that a Shelf Registration Statement covering Registrable Securities is effective, if any Principal Stockholder delivers a notice to the Company (a “Take-Down Notice”) stating that it intends to effect an underwritten offering of all or part of its Registrable Securities included by it on the shelf registration statement (a “Shelf Underwritten Offering”), then the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other Holders pursuant to Section 3(b)). In connection with any Shelf Underwritten Offering:

(i) such proposing Principal Stockholder shall also deliver the Take-Down Notice to all other Holders included on such shelf registration statement and permit each Holder to include its Registrable Securities included on the shelf registration statement in the Shelf Underwritten Offering if such Holder notifies the proposing Principal Stockholder and the Company within two (2) Business Days after delivery of the Take-Down Notice to such Holder; and

(ii) in the event that the underwriter advises such proposing Principal Stockholder and the Company in writing that in its reasonable view the total number or dollar amount of Registrable Securities proposed to be sold in such offering is such as to adversely affect the success of such offering, then the underwriter may limit the number of shares which would otherwise be included in such take-down offering in the same manner as described in Section 3(b) with respect to a limitation of shares to be included in a registration.

(h) Registration Statement Form. If any registration requested pursuant to this Section 3 which is proposed by the Company to be effected by the filing of a Registration Statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriters shall advise the Company in writing that, in their reasonable opinion, the use of another form of Registration Statement is of material importance to the success of such proposed offering or is otherwise required by applicable law, then such registration shall be effected on such other form.

(i) Selection of Underwriters. If a Principal Stockholder intends that the Registrable Securities requested by such Principal Stockholder to be covered by a Demand Registration shall be distributed by means of an underwritten offering, such Principal Stockholder shall so advise the Company as a part of the Demand Notice, and the Company shall include such information in the Notice sent by the Company to the other Holders with respect to

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such Demand Registration. In such event, the lead underwriter to administer the offering shall be a nationally recognized independent investment banking firm chosen by the Board of Directors and reasonably satisfactory to such Principal Stockholder.

(j) Participation in Underwritten Registrations. If a Demand Registration requested pursuant to this Section 3 involves an underwritten public offering, the right of any Holder to participate in such registration will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise agreed by the demanding Principal Stockholder), and each such Holder will (together with the Company and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriters selected for such underwriting (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriters, provided that (A) no Holder shall be required to sell more than the number of Registrable Securities that such Holder has requested the Company to include in any registration) and (B) if any Holder disapproves of the terms of the underwriting, such Holder may elect to withdraw therefrom by written notice to the Company, the managing underwriters and the demanding Principal Stockholder, provided further that no such Person (other than the Company) shall be required to make any representations or warranties other than those related to title and ownership of, and power and authority to transfer, shares and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information prepared and furnished to the Company or the managing underwriters by such Person pertaining exclusively to such Holder. Notwithstanding the foregoing, no Holder shall be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Section 5.

4. Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2 or Section 3, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of such Registrable Securities and shall, as expeditiously as possible:

(i) prepare and file, in each case as promptly as practicable, with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the Holders thereof or by the Company in accordance with the intended method or methods of distribution thereof, make all required filings with FINRA, and use reasonable best efforts to cause such Registration Statement to become effective as soon as practicable and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including free writing prospectuses under Rule 433 (each, a “Free Writing Prospectus”)) and, to the extent reasonably practicable, documents that would be incorporated by reference or deemed to be incorporated by reference therein, the Company shall furnish or otherwise make

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available to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed (including exhibits thereto), which documents will be subject to the reasonable review and comment of such counsel, and such other documents reasonably requested by such counsel, including any comment letter from the SEC, and, if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s books and records, officers, accountants and other advisors. The Company shall not file any such Registration Statement or Prospectus or any amendments or supplements thereto (including Free Writing Prospectuses and such documents that, upon filing, would be incorporated by reference or deemed to be incorporated by reference therein) with respect to any registration pursuant to Section 2 or Section 3 hereof to which the Holders of a majority of the Registrable Securities covered by such Registration Statement (or their counsel) or the managing underwriters, if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with applicable law;

(ii) subject to the last sentence of Section 4(a)(i) above and any Suspension Period, prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith and such Free Writing Prospectuses and Exchange Act reports as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act, in each case, until such time as all of such securities have been disposed of in accordance with the intended method or methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(iii) notify each selling Holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (A) when a Prospectus or any Prospectus supplement or post-effective amendment or any Free Writing Prospectus has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (D) if at any time the Company has reason to believe that the representations and warranties of the Company contained in any agreement

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(including any underwriting agreement) contemplated by Section 4(a)(xiv) cease to be true and correct, (E) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (F) of the happening of any event that makes any statement made in such Registration Statement or related Prospectus, Free Writing Prospectus, amendment or supplement thereto, or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (which notice shall notify the selling Holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);

(iv) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practical;

(v) if requested by the managing underwriters, if any, or the Holders of a majority of the then issued and outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, or such Holders may reasonably request in order to permit or facilitate the intended method or methods of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 4(a)(v) that are not, in the opinion of counsel for the Company, in compliance with applicable law;

(vi) deliver to each selling Holder of Registrable Securities, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto (including any Free Writing Prospectus) as such Persons may reasonably request from time to time in connection with the distribution of the Registrable Securities; and the Company, subject to the last paragraph of this Section 4, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;

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(vii) prior to any public offering of Registrable Securities, use reasonable best efforts to register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided, however, that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(a)(vii) or (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(viii) cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request at least two (2) Business Days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within ten (10) Business Days prior to having to issue the securities;

(ix) use reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary or advisable to enable the seller or sellers of such Registrable Securities or the underwriters, if any, to consummate the disposition of such Registrable Securities, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Company will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary or advisable to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(x) upon the occurrence of any event contemplated by clause (F) of Section 4(a)(iii) above, prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(xi) prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;

(xii) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of such Registration Statement;

(xiii) use reasonable best efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, prior to the effectiveness of such Registration Statement (or, if such Registration is an IPO, use reasonable best efforts to cause such Registrable Securities to be so listed on or prior to the consummation of the IPO);

(xiv) enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration, (A) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its Subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when requested, (B) use reasonable best efforts to furnish to the selling Holders of such Registrable Securities opinions of outside counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any, and counsels to the selling Holders of the Registrable Securities), addressed to each selling Holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (C) use reasonable best efforts to obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling Holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the

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type customarily covered in “cold comfort” letters in connection with underwritten offerings, (D) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures that are customary for underwriting agreements in connection with underwritten offerings, except as otherwise agreed by the Principal Stockholder that initiated such registration, and (E) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement, their counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company (for the avoidance of doubt, the above actions shall be taken at each closing under such underwriting or similar agreement, or as and to the extent required thereunder);

(xv) make available for inspection by a representative of the selling Holders of Registrable Securities, any underwriters participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling Holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries, and cause the officers, directors and employees of the Company and its Subsidiaries to supply all information in each case reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement; provided, however, that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such Persons unless (A) disclosure of such information is required by court or administrative order, (B) disclosure of such information, in the opinion of counsel to such Person, is required by law or applicable legal process, or (C) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person, provided that, in the case of a proposed disclosure pursuant to (A) or (B) above, such Person shall be required to give the Company written notice of the proposed disclosure prior to such disclosure and, if requested by the Company, assist the Company in seeking to prevent or limit the proposed disclosure; and provided, further, that, without limiting the foregoing, no information made available pursuant to this Section 4(a)(xv) shall be used by any such Person as the basis for any market transactions in securities of the Company or its Subsidiaries in violation of law other than pursuant to such Registration Statement;

(xvi) cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in such number of “road shows” as any underwriters may reasonably request and in discussions with analysts);

(xvii) if such registration is a Short-Form Registration, include in such registration statement any additional information for marketing purposes the managing underwriters reasonably request;

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(xviii) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA;

(xix) otherwise use reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder; and

(xx) use reasonable best efforts to take all actions reasonably necessary to effect the registration, offer and sale of Registrable Securities as contemplated by this Agreement and cooperate with the Holders of such Registrable Securities to facilitate the disposition of such Registrable Securities.

(b) The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish to the Company in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Company may, from time to time, reasonably request in writing and the Company may exclude from such registration the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

(c) The Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus or any Free Writing Prospectus used in connection therewith, that refers to any Holder covered thereby by name, or otherwise identifies such Holder as the holder of any securities of the Company, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing of such amendment to any Registration Statement or amendment of or supplement to the Prospectus or any Free Writing Prospectus.

(d) If the Company files any Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Company agrees that it shall use reasonable best efforts to include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.

(e) Each Holder of Registrable Securities agrees if such Holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B) through (F) of

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Section 4(a)(iii) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(a)(x) hereof, or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Section 3 with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the Holder is required to discontinue disposition of such securities.

5. Indemnification.

(a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, each Affiliate thereof, any Person who is or may be deemed to control (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company or any of its Subsidiaries, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such Holder or any such controlling Person, and their respective officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (each such person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular, or other document (including any related Registration Statement, notification, or the like or Free Writing Prospectus or any amendment thereof or supplement thereto or any document incorporated by reference therein) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Company and relating to any action or inaction in connection with the related offering of Registrable Securities, and will reimburse each such Covered Person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Loss, provided that the Company will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such Covered Person relating to such Covered Person or its Affiliates (other than the Company or any of its Subsidiaries), but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular, Free Writing Prospectus or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or other document in reliance upon and in conformity with written information furnished

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to the Company by such Covered Person for use therein and pertaining exclusively to such Covered Person. It is agreed that the indemnity agreement contained in this Section 5(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Indemnification by Holder of Registrable Securities. The Company may require, as a condition to including any Registrable Securities in any Registration Statement filed in accordance with Section 4 hereof, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other Holders of Registrable Securities, the Company, its directors and officers and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company and all other prospective sellers, from and against all Losses arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, Prospectus, Free Writing Prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, controlling persons and prospective sellers for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, Free Writing Prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder with respect to such Holder for inclusion in such Registration Statement, Prospectus, offering circular or other document; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such Holder of Registrable Securities shall be limited to the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement.

(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel

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shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party (or there are defenses available to the Indemnified Party which would not be available to the Indemnifying Party); in which case the Indemnified Party shall have the right to employ counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, further, however, that the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that (x) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder or (y) involves the imposition of equitable remedies or the imposition of any obligations on the Indemnified Party or adversely affects such Indemnified Party other than as a result of financial obligations for which such Indemnified Party would be entitled to indemnification hereunder.

(d) Contribution. If the indemnification provided for in this Section 5 is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5(d), an Indemnifying Party that is a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 5(b) by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to

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contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(e) Deemed Underwriter. To the extent that any of the Holders is, or would be expected to be, deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies or any court of law or otherwise, the Company agrees that (i) the indemnification and contribution provisions contained in this Section 5 shall be applicable to the benefit of such Holder in its role as deemed underwriter in addition to its capacity as a Holder (so long as the amount for which any other Holder is or becomes responsible does not exceed the amount for which such Holder would be responsible if the Holder were not deemed to be an underwriter of Registrable Securities) and (ii) such Holder and its representatives shall be entitled to conduct the due diligence which would normally be conducted in connection with an offering of securities registered under the Securities Act, including receipt of customary opinions and comfort letters.

(f) Other Indemnification. Indemnification similar to that specified in the preceding provisions of this Section 5 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

(g) Non-Exclusivity. The obligations of the parties under this Section 5 shall be in addition to any liability which any party may otherwise have to any other party.

6. Registration Expenses.

(a) All reasonable fees and expenses incident to the performance of or compliance with this Agreement by the Company including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (B) of compliance with securities or blue sky laws, including, without limitation, any fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 4(a)(vii)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the Holders of a majority of the Registrable Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Company, (iv) fees and disbursements of counsel for the Company, (v) expenses of the Company incurred in connection with any road show, (vi) fees and disbursements of all independent certified public accountants referred to in Section 4(a)(xiv) hereof (including, without limitation, the expenses of any “cold comfort” letters required by this Agreement) and any other persons, including special experts retained by the Company and (vii) fees and disbursements of separate counsel for each Principal Stockholder (which counsel shall

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be selected by such Principal Stockholder) participating in the offering (it being understood that, solely for purposes of this clause (vii) of this Section 6(a), no more than one CD&R Holder and no more than one Deere Holder participating in any offering shall be deemed to be a Principal Stockholder for purposes of such offering) and, if no Principal Stockholder is participating in the offering, one counsel for the Holders of Registrable Securities whose shares are included in a Registration Statement (which counsel shall be selected by the Holders of a majority of the Registrable Securities included in such Registration Statement), shall be borne by the Company, whether or not any Registration Statement is filed or becomes effective. In addition, the Company shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Company are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Company.

(b) The Company shall not be required to pay (i) fees and disbursements of any counsel retained by any Holder of Registrable Securities or by any underwriter (except as otherwise provided in Section 6(a)), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Company for its own account), or (iii) any other expenses of the Holders of Registrable Securities not specifically required to be paid by the Company pursuant to Section 6(a).

7. Rule 144. After an IPO, the Company covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Principal Stockholder, make publicly available such information), and it will take such further action as any Holder of Registrable Securities (or, if the Company is not required to file reports as provided above, any Principal Stockholder) may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

8. Certain Additional Agreements. If any Registration Statement or comparable statement under state blue sky laws refers to any Holder by name or otherwise as the Holder of any securities of the Company, then such Holder shall have the right to require (a) the insertion therein of language, in form and substance satisfactory to such Holder and the Company, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Company, or (b) in the event that such reference to such Holder by

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name or otherwise is not in the judgment of the Company, as advised by outside counsel, required by the Securities Act or any similar federal statute or any state blue sky or securities law then in force, the deletion of the reference to such Holder.

9. Holdback.

(a) In consideration for the Company agreeing to its obligations under this Agreement, each Holder agrees, in connection with any underwritten offering made pursuant to a Registration Statement in which such Holder has elected to include Registrable Securities, upon the written request of the managing underwriters, not to effect (other than pursuant to such underwritten offering) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, or enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of, any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any other equity securities of the Company, during the Holdback Period without the prior written consent of the managing underwriters. The Company agrees that the Holders shall only be bound by this Section 9(a) for so long as and to the extent that each other stockholder having registration rights with respect to the securities of the Company is similarly bound; provided, that a request under this Section 9(a) shall not be effective more than once in any twelve-month period.

(b) In connection with any underwritten offering of Registrable Securities covered by a registration pursuant to Section 3, the Company agrees, upon the written request of the managing underwriters of such offering, not to effect (other than pursuant to such registration or a Special Registration) any public sale or distribution, or to file any Registration Statement (other than solely in connection with such registration or a Special Registration Statement) covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period.

10. Miscellaneous.

(a) Termination. The provisions of this Agreement (other than Section 5) shall terminate upon the earliest to occur of (i) its termination by the written agreement of all parties hereto or their respective successors in interest, (ii) with respect to any Stockholder, the date on which all shares of Common Stock (or Preferred Stock convertible into Common Stock) held by such Stockholder have ceased to be Registrable Securities, (iii) with respect to the Company, the date on which all shares of Common Stock have ceased to be Registrable Securities and (iv) the dissolution, liquidation or winding up of the Company. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

(b) Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Board of Directors and the prior written consent of (i) each of CD&R Investor and Deere Investor, in each case, for so long as it owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing at least the Minimum

26

Governance Amount, and (ii) for so long as any other Principal Stockholder owns (together with its Permitted Affiliate Transferees) a number of Outstanding Capital Shares representing in excess of twenty-five percent (25%) of the total number of Outstanding Capital Shares (determined using the Threshold Calculation), each of such Principal Stockholders; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any written amendment or waiver to this Agreement that receives the vote or consent of the Board of Directors and CD&R Investor, Deere Investor and, if applicable, other Principal Stockholders in accordance with this Section 10(b) need not be signed by all Stockholders, but shall be effective in accordance with its terms and shall be binding upon all Stockholders; provided, however, that this Agreement may not be amended in any manner adversely affecting the rights or obligations of any Stockholder which does not, by its terms, adversely affect the rights or obligations of all similarly situated Stockholders in a substantially similar manner without the consent of such Stockholder.

(c) Successors, Assigns and Transferees. This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. In addition, and whether or not an express assignment shall have been made, the provisions of this Agreement that are for the benefit of Holders shall also be for the benefit of and enforceable by any subsequent Holder of any Registrable Securities, subject to the provisions contained herein.

(d) Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(i) If to the Company, to:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

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with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (646) 848-8902

and

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth Giuriceo

Fax: (212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq. Andrew L. Bab, Esq.

Fax: (212) 909-6836

(ii) if to Deere Investor, to:

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

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with a copy (which shall not constitute notice) to:

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (646) 848-8902

(iii) if to CD&R Investor, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth Giuriceo

Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq. Andrew L. Bab, Esq.

Fax: (212) 909-6836

(iv) If to any other Holder of Registrable Securities, to the address of such other Holder as shown in the stock record book of the Company.

(e) Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

(f) No Inconsistent Agreements; Most Favored Nation. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates the rights granted to the Holders of Registrable Securities in this Agreement, or take any action, or permit any change to occur, with respect to its securities which would adversely affect the ability of any Holder of Registrable Securities to include such Registrable Securities in a registration in accordance with this Agreement (for the avoidance of doubt, any agreement that grants or has the effect of granting to any Person demand registration rights or incidental or piggyback registration rights with the same or a higher priority as the rights held by the Holders of Registrable Securities under this Agreement shall be deemed to be inconsistent with or violate the rights granted to the Holders of Registrable Securities in this Agreement). The Company shall not hereafter enter into any agreement with any holder or prospective holder of any securities of the Company giving such Person any registration rights that would be more favorable to such Person than the registration rights granted to CD&R Investor, Deere Investor or any of their respective Permitted Affiliate Transferees under this Agreement.

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(g) Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement, together with the other Transaction Agreements, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Except as provided in Section 5 with respect to an Indemnified Party, this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

(i) Jurisdiction.

(i) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10(i), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(ii) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to

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the party to be served at the address and in the manner provided for the giving of notices in Section 10(d), except that no service shall be given by facsimile or electronic transmission. Nothing in this Section 10(i) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law.

(j) Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 10(j).

(k) Specific Performance. The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief in any New York State or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court). The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

(l) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(m) Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

(n) No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any

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statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

(o) Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

[Remainder of page left intentionally blank]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be duly executed on its behalf as of the date first written above.

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

DEERE & COMPANY

By:
Name:
Title:

CD&R LANDSCAPES HOLDINGS, L.P.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT D

TRANSITION SERVICES AGREEMENT

BY AND BETWEEN

JOHN DEERE LANDSCAPES LLC

AND

DEERE & COMPANY

DATED AS OF [●], 2013

ii

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated as of [●], 2013, by and between JOHN DEERE LANDSCAPES LLC, a Delaware limited liability company (the “Company”), on behalf of itself and its Affiliates, and DEERE & COMPANY, a Delaware corporation (“Seller Parent”), on behalf of itself and its Affiliates. The Company and Seller Parent are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, CD&R Landscape Holdings, L.P., a Cayman Islands exempted limited partnership (“Investor”), Seller Parent and the Company are parties to an Investment Agreement, dated as of [●], 2013 (as amended, supplemented or otherwise modified from time to time, the “Investment Agreement”); and

WHEREAS, the Investment Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties shall enter into this Agreement to provide for, among other things, certain transition services for specified periods following the Closing, all as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Defined Terms. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Investment Agreement and (b) the following terms shall have the meanings hereinafter specified:

“AAA” shall have the meaning set forth in Section 8.5(d).

“Additional Services” shall have the meaning set forth in Section 2.1(c).

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person; provided, that for purposes of this Agreement, the Company and the Company Subsidiaries shall not be considered “Affiliates” of Seller Parent.

“Agreement” shall mean this Transition Services Agreement, including the Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Arbitrator” shall have the meaning set forth in Section 8.5(d).

“Company” shall have the meaning set forth in the introductory paragraph hereto.

“Company Subsidiary” means any Subsidiary of the Company after giving effect to completion of the Reorganization (as defined in the Investment Agreement).

“Company Contract Manager” shall have the meaning set forth in Section 8.5(a).

“Contract Managers” means, collectively the Company Contract Manager and the Seller Parent Contract Manager.

“Consent” shall have the meaning set forth in Section 2.1(f).

“Disclosing Party” shall have the meaning set forth in Section 8.3(a).

“Dispute” shall have the meaning set forth in Section 8.5(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Facilities” shall have the meaning set forth in Section 2.4(a).

“Force Majeure Event” shall have the meaning set forth in Section 5.1.

“Information” shall have the meaning set forth in Section 8.3(a).

“Internal IT Systems” shall mean the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure used, owned or leased by Seller Parent and/or any of its Affiliates, on one hand, or by the Company and/or any of its Affiliates, on the other hand.

“Investment Agreement” shall have the meaning set forth in the recitals hereto.

“Investor” shall have the meaning set forth in the recitals hereto.

“Licensee” shall have the meaning set forth in Section 8.4(a).

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“Licensor” shall have the meaning set forth in Section 8.4(a).

“Migration Services” shall have the meaning set forth in Section 2.1(g).

“New Security Threat” means a new security related issue or issues related to new technology or threats, in each case which represents a material threat to the integrity of the Internal IT Systems or data so threatened.

“Notice of Dispute” shall have the meaning set forth in Section 8.5(c).

“Omitted Services” shall have the meaning set forth in Section 2.1(b).

“Parties” and “Party” shall have the meaning set forth in the introductory paragraph hereof.

“Personally Identifiable Information” means any information received by Provider from Recipient in connection with the performance of such Provider’s obligations hereunder (a) from which an individual may be identified or authenticated, or (b) regarding such Recipient’s past, present or prospective customers, employees or agents, including (i) any individual’s name, business or home address, e-mail address, computer IP address, telephone number, social security number or other identification number issued by a Governmental Body, (ii) any information regarding an individual’s bank accounts and other similar accounts, (iii) any information regarding an individual’s medical history or treatment, and (iv) any other information of or relating to an individual that is protected from unauthorized disclosure by applicable Law.

“Provider” shall mean Seller Parent or any of its Affiliates, in such Person’s capacity as a Person providing Services hereunder, as described on Schedule A.

“Provider Withholding Taxes” shall have the meaning set forth in Section 3.3(a).

“Recipient” shall mean the Company or any Company Subsidiary, in such Person’s capacity as a Person receiving Services hereunder, as described on Schedule A.

“Receiving Party” shall have the meaning set forth in Section 8.3(a).

“Reference Period” shall mean the twelve (12) month period preceding the date hereof.

“Related Persons” of a Party shall mean the Affiliates of a Party, and the officers, employees, directors, agents and contractors of such Party and its Affiliates; provided, that with respect to any Service, Providers’ “Related Persons” shall not include Recipient of such Service and its “Related Persons.”

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“Required Technology” shall have the meaning set forth in Section 2.4(b).

“Rules” shall have the meaning set forth in Section 8.5(d).

“Sales Taxes” shall have the meaning set forth in Section 3.3.

“Schedule A” shall mean Schedule A to this Agreement.

“Security Regulations” shall have the meaning set forth in Section 2.4(b).

“Seller Parent” shall have the meaning set forth in the introductory paragraph hereof.

“Seller Parent Contract Manager” shall have the meaning set forth in Section 8.5(a).

“Separation Services” shall have the meaning set forth in Section 2.1(g).

“Service” or “Services” shall mean (i) those services, (ii) access to those facilities, networks, equipment and software, and (iii) other assistance, each as listed and described on Schedule A, including the Additional Services and Omitted Services.

“Service Manager” shall have the meaning set forth in Section 8.5(b).

“Service Period” shall have the meaning set forth in Section 4.1(a).

“Tax” or “Taxes” means all taxes of any kind whatsoever (whether payable directly or by withholding), including franchise, income, gross receipts, personal property, real property, ad valorem, value added, sales, use, documentary, stamp, intangible personal property, social security, wages, pension, withholding or other taxes, together with any interest and penalties, additions to tax or additional amounts with respect thereto imposed by any governmental or taxing authority.

“Virus(es)” means any malicious computer code or instructions that have a material adverse effect on the operation, security or integrity of (a) a computing, telecommunications or other electronic operating or processing system or environment, (b) software programs, data, databases or other computer files or libraries or (c) computer hardware, networking devices or telecommunications equipment, including (i) viruses, trojan horses, malware, time bombs, undisclosed back door devices, worms or any other software routine or hardware component

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designed to permit unauthorized access, disable, erase or otherwise harm software, hardware or data or perform any other such harmful or unauthorized actions and (ii) similar malicious code or data.

Section 1.2 Interpretation; Schedules. When a reference is made in this Agreement to a Section or a Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented. References to a Person are also to its permitted successors and assigns and, in the case of an individual, to his heirs and estate, as applicable.

ARTICLE II

Agreement to Provide and Receive Services

Section 2.1 Provision of Services.

(a) Provider shall provide to Recipient the Services in accordance with the terms, limitations and conditions set forth herein and on Schedule A.

(b) In the event that Recipient desires to have Provider provide any service that was provided by Provider to Recipient or otherwise in respect of the Business during the Reference Period, but is not listed on Schedule A (each, an “Omitted Service”), Provider shall provide such Omitted Service to such Recipient as promptly as reasonably practicable and on terms to be negotiated by the Parties in good faith; provided, however, that if an Omitted Service is readily and expeditiously available to Recipient from providers other than Provider, Provider may require Recipient to use diligent efforts to identify and enter into commercially reasonable arrangements with such a provider with respect to the provision of the Omitted Service. In the event that Provider is required to provide any such Omitted Service, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Omitted Service, and such Omitted Service shall be deemed to be part of this Agreement and the Services from and after the date of such amendment. Notwithstanding the foregoing, Omitted Services shall not include, and Provider shall not be obligated to provide, (i) any of the services set forth on Schedule B or (ii) any human resources related service not listed on Schedule A (unless any such service was inadvertently omitted from Schedule A, in which case, such service shall be an Omitted Service unless the parties determine reasonably and in good faith that such service is not necessary for the operation of the Business during the term of this Agreement).

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(c) In the event that Recipient desires to have Provider provide additional services that are not Omitted Services (“Additional Services”), Provider, in its sole discretion, may agree to provide or to cause one of its Affiliates to provide such Additional Services, and if so agreed the Parties shall negotiate in good faith to agree on the terms upon which Provider would provide such Additional Services. In the event that Provider agrees to provide any such Additional Service, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Additional Service, and such Additional Service shall be deemed to be part of this Agreement and the Services from and after the date of such amendment.

(d) Subject to the other provisions of this Agreement, each Service shall be provided to Recipient on the bases of the fee set forth on Schedule A, which fee shall be equal to Provider’s good faith calculation, based upon commercially reasonable metrics, of the cost, without mark-up, of providing the Service to the Business, including the allocable cost of any Person performing such activities (including reasonable allocations, consistent with past practice, of the costs related to the performance of the Services for the Business). Except to the extent otherwise set forth in Schedule A, such fee shall be exclusive of (and Recipient shall pay to Provider) any reasonable out-of-pocket expenses incurred related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Provider’s personnel in connection with performing the Services. For the avoidance of doubt, subject to the other provisions of this Agreement, any Services to be performed by a third-party provider selected by Provider shall be provided to Recipient at a cost equal to the actual out-of-pocket payments made by Provider or its Affiliates to such third-party provider for performing such Services. Except as set forth in Schedule A, for any Service where the price for the Services is expressed as a specified dollar amount per month, if such Services are provided for only a portion of the month, including due to circumstances described in Section 3.1(b) or Article V, the fees for such Services payable by Recipient will be prorated to reflect the number of days such Services were actually provided during such month on the basis of a thirty (30) day month.

(e) Recipient shall be responsible for the fees of, and Provider shall not be required to use or advance its own funds for, any payment obligation of Recipient (including employee compensation payments, employee benefit payments and payments to fund checks issued or wire transfer payments made on behalf of Recipient).

(f) Provider shall be responsible for obtaining any waivers, permits, consents or similar approvals with respect to agreements with third parties (any such waiver, permit, consent or similar approval, a “Consent”) and paying any one-time payments or fees to third parties that may be necessary for Provider to perform the Services. Each of Provider and Recipient shall be responsible for fifty percent (50%) of the costs paid to a

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third party pursuant to the preceding sentence. Recipient shall be responsible for paying any periodic license fees, royalties or other payments or fees to third parties that may be necessary for Recipient to receive the Services, except to the extent such license fees, royalties or other payments or fees are included in the fee for the Services as provided in Schedule A. If, after using its commercially reasonable efforts, Provider is unable to obtain any such Consent, the Parties shall work together to agree upon a commercially reasonable alternative arrangement. Any costs and expenses incurred by Provider in connection with the implementation of any such commercially reasonable alternative arrangement shall be borne by Recipient. As long as Provider otherwise complies with this Section 2.1(f) in its entirety, failure to obtain any Consent, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof.

(g) Recipient acknowledges the transitional nature of the Services. Accordingly, as promptly as practicable following the date hereof, Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternative third-party sources to provide the Services. Provider shall, and shall use commercially reasonable efforts to cause any third-party provider of Services to, (i) assist Recipient in connection with the transition from the performance of Services by Provider to the performance of such Services by Recipient, which may include assistance with the transfer of records, migration of historical data, the transition of any such Service from the Internal IT Systems of Provider to the Internal IT Systems of Recipient and cooperation with and assistance to any third-party consultants engaged by Recipient in connection with such transition (“Migration Services”), taking into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of the Parties and their Affiliates and (ii) separate logically and physically the Internal IT Systems and data of Seller and the Non-Company Affiliates from the Internal IT Systems and data of the Company and the Company Subsidiaries, in such a manner that the Internal IT Systems and data of the Company and the Company Subsidiaries are not accessible to Seller and Non-Company Affiliates and the Internal IT Systems and data of Seller and Non-Company Affiliates are not accessible to the Company and the Company Subsidiaries, in each case, after the Closing, except as and to the extent otherwise set forth in this Agreement (“Separation Services”).

(h) The Parties acknowledge and agree that:

(i) the Separation Services, and the internal planning of the Services and the Migration Services, shall be provided to Recipient at no cost; and

(ii) the Migration Services, except as set forth in clause (i) of this Section 2.1(h), shall be provided to Recipient on the bases of the fees set forth on Schedule A, which fees shall (i) in the case of Migration Services provided by Provider, be equal to Provider’s actual cost, without

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mark-up, of providing such services during the Service Period, including the allocable cost of any Person performing such services and (ii) in the case of Migration Services provided by a third party, the terms (including pricing) pursuant to which such Migration Services will be provided shall be on terms no less favorable in the aggregate to Recipient than those set forth in Schedule A.

(i) Provider shall provide Recipient the same reports and filings that it provided during the Reference Period with respect to the Services in the same form and at the same times as provided during the Reference Period or otherwise agreed to in writing by the Parties. The Services rendered for any particular month shall include the preparation and delivery of any reports, filings or other work related to such month even though performed after the end of the particular month in question.

Section 2.2 Cooperation; Access. Subject to the other provisions of this Agreement, Provider and Recipient agree to cooperate with each other in all matters relating to the provision and receipt of the Services. Each Party shall, and shall cause any applicable Affiliates to, make available on a timely basis to the other Party all information and materials requested by the other Party to the extent reasonably necessary for the purposes of providing and receiving the Services in accordance with this Agreement and the Investment Agreement. Each Party shall, upon reasonable notice, give the other Party reasonable access, during regular business hours and at such other times as are reasonably required, to the relevant premises to the extent reasonably necessary for the purposes of providing and receiving Services.

Section 2.3 Books and Records. Provider shall keep books and records of the Services provided and reasonable supporting documentation of all charges and expenses incurred in providing such Services and shall produce written records that verify (in reasonable detail) the dates and times during which the Services were performed. Provider shall make such books and records and documentation (including financial data required for filings and audits, in either electronic or paper form) available to the Recipient (i) upon reasonable written notice, during normal business hours, (ii) subject to reasonably imposed security procedures and limitations and (iii) subject to compliance with Section 8.3.

Section 2.4 Security of Systems and Data.

(a) The Parties shall work together (i) to ensure that Provider is able to maintain its current level of security with respect to all of its facilities, networks and systems used in connection with the Services and all of the data contained therein throughout the term of this Agreement and (ii) to address any New Security Threat (including compliance with applicable Law related to such New Security Threat) and maintain the security and protection of Personally Identifiable Information. Access to facilities, networks and systems (the “Facilities”) by any Party or any Affiliate of any Party in accordance with the terms of the Investment Agreement or Schedule A shall not be deemed to be a breach of the immediately preceding sentence.

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(b) To the extent that the performance or receipt of Services or access to Facilities hereunder requires any Party or its Affiliates to have access to the other Party’s or its Affiliates’ Internal IT Systems (including third-person services, e-mail and access to computer networks, database and equipment) owned, licensed, leased or used by such other Party or its Affiliates (“Required Technology”), such other Party or its Affiliates shall provide limited access to such Required Technology in accordance with applicable Law and subject to the security, use, Virus protection, disaster recovery and confidentiality policies and procedures (including physical security, network access, internet security, confidentiality and processing of Personally Identifiable Information and security guidelines and procedures) of such Party, as they may be amended from time to time, provided that such policies were in effect at the time of such access and are made known to the other Party’s personnel who are seeking such access prior to such access (the “Security Regulations”). Provider shall have the right to request that any person accessing its technology or Required Technology execute a customary and commercially reasonable access agreement in form and substance reasonably satisfactory to Provider. Each of the Parties shall, and shall cause each of its Affiliates and personnel having access to the Required Technology to (i) comply with all of such Party’s or its Affiliates’ Security Regulations that are applicable to the provision of any Service or access to any Facility; (ii) not tamper with, compromise or circumvent any security or audit measures employed by such Party or its Affiliate whose Required Technology is being accessed; (iii) ensure that only those users who are specifically authorized by such Party or its Affiliates, as the case may be, gain access to the Required Technology; and (iv) use commercially reasonable efforts to prevent unauthorized destruction, alteration or loss of information contained therein by such users. The rights of access to the Required Technology granted hereunder shall be restricted to user access only, and shall not include privileged or higher level access rights or rights to functionality. Other than as specifically permitted under this Agreement, no Person shall have any rights of access to the other Party’s Required Technology or Internal IT Systems. Notwithstanding the foregoing, Recipient shall use its commercially reasonable efforts to achieve a state as soon as reasonably practicable following the date hereof where the performance or receipt of the Services hereunder will not require it or its Affiliates to have access to Provider’s or its Affiliates’ Required Technology.

(c) While Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that, in connection with the provision or receipt of any Services or access to any Facilities, no Virus or similar items are coded or introduced into either its own (including its Affiliates’) or the other Party’s (including its Affiliates’) Internal IT Systems. If, in connection with the provision of any Services or access to any Facilities, a Virus is found to have been introduced into such Internal IT Systems, each Party shall use commercially reasonable efforts to cooperate and to diligently work together with the other Party, each at its own cost, to eliminate the effects of such Virus.

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(d) The Parties shall, and shall cause their respective Providers and Recipients to, exercise commercially reasonable care or such higher standard that may be required by applicable Laws to prevent unauthorized Persons from accessing the Services, Facilities, Personally Identifiable Information, Required Technology or other Internal IT Systems of the other Party and its Affiliates, including (i) promptly terminating the rights of any user under its control that has sought to circumvent or has circumvented the applicable Security Regulations and (ii) promptly notifying the other Party if it learns that an unauthorized Person has accessed or may access any Required Technology or other Internal IT Systems of such other Party.

(e) The Contract Managers shall be advised promptly of any material breach of the provisions of this Section 2.4 or any breach of the Security Regulations or unauthorized access to Personally Identifiable Information, the Required Technology, Facilities or other Internal IT Systems used hereunder. If such breach has not been rectified or such unauthorized access has not been terminated within three (3) days from the notice to the Contract Managers, the matter shall be immediately escalated to the Contract Managers and resolved in accordance with Section 8.5 on an expedited basis.

(f) Provider shall use the same level of effort and services as used or caused to be used, to recover or recreate Provider’s own lost data prior to the Closing but in no event less than a commercially reasonable effort, to recover or recreate any data lost or destroyed in performing any Services or providing access to any Facility due to Provider’s negligence, at Provider’s cost. In addition, Provider shall, at the reasonable request of Recipient, use commercially reasonable efforts (or as otherwise required by applicable Law) to restore or procure the restoration of such Personally Identifiable Information to its state immediately prior to any corruption or loss.

Section 2.5 Entire Agreement Relating to Services. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDER MAKES NO OTHER REPRESENTATIONS, STATEMENTS, COVENANTS OR WARRANTIES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED.

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ARTICLE III

Services; Payment; Independent Contractor

Section 3.1 Service Quality.

(a) Unless otherwise agreed in writing by the Parties and subject to the other provisions of this Agreement, Provider shall provide Services and, with respect to Services provided by third parties, shall use its commercially reasonable efforts to cause such Services to be provided, (i) in a manner and quality that are consistent with Provider’s provision of such Services or other similar services for itself or its Affiliates during the Reference Period, except as otherwise provided in Schedule A, (ii) in the case of Services provided by Provider, as if Provider were performing such Services for itself or its Affiliates, (iii) in the case of Services provided by Provider, with the same priority it accords its own operations and those of its Affiliates, (iv) in a professional and competent manner and (v) in compliance with applicable Law. Recipient acknowledges that Provider is not in the business of providing the Services and is providing the Services to Recipient solely for the purpose of facilitating the transactions contemplated by the Investment Agreement. Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of Recipient. All employees and representatives providing the Services shall be under the direction, control and supervision of Provider (and not of Recipient), and Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of Recipient. Notwithstanding anything to the contrary herein, if (a) the quality of performance of any Service provided by Provider hereunder falls below the standard required by Section 3.1(a) or (b) there is an error or defect in the provision of any Service (except, in each case, to the extent Provider is excused pursuant to Article V or is hindered as a result of Recipient’s breach of this Agreement), Provider shall, at its sole expense, use its commercially reasonable efforts to remedy such substandard quality or performance or to correct such error or defect or re-perform such Service, as the case may be, as promptly as reasonably practicable. If Provider does not cure such substandard quality or performance, or correct such error or defect or re-perform such Service, as the case may be, within fifteen (15) Business Days after receiving notice thereof from Recipient, Recipient may, in addition to any other rights Recipient may have under this Agreement or under Law, (i) withhold any reasonable amount it determines in good faith is required to compensate Recipient for any failure by Provider to satisfy any such performance standard or any such error or defect (which amount shall not exceed the fees of such Service with respect to which the quality or performance has fallen below such performance standard or in respect of which there has been an error or defect) and (ii) obtain any replacement service from a third party, and Provider shall pay the reasonable cost of any such replacement service, less the amount Recipient is required to pay pursuant to this Agreement for the Service that was replaced.

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(b) Subject at all times to Section 3.1(a), Provider shall have the right to shut down temporarily for routine scheduled maintenance purposes (which shall be substantially consistent with Provider’s operations and maintenance policies during the Reference Period) the operation of the facilities, networks and/or systems providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided, that such shutdown shall always be planned to be performed outside normal business hours, or if not so possible, be planned so that such shutdown shall not unduly and adversely affect Recipient’s operations to which the provision of such Service relates; provided, further, that Provider must provide at least thirty (30) days’ prior written notice of a scheduled shutdown to Recipient. In the event nonscheduled maintenance is reasonably necessary, (i) Provider shall notify Recipient as much in advance as reasonably practicable under the circumstances and (ii) Recipient shall receive the same treatment as Provider’s internal business units with respect to such shutdown and the provision of assistance to Recipient in securing substitute Services. Subject at all times to Section 3.1(a), and except to the extent maintenance is necessary due to Provider’s or any of its Related Persons’ gross negligence or willful misconduct, Provider shall be relieved of its obligations to provide Services that require the use of such facilities, networks or systems only for the period of time that such facilities, networks and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to disrupt the conduct of the business of the Recipient in the ordinary course. Provider shall consult with Recipient prior to temporary shutdowns to the extent reasonably practicable or, if not reasonably practicable, immediately thereafter in order to establish alternative sources for such Services. To the extent commercially reasonable, Provider will afford Recipient the benefit of any arrangements for substitute services that Provider makes on its own behalf. In the event that Provider shuts down pursuant to this Section 3.1(b) and Services are not provided during such shutdown, Recipient shall not be obligated to pay for such affected Services for the duration of the shutdown and Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the shutdown from a third-party provider (in which case, unless the shutdown arises from a Force Majeure Event, Provider shall pay the reasonable cost of any such replacement service, less the amount Recipient is required to pay pursuant to this Agreement for the Service that was replaced).

Section 3.2 Payment. Recipient shall compensate Provider for all Services actually provided pursuant to this Agreement. Invoices will be rendered each month by Provider to Recipient for Services delivered during the preceding month and for any other sums due under Section 2.1(b), Section 3.3 and Section 7.3. Each such invoice shall set forth in reasonable detail a description of such Services and the amounts charged therefor and shall be payable in immediately available funds thirty (30) days after the date thereof, after which date such amounts (if yet unpaid by Recipient) shall accrue interest at the Prime Rate through the date of payment. Except as otherwise set forth in this Agreement, Recipient may not deduct, set-off, counterclaim or otherwise withhold

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any amount owed to it by Provider (on account of any obligation owed by Provider) against the charges payable or against the expenses owed by such Recipient to Provider pursuant to this Agreement; provided, however, that notwithstanding the foregoing, in the event Recipient disputes any amount on an invoice, Recipient shall notify Provider in writing within ten (10) Business Days after Recipient’s receipt of such invoice and shall describe in detail the reason for disputing such amount, and will be entitled to withhold such amount during the pendency of the dispute. The provisions of Section 8.5 shall apply with respect to any disputed amount. Upon resolution of the dispute, to the extent Recipient owes Provider some or all of the amount withheld, it shall promptly pay such applicable amount to Provider, together with any applicable interest payment calculated in accordance with this Section 3.2. Recipient shall timely pay the undisputed portion of each invoice in the manner set forth in this Agreement.

Section 3.3 Sales Taxes and Withholding Taxes.

(a) Any federal, state, local or foreign sales, use, value added, goods and services, or other similar Taxes (but not including any Taxes based upon or calculated by reference to income, receipts or capital or withholding Taxes) sustained, incurred, or levied with respect to the sale, performance, provision or delivery of Services (“Sales Taxes”) will be payable by Recipient to Provider in accordance with Section 3.2. The amounts set forth for each Service on Schedule A do not include Sales Taxes and will be separately stated on the relevant invoice to Recipient. Provider shall be solely responsible for payment of all such Sales Taxes to the applicable Governmental Body. Provider shall also be solely responsible for timely withholding and remitting to the applicable Governmental Body any employment, income or other similar Taxes required by applicable Law to be withheld in respect of compensation paid by Provider to its employees related to the sale, performance, provision or delivery of Services (the “Provider Withholding Taxes”). Provider shall timely prepare and file all Tax Returns required to be filed with any Governmental Body with respect to such Sales Taxes and Provider Withholding Taxes and, in the case of value-added taxes, timely provide Recipient with valid value-added tax invoices in accordance with applicable Law. Notwithstanding the foregoing, in the case of all Sales Taxes, Recipient shall not be obligated to pay such Sales Taxes if and to the extent that Recipient has provided valid certificates or other applicable documentation that, to the reasonable satisfaction of Provider, would eliminate or reduce the obligation of Provider to collect and/or pay such Sales Taxes.

(b) Any and all payments under, or otherwise for Services provided pursuant to, this Agreement shall be made net of withholding Taxes to the extent required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment, then Recipient shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law. Provider and Recipient agree to cooperate in good

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faith to reduce or eliminate withholding Taxes to the extent permitted by applicable Law, including by informing the other party promptly after becoming aware of the imposition of such a withholding Tax.

Section 3.4 Uses of Services. Provider shall be required to provide Services only to Recipient (subject to Section 8.2) in connection with Recipient’s operation of its business substantially as conducted during the Reference Period. Recipient shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with Recipient’s operation of its business substantially as conducted during the Reference Period.

Section 3.5 Location of Services. Provider will not be required to render any Service in a particular location that would necessitate that Provider qualify to do business in any location or jurisdiction other than the locations and jurisdictions where Provider does business or conducted business during the Reference Period.

Section 3.6 No Violation of Laws. Neither Provider nor any third-party service providers shall be required to provide all or any part of any particular Service to the extent that providing such Service, upon written advice of counsel, would require Provider to violate any applicable Laws. In such case, Provider shall use its commercially reasonable efforts to arrange for an alternative method of delivering such Service that does not violate any applicable Laws. Recipient shall bear the costs for such alternative method (other than the reasonable costs incurred in the arrangement of any such alternative method, which costs shall be borne by Provider) up to the maximum fees for such Service set forth on Schedule A. Provider and Recipient shall bear equally any costs (i) for provision of such alternative method that exceed the maximum fees for such Service set forth on Schedule A and (ii) arising from such alternative methods as are required to address assumptions of Provider and Recipient in connection with the Services that prove to be incorrect. Costs relating to planning and setting up such alternative methods shall be shared equally between the Parties.

Section 3.7 Provision of Services.

(a) Recipient acknowledges and agrees that it has no right hereunder to require that Provider perform the Services hereunder with specifically identified employees.

(b) With respect to any Service, Provider may, upon ten (10) Business Days’ prior written notice to Recipient and upon Recipient’s written consent, (i) outsource such Service to a third-party provider; (ii) in-source such Service being provided by a third-party provider; (iii) replace a third-party provider of such Service with a new third-party provider; or (iv) terminate or renegotiate the material terms of an agreement pursuant to which a third-party provider will provide such Service; provided, that (A) with respect to clauses (i) and (iii), if such third party provider is in the business of providing such

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Service and such third party provider provided services to Provider or its Affiliates during the Reference Period, Recipient’s consent shall not be unreasonably withheld or delayed, (B) Provider shall remain ultimately responsible and liable for ensuring that all of its obligations with respect to the nature, quality and standards of care set forth in Section 3.1 are satisfied with respect to any Service provided by each such third party provider, (C) the terms (including pricing) pursuant to which such Service will be provided shall be on terms no less favorable in the aggregate to Recipient than those set forth in Schedule A, and (D) with respect to clauses (i) and (iii) (other than with respect to any Services outsourced as of the date hereof), Provider shall notify each third-party provider who shall perform any Service for Recipient of the confidentiality restrictions set forth herein and shall make commercially reasonable efforts to cause any such third-party provider to comply with confidentiality restrictions at least as stringent as those set forth herein. If Provider outsources any Service to a third-party provider or replaces a third-party provider of any Service with a new third-party provider who meets all of the requirements set forth in the immediately preceding sentence and the aggregate costs to Recipient to receive such Service from such third-party provider are materially less than the amount Recipient is required to pay pursuant to this Agreement for such Service, Recipient shall use its commercially reasonable efforts, and Provider shall use its commercially reasonable efforts to assist Recipient, to enter into an arrangement with such third-party provider for the provision of such Services; provided, that Provider shall be permitted to terminate any such Service after Recipient has entered into such arrangement and except as set forth in Section 7.3, Recipient’s obligation to pay Provider for such Service will cease.

(c) Provider shall have no responsibility or obligation in providing the Services to act as a “fiduciary” (within the meaning of ERISA), and any and all discretionary actions with respect to (i) the management or investment of the assets of any New Benefit Plan or (ii) the establishment or administration of any New Benefit Plan shall be solely the responsibility of Recipient; provided, that this sentence shall not alter or affect the governance provisions under the Stockholders Agreement. In addition, subject to the terms of the Investment Agreement, Recipient shall be solely responsible for all design decisions with respect to New Benefit Plans, including decisions related to eligibility, levels and types of contributions and benefits, levels of funding and insurance, risk shifting, investment options, and payment and distributions terms.

(d) Notwithstanding anything to the contrary herein or in Schedule A, Recipient acknowledges that any input or information provided by Provider in connection with the Services does not constitute accounting, tax, legal, compliance or risk management advice.

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ARTICLE IV

Term of Services

Section 4.1 Term of Services.

(a) The provision of Services shall commence on the Closing Date and each Service shall terminate at 11:59 p.m., New York City time on the last day that such Service, as set forth in Schedule A, is required to be provided (including any extensions of the time periods for the provision of such Services pursuant to Section 4.2) (the period for each such Service, the “Service Period”); provided, that Recipient may, in its sole discretion, terminate or reduce any Service, with or without cause, upon thirty (30) days’ written notice of termination or reduction.

(b) Upon any termination or reduction of any Service pursuant to this Article IV, Recipient’s obligation to pay Provider for such Service will cease or reduce commensurately, except as set forth in Section 7.3. Except as set forth in this Section 4.1, no such termination or reduction of any Service will in any way affect Provider’s obligation to provide or make available any other Service provided or required pursuant to this Agreement or Recipient’s obligation to pay for the same, all in accordance with the terms of this Agreement.

Section 4.2 Extension of Service Period. If Recipient desires an extension to the Service Period of any Service outlined in Schedule C, the Recipient may, with at least ten (10) Business Days’ written notice prior to the end of the term (or extended term) of such Service, extend the term of such Service on a month-to-month basis if, and to the extent that, Recipient has used, and continues to use, all diligent efforts to comply with the first sentence of Section 2.1(g) in respect of such Service. If Recipient desires an extension to the Service Period of any Service not outlined in Schedule C, Provider, in its sole discretion, may agree to extend the term of such Service.

ARTICLE V

Force Majeure

Section 5.1 Force Majeure Event. Neither Party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control (or beyond the reasonable control of any Person acting on its behalf), including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, acts of the public enemy or terrorism, embargo, fuel or energy shortage, fire, flood, earthquake, tsunami, or acts of God (any such event, a “Force Majeure Event”). In the event of a Force Majeure Event, each Party’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. No fees or expenses shall be

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incurred by Recipient for Services that are suspended or delayed for the duration of such suspension or delay; provided, that the occurrence of a Force Majeure Event shall not excuse Recipient of its obligation to pay fees for Services rendered by Provider prior to such suspension or delay. Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the Force Majeure Event from a third-party provider at Recipient’s expense.

Section 5.2 Consequences of Force Majeure Event. Provider shall notify Recipient as soon as reasonably practicable upon learning of the occurrence of a Force Majeure Event. If the Force Majeure Event affects the provision of Services by Provider hereunder, (i) Provider shall use commercially reasonable efforts to remove such Force Majeure Event as soon as and to the extent reasonably and practically possible, (ii) Provider will treat Recipient the same as any other internal or external service recipient of the affected Services, if any, and (iii) at the option of Recipient, the term of any affected Service shall be tolled until such Service is resumed in accordance with the standards set forth on Section 3.1(a). Upon the cessation of the Force Majeure Event, Provider shall use commercially reasonable efforts to resume its performance of any affected Service in accordance with the standards set forth in Section 3.1(a) with the least possible delay. If any Service is interrupted or suspended for more than ten (10) consecutive days, Recipient may immediately terminate the affected Service (including any obligation to pay for such Service), in whole or in part, upon written notice to Provider without any liability to the Provider.

ARTICLE VI

Liabilities

Section 6.1 Consequential and Other Damages. Except in the event of gross negligence, bad faith, fraud or willful misconduct or to the extent awarded against Provider or Recipient pursuant to a claim by a third party for which Provider or Recipient is entitled to indemnification pursuant to Section 6.3(a)(iii) or Section 6.3(b)(iii), as applicable, in no event shall any Party or any of its Affiliates, or any of its or their shareholders, owners, officers, directors, employees, agents or representatives be liable, whether in contract, in tort (including negligence and strict liability), breach of warranty or otherwise, for any special, indirect, incidental, punitive, exemplary, consequential or similar damages which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.

Section 6.2 Limitation of Liability. Except in the event of gross negligence, bad faith, fraud or willful misconduct, or to the extent awarded against Provider or Recipient pursuant to a claim by a third party for which Provider or Recipient is entitled to indemnification pursuant to Section 6.3(a)(iii) or Section 6.3(b)(iii), as applicable, in no event shall the aggregate damages for which each Party and its Affiliates, and any of

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its or their respective shareholders, owners, directors, officers, employees, agents or representatives, taken together, shall be liable in connection with or as a result of this Agreement or the Services exceed the aggregate amount of Service fees and expenses (including any reimbursement of expenses pursuant to Section 2.1(d)) paid or to be paid by Recipient to Provider under this Agreement, with such amount calculated as the maximum fee for such Services, based on the fees set forth in Schedule A in respect of such Service that are contemplated to be paid during the term of this Agreement for such Services.

Section 6.3 Indemnity.

(a) Recipient and its Affiliates hereby agree, jointly and severally, at all times during the term of this Agreement and thereafter, to indemnify Provider and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses arising out of or in connection with any third party suit, action or other proceeding arising from or in connection with (i) any grossly negligent act or omission by Recipient or any of its Affiliates (excluding, for the avoidance of doubt, Seller Parent and its Affiliates), and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, related to the receipt of Services under this Agreement, (ii) a breach of any provision of this Agreement by Recipient, (iii) claims brought by a third party that Recipient’s use of Intellectual Property provided as a Service is not within the scope of the license from Provider to Recipient for such Intellectual Property, and such unauthorized use infringes, misappropriates, dilutes or violates the Intellectual Property of such third party or (iv) liability or claims arising under Title I of ERISA with respect to any New Benefit Plan of Recipient; provided, however, that Recipient and its Affiliates shall not be required to indemnify Provider or any of its Affiliates against any Losses that shall have resulted from Provider Withholding Taxes.

(b) Except with respect to Sales Taxes, Provider Withholding Taxes and other withholding Taxes, which are governed by Section 6.3(c), Provider and its Affiliates hereby agree, jointly and severally, at all times during the term of this Agreement and thereafter, to indemnify Recipient and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Losses arising out of or in connection with any third party suit, action or other proceeding arising from or in connection with (i) any grossly negligent act or omission by Provider or any of its Affiliates (excluding, for the avoidance of doubt, Company and its Affiliates), and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives, related to the provision of Services under this Agreement, (ii) a breach of any provision of this Agreement by Provider or (iii) claims brought by a third party that Provider’s provision of any Service, or its use of Intellectual Property, infringes, misappropriates, dilutes or violates the Intellectual Property of such third party.

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(c) Provider and its Affiliates hereby agree, jointly and severally, at all times during the term of this Agreement and thereafter, to indemnify Recipient and its Affiliates, and any of its and their respective shareholders, owners, officers, directors, employees, agents and representatives against, and defend and hold such Persons harmless from, any and all Sales Taxes Provider has failed to pay to the applicable Governmental Body to the extent required under Section 3.3 (except to the extent Recipient has not paid Sales Taxes to Provider to the extent required under Section 3.3), Provider Withholding Taxes and other withholding Taxes imposed on payments under, or otherwise for Services provided pursuant to, this Agreement.

(d) No right of indemnification shall exist under this Agreement with respect to matters for which indemnification may reasonably be claimed under the Investment Agreement, it being the intent of the Parties that claims that are addressed under the Investment Agreement shall be governed solely by the Investment Agreement. No right of indemnification shall exist under the Investment Agreement for claims arising out of the performance of this Agreement, it being the intent of the parties that such claims shall be solely governed by the provisions of this Agreement. Notwithstanding the foregoing, no claim for indemnification made under this Agreement shall be denied solely based on the preceding two sentences if such claim was initially brought under the Investment Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement, and except for the preceding sentence, none of the indemnifications provided in this Agreement shall in any way be deemed to limit, or otherwise impair a Party’s right to indemnification under any provision of the Investment Agreement.

(e) The provisions of Section 9.6 of the Investment Agreement (“Procedures for Indemnification”) shall apply to indemnification claims under this Agreement mutatis mutandis.

(f) Each Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses subject to indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

ARTICLE VII

Termination

Section 7.1 Termination. This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Service is to be provided as indicated on Schedule A, (b) the date on which the provision of all Services has terminated or been canceled pursuant to Article IV, (c) the date on which this Agreement is terminated in its entirety pursuant to Section 7.2 and (d) the date on which the Parties mutually agree in writing that this Agreement shall terminate.

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Section 7.2 Breach of Agreement. If either Party shall cause or suffer to exist any material breach of any of its obligations under this Agreement, including, but not limited to, any failure to perform any Service (except to the extent excused pursuant to Article V) or to make undisputed payments when due (and, upon resolution of any disputed amounts in accordance with Section 8.5 in favor of Provider, such disputed amounts), and such Party does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party (or, if not curable within such period, within sixty (60) days after receipt of such notice; provided such Party has commenced and continues diligently to pursue such cure), the non-breaching Party may terminate this Agreement, in whole or in part, including the provision of Services pursuant hereto, immediately by providing written notice of termination. In addition, either Party may terminate this Agreement, effective immediately upon written notice, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing.

Section 7.3 Sums Due; Effect of Termination. In the event of a termination of this Agreement, Provider shall be entitled to all undisputed outstanding amounts due from Recipient for the provision of Services rendered prior to the date of termination and, upon resolution of any disputed amounts in accordance with Section 8.5 in favor of Provider, such disputed amounts. In the event of a termination of this Agreement or any Services, (i) Provider will promptly return to Recipient any of Recipient’s equipment and materials containing the Recipient’s Information that are in Provider’s possession or control and that are not required for use in connection with any non-terminated Services, (ii) Recipient will promptly return to Provider any of Provider’s equipment and materials containing Provider’s Information that are in the Recipient’s possession or control and that are not required for use in connection with any non-terminated Services, (iii) if either Party or an Affiliate thereof receives an inquiry or request for information or documentary material from any Governmental Body with respect to this Agreement, then such Party shall use commercially reasonable efforts to provide, or cause to be provided, to such Governmental Body, as promptly as practicable and after consultation with the other Party, an appropriate response to such inquiry or request, and (iv) if requested by Recipient, and at Recipient’s sole expense, Provider shall continue to provide the Migration Services and Separation Services in accordance with Sections 2.1(g) and 2.1(h).

Section 7.4 Survival. Upon termination of any Service in accordance with this Agreement, Provider will have no further obligation to provide such terminated Service. Notwithstanding anything herein to the contrary, Article VI and VIII and Section 7.3 and this Section 7.4 shall survive any termination of this Agreement.

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ARTICLE VIII

Miscellaneous

Section 8.1 Notice. The procedures specified in Section 11.2 of the Investment Agreement shall apply with respect to all notices, requests, claims, demands and other communications under this Agreement.

Section 8.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Party; provided, that (i) Recipient may assign any of its rights and obligations under this Agreement to one or more (A) of its wholly owned Subsidiaries, (B) of its Affiliates (so long as such Affiliate is the Company or a Company Subsidiary) or (C) successors-in-interest to all or a portion of the business of Recipient or of Affiliates of Recipient receiving Services; provided, further, that no assignment by Recipient to any such Subsidiary, Affiliate or successor-in-interest shall in any way affect Provider’s rights or relieve Recipient of any of its obligations under this Agreement, and (ii) Provider may delegate performance of all or any part of its obligations under this Agreement, including the obligation to provide any Service or any portion thereof, to (A) any Affiliate of Provider or (B) subject to the requirements of Section 3.7(b), one or more third parties; provided, that no such delegation by Provider to any such Affiliate or, subject to Section 3.7(b), any such third party shall in any way affect Recipient’s rights or relieve Provider of any of its obligations under this Agreement. Any purported assignment in violation of this Section 8.2 shall be void.

Section 8.3 Confidentiality.

(a) In the course of the provision or receipt of Services, each Party may need to disclose or make accessible to the other (for purposes of this Section 8.3(a), the Party disclosing or making accessible such information shall hereinafter be referred to as the “Disclosing Party”, and the Party receiving such information shall hereinafter be referred to as the “Receiving Party”) certain information which is either non-public, confidential or proprietary in nature (collectively, the “Information”); provided, that for the purposes of this Agreement, Information shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Affiliates or contractors and through no violation of this Agreement or the Investment Agreement, (ii) the Receiving Party can establish is available to the Receiving Party as of the date of this Agreement without an obligation to keep such information confidential, (iii) becomes lawfully available to the Receiving Party from a source other than the Disclosing Party and through no violation of this Agreement or the Investment Agreement, provided, that such source is not known by the Receiving Party to be bound

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by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party or (iv) the Receiving Party can establish is independently developed by the Receiving Party without use of, or reference to, any other Information.

(b) The Receiving Party shall hold in confidence and not disclose to any third party any Information received by it in connection with this Agreement from the Disclosing Party, and it shall use all Information received by it in connection with this Agreement from the Disclosing Party solely as necessary for the provision or receipt of the Services (and for no other purpose whatsoever) and it shall take the same degree of care with the Disclosing Party’s Information as it uses with its own, but in no event less than a reasonable degree of care; provided, that Provider may disclose the Information (i) to those of its Subsidiaries or to third parties that provide Services or to any directors, members, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and service providers) of any such Person, but only to the extent necessary for such Subsidiaries, third parties, directors, members, officers, employees, agents and advisors to carry out the Services, and provided they are bound by confidentiality obligations at least as stringent as those set forth herein, and (ii) to the extent required to be disclosed by Law or the rules of an applicable securities exchange; provided further, that in the case of any disclosures made pursuant to clause (ii), to the extent legally permitted (as determined on the advice of counsel) and not otherwise prohibited by Law, the Receiving Party shall, and shall direct its representatives to, promptly notify the Disclosing Party in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with this Section 8.3. In the event no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with this Section 8.3, the Receiving Party shall, without liability hereunder, furnish only that portion of the Information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that the Information will be accorded confidential treatment.

(c) The Receiving Party shall inform any and all of its Affiliates, officers, directors, controlling persons, partners, employees, agents or representatives (“Representatives”) that receive Information of the Disclosing Party of the confidential and proprietary nature of such Information and shall direct such Representatives to treat such Information as strictly proprietary and confidential. The Receiving Party shall establish procedures to ensure that the Information is properly protected and monitored for purposes of complying with this Section 8.3. The Receiving Party agrees to be responsible for any breach of this Section 8.3 by any of its Representatives.

Section 8.4 Ownership of Intellectual Property.

(a) Except as otherwise expressly provided in this Agreement or the Investment Agreement, each of the Parties and their respective Affiliates shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, derivative works, additions or enhancements thereof. No

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license or right, express or implied, is granted under this Agreement by either Party or such Party’s Affiliates in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services in accordance with this Agreement, each Party (the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable (other than pursuant to Section 8.2), non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use such Intellectual Property of the Licensor in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof. Upon the expiration or termination of this Agreement or an applicable Service, the Licensee shall cease use of the Licensor’s Intellectual Property and shall return or destroy at the Licensor’s request all Information or embodiments of Intellectual Property provided in connection with this Agreement. The foregoing license is subject to any licenses granted by others with respect to Intellectual Property not owned by the Parties or their respective Affiliates.

(b) Subject to the limited license granted in Section 8.4(a), in the event that any Intellectual Property is created, developed, written or authored by a Party in connection with the performance or receipt of the Services by such Party, all right, title and interest throughout the world in and to all such Intellectual Property shall vest solely in such Party unconditionally and immediately upon such Intellectual Property having been created, developed, written or authored, unless the Parties agree otherwise in writing.

(c) To the extent title to any Intellectual Property that is the subject of Section 8.4(b), vests, by operation of Law, in the Party or an Affiliate of the Party that did not create, develop, write or author such Intellectual Property, such Party or Affiliate of the Party hereby assigns to the other Party or its designated Affiliate all right, title and interest in such Intellectual Property and agrees to provide such assistance and execute such documents as such other Party may reasonably request to vest in such Party all right, title and interest in such Intellectual Property.

Section 8.5 Point of Contact; Service Managers; Disputes.

(a) Seller Parent designates [Mark Halupnik] as its administrative contact for purposes of this Agreement (the “Seller Parent Contract Manager”), and the Company designates John Guthrie as its administrative contact for purposes of this Agreement (the “Company Contract Manager”). Either Party may change its administrative point of contact upon written notice to the other Party.

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(b) The initial points of contact for Provider and Recipient, with respect to any matters of day-to-day provisions of the Services, including attempting to resolve any issues that may arise during the performance of the Services, shall be the service managers designated by each of the Parties that are responsible for each of the Services, who shall have the authority to handle such daily operational matters related to the Services (each such person, a “Service Manager”). The Service Managers shall meet regularly or as needed.

(c) Prior to initiating any legal action in accordance with Sections 11.8 and 11.10 of the Investment Agreement, which are incorporated herein by reference pursuant to Section 8.6, any dispute, controversy or claim arising out of, relating to or in connection with the Services or this Agreement, or the breach, termination, or validity thereof (a “Dispute”), shall be resolved by submitting such Dispute in writing first to the relevant Service Manager of each Party, and the Service Managers shall seek to resolve such Dispute through informal good faith negotiation. In the event that any Dispute is not resolved by the Service Managers within five (5) Business Days after the claiming Party verbally notifies the other Party of the Dispute (during which time the Service Managers shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the Service Managers shall escalate the dispute to the Seller Parent Contract Manager and the Company Contract Manager for resolution. In the event the Seller Parent Contract Manager and Company Contract Manager fail to meet or, if they meet, fail to resolve the Dispute within an additional five (5) Business Days (or such longer time as the Contract Managers may agree), then the claiming Party will provide the other Party with a written “Notice of Dispute,” describing (i) the issues in dispute and such Party’s position thereon, (ii) a summary of the evidence and arguments supporting such Party’s positions, (iii) a summary of the negotiations that have taken place to date and (iv) the name and title of the senior executives or their respective designees who will represent each Party. The senior executives or their respective designees designated in such Notice of Dispute shall meet in person or by telephone as often as reasonably necessary to resolve the Dispute and shall confer in a good faith effort to resolve the Dispute. If such senior executives fail to meet or, if they meet, fail to resolve the Dispute within five (5) Business Days after receipt of the Notice of Dispute, then either Party may pursue the remedy set forth in Section 8.5(d).

(d) If the procedures set forth in Section 8.5(c) have been followed with respect to a Dispute, and such Dispute remains unresolved, either Party may promptly submit the relevant Notice of Dispute, with a copy of the disputed invoice, to an independent third party (the “Arbitrator”), selected by the mutual agreement of the Parties or, if the Parties fail to agree on such third party within ten (10) days of receipt by either Party of a demand for arbitration, at the request of any Party, a third party shall be

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appointed by the American Arbitration Association (“AAA”) using the listing, striking and ranking method in the Expedited Procedures of the Commercial Arbitration Rules of the AAA then in effect (the “Rules”) for resolution. The Arbitrator shall be engaged solely to determine whether the disputed invoice has been properly rendered and reflects amounts due and owing in accordance with the terms of this Agreement. The arbitration shall be held in accordance with the Rules, except as modified herein. Any time period contained herein or in the Rules may be extended by mutual agreement of the parties or by the Arbitrator for good cause shown. The arbitration shall be held in New York, New York. Each Party shall submit its position in writing to the Arbitrator within ten (10) days of the appointment of the Arbitrator. Within thirty (30) days after receipt of such submissions, the Arbitrator shall make a final written determination and award of the amounts due under the disputed invoice, and such determination and award shall be final, conclusive and binding upon the parties hereto, and may be entered and enforced in any court having jurisdiction. All fees and disbursements of the Arbitrator shall be paid by the Party that is unsuccessful in such arbitration.

(e) A party’s failure to comply with Section 8.5(c) and (d) shall constitute cause for dismissal without prejudice of any legal proceeding.

Section 8.6 General Provisions. Sections 11.1 (Expenses), 11.3 (Severability), 11.4 (Entire Agreement), 11.6 (No Third-Party Beneficiaries), 11.7 (Amendment), 11.8 (Governing Law; Jurisdiction) (provided, however, that the terms of Section 8.5(c) and 8.5(d) shall remain in full force and effect and continue to apply with respect to any Disputes); 11.9 (Public Announcements), 11.10 (Waiver of Jury Trial), 11.12 (Waiver of Conflicts; Attorney-Client Privilege), 11.13 (No Presumption Against Drafting Party), 11.14 (Time Periods) and 11.15 (Execution of Agreement) of the Investment Agreement are incorporated by reference herein, mutatis mutandis.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DEERE & COMPANY

By:
Name:
Title:

JOHN DEERE LANDSCAPES LLC

By:
Name:
Title:

[Signature Page – Transition Services Agreement]

Schedule A

[Attached]

Schedule B

Legal, compliance, tax, accounting or risk management advice.

Aviation and travel services.

Long-term disability benefits.

Fiduciary decisions (or advice related thereto) in connection with any health or welfare benefit plan.

Any service that is specifically excluded from the description of Services on Schedule A is deemed to be set forth on this Schedule B.

Preparation and filing of tax returns for post-Closing periods.

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Schedule C

[Attached]

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EXHIBIT E

This CONSULTING AGREEMENT, dated as of [●], 2013, (this “Agreement”), is entered into by and among CD&R Landscapes Parent, Inc., a Delaware corporation (the “Company”), CD&R Landscapes Midco, Inc., a Delaware corporation (“Midco”), CD&R Landscapes Bidco, Inc., a Delaware corporation (“Bidco”), JDA Holding LLC, a Delaware limited liability company (“JDA”), John Deere Landscapes LLC, a Delaware limited liability company (“OpCo”) and Clayton, Dubilier & Rice, LLC, a Delaware limited liability company (“CD&R Manager”).

W I T N E S S E T H:

WHEREAS, CD&R Manager organized the Company in connection with the transactions contemplated by that certain Investment Agreement, dated as of October 26, 2013 (as the same may be amended from time to time in accordance with its terms, the “Investment Agreement”), by and among Deere & Company (“Deere Investor”), JDA, OpCo, CD&R Landscape Holdings, L.P. (“CD&R Investor”), Bidco, CD&R Landscapes Merger Sub, Inc. and CD&R Landscapes Merger Sub 2, Inc.;

WHEREAS, CD&R Manager is engaged in the business of providing management services to affiliated private investment funds, including the affiliated investment funds which acquired direct or indirect controlling ownership interests in the Company through the transactions contemplated by the Investment Agreement (the “Investment”);

WHEREAS, CD&R Manager, in conjunction with its role as manager of such affiliated investment funds and in order to support and enhance the operational and financial performance of such funds’ investments, is willing and able to provide certain consulting services to the Company, Midco, Bidco, JDA, OpCo and their respective divisions and subsidiaries (the “Company Group”), as provided herein;

WHEREAS, in connection with the Investment, CD&R Manager has provided intensive strategic and operational consulting services to the Company Group, based on analyses undertaken by the financial and operating partners of CD&R Manager prior to and in connection with the closing of the Investment, which services included, without limitation, (a) advising and providing assistance to the Company Group in identifying and retaining additional or new legal, accounting, insurance, compensation, investment banking, financial and other advisors and consultants, (b) reviewing and providing recommendations concerning the staffing and employment needs of the Company Group, including possible near-term additions and changes to the management of the Company Group, (c) developing and recommending revised compensation and employee benefit plans for the management and other employees of the Company Group, (d) analyzing the Company’s capital structure and financial and risk management, including proposing possible changes and making recommendations concerning cash management, financial reporting and controls, banking relationships and insurance programs, (e) analyzing and recommending potential adjustments to the Company’s business strategy, (f) evaluating and making suggestions for improving the Company Group’s arrangements for the procurement of certain support services, and (g) identifying areas for improving the Company’s business and profitability, and making recommendations for near-term operational improvements (such services, collectively, the “Initial Consulting Services”); and

WHEREAS, thereafter the Company desires that it and other members of the Company Group receive, and CD&R Manager is willing to provide, ongoing strategic and operational consulting services to the Company of the kind described above, including revisions to and implementation of recommendations made as part of the Initial Consulting Services and assistance to the Company in executing the strategic and operational improvements identified and recommended as part of the Initial Consulting Services and thereafter, as CD&R Manager and the Company may agree from time to time (the “Additional Consulting Services”) and, together with the Initial Consulting Services, the “Consulting Services”);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the Company, OpCo, Midco, Bidco, CD&R Manager and certain other parties have entered into an Indemnification Agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “CD&R Indemnification Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a substantially similar consulting agreement (the “Deere Consulting Agreement”) with Deere Investor, pursuant to which Deere Investor is to provide services to the Company Group of substantially the same type as those to be provided by CD&R Manager hereunder and upon similar terms;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement. The Company, Midco, Bidco, JDA and OpCo hereby confirm the performance by CD&R Manager of the Initial Consulting Services and engage CD&R Manager (on behalf of the members of the Company Group) to provide the Additional Consulting Services (as defined above) as a consultant to the Company Group. CD&R Manager hereby agrees to provide Consulting Services to the Company and the other members of the Company Group on the terms and subject to the conditions set forth below.

2. Scope of Future Services.

(a) Additional Consulting Services. CD&R Manager hereby agrees, during the term of this Agreement, to provide the members of the Company Group with the Additional Consulting Services as may reasonably be requested from time to time by the board of directors (the “Board”) of the Company and agreed to by CD&R Manager.

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(b) Services Non-Exclusive. CD&R Manager will devote such time and efforts to the performance of the services contemplated hereby as CD&R Manager deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis. The Company, Midco, Bidco, JDA and OpCo (on behalf of themselves and the other members of the Company Group) hereby acknowledge that CD&R Manager’s services are not exclusive to the Company Group and that CD&R Manager will render similar services to other persons and entities.

(c) Applicability of CD&R Indemnification Agreement. The Company, Midco, Bidco, JDA and OpCo (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the services provided by CD&R Manager hereunder, including the Initial Consulting Services and the Additional Consulting Services, are being provided subject to the terms of this Agreement (including, without limitation, Section 7) and the CD&R Indemnification Agreement.

(d) Nature of Services. For avoidance of doubt, the parties acknowledge and agree that CD&R Manager’s services hereunder shall be limited to providing the Consulting Services and shall not extend to the right to exercise control over the Company or its controlled Affiliates, which right shall be reserved to the Board, subject to the rights retained by the Company’s stockholders.

3. Compensation; Reimbursement of Expenses.

(a) Compensation for Initial Consulting Services. As compensation for the Initial Consulting Services, the Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, pay CD&R Manager immediately following the later of the date of this Agreement and the date of the consummation of the Investment, a consulting fee in the amount of $13,500,000 (such fee, the “Initial Consulting Fee”).

(b) Compensation for Additional Consulting Services. As compensation for the Additional Consulting Services, the Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, pay CD&R Manager a fee equal to $1,300,000 per year (the “Additional Consulting Fee”), one quarter of which shall be payable quarterly in advance on the fifth day of each January, April, July and October (each, an “Additional Consulting Services Payment Date”). The initial Additional Consulting Fee shall be prorated to reflect the portion of the current fiscal year which has elapsed prior to the date hereof and shall be payable on the Additional Consulting Services Payment Date for the first calendar quarter commencing after the date hereof (together with the quarterly installment for such quarter). The Additional Consulting Fee may be increased only by the Company and in compliance with Section 2.10 of the Stockholders Agreement, dated as of the date hereof, by and among the Company, Deere Investor, CD&R Investor, and the other stockholder parties thereto (the “Stockholders Agreement”). The Additional Consulting Fee may not be decreased without the prior written consent of CD&R Manager and other than in compliance with Section 2.10 of the Stockholders Agreement.

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(c) Reimbursement of Expenses. The Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, reimburse CD&R Manager for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by CD&R Manager and its Affiliates and its and their respective employees and agents in the course or on account of rendering any services under this Agreement, including but not limited to any applicable fees and expenses of any legal, accounting or other professional advisors to CD&R Manager and its subsidiaries and Affiliates, including the cost of all air travel, whether on commercial or private aircraft. CD&R Manager may submit monthly expense statements to the Company or any other such member of the Company Group, which statements shall be payable within 30 days. Nothing in this Section 3 shall limit any obligations of any member of the Company Group to reimburse any costs and expenses to CD&R Manager or any CD&R Manager Affiliate (as defined below) under the Investment Agreement, the CD&R Indemnification Agreement, the Stockholders Agreement, the Registration Rights Agreement (as defined in the Investment Agreement) or any other Ancillary Agreement (as defined in the Investment Agreement). For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity, provided, that with respect to CD&R Manager, Affiliate shall not include any member of the Company Group.

(d) Allocation of Payments. The Company shall not agree with its independent accountants to allocate the amounts paid to CD&R Manager pursuant to this Agreement to specific services provided hereunder without the consent of CD&R Manager (not to be unreasonably withheld).

(e) Obligations Joint and Several. OpCo and the Company (on behalf of themselves and the other members of the Company Group) hereby agree that the obligations of the Company under this Section 3 shall be borne jointly and severally by each member of the Company Group.

4. Term, etc.

(a) This Agreement shall be in effect until, and shall terminate upon, the earlier to occur of (i) the tenth anniversary of the date hereof or (ii) the date on which CD&R Manager’s Pro Rata Share is less than 10%. As used in this Agreement, CD&R Manager’s “Pro Rata Share” means, at any time, the quotient obtained (expressed as a percentage) by dividing (x) the direct or indirect ownership interest of CD&R Investor in the Company as of such time by (y) the aggregate ownership interest of CD&R Investor and Deere Investor (together with its affiliated transferees) in the Company as of such time. In any event, this Agreement may be earlier terminated by CD&R Manager on 30 days’ prior written notice to the Company. The provisions of this Agreement shall

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survive any termination hereof, provided that, notwithstanding the foregoing, Sections 1 and 2 (other than Section 2(c)) shall not survive any termination hereof, and provided, further, that Section 3 shall survive any termination hereof solely as to any portion of any Initial Consulting Fee, Additional Consulting Fee or Expenses not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c).

(b) Upon any consolidation or merger of the Company, or any conveyance, transfer or lease of all or substantially all of the assets of any member of the Company Group, whether in connection with the Investment or otherwise, the entity formed by such consolidation, or into which such member of the Company Group is merged or to which such conveyance, transfer or lease is made (each, a “Successor Entity”), shall succeed to and be substituted for the Company or such member of the Company Group, as applicable, under this Agreement with the same effect as if the Successor Entity had been a party hereto. No such consolidation, merger or conveyance, transfer or lease shall have the effect of terminating this Agreement or of releasing any member of the Company Group or any Successor Entity from its obligations hereunder, except as otherwise agreed by CD&R Manager.

(c) Upon any termination of this Agreement, the Company agrees immediately to pay or reimburse (or cause one or more other members of the Company Group to pay or reimburse), as the case may be, in cash to the CD&R Manager any accrued and unpaid installment of the Additional Consulting Fee, or portion thereof, and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable). If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to CD&R Manager under this Agreement under the terms of any credit agreement, indenture or other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (i) such payments are no longer prohibited under the terms of the applicable agreement, or (ii) the loan amount due thereunder is repaid in full. In the event of the liquidation of the Company, all amounts due CD&R Manager under this Agreement shall be paid to CD&R Manager before any liquidating distributions or similar payments are made to stockholders of the Company.

5. Information; Confidentiality; Deere Consulting Agreement.

(a) Each of the Company, Midco, Bidco, JDA and OpCo will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries, employees and agents to furnish, CD&R Manager with such information (the “Information”) as CD&R Manager reasonably believes appropriate to its engagement hereunder. Each of the Company, Midco, Bidco, JDA and OpCo acknowledges and agrees that (i) CD&R Manager will rely on the Information and on information available from generally recognized public sources in performing the services hereunder and (ii) CD&R Manager does not assume responsibility for the accuracy or completeness of the Information and such other information.

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(b) Each of the Company, Midco, Bidco, JDA and OpCo (on behalf of themselves and the other members of the Company Group) hereby consents to the CD&R Manager and any CD&R Manager Affiliate sharing any information it receives from the Company Group with any other CD&R Manager Affiliates (other than other portfolio companies) and to the internal use by CD&R Manager and such CD&R Manager Affiliates of any information received from the Company Group, subject, however, to (i) CD&R Manager maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law, (ii) the recipient of such information being subject to an agreement (or being under a duty of trust or confidence) to maintain the shared information in confidence and (iii) compliance with Section 5.4 of the Stockholders Agreement.

(c) Any advice or opinions provided by CD&R Manager or CD&R Manager Affiliates may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with CD&R Manager’s prior written consent.

(d) CD&R Manager will coordinate with Deere Investor in connection with its provision of services to the Company Group pursuant to the Deere Consulting Agreement, provided that CD&R Manager shall not be liable to any member of the Company Group, or any other person, as a result of any such services provided, or the failure to provide such services, by Deere Investor.

6. Independent Contractor Status. The parties acknowledge and agree that CD&R Manager has performed and shall perform the services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its controlled Affiliates. The Company further acknowledges and agrees that CD&R Manager may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of CD&R Manager and its Affiliates that will be providing services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company hereunder, including, without limitation, its obligation to pay any fee or reimburse any Expenses. Neither CD&R Manager nor any CD&R Manager Affiliate shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group, except (i) to the extent that any professional employee of CD&R Manager or any of its Affiliates may be serving as a director or an officer of any member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group. Any duties of CD&R Manager arising out of its

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engagement to perform services hereunder shall be owed solely to the members of the Company Group. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its Affiliates, or any present or future creditor of the Company or its Affiliates, any rights or remedies under or by reason of this Agreement or any performance hereunder.

7. Limitation on Liability. Except in cases of gross negligence or willful misconduct, CD&R Manager shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of the Consulting Services, and in no event shall any such liability be in excess of the fees received by CD&R Manager hereunder. Each of the Company, Midco, Bidco, JDA and OpCo (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than CD&R Manager shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future officer, agent, Affiliate or employee of CD&R Manager (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of CD&R Manager (or any of its successors or permitted assignees) or against any former, current or future director, officer, agent, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “CD&R Manager Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against CD&R Manager Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

8. Corporate Opportunities. Each of the Company, Midco, Bidco, JDA and OpCo (on behalf of itself and the other members of the Company Group) hereby acknowledges and agrees that the provisions of Section 2.14 of the Stockholders Agreement shall apply to CD&R Manager to the same extent as such provisions apply to CD&R Investor and other affiliates of CD&R Manager.

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9. Notice. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) If to the Company, Midco, Bidco, JDA, Opco or any other member of the Company Group:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen, Esq.

Fax: (212) 848-7179

and

Clayton, Dubilier & Rice, LLC 375 Park Avenue 18th Floor New York, NY 10152
Attention:	Kenneth Giuriceo
Robert Volpe
Facsimile:	(212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.
Fax: (212) 521-7569

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(b) If to CD&R Manager:

Clayton, Dubilier & Rice, LLC
375 Park Avenue
18th Floor
New York, NY 10152
Attention:	Kenneth Giuriceo
Robert Volpe
Facsimile:	(212) 407-5252

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.
Fax: (212) 521-6836

10. Entire Agreement; Severability; No Representations or Warranties. Except as otherwise expressly set forth herein, this Agreement, the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Deere Consulting Agreement and the CD&R Indemnification Agreement (a) contain the complete and entire understanding and agreement between CD&R Manager and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect. Each of the Company, Midco, Bidco, JDA and OpCo acknowledges and agrees that CD&R Manager makes no representations or warranties in

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connection with this Agreement or its provision of the Consulting Services. Each of the Company, Midco, Bidco, JDA and OpCo agrees that any acknowledgment or agreement made by the Company, Midco, Bidco, JDA or OpCo in this Agreement is made on behalf of each of the Company, Midco, Bidco, JDA, OpCo and the other members of the Company Group.

11. Counterparts; Amendments and Waivers. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement. This Agreement may be executed by facsimile signatures. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto and in compliance with Section 2.10 of the Stockholders Agreement.

12. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided that (i) except as provided in clause (ii) and (iii) of this proviso, neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto, (ii) any assignment by CD&R Manager of its rights but not the obligations under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with CD&R Manager shall be expressly permitted hereunder and shall not require the prior written consent of the Company, Midco, Bidco, JDA or OpCo and (iii) CD&R Manager may assign all of its rights, interests and obligations under this Agreement to a third party in connection with the transfer to such third party of substantially all of CD&R Manager’s investment management business without the prior written consent of the Company. This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

13. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14. Arbitration.

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and

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Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

CLAYTON, DUBILIER & RICE, LLC

By:
Name:
Title:

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

CD&R LANDSCAPES MIDCO, INC.

By:
Name:
Title:

CD&R LANDSCAPES BIDCO, INC.

By:
Name:
Title:

JDA HOLDING LLC

By:
Name:
Title:

JOHN DEERE LANDSCAPES, LLC

By:
Name:
Title:

13

EXHIBIT F

This CONSULTING AGREEMENT, dated as of [●], 2013, (this “Agreement”), is entered into by and among CD&R Landscapes Parent, Inc., a Delaware corporation (the “Company”), CD&R Landscapes Midco, Inc., a Delaware corporation (“Midco”), CD&R Landscapes Bidco, Inc., a Delaware corporation (“Bidco”), JDA Holding LLC (“JDA”), a Delaware limited liability company, John Deere Landscapes LLC, a Delaware limited liability company (“OpCo”) and Deere & Company, a Delaware corporation (“Deere Investor”).

W I T N E S S E T H:

WHEREAS, the Company was organized in connection with the transactions contemplated by that certain Investment Agreement, dated as of October 26, 2013 (as the same may be amended from time to time in accordance with its terms, the “Investment Agreement”), by and among the Deere Investor, JDA, OpCo, CD&R Landscapes Holdings, L.P. (“CD&R Investor”), CD&R Landscapes Bidco, Inc., CD&R Landscapes Merger Sub, Inc. and CD&R Landscapes Merger Sub 2, Inc.;

WHEREAS, Deere Investor is a stockholder of the Company;

WHEREAS, Deere Investor, in conjunction with its role as holder of an equity interest in the Company and in order to support and enhance the operational and financial performance of the Company, is willing and able to provide certain consulting services to the Company, Midco, Bidco, JDA, OpCo and their respective divisions and subsidiaries (the “Company Group”), as provided herein;

WHEREAS, the Company desires that it and other members of the Company Group receive, and Deere Investor is willing to provide, strategic and operational consulting services to the Company as Deere Investor and the Company may agree from time to time, including, without limitation, (a) reviewing and providing recommendations concerning the staffing and employment needs of the Company Group, (b) assisting in developing and recommending revised compensation and employee benefit plans for the management and other employees of the Company Group, (c) assisting in developing the Company’s financial and risk management, including cash management, financial reporting and controls, banking relationships and insurance programs, (d) assisting in developing the Company’s business strategy, and (e) continuing to assess and identify areas for improving the Company’s business and profitability, and making recommendations for operational improvements (such services, collectively, the “Consulting Services”); and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, the Company, JDA, OpCo, Midco, Bidco, and Deere Investor have entered into an Indemnification Agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Deere Indemnification Agreement”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company is entering into a substantially similar consulting agreement (the “CD&R Consulting Agreement”) with Clayton, Dubilier & Rice, LLC (“CD&R Manager”), pursuant to which CD&R Manager is to provide services to the Company Group of substantially the same type as those to be provided by Deere Investor hereunder and upon similar terms;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Engagement. The Company, Midco, Bidco, JDA and OpCo hereby engage Deere Investor (on behalf of the members of the Company Group) to provide the Consulting Services (as defined above) as a consultant to the Company Group. Deere Investor hereby agrees to provide Consulting Services to the Company and the other members of the Company Group on the terms and subject to the conditions set forth below.

2. Scope of Future Services.

(a) Consulting Services. Deere Investor hereby agrees, during the term of this Agreement, to provide the members of the Company Group with the Consulting Services as may reasonably be requested from time to time by the board of directors (the “Board”) of the Company and agreed to by Deere Investor.

(b) Services Non-Exclusive. Deere Investor will devote such time and efforts to the performance of the services contemplated hereby as Deere Investor deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis. The Company, Midco, Bidco, JDA and OpCo (on behalf of themselves and the other members of the Company Group) hereby acknowledge that Deere Investor’s services are not exclusive to the Company Group and that Deere Investor may render similar services to other persons and entities.

(c) Applicability of Deere Indemnification Agreement. The Company, Midco, Bidco, JDA and OpCo (on behalf of themselves and the other members of the Company Group) hereby acknowledge and agree that the services provided by Deere Investor hereunder, including the Consulting Services, are being provided subject to the terms of this Agreement (including, without limitation, Section 7) and the Deere Indemnification Agreement.

(d) Nature of Services. For avoidance of doubt, the parties acknowledge and agree that Deere Investor’s services hereunder shall be limited to providing the Consulting Services and shall not extend to the right to exercise control over the Company or its controlled Affiliates, which right shall be reserved to the Board, subject to the rights retained by the Company’s stockholders.

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3. Compensation; Reimbursement of Expenses.

(a) Compensation for Consulting Services. As compensation for the Consulting Services, the Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, pay Deere Investor a fee equal to $700,000 per year (the “Consulting Fee”), one quarter of which shall be payable quarterly in advance on the fifth day of each January, April, July and October (each, an “Consulting Services Payment Date”). The initial Consulting Fee shall be prorated to reflect the portion of the current fiscal year which has elapsed prior to the date hereof and shall be payable on the Consulting Services Payment Date for the first calendar quarter commencing after the date hereof (together with the quarterly installment for such quarter). The Consulting Fee may be increased only by the Company and in compliance with Section 2.10 of the Stockholders Agreement, dated as of the date hereof, by and among the Company, Deere Investor, CD&R Investor, and the other stockholder parties thereto (the “Stockholders Agreement”). The Consulting Fee may not be decreased without the prior written consent of Deere Investor and other than in compliance with Section 2.10 of the Stockholders Agreement.

(b) Reimbursement of Expenses. The Company shall, or shall cause one or more other members of the Company Group to, on behalf of the members of the Company Group, reimburse Deere Investor for such reasonable travel and other out-of-pocket expenses (“Expenses”) as may be incurred by Deere Investor and its Affiliates and its and their respective employees and agents in the course or on account of rendering any services under this Agreement, including but not limited to any applicable fees and expenses of any legal, accounting or other professional advisors to Deere Investor and its subsidiaries and Affiliates, including the cost of all air travel, whether on commercial or private aircraft. Deere Investor may submit monthly expense statements to the Company or any other such member of the Company Group, which statements shall be payable within 30 days. Nothing in this Section 3 shall limit any obligations of any member of the Company Group to reimburse any costs and expenses to Deere Investor or any Deere Investor Affiliate (as defined below) under the Investment Agreement, the Deere Indemnification Agreement, the Stockholders Agreement, the Registration Rights Agreement (as defined in the Investment Agreement) or any other Ancillary Agreement (as defined in the Investment Agreement). For purposes of this Agreement, “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with, such person or entity; provided, that with respect to Deere Investor, Affiliate shall not include any member of the Company Group.

(c) Allocation of Payments. The Company shall not agree with its independent accountants to allocate the amounts paid to Deere Investor pursuant to this Agreement to specific services provided hereunder without the consent of Deere Investor (not to be unreasonably withheld).

(d) Obligations Joint and Several. OpCo and the Company (on behalf of themselves and the other members of the Company Group) hereby agree that the obligations of the Company under this Section 3 shall be borne jointly and severally by each member of the Company Group.

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4. Term, etc.

(a) This Agreement shall be in effect until, and shall terminate upon, the earlier to occur of (i) the tenth anniversary of the date hereof or (ii) the date on which Deere Investor’s Pro Rata Share is less than 10%. As used in this Agreement, Deere Investor’s “Pro Rata Share” means, at any time, the quotient obtained (expressed as a percentage) by dividing (x) the direct or indirect ownership interest of Deere Investor in the Company as of such time by (y) the aggregate ownership interest of CD&R Investor and Deere Investor (together with its affiliated transferees) in the Company as of such time. In any event, this Agreement may be earlier terminated by Deere Investor on 30 days’ prior written notice to the Company. The provisions of this Agreement shall survive any termination hereof, provided that, notwithstanding the foregoing, Sections 1 and 2 (other than Section 2(c)) shall not survive any termination hereof, and provided, further, that Section 3 shall survive any termination hereof solely as to any portion of any Consulting Fee or Expenses not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 4(c).

(b) Upon any consolidation or merger of the Company, or any conveyance, transfer or lease of all or substantially all of the assets of any member of the Company Group, whether in connection with the transactions contemplated by the Investment Agreement or otherwise, the entity formed by such consolidation, or into which such member of the Company Group is merged or to which such conveyance, transfer or lease is made (each, a “Successor Entity”), shall succeed to and be substituted for the Company or such member of the Company Group, as applicable, under this Agreement with the same effect as if the Successor Entity had been a party hereto. No such consolidation, merger or conveyance, transfer or lease shall have the effect of terminating this Agreement or of releasing any member of the Company Group or any Successor Entity from its obligations hereunder, except as otherwise agreed by Deere Investor.

(c) Upon any termination of this Agreement, the Company agrees immediately to pay or reimburse (or cause one or more other members of the Company Group to pay or reimburse), as the case may be, in cash to the Deere Investor any accrued and unpaid installment of the Consulting Fee, or portion thereof, and any unpaid and unreimbursed Expenses that shall have been incurred prior to such termination (whether or not such Expenses shall then have become payable). If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to Deere Investor under this Agreement under the terms of any credit agreement, indenture or

4

other financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (i) such payments are no longer prohibited under the terms of the applicable agreement, or (ii) the loan amount due thereunder is repaid in full. In the event of the liquidation of the Company, all amounts due Deere Investor under this Agreement shall be paid to Deere Investor before any liquidating distributions or similar payments are made to stockholders of the Company.

5. Information; Confidentiality; CD&R Consulting Agreement.

(a) Each of the Company, Midco, Bidco, JDA and OpCo will, and will cause each member of the Company Group to, use its reasonable best efforts to furnish, or to cause their respective subsidiaries, employees and agents to furnish, Deere Investor with such information (the “Information”) as Deere Investor reasonably believes appropriate to its engagement hereunder. Each of the Company, Midco, Bidco, JDA and OpCo acknowledges and agrees that (i) Deere Investor will rely on the Information and on information available from generally recognized public sources in performing the services hereunder and (ii) Deere Investor does not assume responsibility for the accuracy or completeness of the Information and such other information.

(b) Each of the Company, Midco, Bidco, JDA and OpCo (on behalf of themselves and the other members of the Company Group) hereby consents to the Deere Investor and any Deere Investor Affiliate sharing any information it receives from the Company Group with any other Deere Investor Affiliates and to the internal use by Deere Investor and such Deere Investor Affiliates of any information received from the Company Group, subject, however, to (i) Deere Investor maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of the Company in violation of applicable law, (ii) the recipient of such information being subject to an agreement (or being under a duty of trust or confidence) to maintain the shared information in confidence and (iii) compliance with Section 5.4 of the Stockholders Agreement.

(c) Any advice or opinions provided by Deere Investor or Deere Investor Affiliates may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except in accordance with Deere Investor’s prior written consent.

(d) Deere Investor will coordinate with CD&R Manager in connection with its provision of services to the Company Group pursuant to the CD&R Consulting Agreement, provided that Deere Investor shall not be liable to any member of the Company Group, or any other person, as a result of any such services provided, or the failure to provide such services, by CD&R Manager.

6. Independent Contractor Status. The parties acknowledge and agree that Deere Investor shall perform the services hereunder as an independent contractor,

5

retaining control over and responsibility for its own operations and personnel and those of its controlled Affiliates. The Company further acknowledges and agrees that Deere Investor may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of Deere Investor and its Affiliates that will be providing services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of the Company hereunder, including, without limitation, its obligation to pay any fee or reimburse any Expenses. Neither Deere Investor nor any Deere Investor Affiliate shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group, nor shall any of them have authority hereunder to contract in the name of or bind any member of the Company Group, except (i) to the extent that any professional employee of Deere Investor or any of its Affiliates may be serving as a director or an officer of any member of the Company Group or (ii) as expressly agreed to in writing by such member of the Company Group. Any duties of Deere Investor arising out of its engagement to perform services hereunder shall be owed solely to the members of the Company Group. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of the Company or its Affiliates, or any present or future creditor of the Company or its Affiliates, any rights or remedies under or by reason of this Agreement or any performance hereunder.

7. Limitation on Liability. Except in cases of gross negligence or willful misconduct, Deere Investor shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of the Consulting Services, and in no event shall any such liability be in excess of the fees received by Deere Investor hereunder. Each of the Company, Midco, Bidco, JDA and OpCo (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than Deere Investor shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future officer, agent, Affiliate or employee of Deere Investor (or any of their successors or permitted assignees), against any former, current or future stockholder of Deere Investor (or any of its successors or permitted assignees) or against any former, current or future director, officer, agent, employee, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, “Deere Investor Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against Deere Investor Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

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8. Notice. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) If to the Company, Midco, Bidco, JDA, Opco or any other member of the Company Group:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (212) 848-7179

and

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, NY 10152

Attention: Kenneth Giuriceo

Robert Volpe
Facsimile:	(212) 407-5252

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and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.
Fax: (212) 521-7569

(b) If to Deere Investor:

Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (212) 848-7179

9. Entire Agreement; Severability; No Representations or Warranties. Except as otherwise expressly set forth herein, this Agreement, the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the CD&R Consulting Agreement and the Deere Indemnification Agreement (a) contain the complete and entire understanding and agreement between Deere Investor and the Company with respect to the subject matter hereof and (b) supersede all prior and contemporaneous understandings, conditions and agreements, whether written or oral, express or implied, in respect of the subject matter hereof. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the

8

transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect. Each of the Company, Midco, Bidco, JDA and OpCo acknowledges and agrees that Deere Investor makes no representations or warranties in connection with this Agreement or its provision of the Consulting Services. Each of the Company, Midco, Bidco, JDA and OpCo agrees that any acknowledgment or agreement made by the Company, Midco, Bidco, JDA or OpCo in this Agreement is made on behalf of each of the Company, Midco, Bidco, JDA, OpCo and the other members of the Company Group.

10. Counterparts; Amendments and Waivers. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and which together shall constitute one agreement. This Agreement may be executed by facsimile signatures. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto and in compliance with Section 2.10 of the Stockholders Agreement.

11. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns, provided that (i) except as provided in clause (ii) and (iii) of this proviso, neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto, (ii) any assignment by Deere Investor of its rights but not the obligations under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with Deere Investor shall be expressly permitted hereunder and shall not require the prior written consent of the Company, Midco, Bidco, JDA or OpCo and (iii) Deere Investor may assign all of its rights, interests and obligations under this Agreement to a third party in connection with the transfer to such third party of substantially all of Deere Investor’s investment management business without the prior written consent of the Company. This Agreement is not intended to confer any right or remedy hereunder upon any person or entity other than the parties to this Agreement and their respective successors and assigns.

12. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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13. Arbitration.

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

DEERE & COMPANY

By:
Name:
Title:

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

CD&R LANDSCAPES MIDCO, INC.

By:
Name:
Title:

CD&R LANDSCAPES BIDCO, INC.

By:
Name:
Title:

JDA HOLDING LLC

By:
Name:
Title:

JOHN DEERE LANDSCAPES LLC

By:
Name:
Title:

EXHIBIT G

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, dated as of [●], 2013 (the “Agreement”), is among CD&R Landscapes Parent, Inc., a Delaware corporation (the “Company”), CD&R Landscapes Midco, Inc. (“Midco”), CD&R Landscapes Bidco, Inc. (“Bidco”), JDA Holding, LLC (“JDA”), John Deere Landscapes, LLC, a Delaware limited liability company (“OpCo” and, together with the Company, Midco, Bidco, and JDA, the “Company Entities”), CD&R Landscapes Holdings, L.P. (“CD&R Investor”), Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R Fund VIII”), CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R F&F Fund VIII”), CD&R Advisor Fund VIII Co-Investor, L.P., a Cayman Islands exempted limited partnership (“CD&R Advisor Fund” and, together with CD&R Fund VIII and CD&R F&F Fund VIII, the “Funds”), Clayton, Dubilier & Rice, Inc., a Delaware corporation (“CD&R, Inc.”), and Clayton, Dubilier & Rice, LLC, a Delaware limited liability company, or any successor to its investment management business (“CD&R Manager”). Capitalized terms used herein without definition have the meanings set forth in Section 1 of this Agreement.

RECITALS

A. The Funds are managed by CD&R Manager, the general partner of the Funds is CD&R Associates VIII, Ltd., a Cayman Islands exempted company (the “GP of the Funds”), and the special limited partner of CD&R Fund VIII and CD&R F&F Fund VIII is CD&R Associates VIII, L.P., a Cayman Islands exempted limited partnership (together with the GP of the Funds, CD&R Investor and any other investment vehicle that is a direct or indirect stockholder in the Company and managed by CD&R Manager or its Affiliates, “CD&R Manager Associates”).

B. Pursuant to that certain Investment Agreement, dated as of October 26, 2013 (as the same may be amended from time to time in accordance with its terms, the “Investment Agreement”), by and among CD&R Investor, Bidco, CD&R Landscapes Merger Sub, Inc. (“Merger Sub”), CD&R Landscapes Merger Sub 2, Inc. (“Merger Sub 2”), OpCo, JDA, and Deere & Company (“Deere Investor”), CD&R Investor acquired a sixty percent (60%) equity interest in the Company and Bidco acquired JDA (which owns 100% of the limited liability company interests of OpCo) and 100% of the outstanding capital stock of LESCO, Inc. (the “Investment”), in consideration for cash and a forty percent (40%) equity interest in the Company.

C. In connection with the transactions contemplated by the Investment Agreement, OpCo, as successor to Merger Sub 2, and/or one or more of its wholly owned Subsidiaries have obtained the Debt Financing.

D. Concurrently with the execution and delivery of this Agreement, the Company, CD&R Investor, Deere Investor and the other stockholders of the Company party thereto have entered into a Stockholders Agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Stockholders Agreement”), setting forth certain agreements with respect to, among other things, the management of the Company and transfers of shares of the Company’s capital stock under certain circumstances.

E. Concurrently with the execution and delivery of this Agreement, the Company Entities have entered into (i) a Consulting Agreement with CD&R Manager, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “CD&R Consulting Agreement”), and (ii) a Consulting Agreement with Deere Investor, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Deere Consulting Agreement” and, together with the CD&R Consulting Agreement, the “Consulting Agreements”).

F. CD&R Manager (or its Affiliates) has performed the Initial Consulting Services (as defined in the CD&R Consulting Agreement) for the Company.

G. The Company or one or more of its Subsidiaries from time to time in the future may (i) offer and sell or cause to be offered and sold equity or debt securities or instruments (such offerings, collectively, the “Subsequent Offerings”), including without limitation (x) offerings of shares of capital stock of the Company or any of its Subsidiaries, and/or options to purchase such shares or other equity-linked instruments to employees, directors, managers, dealers, franchisees and consultants of and to the Company or any of its Subsidiaries (any such offering, a “Management Offering”), and (y) one or more offerings of debt securities or instruments for the purpose of refinancing any indebtedness of the Company or any of its Subsidiaries or for other corporate purposes, (ii) repurchase, redeem or otherwise acquire certain securities or instruments of the Company or any of its Subsidiaries or engage in recapitalization or structural reorganization transactions relating thereto (any such repurchase, redemption, acquisition, recapitalization or reorganization, a “Redemption”), in each case subject to the terms and conditions of the Stockholders Agreement and the Company’s Certificate of Designations, and (iii) incur or assume indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any other Person or make any loan or advance to any other Person (such indebtedness, assumptions, guarantees, endorsements, loans, advances and liabilities, collectively, “Subsequent Financings”).

H. The parties hereto recognize the possibility that claims might be made against and liabilities incurred by CD&R Manager, CD&R, Inc., the Funds, CD&R Manager Associates, or their respective related Persons or Affiliates under applicable securities laws or otherwise in connection with the Transactions (including the Initial Consulting Services) or the Offerings or the Financings, or relating to other actions or omissions of or by members of the Company Group, or relating to the provision of management, consulting, advisory, monitoring or other services (the “Consulting

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Services”) to the Company Group by CD&R Manager or Affiliates thereof, and the parties hereto accordingly wish to provide for CD&R Manager, CD&R, Inc., the Funds, CD&R Manager Associates, and their respective related Persons and Affiliates to be indemnified in respect of any such claims and liabilities, in each case, to the extent provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual agreements and covenants and provisions herein set forth, the parties hereto hereby agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner, special limited partner or trustee of any such Person described in clause (i) or (ii) above; provided that the term “Affiliate” with respect to CD&R Manager, CD&R, Inc., CD&R Manager Associates and the Funds shall not include any member of the Company Group.

(b) “Agreement” has the meaning set forth in the Preamble.

(c) “Bidco” has the meaning set forth in the Preamble.

(d) “CD&R Consulting Agreement” has the meaning set forth in the Recitals.

(e) “CD&R Advisor Fund” has the meaning set forth in the Preamble.

(f) “CD&R F&F Fund VIII” has the meaning set forth in the Preamble.

(g) “CD&R Fund VIII” has the meaning set forth in the Preamble.

(h) “CD&R, Inc.” has the meaning set forth in the Preamble.

(i) “CD&R Investor” has the meaning set forth in the Preamble.

(j) “CD&R Manager” has the meaning set forth in the Preamble.

(k) “CD&R Manager Associates” has the meaning set forth in the Recitals.

(l) “Certificate of Designations” has the meaning set forth in the Stockholders Agreement.

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(m) “Claim” means, with respect to any Indemnitee, any claim by or against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be indemnified by any member of the Company Group under this Agreement.

(n) “Closing” means the closing of the transactions under the Investment Agreement.

(o) “Commission” means the United States Securities and Exchange Commission or any successor entity thereto.

(p) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(q) “Company” has the meaning set forth in the Preamble.

(r) “Company Entities” has the meaning set forth in the Preamble.

(s) “Company Group” means the Company, MidCo, BidCo, OpCo, JDA and each of their respective divisions and Subsidiaries.

(t) “Consulting Agreements” has the meaning set forth in the Recitals.

(u) “Consulting Services” has the meaning set forth in the Recitals.

(v) “control” (including the terms “controlling”, “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, as general partner, or otherwise).

(w) “Debt Financing” has the meaning set forth in the Investment Agreement.

(x) “Deere Consulting Agreement” has the meaning set forth in the Recitals.

(y) “Deere Investor” has the meaning set forth in the Recitals.

(z) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(aa) “Expenses” means all reasonable attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees and expenses of experts, witness and public relations consultants, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a Proceeding.

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(bb) “Financings” means the Debt Financing and any Subsequent Financing.

(cc) “Funds” has the meaning set forth in the Preamble.

(dd) “GP of the Funds” has the meaning set forth in the Recitals.

(ee) “Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

(ff) “Indemnifying Party” has the meaning set forth in Section 2(a).

(gg) “Indemnitee” means each of: (i) CD&R Manager, CD&R, Inc., the Funds, CD&R Manager Associates, each of their respective Affiliates (other than any member of the Company Group); (ii) the respective successors and assigns, and the respective directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons (within the meaning of the Securities Act) of the Persons in the foregoing clause (and each of the partners, members and controlling persons of the Persons in this clause (ii)); and (iii) each other Person who is or becomes, at the request of CD&R Investor or any of its Permitted Affiliate Transferees, a director or an officer of any member of the Company Group, in each case irrespective of the capacity in which such person acts.

(hh) “Initial Consulting Services” has the meaning set forth in the CD&R Consulting Agreement.

(ii) “Intellectual Property Assignment Agreement” has the meaning set forth in the Investment Agreement.

(jj) “Investment” has the meaning set forth in the Recitals.

(kk) “Investment Agreement” has the meaning set forth in the Recitals.

(ll) “JAMS Comprehensive Rules” has the meaning set forth in Section 7(a).

(mm) “JAMS Streamlined Rules” has the meaning set forth in Section 7(a).

(nn) “JDA” has the meaning set forth in the Recitals.

(oo) “Management Offering” has the meaning set forth in the Recitals.

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(pp) “Merger Sub” has the meaning set forth in the Recitals.

(qq) “Merger Sub 2” has the meaning set forth in the Recitals.

(rr) “Midco” has the meaning set forth in the Preamble.

(ss) “Notice of Advances” has the meaning set forth in Section 4(b).

(tt) “Notice of Claim” has the meaning set forth in Section 4(a).

(uu) “Notice of Payment” has the meaning set forth in Section 4(c).

(vv) “Obligations” means, collectively, any and all claims, obligations, liabilities, causes of actions, Proceedings, investigations, judgments, decrees, losses, damages (including punitive, consequential, special and exemplary damages), fees, fines, penalties, amounts paid in settlement, costs and Expenses (including without limitation interest, taxes, assessments and other charges in connection therewith and reasonable disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise, at any time or from time to time.

(ww) “Offerings” means any Management Offering, any Redemption and any Subsequent Offering.

(xx) “OpCo” has the meaning set forth in the Preamble.

(yy) “Permitted Affiliate Transferee” has the meaning set forth in the Stockholders Agreement.

(zz) “Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

(aaa) “Preferred Stock” means the series of preferred stock of the Company designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share.

(bbb) “Prime Rate” means the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

(ccc) “Proceeding” means a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.

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(ddd) “Redemption” has the meaning set forth in the Recitals.

(eee) “Related Document” means any agreement, certificate, instrument or other document to which any member of the Company Group may be a party or by which it or any of its properties or assets may be bound or affected from time to time relating in any way to the Transactions or any Offering or Financing or any of the transactions contemplated thereby, including without limitation, in each case as the same may be amended from time to time, (i) any registration statement filed by or on behalf of any member of the Company Group with the Commission in connection with the Transactions or any Offering or Financing, including all exhibits, financial statements and schedules appended thereto, and any submissions to the Commission in connection therewith, (ii) any prospectus, preliminary, final, free writing or otherwise, included in such registration statements or otherwise filed by or on behalf of any member of the Company Group in connection with the Transactions or any Offering or used to offer or confirm sales of their respective securities or instruments in any Offering, (iii) any private placement or offering memorandum or circular, information statement or other information or materials distributed by or on behalf of any member of the Company Group or any placement agent or underwriter in connection with the Transactions or any Offering or Financing, (iv) any federal, state or foreign securities law or other governmental or regulatory filings or applications made in connection with any Offering, the Transactions or any of the transactions contemplated thereby, (v) any dealer-manager, underwriting, subscription, purchase, stockholders, option or registration rights agreement or plan entered into or adopted by any member of the Company Group in connection with the Transactions or any Offering or Financing, (vi) any purchase, repurchase, redemption, recapitalization or reorganization or other agreement entered into by any member of the Company Group in connection with the Transactions or any Redemption, or (vii) any quarterly, annual or current reports or other filing filed, furnished or supplementally provided by any member of the Company Group with or to the Commission or any securities exchange, including all exhibits, financial statements and schedules appended thereto, and any submission to the Commission or any securities exchange in connection therewith.

(fff) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ggg) “Stockholders Agreement” has the meaning set forth in the Recitals.

(hhh) “Subsequent Financings” has the meaning set forth in the Recitals.

(iii) “Subsequent Offerings” has the meaning set forth in the Recitals.

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(jjj) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(kkk) “Transaction Agreements” means, collectively, this Agreement, the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Consulting Agreements, the Deere Indemnification Agreement, the Intellectual Property Assignment Agreement, and the Transition Services Agreement.

(lll) “Transactions” means, collectively, the Investment, the Debt Financing, the other transactions contemplated by the Investment Agreement, any transactions for which Consulting Services are or have been provided to any member of the Company Group, and any other transactions entered into from time to time by any member of the Company Group.

2. Indemnification.

(a) Each of the Company Entities (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”), jointly and severally, agrees to indemnify, defend and hold harmless each Indemnitee, to the fullest extent permitted by law, from and against any and all Obligations, whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (i) the Securities Act, the Exchange Act or any other applicable securities or other laws, in connection with the Investment, the Debt Financing, any other Transactions, any Subsequent Offering, any other Financing, any Related Document or any of the transactions contemplated thereby, (ii) any other action or failure to act of any member of the Company Group or any of their predecessors, whether such action or failure has occurred or is yet to occur, (iii) the performance or failure to perform by CD&R Manager or its Affiliates of any Consulting Services or other services for any member of the Company Group (whether performed prior to the date hereof, hereafter, pursuant to the CD&R Consulting Agreement or otherwise), (iv) the fact that such Indemnitee is or was a stockholder, director or officer of any member of the Company

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Group, or (v) any breach or alleged breach by such Indemnitee of any duty imposed on a stockholder, officer or director, in each of clauses (i) to (v), other than to the extent any such Obligation arises out of or is based upon (1) any material breach or violation by the applicable Indemnitee or any of its Affiliates of their representations, warranties, covenants or agreements under any of the Transaction Agreements or under any of the Related Documents to which such Indemnitee or any of its Affiliates is a party or (2) any matter for which such Indemnitee or any of its Affiliates (other than any member of the Company Group) is required to indemnify the Company, Deere Investor or any of their respective Affiliates (other than such Indemnitee and its Affiliates) under the terms of the Investment Agreement or any other Transaction Agreement; and, in each of clause (i) through (v), including, but not limited to, any and all reasonable fees, costs and Expenses (including, without limitation, reasonable fees and disbursements of attorneys and other professional advisers) incurred by or on behalf of any Indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of this Agreement or the CD&R Consulting Agreement; provided, that no Indemnifying Party shall be obligated to indemnify and hold harmless an Indemnitee under this Section 2(a) in respect of a Claim determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from such Indemnitee’s willful fraud or bad faith.

(b) Without in any way limiting the foregoing Section 2(a), each of the Indemnifying Parties agrees, jointly and severally, to indemnify, defend and hold harmless each Indemnitee from and against any and all Obligations resulting from, arising out of or in connection with, based upon or relating to liabilities under the Securities Act, the Exchange Act or any other applicable securities or other laws, rules or regulations in connection with (i) the inaccuracy or breach by a member of the Company Group of or default by a member of the Company Group under any representation, warranty, covenant or agreement in any Related Document, or any allegation thereof, (ii) any untrue statement or alleged untrue statement of a material fact contained in any Related Document or (iii) any omission or alleged omission to state in any Related Document a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to indemnify such Indemnitee hereunder from and against any such Obligation to the extent that such Obligation arises out of or is based upon an untrue statement or omission made in such Related Document in reliance upon and in conformity with written information furnished to the Company Entities, as the case may be, in an instrument duly executed by such Indemnitee or any of its Affiliates and specifically stating that it is for use in the preparation of such Related Document.

(c) Without in any way limiting the foregoing, in the event that any Proceeding is initiated by an Indemnitee, any member of the Company Group or any other Person to enforce or interpret this Agreement or the Consulting Agreement, any rights of such Indemnitee to indemnification or advancement of Expenses (or related obligations of such Indemnitee) under any member of the Company Group’s certificate of

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incorporation or bylaws, any other agreement to which such Indemnitee and any member of the Company Group are party, any vote of directors of any member of the Company Group, the Delaware General Corporation Law, any other applicable law or any liability insurance policy, or any rights or obligations under the Consulting Agreement, the Indemnifying Parties shall indemnify such Indemnitee against all costs and Expenses incurred by such Indemnitee or on such Indemnitee’s behalf (including but not limited to all costs and Expenses incurred by CD&R Manager Associates on such Indemnitee’s behalf) in connection with such Proceeding, whether or not such Indemnitee is successful in such Proceeding, except to the extent that the Person presiding over such Proceeding determines that material assertions made by such Indemnitee in such Proceeding were in bad faith or were frivolous.

3. Contribution.

(a) If for any reason any Indemnifying Party is prohibited from fully indemnifying any Indemnitee from any of the Obligations covered by such indemnity, then the Indemnifying Parties, jointly and severally, shall contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of each member of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligation, (ii) if such Obligation results from, arises out of, is based upon or relates to the Transactions or any Subsequent Offering, the relative benefits received by each member of the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Subsequent Offering, Financing or other circumstances giving rise to such Obligation and (iii) if required by applicable law, any other relevant equitable considerations.

(b) If for any reason the indemnity specifically provided for in Section 2(b) is unavailable or is insufficient to hold harmless any Indemnitee from any of the Obligations covered by such indemnity, then the Indemnifying Parties, jointly and severally, shall contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of each of the members of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the information contained in or omitted from any Related Document, which inclusion or omission resulted in the actual or alleged inaccuracy or breach of or default under any representation, warranty, covenant or agreement therein, or which information is or is alleged to be untrue, required to be stated therein or necessary to make the statements therein not misleading, (ii) the relative benefits received by the members of the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Subsequent Offering, Financing or other circumstances giving rise to such Obligation and (iii) if required by applicable law, any other relevant equitable considerations.

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(c) For purposes of Section 3(a), the relative fault of each member of the Company Group, on the one hand, and of an Indemnitee, on the other, shall be determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation. For purposes of Section 3(b), the relative fault of each member of the Company Group, on the one hand, and of an Indemnitee, on the other, shall be determined by reference to, among other things, (i) whether the included or omitted information relates to information supplied by the members of the Company Group, on the one hand, or by such Indemnitee, on the other, (ii) their respective relative intent, knowledge, access to information and opportunity to correct such inaccuracy, breach, default, untrue or alleged untrue statement, or omission or alleged omission, and (iii) applicable law. For purposes of Section 3(a) or 3(b), the relative benefits received by each member of the Company Group, on the one hand, and an Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds to the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Subsequent Offering, Financing or other circumstances giving rise to such Obligation.

(d) The parties hereto acknowledge and agree that it would not be just and equitable if contributions pursuant to Section 3(a) or 3(b) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such respective Section. No Indemnifying Party shall be liable under Section 3(a) or 3(b), as applicable, for contribution to the amount paid or payable by any Indemnitee except to the extent and under such circumstances such Indemnifying Party would have been liable to indemnify, defend and hold harmless such Indemnitee under the corresponding Section 2(a) or 2(b), as applicable, if such indemnity were enforceable under applicable law. No Indemnitee shall be entitled to contribution from any Indemnifying Party with respect to any Obligation covered by the indemnity specifically provided for in Section 2(b) in the event that such Indemnitee is finally determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such Obligation and the Indemnifying Parties are not guilty of such fraudulent misrepresentation.

4. Indemnification Procedures.

(a) Whenever any Indemnitee shall have actual knowledge of the assertion of a Claim against it, CD&R Manager (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or such Indemnitee shall notify the appropriate member of the Company Group in writing of the Claim (a “Notice of Claim”) with reasonable promptness after such Indemnitee has such knowledge relating to such Claim and has notified CD&R Manager thereof; provided the failure or delay of CD&R Manager or such Indemnitee to give such Notice of Claim shall not relieve any Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to it and it is

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materially injured as a result of the failure to give such Notice of Claim. The Notice of Claim shall specify all material facts known to CD&R Manager (or if given by such Indemnitee, such Indemnitee) relating to such Claim and the monetary amount or an estimate of the monetary amount of the Obligation involved if CD&R Manager (or if given by such Indemnitee, such Indemnitee) has knowledge of such amount or a reasonable basis for making such an estimate. The Indemnifying Parties shall, at their expense, undertake the defense of such Claim with attorneys of their own choosing reasonably satisfactory in all respects to CD&R Manager, subject to the right of CD&R Manager to undertake such defense as hereinafter provided. CD&R Manager may participate in such defense with counsel of CD&R Manager’s choosing at the expense of the Indemnifying Parties. In the event that the Indemnifying Parties do not undertake the defense of the Claim within a reasonable time after CD&R Manager (or if given by such Indemnitee, such Indemnitee) has given the Notice of Claim, or in the event that CD&R Manager shall in good faith determine that the defense of any Claim by the Indemnifying Parties is inadequate or may conflict with the interest of any Indemnitee (including, without limitation, Claims brought by or on behalf of any member of the Company Group), CD&R Manager may, at the expense of the Indemnifying Parties and after giving notice to the Indemnifying Parties of such action, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Indemnifying Parties. In the defense of any Claim against an Indemnitee, no Indemnifying Party shall, except with the prior written consent of CD&R Manager, consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief or any payment of money by such Indemnitee, or that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to such Indemnitee of an unconditional release from all liability on any of the matters that are the subject of such Claim and an acknowledgement that such Indemnitee denies all wrongdoing in connection with such matters. The Indemnifying Parties shall not be obligated to indemnify an Indemnitee against amounts paid in settlement of a Claim if such settlement is effected by such Indemnitee without the prior consent of the Company (on behalf of all Indemnifying Parties), which shall not be unreasonably conditioned, withheld or delayed. In each case, CD&R Manager and each other Indemnitee seeking indemnification hereunder will cooperate with the Indemnifying Parties, so long as an Indemnifying Party is conducting the defense of the Claim, in the preparation for and the prosecution of the defense of such Claim, including making available evidence within the control of CD&R Manager or such Indemnitee, as the case may be, and persons needed as witnesses who are employed by CD&R Manager or such Indemnitee, as the case may be, in each case as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Indemnifying Parties.

(b) CD&R Manager shall notify the Indemnifying Parties in writing of the amount requested for advances (a “Notice of Advances”). Each of the Indemnifying Parties, jointly and severally, agrees to advance all reasonable Expenses incurred by CD&R Manager (acting on its own behalf or, if requested by any such Indemnitee other

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than itself, on behalf of such Indemnitee) or any Indemnitee in connection with any Claim (but not for any Claim initiated or brought voluntarily by the Indemnitee other than a Proceeding pursuant to Section 2(c)) in advance of the final disposition of such Claim, without regard to whether Indemnitee will ultimately be entitled to be indemnified for such Expenses upon receipt of an undertaking by or on behalf of CD&R Manager or such Indemnitee to repay amounts so advanced if it shall ultimately and finally be determined, including through all challenges, if any, to the award rendered therein, that CD&R Manager or such Indemnitee is not entitled to be indemnified by any Indemnifying Party as authorized by this Agreement. Such repayment undertaking shall be unsecured and shall not bear interest. No Indemnifying Party shall impose on any Indemnitee additional conditions to advancement or require from such Indemnitee additional undertakings regarding repayment. The Indemnifying Parties shall make payment of such advances no later than 10 days after the receipt of the Notice of Advances.

(c) CD&R Manager shall notify the Indemnifying Parties in writing of the amount of any Claim actually paid by CD&R Manager or any Indemnitee on whose behalf CD&R Manager is acting (a “Notice of Payment”). The amount of any Claim actually paid by CD&R Manager or such Indemnitee in compliance with this Section 4 shall bear simple interest at the rate equal to the Prime Rate plus 2% per annum, from the date that is the 30 days after any Indemnifying Party receives the Notice of Payment to the date on which any Indemnifying Party shall repay the amount of such Claim plus interest thereon to CD&R Manager or such Indemnitee, as applicable. The Indemnifying Parties shall make indemnification payments to CD&R Manager no later than 30 days after receipt of the Notice of Payment.

(d) Presumptions; Burden and Standard of Proof. In connection with any determination regarding the entitlement of any Indemnitee to be indemnified, or any review of any such determination, by any Person:

(i) It shall be a presumption that an Indemnitee has met the applicable standard of conduct and that indemnification of such Indemnitee is proper in the circumstances.

(ii) The burden of proof shall be on the Indemnifying Parties to overcome the presumptions set forth in the preceding clause (i), and each such presumption shall only be overcome if the Indemnifying Parties establish that there is no reasonable basis to support it.

(iii) The termination of any Proceeding by judgment, order, finding, award, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that indemnification is not proper or that an Indemnitee did not meet the applicable standard of conduct or that a court has determined that indemnification is not permitted by this Agreement or otherwise.

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5. Certain Covenants. The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument, by-laws or other organizational agreement or instrument, insurance policy or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this Agreement, provided that to the extent that an Indemnitee is entitled to be indemnified by the Indemnifying Parties under this Agreement and by any other Indemnitee under any other agreement, document, certificate, by-law or instrument, or by any insurer under a policy maintained by any other Indemnitee, the obligations of the Indemnifying Parties hereunder shall be primary, and the obligations of such other Indemnitee or insurer secondary, and the Indemnifying Parties shall not be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer. Notwithstanding the foregoing, any Indemnitee may choose to seek indemnification from any potential source of indemnification regardless of whether such indemnitor is primary or secondary. An Indemnitee’s election to seek advancement of indemnified sums from any secondary indemnifying party will not limit the right of such Indemnitee, or any secondary indemnitor proceeding under subrogation rights or otherwise, from seeking indemnification from the Indemnifying Parties to the extent that the obligations of the Indemnifying Parties are primary, and each of the Indemnifying Parties jointly and severally agrees to indemnify each Indemnitee from and against, and to pay to each Indemnitee, any amount paid or reimbursed by such Indemnitee to or on behalf of another indemnitee, pursuant to indemnification arrangements or otherwise, in respect of an Obligation referred to in Section 2. The rights of each Indemnitee and the obligations of each Indemnifying Party hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. Following the Transactions, each of the Company Entities, and each of their corporate successors, shall implement and maintain in full force and effect any and all corporate charter and by-law provisions that may be necessary or appropriate to enable it to carry out its obligations hereunder to the fullest extent permitted by applicable law, including without limitation a provision of its certificate of incorporation (or comparable organizational document under its jurisdiction of incorporation) eliminating liability of a director for breach of fiduciary duty to the fullest extent permitted by applicable law, as amended from time to time. So long as the Company or any other member of the Company Group maintains liability insurance for any directors, officers, employees or agents of any such person, the Indemnifying Parties shall ensure that each Indemnitee serving in such capacity is covered by such insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s and the Company Group’s then current directors and officers. No Indemnifying Party shall seek or agree to any order of any court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of any of the Indemnifying Parties’ indemnification, advancement or other obligations under this Agreement.

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6. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) If to any Company Entity, to:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (646) 848-8902

and

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

and

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Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.

Fax: (212) 909-6836

(b) If to CD&R Manager, CD&R, Inc., the Funds or CD&R Investor, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

or to such other address or such other Person as the Company Entities, CD&R Investor, CD&R Manager, CD&R, Inc. or the Funds, as the case may be, shall have designated by notice to the other parties hereto. All communications hereunder shall be effective upon receipt by the party to which they are addressed. A copy of any notice or other communication given under this Agreement shall also be given to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.
Fax:	(212) 909-6836

7. Arbitration

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this contract, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

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(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within 30 days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. Subject to Section 2(c), the arbitrator may, in the award, allocate all or part of the fees incurred in and costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law or applicable legal process, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

8. Governing Law. Except to the extent that the laws of Delaware are mandatorily applicable, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without regard to principles of conflict of laws to the extent that such principles would require or permit the application of the laws of another jurisdiction.

9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected,

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impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10. Successors; Binding Effect. Each Indemnifying Party will require its successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and assets of such Indemnifying Party, by agreement in form and substance satisfactory to CD&R Manager, CD&R, Inc., CD&R Investor, the Funds and their counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Indemnifying Party would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns, and each other Indemnitee, but neither this Agreement nor any right, interest or obligation hereunder shall be assigned, whether by operation of law or otherwise, by the Company Entities without the prior written consent of CD&R Manager and the Funds. Insofar as any Indemnitee transfers all or substantially all of its assets to a third party, such third party shall thereupon be deemed an additional Indemnitee for all purposes of this Agreement, with the same effect as if it were a signatory to this Agreement in such capacity.

11. Miscellaneous. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or remedy hereunder upon any Person other than each of the parties hereto and their respective successors and permitted assigns and each other Indemnitee (each of whom is an intended third party beneficiary of this Agreement). Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is in a writing duly executed by each of the Company Entities and CD&R Manager (acting on its own behalf and on behalf of each other Affiliated Indemnitee) and in compliance with Section 2.10 of the Stockholders Agreement. Neither the waiver by any of the parties hereto or by any other Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any such party or Indemnitee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges. The rights, indemnities and remedies herein provided are cumulative and are not exclusive of any rights, indemnities or remedies that any party or other Indemnitee may otherwise have by contract, at law or in equity or otherwise, provided that (a) to the extent that any Indemnitee is entitled to be indemnified by any member of the Company Group and by any other Indemnitee or any insurer under

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a policy procured by any Indemnitee, the obligations of the members of the Company Group hereunder shall be primary and the obligations of such other Indemnitee or insurer secondary, and (b) no member of the Company Group shall be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

[The remainder of this page has been left blank intentionally.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

CLAYTON, DUBILIER & RICE, LLC

By:
Name:
Title:

CLAYTON, DUBILIER & RICE, INC.

By:
Name:
Title:

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By:	CD&R Associates VIII Ltd., its general partner

By:
Name:
Title:

CD&R LANDSCAPES HOLDINGS, L.P.

By:	CD&R Associates VIII Ltd., its general partner

By:
Name:
Title:

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CD&R FRIENDS & FAMILY FUND VIII, L.P.

By:	CD&R Associates VIII Ltd., its general partner

By:
Name:
Title:

CD&R ADVISOR FUND VIII CO-INVESTOR, L.P.

By:	CD&R Associates VIII Ltd., its general partner

By:
Name:
Title:

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

CD&R LANDSCAPES MIDCO, INC.

By:
Name:
Title:

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CD&R LANDSCAPES BIDCO, INC.

By:
Name:
Title:

JDA HOLDING, LLC

By:
Name:
Title

JOHN DEERE LANDSCAPES LLC

By:
Name:
Title:

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EXHIBIT H

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT, dated as of [●], 2013 (the “Agreement”), is among CD&R Landscapes Parent, Inc., a Delaware corporation (the “Company”), CD&R Landscapes Midco, Inc. (“Midco”), CD&R Landscapes Bidco, Inc. (“Bidco”), JDA Holding, LLC (“JDA”), John Deere Landscapes LLC, a Delaware limited liability company (“OpCo” and, together with the Company, Midco, Bidco, and JDA, the “Company Entities”), and Deere & Company (“Deere Investor”). Capitalized terms used herein without definition have the meanings set forth in Section 1 of this Agreement.

RECITALS

A. Pursuant to that certain Investment Agreement, dated as of October 26, 2013 (as the same may be amended from time to time in accordance with its terms, the “Investment Agreement”), by and among CD&R Landscapes Holdings, L.P. (“CD&R Investor”), Bidco, CD&R Landscapes Merger Sub, Inc. (“Merger Sub”), CD&R Landscapes Merger Sub 2, Inc. (“Merger Sub 2”), OpCo, JDA and Deere Investor, CD&R Investor acquired a sixty percent (60%) equity interest in the Company and Bidco acquired JDA (which owns 100% of the limited liability company interests of OpCo) and 100% of the outstanding capital stock of LESCO, Inc. (the “Investment”), in consideration for cash and a forty percent (40%) equity interest in the Company.

B. In connection with the transactions contemplated by the Investment Agreement, OpCo, as successor to Merger Sub 2, and/or one or more of its wholly owned Subsidiaries have obtained the Debt Financing.

C. Concurrently with the execution and delivery of this Agreement, the Company, CD&R Investor, Deere Investor and the other stockholders of the Company party thereto have entered into a Stockholders Agreement, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Stockholders Agreement”), setting forth certain agreements with respect to, among other things, the management of the Company and transfers of shares of the Company’s capital stock under certain circumstances.

D. Concurrently with the execution and delivery of this Agreement, the Company Entities have entered into (i) a Consulting Agreement with Deere Investor, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “Deere Consulting Agreement”), and (ii) a Consulting Agreement with Clayton, Dubilier & Rice, LLC, dated as of the date hereof (as the same may be amended from time to time in accordance with its terms, the “CD&R Consulting Agreement” and, together with the Deere Consulting Agreement, the “Consulting Agreements”).

E. The Company or one or more of its Subsidiaries from time to time in the future may (i) offer and sell or cause to be offered and sold equity or debt securities or instruments (such offerings, collectively, the “Subsequent Offerings”), including without limitation (x) offerings of shares of capital stock of the Company or any of its Subsidiaries, and/or options to purchase such shares or other equity-linked instruments to employees, directors, managers, dealers, franchisees and consultants of and to the Company or any of its Subsidiaries (any such offering, a “Management Offering”), and (y) one or more offerings of debt securities or instruments for the purpose of refinancing any indebtedness of the Company or any of its Subsidiaries or for other corporate purposes, (ii) repurchase, redeem or otherwise acquire certain securities or instruments of the Company or any of its Subsidiaries or engage in recapitalization or structural reorganization transactions relating thereto (any such repurchase, redemption, acquisition, recapitalization or reorganization, a “Redemption”), in each case subject to the terms and conditions of the Stockholders Agreement and the Company’s Certificate of Designations, and (iii) incur or assume indebtedness for borrowed money, assume, guarantee, endorse or otherwise become liable or responsible (whether directly or contingently or otherwise) for the obligations of any other Person or make any loan or advance to any other Person (such indebtedness, assumptions, guarantees, endorsements, loans, advances and liabilities, collectively, “Subsequent Financings”).

F. The parties hereto recognize the possibility that claims might be made against and liabilities incurred by Deere Investor or its related Persons or Affiliates under applicable securities laws or otherwise in connection with the Transactions or the Offerings or the Financings, or relating to other actions or omissions of or by members of the Company Group, or relating to the provision of management, consulting, advisory, monitoring or other services (the “Consulting Services”) to the Company Group by Deere Investor or Affiliates thereof, and the parties hereto accordingly wish to provide for Deere Investor and its related Persons and Affiliates to be indemnified in respect of any such claims and liabilities, in each case, to the extent provided herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual agreements and covenants and provisions herein set forth, the parties hereto hereby agree as follows:

1. Definitions.

(a) “Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with, such Person, (ii) any Person directly or indirectly owning or controlling 10% or more of any class of outstanding voting securities of such Person or (iii) any officer, director, general partner, special limited partner or trustee of any such Person described in clause (i) or (ii) above.

(b) “Agreement” has the meaning set forth in the Preamble.

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(c) “Bidco” has the meaning set forth in the Preamble.

(d) “CD&R Consulting Agreement” has the meaning set forth in the Recitals.

(e) “CD&R Investor” has the meaning set forth in the Preamble.

(f) “Certificate of Designations” has the meaning set forth in the Stockholders Agreement.

(g) “Claim” means, with respect to any Indemnitee, any claim by or against such Indemnitee involving any Obligation with respect to which such Indemnitee may be entitled to be indemnified by any member of the Company Group under this Agreement.

(h) “Closing” means the closing of the transactions under the Investment Agreement.

(i) “Commission” means the United States Securities and Exchange Commission or any successor entity thereto.

(j) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(k) “Company” has the meaning set forth in the Preamble.

(l) “Company Entities” has the meaning set forth in the Preamble.

(m) “Company Group” means the Company, MidCo, BidCo, OpCo, JDA and each of their respective divisions and Subsidiaries.

(n) “Consulting Agreements” has the meaning set forth in the Recitals.

(o) “Consulting Services” has the meaning set forth in the Recitals.

(p) “control” (including the terms “controlling”, “controlled by” and “under common control with”) of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor, as general partner, or otherwise).

(q) “Debt Financing” has the meaning set forth in the Investment Agreement.

(r) “Deere Consulting Agreement” has the meaning set forth in the Recitals.

(s) “Deere Investor” has the meaning set forth in the Recitals.

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(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(u) “Expenses” means all reasonable attorneys’ fees and expenses, retainers, court, arbitration and mediation costs, transcript costs, fees and expenses of experts, witness and public relations consultants, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements, costs or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, appealing or otherwise participating in a Proceeding.

(v) “Financings” means the Debt Financing and any Subsequent Financing.

(w) “Governmental Body” means any domestic or foreign government, including any foreign, federal, state, provincial, local, territorial or municipal government or any governmental division, agency or authority thereof, court or judicial authority, tribunal or commission.

(x) “Indemnifying Party” has the meaning set forth in Section 2(a).

(y) “Indemnitee” means each of: (i) Deere Investor and its Affiliates (other than any member of the Company Group); (ii) the respective successors and assigns, and the respective directors, officers, partners, members, employees, agents, advisors, consultants, representatives and controlling persons (within the meaning of the Securities Act) of the Persons in the foregoing clause (and each of the partners, members and controlling persons of the Persons in this clause (ii)); and (iii) each other Person who is or becomes, at the request of Deere Investor or any of its Permitted Affiliate Transferees, a director or an officer of any member of the Company Group, in each case irrespective of the capacity in which such person acts.

(z) “Intellectual Property Assignment Agreement” has the meaning set forth in the Investment Agreement.

(aa) “Investment” has the meaning set forth in the Recitals.

(bb) “Investment Agreement” has the meaning set forth in the Recitals.

(cc) “JAMS Comprehensive Rules” has the meaning set forth in Section 7(a).

(dd) “JAMS Streamlined Rules” has the meaning set forth in Section 7(a).

(ee) “JDA” has the meaning set forth in the Preamble.

(ff) “Management Offering” has the meaning set forth in the Recitals.

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(gg) “Merger Sub” has the meaning set forth in the Recitals.

(hh) “Merger Sub 2” has the meaning set forth in the Recitals.

(ii) “Midco” has the meaning set forth in the Preamble.

(jj) “Notice of Advances” has the meaning set forth in Section 4(b).

(kk) “Notice of Claim” has the meaning set forth in Section 4(a).

(ll) “Notice of Payment” has the meaning set forth in Section 4(c).

(mm) “Obligations” means, collectively, any and all claims, obligations, liabilities, causes of actions, Proceedings, investigations, judgments, decrees, losses, damages (including punitive, consequential, special and exemplary damages), fees, fines, penalties, amounts paid in settlement, costs and Expenses (including without limitation interest, taxes, assessments and other charges in connection therewith and reasonable disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise, at any time or from time to time.

(nn) “Offerings” means any Management Offering, any Redemption and any Subsequent Offering.

(oo) “OpCo” has the meaning set forth in the Preamble.

(pp) “Permitted Affiliate Transferee” has the meaning set forth in the Stockholders Agreement.

(qq) “Person” means any natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, group, association or unincorporated organization or any other form of business or professional entity, but does not include a Governmental Body.

(rr) “Preferred Stock” means the series of preferred stock of the Company designated the Cumulative Convertible Participating Preferred Stock, par value $1.00 per share.

(ss) “Prime Rate” means the rate per annum published in the Wall Street Journal from time to time as the prime lending rate prevailing during any relevant period.

(tt) “Proceeding” means a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including without limitation a claim, demand, discovery request, formal or informal investigation, inquiry, administrative hearing, arbitration or other form of alternative dispute resolution, including an appeal from any of the foregoing.

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(uu) “Redemption” has the meaning set forth in the Recitals.

(vv) “Related Document” means any agreement, certificate, instrument or other document to which any member of the Company Group may be a party or by which it or any of its properties or assets may be bound or affected from time to time relating in any way to the Transactions or any Offering or Financing or any of the transactions contemplated thereby, including without limitation, in each case as the same may be amended from time to time, (i) any registration statement filed by or on behalf of any member of the Company Group with the Commission in connection with the Transactions or any Offering or Financing, including all exhibits, financial statements and schedules appended thereto, and any submissions to the Commission in connection therewith, (ii) any prospectus, preliminary, final, free writing or otherwise, included in such registration statements or otherwise filed by or on behalf of any member of the Company Group in connection with the Transactions or any Offering or used to offer or confirm sales of their respective securities or instruments in any Offering, (iii) any private placement or offering memorandum or circular, information statement or other information or materials distributed by or on behalf of any member of the Company Group or any placement agent or underwriter in connection with the Transactions or any Offering or Financing, (iv) any federal, state or foreign securities law or other governmental or regulatory filings or applications made in connection with any Offering, the Transactions or any of the transactions contemplated thereby, (v) any dealer-manager, underwriting, subscription, purchase, stockholders, option or registration rights agreement or plan entered into or adopted by any member of the Company Group in connection with the Transactions or any Offering or Financing, (vi) any purchase, repurchase, redemption, recapitalization or reorganization or other agreement entered into by any member of the Company Group in connection with the Transactions or any Redemption, or (vii) any quarterly, annual or current reports or other filing filed, furnished or supplementally provided by any member of the Company Group with or to the Commission or any securities exchange, including all exhibits, financial statements and schedules appended thereto, and any submission to the Commission or any securities exchange in connection therewith.

(ww) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xx) “Stockholders Agreement” has the meaning set forth in the Recitals.

(yy) “Subsequent Financings” has the meaning set forth in the Recitals.

(zz) “Subsequent Offerings” has the meaning set forth in the Recitals.

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(aaa) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

(bbb) “Transaction Agreements” means, collectively, this Agreement, the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Consulting Agreements, the CD&R Indemnification Agreement, the Intellectual Property Assignment Agreement, and the Transition Services Agreement.

(ccc) “Transactions” means, collectively, the Investment, the Debt Financing, the other transactions contemplated by the Investment Agreement, any transactions for which Consulting Services are or have been provided to any member of the Company Group, and any other transactions entered into from time to time by any member of the Company Group.

2. Indemnification.

(a) Each of the Company Entities (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”), jointly and severally, agrees to indemnify, defend and hold harmless each Indemnitee, to the fullest extent permitted by law, from and against any and all Obligations, whether incurred with respect to third parties or otherwise, in any way resulting from, arising out of or in connection with, based upon or relating to (i) the Securities Act, the Exchange Act or any other applicable securities or other laws, in connection with the Investment, the Debt Financing, any other Transactions, any Subsequent Offering, any other Financing, any Related Document or any of the transactions contemplated thereby, (ii) any other action or failure to act of any member of the Company Group or any of their predecessors, whether such action or failure has occurred or is yet to occur, (iii) the performance or failure to perform by Deere Investor or its Affiliates of any Consulting Services or other services for any member of the Company Group (whether performed prior to the date hereof, hereafter, pursuant to the Deere Consulting Agreement or otherwise), (iv) the fact that such Indemnitee is or was a stockholder, director or officer of any member of the Company

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Group, or (v) any breach or alleged breach by such Indemnitee of any duty imposed on a stockholder, officer or director, in each of clauses (i) to (v), other than to the extent any such Obligation arises out of or is based upon (1) any material breach or violation by the applicable Indemnitee or any of its Affiliates of their representations, warranties, covenants or agreements under any of the Transaction Agreements or under any of the Related Documents to which such Indemnitee or any of its Affiliates is a party or (2) any matter for which such Indemnitee or any of its Affiliates (other than any member of the Company Group) is required to indemnify the Company, CD&R Investor or any of their respective Affiliates (other than such Indemnitee and its Affiliates) under the terms of the Investment Agreement or any other Transaction Agreement; and, in each of clause (i) through (v), including, but not limited to, any and all reasonable fees, costs and Expenses (including, without limitation, reasonable fees and disbursements of attorneys and other professional advisers) incurred by or on behalf of any Indemnitee in asserting, exercising or enforcing any of its rights, powers, privileges or remedies in respect of this Agreement or the Deere Consulting Agreement; provided, that no Indemnifying Party shall be obligated to indemnify and hold harmless an Indemnitee under this Section 2(a) in respect of a Claim determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted from such Indemnitee’s willful fraud or bad faith.

(b) Without in any way limiting the foregoing Section 2(a), each of the Indemnifying Parties agrees, jointly and severally, to indemnify, defend and hold harmless each Indemnitee from and against any and all Obligations resulting from, arising out of or in connection with, based upon or relating to liabilities under the Securities Act, the Exchange Act or any other applicable securities or other laws, rules or regulations in connection with (i) the inaccuracy or breach by a member of the Company Group of or default by a member of the Company Group under any representation, warranty, covenant or agreement in any Related Document, or any allegation thereof, (ii) any untrue statement or alleged untrue statement of a material fact contained in any Related Document or (iii) any omission or alleged omission to state in any Related Document a material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to indemnify such Indemnitee hereunder from and against any such Obligation to the extent that such Obligation arises out of or is based upon an untrue statement or omission made in such Related Document in reliance upon and in conformity with written information furnished to the Company Entities, as the case may be, in an instrument duly executed by such Indemnitee or any of its Affiliates and specifically stating that it is for use in the preparation of such Related Document.

(c) Without in any way limiting the foregoing, in the event that any Proceeding is initiated by an Indemnitee, any member of the Company Group or any other Person to enforce or interpret this Agreement or the Consulting Agreement, any rights of such Indemnitee to indemnification or advancement of Expenses (or related obligations of such Indemnitee) under any member of the Company Group’s certificate of

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incorporation or bylaws, any other agreement to which such Indemnitee and any member of the Company Group are party, any vote of directors of any member of the Company Group, the Delaware General Corporation Law, any other applicable law or any liability insurance policy, or any rights or obligations under the Consulting Agreement, the Indemnifying Parties shall indemnify such Indemnitee against all costs and Expenses incurred by such Indemnitee or on such Indemnitee’s behalf in connection with such Proceeding, whether or not such Indemnitee is successful in such Proceeding, except to the extent that the Person presiding over such Proceeding determines that material assertions made by such Indemnitee in such Proceeding were in bad faith or were frivolous.

3. Contribution.

(a) If for any reason any Indemnifying Party is prohibited from fully indemnifying any Indemnitee from any of the Obligations covered by such indemnity, then the Indemnifying Parties, jointly and severally, shall contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of each member of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the state of facts giving rise to such Obligation, (ii) if such Obligation results from, arises out of, is based upon or relates to the Transactions or any Subsequent Offering, the relative benefits received by each member of the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Subsequent Offering, Financing or other circumstances giving rise to such Obligation and (iii) if required by applicable law, any other relevant equitable considerations.

(b) If for any reason the indemnity specifically provided for in Section 2(b) is unavailable or is insufficient to hold harmless any Indemnitee from any of the Obligations covered by such indemnity, then the Indemnifying Parties, jointly and severally, shall contribute to the amount paid or payable by such Indemnitee as a result of such Obligation in such proportion as is appropriate to reflect (i) the relative fault of each of the members of the Company Group, on the one hand, and such Indemnitee, on the other, in connection with the information contained in or omitted from any Related Document, which inclusion or omission resulted in the actual or alleged inaccuracy or breach of or default under any representation, warranty, covenant or agreement therein, or which information is or is alleged to be untrue, required to be stated therein or necessary to make the statements therein not misleading, (ii) the relative benefits received by the members of the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Subsequent Offering, Financing or other circumstances giving rise to such Obligation and (iii) if required by applicable law, any other relevant equitable considerations.

(c) For purposes of Section 3(a), the relative fault of each member of the Company Group, on the one hand, and of an Indemnitee, on the other, shall be

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determined by reference to, among other things, their respective relative intent, knowledge, access to information and opportunity to correct the state of facts giving rise to such Obligation. For purposes of Section 3(b), the relative fault of each member of the Company Group, on the one hand, and of an Indemnitee, on the other, shall be determined by reference to, among other things, (i) whether the included or omitted information relates to information supplied by the members of the Company Group, on the one hand, or by such Indemnitee, on the other, (ii) their respective relative intent, knowledge, access to information and opportunity to correct such inaccuracy, breach, default, untrue or alleged untrue statement, or omission or alleged omission, and (iii) applicable law. For purposes of Section 3(a) or 3(b), the relative benefits received by each member of the Company Group, on the one hand, and an Indemnitee, on the other, shall be determined by weighing the direct monetary proceeds to the Company Group, on the one hand, and such Indemnitee, on the other, from the Transaction, Subsequent Offering, Financing or other circumstances giving rise to such Obligation.

(d) The parties hereto acknowledge and agree that it would not be just and equitable if contributions pursuant to Section 3(a) or 3(b) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in such respective Section. No Indemnifying Party shall be liable under Section 3(a) or 3(b), as applicable, for contribution to the amount paid or payable by any Indemnitee except to the extent and under such circumstances such Indemnifying Party would have been liable to indemnify, defend and hold harmless such Indemnitee under the corresponding Section 2(a) or 2(b), as applicable, if such indemnity were enforceable under applicable law. No Indemnitee shall be entitled to contribution from any Indemnifying Party with respect to any Obligation covered by the indemnity specifically provided for in Section 2(b) in the event that such Indemnitee is finally determined to be guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such Obligation and the Indemnifying Parties are not guilty of such fraudulent misrepresentation.

4. Indemnification Procedures.

(a) Whenever any Indemnitee shall have actual knowledge of the assertion of a Claim against it, Deere Investor (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or such Indemnitee shall notify the appropriate member of the Company Group in writing of the Claim (a “Notice of Claim”) with reasonable promptness after such Indemnitee has such knowledge relating to such Claim and has notified Deere Investor thereof; provided the failure or delay of Deere Investor or such Indemnitee to give such Notice of Claim shall not relieve any Indemnifying Party of its indemnification obligations under this Agreement except to the extent that such omission results in a failure of actual notice to it and it is materially injured as a result of the failure to give such Notice of Claim. The Notice of Claim shall specify all material facts known to Deere Investor (or if given by such Indemnitee, such

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Indemnitee) relating to such Claim and the monetary amount or an estimate of the monetary amount of the Obligation involved if Deere Investor (or if given by such Indemnitee, such Indemnitee) has knowledge of such amount or a reasonable basis for making such an estimate. The Indemnifying Parties shall, at their expense, undertake the defense of such Claim with attorneys of their own choosing reasonably satisfactory in all respects to Deere Investor, subject to the right of Deere Investor to undertake such defense as hereinafter provided. Deere Investor may participate in such defense with counsel of Deere Investor’s choosing at the expense of the Indemnifying Parties. In the event that the Indemnifying Parties do not undertake the defense of the Claim within a reasonable time after Deere Investor (or if given by such Indemnitee, such Indemnitee) has given the Notice of Claim, or in the event that Deere Investor shall in good faith determine that the defense of any Claim by the Indemnifying Parties is inadequate or may conflict with the interest of any Indemnitee (including, without limitation, Claims brought by or on behalf of any member of the Company Group), Deere Investor may, at the expense of the Indemnifying Parties and after giving notice to the Indemnifying Parties of such action, undertake the defense of the Claim and compromise or settle the Claim, all for the account of and at the risk of the Indemnifying Parties. In the defense of any Claim against an Indemnitee, no Indemnifying Party shall, except with the prior written consent of Deere Investor, consent to entry of any judgment or enter into any settlement that includes any injunctive or other non-monetary relief or any payment of money by such Indemnitee, or that does not include as an unconditional term thereof the giving by the Person or Persons asserting such Claim to such Indemnitee of an unconditional release from all liability on any of the matters that are the subject of such Claim and an acknowledgement that such Indemnitee denies all wrongdoing in connection with such matters. The Indemnifying Parties shall not be obligated to indemnify an Indemnitee against amounts paid in settlement of a Claim if such settlement is effected by such Indemnitee without the prior consent of the Company (on behalf of all Indemnifying Parties), which shall not be unreasonably conditioned, withheld or delayed. In each case, Deere Investor and each other Indemnitee seeking indemnification hereunder will cooperate with the Indemnifying Parties, so long as an Indemnifying Party is conducting the defense of the Claim, in the preparation for and the prosecution of the defense of such Claim, including making available evidence within the control of Deere Investor or such Indemnitee, as the case may be, and persons needed as witnesses who are employed by Deere Investor or such Indemnitee, as the case may be, in each case as reasonably needed for such defense and at cost, which cost, to the extent reasonably incurred, shall be paid by the Indemnifying Parties.

(b) Deere Investor shall notify the Indemnifying Parties in writing of the amount requested for advances (a “Notice of Advances”). Each of the Indemnifying Parties, jointly and severally, agrees to advance all reasonable Expenses incurred by Deere Investor (acting on its own behalf or, if requested by any such Indemnitee other than itself, on behalf of such Indemnitee) or any Indemnitee in connection with any Claim (but not for any Claim initiated or brought voluntarily by the Indemnitee other than

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a Proceeding pursuant to Section 2(c)) in advance of the final disposition of such Claim, without regard to whether Indemnitee will ultimately be entitled to be indemnified for such Expenses upon receipt of an undertaking by or on behalf of Deere Investor or such Indemnitee to repay amounts so advanced if it shall ultimately and finally be determined, including through all challenges, if any, to the award rendered therein, that Deere Investor or such Indemnitee is not entitled to be indemnified by any Indemnifying Party as authorized by this Agreement. Such repayment undertaking shall be unsecured and shall not bear interest. No Indemnifying Party shall impose on any Indemnitee additional conditions to advancement or require from such Indemnitee additional undertakings regarding repayment. The Indemnifying Parties shall make payment of such advances no later than 10 days after the receipt of the Notice of Advances.

(c) Deere Investor shall notify the Indemnifying Parties in writing of the amount of any Claim actually paid by Deere Investor or any Indemnitee on whose behalf Deere Investor is acting (a “Notice of Payment”). The amount of any Claim actually paid by Deere Investor or such Indemnitee in compliance with this Section 4 shall bear simple interest at the rate equal to the Prime Rate plus 2% per annum, from the date that is the 30 days after any Indemnifying Party receives the Notice of Payment to the date on which any Indemnifying Party shall repay the amount of such Claim plus interest thereon to Deere Investor or such Indemnitee, as applicable. The Indemnifying Parties shall make indemnification payments to Deere Investor no later than 30 days after receipt of the Notice of Payment.

(d) Presumptions; Burden and Standard of Proof. In connection with any determination regarding the entitlement of any Indemnitee to be indemnified, or any review of any such determination, by any Person:

(i) It shall be a presumption that an Indemnitee has met the applicable standard of conduct and that indemnification of such Indemnitee is proper in the circumstances.

(ii) The burden of proof shall be on the Indemnifying Parties to overcome the presumptions set forth in the preceding clause (i), and each such presumption shall only be overcome if the Indemnifying Parties establish that there is no reasonable basis to support it.

(iii) The termination of any Proceeding by judgment, order, finding, award, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that indemnification is not proper or that an Indemnitee did not meet the applicable standard of conduct or that a court has determined that indemnification is not permitted by this Agreement or otherwise.

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5. Certain Covenants. The rights of each Indemnitee to be indemnified under any other agreement, document, certificate or instrument, by-laws or other organizational agreement or instrument, insurance policy or applicable law are independent of and in addition to any rights of such Indemnitee to be indemnified under this Agreement, provided that to the extent that an Indemnitee is entitled to be indemnified by the Indemnifying Parties under this Agreement and by any other Indemnitee under any other agreement, document, certificate, by-law or instrument, or by any insurer under a policy maintained by any other Indemnitee, the obligations of the Indemnifying Parties hereunder shall be primary, and the obligations of such other Indemnitee or insurer secondary, and the Indemnifying Parties shall not be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer. Notwithstanding the foregoing, any Indemnitee may choose to seek indemnification from any potential source of indemnification regardless of whether such indemnitor is primary or secondary. An Indemnitee’s election to seek advancement of indemnified sums from any secondary indemnifying party will not limit the right of such Indemnitee, or any secondary indemnitor proceeding under subrogation rights or otherwise, from seeking indemnification from the Indemnifying Parties to the extent that the obligations of the Indemnifying Parties are primary, and each of the Indemnifying Parties jointly and severally agrees to indemnify each Indemnitee from and against, and to pay to each Indemnitee, any amount paid or reimbursed by such Indemnitee to or on behalf of another indemnitee, pursuant to indemnification arrangements or otherwise, in respect of an Obligation referred to in Section 2. The rights of each Indemnitee and the obligations of each Indemnifying Party hereunder shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnitee. Following the Transactions, each of the Company Entities, and each of their corporate successors, shall implement and maintain in full force and effect any and all corporate charter and by-law provisions that may be necessary or appropriate to enable it to carry out its obligations hereunder to the fullest extent permitted by applicable law, including without limitation a provision of its certificate of incorporation (or comparable organizational document under its jurisdiction of incorporation) eliminating liability of a director for breach of fiduciary duty to the fullest extent permitted by applicable law, as amended from time to time. So long as the Company or any other member of the Company Group maintains liability insurance for any directors, officers, employees or agents of any such person, the Indemnifying Parties shall ensure that each Indemnitee serving in such capacity is covered by such insurance in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s and the Company Group’s then current directors and officers. No Indemnifying Party shall seek or agree to any order of any court or other governmental authority that would prohibit or otherwise interfere, and shall not take or fail to take any other action if such action or failure would reasonably be expected to have the effect of prohibiting or otherwise interfering, with the performance of any of the Indemnifying Parties’ indemnification, advancement or other obligations under this Agreement.

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6. Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) If to any Company Entity, to:

1060 Windward Ridge Parkway

Suite 170

Alpharetta, GA 30005

Attention: John Guthrie

Fax:

with a copy (which shall not constitute notice) to:

c/o Deere & Company

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

and

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (646) 848-8902

and

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

Attention: Kenneth A. Giuriceo

Fax: (212) 407-5252

and

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Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:	Margaret Andrews Davenport, Esq.
Andrew L. Bab, Esq.

Fax: (212) 909-6836

(b) If to Deere Investor, to:

Law Department

One John Deere Place

Moline, IL 61265

Attention: General Counsel

Fax: (309) 749-0085

or to such other address or such other Person as the Company Entities or Deere Investor, as the case may be, shall have designated by notice to the other parties hereto. All communications hereunder shall be effective upon receipt by the party to which they are addressed. A copy of any notice or other communication given under this Agreement shall also be given to:

Shearman & Sterling, LLP

599 Lexington Avenue

New York, NY 10022

Attention: Stephen Besen

Fax: (646) 848-8902

7. Arbitration

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this contract, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

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(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within 30 days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. Subject to Section 2(c), the arbitrator may, in the award, allocate all or part of the fees incurred in and costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law or applicable legal process, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

8. Governing Law. Except to the extent that the laws of Delaware are mandatorily applicable, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York, without regard to principles of conflict of laws to the extent that such principles would require or permit the application of the laws of another jurisdiction.

9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this

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Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10. Successors; Binding Effect. Each Indemnifying Party will require its successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and assets of such Indemnifying Party, by agreement in form and substance satisfactory to Deere Investor and its counsel, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as such Indemnifying Party would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and permitted assigns, and each other Indemnitee, but neither this Agreement nor any right, interest or obligation hereunder shall be assigned, whether by operation of law or otherwise, by the Company Entities without the prior written consent of Deere Investor. Insofar as any Indemnitee transfers all or substantially all of its assets to a third party, such third party shall thereupon be deemed an additional Indemnitee for all purposes of this Agreement, with the same effect as if it were a signatory to this Agreement in such capacity.

11. Miscellaneous. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or remedy hereunder upon any Person other than each of the parties hereto and their respective successors and permitted assigns and each other Indemnitee (each of whom is an intended third party beneficiary of this Agreement). Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is in a writing duly executed by each of the Company Entities and Deere Investor (acting on its own behalf and on behalf of each other Affiliated Indemnitee) and in compliance with Section 2.10 of the Stockholders Agreement. Neither the waiver by any of the parties hereto or by any other Indemnitee of a breach of or a default under any of the provisions of this Agreement, nor the failure by any such party or Indemnitee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges. The rights, indemnities and remedies herein provided are cumulative and are not exclusive of any rights, indemnities or remedies that any party or other Indemnitee may otherwise have by contract, at law or in equity or otherwise, provided that (a) to the extent that any Indemnitee is entitled to be indemnified by any member of the Company Group and by any other Indemnitee or any insurer under a policy procured by any Indemnitee, the obligations of the members of the Company Group hereunder shall be primary and the obligations of such other Indemnitee or insurer secondary, and (b) no member of the Company Group shall be entitled to contribution or indemnification from or subrogation against such other Indemnitee or insurer. This

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Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by facsimile or electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

[The remainder of this page has been left blank intentionally.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

DEERE & COMPANY

By:
Name:
Title:

JDA HOLDING LLC

By:
Name:
Title:

CD&R LANDSCAPES PARENT, INC.

By:
Name:
Title:

CD&R LANDSCAPES MIDCO, INC.

By:
Name:
Title:

CD&R LANDSCAPES BIDCO, INC.

By:
Name:
Title:

21

JOHN DEERE LANDSCAPES LLC

By:
Name:
Title:

22

EXHIBIT I

FORM OF INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (the “Assignment”) is made as of             , 2013 by and between the Deere & Company, a Delaware corporation, on behalf of itself and its Non-Company Affiliates that own Transferred IP (as defined below) (“Assignor”), and John Deere Landscapes LLC, a Delaware limited liability company (the “Company” or “Assignee”). All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Investment Agreement (as hereinafter defined).

WHEREAS, CD&R LANDSCAPES HOLDINGS, L.P., a Cayman Islands exempted limited partnership, CD&R LANDSCAPES BIDCO, INC., CD&R LANDSCAPES MERGER SUB, INC., CD&R LANDSCAPES MERGER SUB 2, INC., Assignor, JDA HOLDING LLC, a Delaware limited liability company, and the Company are parties to the Investment Agreement, dated as of             , 2013 (as amended, supplemented or otherwise modified from time to time, the “Investment Agreement”), pursuant to which such parties have agreed to the Mergers and the LESCO Shares Purchase;

WHEREAS, Section 4.14 of the Investment Agreement provides for the execution and delivery of this Assignment by Assignor to Assignee;

WHEREAS, Assignor desires to transfer, convey, assign and deliver to Assignee all of its right, title and interest, if any, in and to (i) the Intellectual Property set forth on Schedule I hereto and (ii) any other Intellectual Property conceived, developed or otherwise generated by or on behalf of Assignor, including by any of its respective employees or consultants, that is owned by Assignor and was or is primarily used in the Business of the Company and the Company Subsidiaries as of the date of the Investment Agreement or as of the date hereof ((i) and (ii) collectively, the “Transferred IP”), and Assignee desires to acquire such right, title and interest in and to such Transferred IP;

WHEREAS, the Assignor has registered the Domain Names listed next to its name on Schedule I hereto (the “Transferred Domain Names”);

WHEREAS, Assignee has provided to the Assignor the name of the registrar, and the names and addresses into which Assignee will subsequently transfer the Transferred Domain Names, and the administrative contact, technical contact and billing contact for each of the Transferred Domain Names, each of which is set forth opposite the applicable Domain Name on Schedule I hereto; and

WHEREAS, Assignee has declared its intention to contact Assignor’s registrar(s) and request transfer of the Transferred Domain Names from Assignor to Assignee or its designee.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and in the Investment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the terms and conditions of the Investment Agreement, Assignor and Assignee hereby agree as follows:

I.	Assignment. Assignor for itself and its Non-Company Affiliates that own Transferred IP hereby irrevocably transfers, conveys, assigns and delivers to Assignee all of Assignor’s right, title and interest, if any, in and to (i) the Transferred IP, free and clear of all Encumbrances; (ii) the goodwill of the business connected with the use of and symbolized by any Transferred Domain Names or Marks constituting Transferred IP; (iii) all rights of priority in the Transferred IP in any country as may now or hereafter be granted to Assignor by law, treaty or other international convention; and (iv) all rights, interests, claims and demands recoverable in law or equity that Assignor has or may have in profits and damages for past, present and future infringements of such Transferred IP, including, without limitation, the right to compromise, sue for and collect such profits and damages; the same to be held and enjoyed by Assignee, its successors and assigns or their legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment had not been made.

II.	Moral Rights. Assignor for itself and its Non-Company Affiliates that own Transferred IP further hereby irrevocably transfers and assigns to Assignee, and waives and agrees never to assert, any and all “Moral Rights” (as defined below) that Assignor may have in or with respect to the Transferred IP. As used in this Assignment, “Moral Rights” means, with respect to any given Transferred IP, any rights to claim authorship thereof, to object to or prevent any modification thereof, to withdraw from circulation or control the publication or distribution thereof, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a “moral right.”

III.	Representations, Warranties and Covenants.

A.	Assignor represents and warrants to Assignee that it has the right and authority to grant the rights granted hereunder and to execute and deliver this Agreement on behalf of itself and its Non-Company Affiliates.

B.	Assignor shall declare to its relevant registrar promptly, and in any event within 30 days after being contacted by the relevant registrar, Assignor’s consent and confirmation to the transfer of the Transferred Domain Names to Assignee or its designee.

C.	To the extent that there exists documentation, books and records, files, copies or tangible embodiments of the Transferred IP assigned herein, Assignor shall, at

Assignor’s cost, deliver or cause to be delivered such documentation, books, records, files, copies or tangible embodiments thereof to Assignee concurrently with this Assignment.

D.	Assignor agrees not to, directly or indirectly, use, practice, distribute, duplicate, modify, create derivative works of, or in any manner seek to recreate or register for Assignor’s own benefit any of the Transferred IP assigned herein.

E.	Assignor shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as reasonably have been or may be requested by Assignee to confirm the rights and obligations provided for herein and render effective the consummation of the transactions contemplated hereby.

IV.	Miscellaneous.

A.	Governing Law. This Assignment, and any claim or cause of action arising out of or relating to this Assignment, shall be governed by and construed in accordance with the laws of the United States, in respect of intellectual property issues, and in all other respects, including as to validity, interpretation and effect, by the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

B.	Binding Effect; No Other Beneficiaries. This Assignment shall inure to the benefit of Assignee and its successors and assigns and shall be binding upon Assignor and its successors and assigns. Nothing in this Assignment shall confer any rights upon any person or entity other than Assignor and Assignee and their respective successors and assigns.

C.	Amendment; Waivers, etc. This Assignment may be amended, modified, supplemented or restated, and the terms of this Assignment may be waived, in each case only by a written instrument executed by Assignor and Assignee.

D.	General Provisions. Sections 11.1 (Expenses), 11.2 (Notices),11.3 (Severability), 11.8(b) (Jurisdiction); 11.9 (Public Announcements), 11.10 (Waiver of Jury Trial), 11.12 (Waiver of Conflicts; Attorney-Client Privilege), 11.13 (No Presumption Against Drafting Party), 11.14 (Time Periods) and 11.15 (Execution of Agreement) of the Investment Agreement are incorporated by reference herein, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be duly executed as of the date first written above.

DEERE & COMPANY

By:
Name:
Title:

JOHN DEERE LANDSCAPES LLC

By:
Name:
Title:

EXHIBIT I

Schedule I1

Domain Names

No.	Domain Name	Assignor	Reg. Date	Exp. Date	Registrar	Admin. Contact	Technical Contact	Billing Contact

1.	lesco.com	Deere & Company	2-May-96	3-May-14	CSC Corporate Domains, Inc.

2.	lescodirect.com	Deere & Company	10-Mar-03	10-Mar-14	CSC Corporate Domains, Inc.

3.	lesconews.com	Deere & Company	30-Aug-02	30-Aug-14	CSC Corporate Domains, Inc.

4.	jdlgreentech.com	Deere & Company	9-Jun-06	9-Jun-17	CSC Corporate Domains, Inc.

5.	unitedgreentech.com	Deere & Company	20-Dec-99	20-Dec-14	CSC Corporate Domains, Inc.

6.	jdlandscapes.com	Deere & Company	5-Mar-01	5-Mar-14	CSC Corporate Domains, Inc.

Names and Marks

Name and Mark	Assignor
JDL	Deere & Company
LESCO DESIGN	Deere & Company

Copyrightable Works and Inventions

Item	Developer/Inventor	Assignor

[1]	Subject to completion between signing and closing.